As filed with the U.S. Securities and Exchange Commission on August 5, 2011
Registration No. 333-175398

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Allied World Assurance Company Holdings, AG
(Exact name of registrant as specified in its charter)

Switzerland	6331	98-0681223
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Lindenstrasse 8, 6340 Baar
Zug, Switzerland
41-41-768-1080
(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Steven A. Seidman, Esq. Jeffrey S. Hochman, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Wesley D. Dupont, Esq. Allied World Assurance Company Holdings, AG Lindenstrasse 8 6340 Baar Zug, Switzerland (441) 278-5400	Gary A. Schwartz, Esq. Transatlantic Holdings, Inc. 80 Pine Street New York, NY 10005 (212) 365-2200	Lois Herzeca, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 (212) 351-4000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share	Offering Price	Fee
Common Shares	57,016,384(1)	N/A	$3,172,184,251.20(2)	$368,290.59(3)(4)

(1)	Represents the estimated maximum number of the Registrant’s common shares to be issued pursuant to the merger agreement described herein. The number of common shares is based on the number of shares of Transatlantic Holdings, Inc. (“Transatlantic”) common stock (“Transatlantic common stock”) outstanding as of July 5, 2011 and potentially issuable pursuant to Transatlantic stock options and stock-based awards prior to closing.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Registrant’s common shares was calculated based upon the market value of shares of Transatlantic common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $48.96, the average of the high and low prices per share of Transatlantic common stock on July 5, 2011, as quoted on the New York Stock Exchange, multiplied by (b) 64,791,345, the estimated number of shares of Transatlantic common stock outstanding as of July 5, 2011 and potentially issuable pursuant to Transatlantic options and stock-based awards prior to closing.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED AUGUST 5, 2011

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Allied World Assurance Company Holdings, AG (“Allied World”) and Transatlantic Holdings, Inc. (“Transatlantic”) have agreed to a “merger of equals” business combination of the two companies pursuant to the terms of an Agreement and Plan of Merger, dated as of June 12, 2011 (the “merger agreement”). Pursuant to the terms of the merger agreement, GO Sub, LLC, a wholly-owned subsidiary of Allied World (“Merger Sub”), will merge with and into Transatlantic (the “merger”), with Transatlantic surviving as a wholly-owned subsidiary of Allied World. Upon completion of the merger, Allied World will be the parent company of Transatlantic and Allied World’s name will be changed to “TransAllied Group Holdings, AG”.

Upon completion of the merger, Transatlantic stockholders will be entitled to receive 0.88 registered shares (Namenaktien) of Allied World (“Allied World shares”) for each share of Transatlantic common stock, par value $1.00 per share (“Transatlantic common stock”), that they own immediately prior to the effective time of the merger (the “exchange ratio”), together with cash in lieu of Allied World fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Allied World shares on the New York Stock Exchange, Inc. (the “NYSE”) on June 10, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $51.10 in value for each share of Transatlantic common stock. Based on the closing price of Allied World shares on the NYSE on          , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $     in value for each share of Transatlantic common stock. Allied World shareholders will continue to own their existing Allied World shares after the merger. Allied World shares are currently traded on the NYSE under the symbol “AWH,” and Transatlantic common stock is currently traded on the NYSE under the symbol “TRH.” We urge you to obtain current market quotations of Allied World shares and Transatlantic common stock.

Based on the estimated number of Allied World shares and Transatlantic common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, on a fully diluted basis, upon such closing, former Allied World shareholders will own approximately 42% of the combined company and former Transatlantic stockholders will own approximately 58% of the combined company.

Allied World and Transatlantic will each hold a meeting of their respective shareholders (the “Special Shareholder Meetings”) in connection with the merger. At the extraordinary general meeting of Allied World shareholders, (the “Allied World Special Shareholder Meeting”), Allied World shareholders will be asked to vote on proposals to increase the ordinary share capital, conditional share capital and authorized share capital of Allied World, a proposal to approve the issuance of Allied World shares to Transatlantic stockholders, a proposal to amend the Allied World Articles of Association to change Allied World’s name to “TransAllied Group Holdings, AG”, a proposal to elect directors to the combined company’s board of directors upon completion of the merger, and certain other related proposals. At the special meeting of Transatlantic stockholders (the “Transatlantic Special Shareholder Meeting”), Transatlantic stockholders will be asked to vote on the adoption of the merger agreement and certain other related proposals.

We cannot complete the merger unless the holders of each company’s shares approve the proposals related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either Special Shareholder Meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Allied World or Transatlantic Special Shareholder Meeting, as applicable.

The Allied World board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are in the best interests of Allied World. The Allied World board of directors unanimously recommends that the Allied World shareholders vote (i) “FOR” the proposals to increase the ordinary share capital, (ii) “FOR” the proposal to issue shares of Allied World in the merger, (iii) “FOR” the proposal to amend Allied World’s Articles of Association to change the company’s name, (iv) “FOR” the proposal to elect directors to the combined company’s board of directors, (v) “FOR” the proposal to effect a capital reduction to allow for the payment of a dividend to the combined company’s shareholders after the completion of the merger and (vi) “FOR” the proposal to approve the fourth amendment and restatement of the Allied World Third Amended and Restated 2004 Stock Incentive Plan.

The Transatlantic board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are in the best interests of Transatlantic and its stockholders. The Transatlantic board of directors unanimously recommends that Transatlantic stockholders vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve adjournment of the Transatlantic Special Shareholder Meeting, if necessary or appropriate, to solicit additional proxies and (iii) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Transatlantic’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

The obligations of Allied World and Transatlantic to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about Allied World, Transatlantic, the meetings, the merger agreement and the merger. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 22.

We look forward to the successful combination of Allied World and Transatlantic.

Sincerely,

Scott A. Carmilani Chairman, President and Chief Executive Officer Allied World Assurance Company Holdings, AG	Richard S. Press Chairman of the Board of Directors Transatlantic Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2011 and is first being mailed to the holders of shares of Allied World and Transatlantic on or about          , 2011.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
Lindenstrasse 8, 6340 Baar
Zug, Switzerland

NOTICE OF SPECIAL SHAREHOLDER MEETING
TO BE HELD ON          , 2011

August   , 2011

To the Shareholders of Allied World Assurance Company Holdings, AG:

We are pleased to invite you to attend the extraordinary general meeting of shareholders of Allied World Assurance Company Holdings, AG (“Allied World”), a Swiss corporation, which will be held at Allied World’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, on          , 2011, at [2:00] p.m. local time, for the following purposes (the “Allied World Special Shareholder Meeting”):

•	to consider and vote on the proposal to increase Allied World’s ordinary share capital pursuant to article 3a(a) of the Articles of Association of Allied World, a copy of which is included as Annex D to the joint proxy statement/prospectus of which this notice forms a part (the “Allied World Articles”), by CHF (equaling USD ) to CHF (equaling USD ) by the issuance of Allied World registered shares (Namenaktien) (“Allied World shares”) to Transatlantic Holdings, Inc. (“Transatlantic”) stockholders pursuant to, and only in connection with, the merger as contemplated by the Agreement and Plan of Merger, dated as of June 12, 2011, as it may be amended from time to time, by and among Allied World, Transatlantic and GO Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Allied World (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part, including the exclusion of all preferential subscription rights to which Allied World shareholders may be entitled; the contributions for the new registered shares are paid by converting existing reserves (Kapitalreserven) into share capital;

•	to consider and vote on the proposal to increase Allied World’s conditional share capital pursuant to article 5(a) of the Allied World Articles by CHF (equaling USD ) to CHF (equaling USD ), only in connection with the merger;

•	to consider and vote on the proposal to increase Allied World’s authorized share capital pursuant to article 6(a) of the Allied World Articles by CHF (equaling USD ) to CHF (equaling USD ), only in connection with the merger;

•	to consider and vote on the proposal to issue Allied World shares to Transatlantic stockholders pursuant to the merger and as contemplated by the merger agreement as required by New York Stock Exchange (“NYSE”) rules;

•	to consider and vote on the proposal to amend article 1 of the Allied World Articles to change Allied World’s name to “TransAllied Group Holdings, AG” (“TransAllied”) immediately following, and conditioned upon, the completion of the merger; and

•	to elect (x) three Class II directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2012, (y) four Class III directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013 and (z) four Class I directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014.

Completion of the merger is conditioned on, among other things, approval of each of the proposals described above.

In addition, there are two additional proposals, the approval of the second proposal is conditioned upon the approval of the proposals set forth above:

•	to consider and vote on the proposal to effect a capital reduction to allow for the payment of a dividend to the combined company’s shareholders after the completion of the merger; and

•	to consider and vote on the proposal to amend and restate the Allied World Third Amended and Restated 2004 Stock Incentive Plan (the “Stock Incentive Plan”), the form of which is included as Annex E to the joint proxy statement/prospectus of which this notice forms a part, to, among other things, increase the number of shares reserved for issuance under the Stock Incentive Plan and extend the Stock Incentive Plan’s termination date, effective upon the completion of the merger.

Allied World will transact no other business at the meeting except such business as may properly be brought before the Allied World Special Shareholder Meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Allied World Special Shareholder Meeting.

The Allied World board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of the Allied World shares to Transatlantic stockholders pursuant to the merger and the amendment of the Allied World Articles, are in the best interests of Allied World. The Allied World board of directors unanimously recommends that Allied World shareholders vote “FOR” each of the proposals set forth above.

The Allied World board of directors has fixed the close of business on July 22, 2011 as the record date for determination of Allied World shareholders entitled to receive notice of, and to vote at, the Allied World Special Shareholder Meeting or any adjournments or postponements thereof. Only holders of record of Allied World shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Allied World Special Shareholder Meeting.

The approval of each of the proposals to increase the share capital of Allied World requires the approval of at least 66 2/3% of the votes represented at the Allied World Special Shareholder Meeting and a majority of the nominal value of the Allied World shares represented at such meeting, where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal. The approval of the proposals to issue the Allied World shares pursuant to the merger and to amend and restate the Stock Incentive Plan in order to increase the shares reserved for issuance thereunder requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Allied World Special Shareholder Meeting; provided that the total votes cast on each such proposal represent over 50% of the outstanding Allied World shares entitled to vote on such proposal (whereby abstentions will be treated as votes cast for purposes of such proposal and will have the effect of votes “against” such proposals, and broker non-votes will not be treated as votes cast for purposes of such proposal). The approval of the proposals to amend the Allied World Articles to change Allied World’s name to “TransAllied Group Holdings, AG” following the completion of the merger, to elect the directors as described above and to approve a capital reduction to allow for payment of a dividend to the combined company shareholders after the completion of the merger, require a majority of the votes cast in favor of such proposals at the Allied World Special Shareholder Meeting (whereby abstentions and broker non-votes will not be treated as votes cast for purposes of such proposal) where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposals.

Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Allied World Special Shareholder Meeting. If your shares are held in an Allied World plan or in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the joint proxy statement/prospectus of which this notice forms a part, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your Allied World shares, please contact Allied World’s proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(800) 322-2885
or
(212) 929-5500 (collect)
E-mail: proxy@mackenziepartners.com

By Order of the Board of Directors of
Allied World Assurance Company Holdings, AG,

Wesley D. Dupont
Corporate Secretary

TRANSATLANTIC HOLDINGS, INC.
80 Pine Street
New York, NY 10005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2011

August   , 2011

To the Stockholders of Transatlantic Holdings, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Transatlantic Holdings, Inc. (“Transatlantic”), a Delaware corporation, which will be held at           on          , 2011 at [8:00] a.m. local time, for the following purposes (the “Transatlantic Special Shareholder Meeting”):

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 12, 2011, as it may be amended from time to time (the “merger agreement”), by and among Allied World Assurance Company Holdings, AG (“Allied World”), Transatlantic and GO Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Allied World, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

•	to consider and vote upon the proposal to adjourn the Transatlantic Special Shareholder Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and

•	to consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Transatlantic’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of Transatlantic’s Directors and Executive Officers in the Merger — Golden Parachute Compensation.”

Completion of the merger is conditioned on, among other things, approval of the proposal to adopt the merger agreement.

Transatlantic will transact no other business at the Transatlantic Special Shareholder Meeting except such business as may properly be brought before the Transatlantic Special Shareholder Meeting or any adjournment or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Transatlantic Special Shareholder Meeting.

The Transatlantic board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Transatlantic and its stockholders. The Transatlantic board of directors unanimously recommends that Transatlantic stockholders vote “FOR” each of the proposals set forth above.

The Transatlantic board of directors has fixed the close of business on July 22, 2011 as the record date for determination of Transatlantic stockholders entitled to receive notice of, and to vote at, the Transatlantic Special Shareholder Meeting or any adjournments or postponements thereof. Only holders of record of Transatlantic common stock (“Transatlantic common stock”) at the close of business on the record date are entitled to receive notice of, and to vote at, the Transatlantic Special Shareholder Meeting. A list of the names of Transatlantic stockholders of record will be available for ten days prior to the Transatlantic Special Shareholder Meeting for any purpose germane to the Transatlantic Special Shareholder Meeting between the regular business hours of 9:00 a.m. and 5:00 p.m., local time, at Transatlantic’s headquarters, 80 Pine Street, New York, NY. The Transatlantic stockholder list will also be available at the Transatlantic Special

Shareholder Meeting during the whole time thereof for examination by any stockholder present at such meeting.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Transatlantic common stock entitled to vote thereon. Approval of the proposal to adjourn the Transatlantic Special Shareholder Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Transatlantic common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present. Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Transatlantic’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of the holders of a majority of the shares of Transatlantic common stock present in person or represented by proxy and entitled to vote thereon.

Your vote is very important. Whether or not you expect to attend the Transatlantic Special Shareholder Meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto http://proxy.georgeson.com and following the instructions on your proxy card; (2) dialing 1-800-652-VOTE (8683) and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Transatlantic Special Shareholder Meeting. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the joint proxy statement/prospectus of which this notice forms a part, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Transatlantic common stock, please contact Transatlantic’s proxy solicitor:

Georgeson Inc.
199 Water Street
New York, NY 10038
(888) 613-9817
(Banks and brokers please call: (212) 440-9800)
E-mail: transatlantic@georgeson.com

By Order of the Board of Directors of
Transatlantic Holdings, Inc.,

Amy M. Cinquegrana
Secretary

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Allied World and Transatlantic from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

MacKenzie Partners, Inc.	Georgeson Inc.
105 Madison Avenue	199 Water Street
New York, NY 10016	New York, NY 10038
(800) 322-2885	(888) 613-9817
or	(Banks and brokers please call: (212) 440-9800)
(212) 929-5500 (collect)	E-mail: transatlantic@georgeson.com
E-mail: proxy@mackenziepartners.com

or	or

Allied World Assurance Company Holdings, AG	Transatlantic Holdings, Inc.
Lindenstrasse 8, 6340 Baar	80 Pine Street
Zug, Switzerland	New York, NY 10005
Attn.: Corporate Secretary	Attn.: Investor Relations
(441) 278-5400	(212) 365-2200

Investors may also consult Allied World’s or Transatlantic’s website for more information concerning the merger described in this joint proxy statement/prospectus. Allied World’s website is www.awac.com.  Transatlantic’s website is www.transre.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by          , 2011 in order to receive them before the meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 183.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Allied World, constitutes a prospectus of Allied World under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Allied World registered shares (the “Allied World shares”) to be issued to the Transatlantic stockholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Allied World and Transatlantic under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the extraordinary general meeting of Allied World shareholders (the “Allied World Special Shareholder Meeting”) and a notice of meeting with respect to the special meeting of Transatlantic stockholders (the “Transatlantic Special Shareholder Meeting”).

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated          , 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Allied World shareholders or Transatlantic stockholders nor the issuance by Allied World of Allied World shares pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Allied World has been provided by Allied World and information contained in this joint proxy statement/prospectus regarding Transatlantic has been provided by Transatlantic.

All references in this joint proxy statement/prospectus to “Allied World” refer to Allied World Assurance Company Holdings, AG, a Swiss corporation, and/or its consolidated subsidiaries, unless the context requires otherwise; all references in this joint proxy statement/prospectus to “Transatlantic” refer to Transatlantic Holdings, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise; all references to “Merger Sub” refer to GO Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Allied World formed for the sole purpose of effecting the merger; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Allied World and Transatlantic collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of June 12, 2011, as it may be amended from time to time, by and among Allied World, Transatlantic and Merger Sub, a copy of which is included as Annex A to this joint proxy statement/prospectus. Allied World, following completion of the merger, is sometimes referred to in this joint proxy statement/prospectus as “TransAllied” or the “combined company.” Also, in this joint proxy statement/prospectus, “$” and “USD” refer to U.S. dollars and “CHF” refers to Swiss francs; and “local time” means the local time in Switzerland with respect to the Allied World Special Shareholder Meeting and related matters, and the local time in New York City with respect to the Transatlantic Special Shareholder Meeting and related matters.

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Allied World Assurance Company Holdings, AG (an “Allied World shareholder”) or a stockholder of Transatlantic Holdings, Inc. (a “Transatlantic stockholder”), may have regarding the merger and the other matters being considered at the contemplated meetings and the answers to those questions. Allied World Assurance Company Holdings, AG (“Allied World”) and Transatlantic Holdings, Inc. (“Transatlantic”) urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the Special Shareholder Meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Allied World and Transatlantic have agreed to a strategic business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:

• Allied World shareholders must approve the proposal to increase Allied World’s ordinary share capital pursuant to article 3a(a) of the Articles of Association of Allied World Assurance Company Holdings, AG (the “Allied World Articles”), by CHF          (equaling USD          ) to CHF          (equaling USD          ) by the issuance of           registered shares (Namenaktien) of Allied World Assurance Company Holdings, AG (“Allied World shares”) to Transatlantic stockholders pursuant to, and only in connection with, the merger as contemplated by the merger agreement, including the exclusion of all preferential subscription rights to which Allied World shareholders may be entitled (the “article 3 share capital increase proposal”); the contributions for the new registered shares are paid by converting existing reserves (Kapitalreserven) into share capital;

• Allied World shareholders must approve the proposal to increase Allied World’s conditional share capital pursuant to article 5(a) of the Allied World Articles by CHF          (equaling USD          ) to CHF          (equaling USD          ), only in connection with the completion of the merger (the “article 5 share capital increase proposal”);

• Allied World shareholders must approve the proposal to increase Allied World’s authorized share capital pursuant to article 6(a) of the Allied World Articles by CHF          (equaling USD          ) to CHF          (equaling USD          ), only in connection with the merger (the “article 6 share capital increase proposal” and, together with the article 3 share capital increase proposal and the article 5 share capital increase proposal, the “share capital increase proposals”);

• Allied World shareholders must approve the proposal to issue Allied World shares to Transatlantic stockholders pursuant to the merger and as contemplated by the merger agreement as required by NYSE rules (the “NYSE share issuance proposal”);

• Allied World shareholders must approve the proposal to amend the Allied World Articles to change Allied World’s name to “TransAllied Group Holdings, AG” (Allied World and Transatlantic after the merger, “TransAllied” or the “combined company”) immediately following, and conditioned upon, the completion of the merger (the “name change proposal”);

• Allied World shareholders must approve the proposal to elect (x) three Class II directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s annual general meeting of shareholders (“Annual Shareholder Meeting”) in 2012, (y) four Class III directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013 and (z) four Class I directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014 (the “election of directors proposal”); and

• Transatlantic stockholders must approve the proposal to adopt the merger agreement (the “adoption of the merger agreement proposal”).

In addition, Allied World is soliciting proxies from its shareholders with respect to two additional proposals, the approval of the second proposal is conditioned upon the completion of the merger; however, completion of the merger is not conditioned upon receipt of either of these approvals:

• Allied World shareholders are being asked to consider and vote upon the proposal to effect a capital reduction to allow for the payment of a dividend to the combined company’s shareholders after the completion of the merger (the “capital reduction proposal”); and

• Allied World shareholders are being asked to consider and vote on the proposal to amend and restate the Allied World Third Amended and Restated 2004 Stock Incentive Plan (the “Stock Incentive Plan”), the form of which is included as Annex E to this joint proxy statement/prospectus, to, among other things, increase the number of shares reserved for issuance under the Plan and to extend the Plan’s termination date, effective upon the completion of the merger (the “Stock Incentive Plan proposal”).

In addition, Transatlantic is soliciting proxies from its stockholders with respect to two additional proposals; completion of the merger is not conditioned upon receipt of these approvals:

• Transatlantic stockholders are being asked to consider and vote upon the proposal to adjourn the special meeting of Transatlantic stockholders (the “Transatlantic Special Shareholder Meeting”), if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement proposal (the “adjournment proposal”); and

• Transatlantic stockholders are being asked to consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Transatlantic’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of Transatlantic’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” (the “golden parachute proposal”).

Allied World and Transatlantic will hold separate meetings of the holders of their shares to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Allied World and Transatlantic, the merger and the meetings of the holders of shares of Allied World and Transatlantic. You should read all the available information carefully and in its entirety.

Q:	What will I receive in the merger?

A:	Allied World Shareholders: If the merger is completed, Allied World shareholders will not receive any merger consideration and will continue to hold the shares of Allied World which they currently hold. The share capital of Allied World consists of the outstanding Allied World shares and non-voting participation certificates (“Allied World non-voting shares”).

Transatlantic Stockholders: If the merger is completed, holders of Transatlantic common stock will receive 0.88 Allied World shares for each share of Transatlantic common stock they hold at the effective time of the merger. Transatlantic stockholders will not receive any Allied World fractional shares in the merger. Instead, Allied World will pay cash in lieu of any Allied World fractional shares that a Transatlantic stockholder would otherwise have been entitled to receive.

Following the merger, the combined company’s common shares will be traded on the NYSE under the symbol “TAG”.

Q:	What is the value of the merger consideration?

A:	Because Allied World will issue 0.88 Allied World shares in exchange for each share of Transatlantic common stock, the value of the merger consideration that Transatlantic stockholders receive will depend on the price of Allied World shares at the effective time of the merger. That price will not be known at the time of the Special Shareholder Meetings and may be more or less than the current price or the price at the time of the meetings. We urge you to obtain current market quotations of Allied World shares and Transatlantic common stock.

Q:	When and where will the meetings be held?

A:	Allied World Shareholders: The extraordinary general meeting of Allied World shareholders (the “Allied World Special Shareholder Meeting”) will be held at Allied World’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, on , 2011, at [2:00] p.m. local time.

Transatlantic Stockholders: The Transatlantic Special Shareholder Meeting will be held at , on , 2011, at [8:00] a.m. local time.

Q:	Who is entitled to vote at the meetings?

A:	Allied World Shareholders: The Allied World board of directors has set July 22, 2011 (the “Allied World record date”) as the record date for the Allied World Special Shareholder Meeting. Only holders of record of Allied World shares as of the close of business on the Allied World record date are entitled to notice of, and to vote at, the Allied World Special Shareholder Meeting or any adjournment or postponement of the Allied World Special Shareholder Meeting. Holders of Allied World non-voting shares will receive this joint proxy statement/prospectus but are not entitled to participate in or vote at the Allied World Special Shareholder Meeting. As of the Allied World record date, there were 38,077,329 Allied World shares and 43,860 Allied World non-voting shares outstanding. Beneficial owners of Allied World shares and shareholders registered in the Allied World share register with Allied World shares at the close of business on the Allied World record date are entitled to vote at the Allied World Special Shareholder Meeting, except as provided below. If you ask to be registered as a shareholder of record with respect to your Allied World shares in Allied World’s share register and become a shareholder of record for those shares (as opposed to a beneficial holder of shares held in “street name”) after the Allied World record date, but on or before , 2011, and want to vote those shares at the Allied World Special Shareholder Meeting, you will need for identification purposes to obtain a proxy from the registered voting rights record holder of those shares as of the Allied World record date to vote your shares in person at the Allied World Special Shareholder Meeting. Alternatively, you may also obtain the proxy materials by contacting the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. If you are a record holder of Allied World shares (as opposed to a beneficial holder of shares held in “street name”) on the record date but sell your Allied World shares prior to , 2011 you will not be entitled to vote those shares at the Allied World Special Shareholder Meeting.

Transatlantic Stockholders: The Transatlantic board of directors has set July 22, 2011 (the “Transatlantic record date”) as the record date for the Transatlantic Special Shareholder Meeting. Only holders of record of outstanding shares of Transatlantic common stock as of the close of business on the Transatlantic record date are entitled to notice of, and to vote at, the Transatlantic Special Shareholder Meeting or any adjournment or postponement of the Transatlantic Special Shareholder Meeting. As of the Transatlantic record date, there were 62,488,896 shares of Transatlantic common stock outstanding.

Q:	What constitutes a quorum at the meetings?

A:	Allied World Shareholders: A quorum is required to transact business at the Allied World Special Shareholder Meeting. Without giving effect to the limitation on voting rights described below, the quorum required at the Allied World Special Shareholder Meeting is that two or more persons present in person and representing in person or by proxy throughout the meeting more than 50% of the total issued and outstanding Allied World shares are present throughout the meeting. The Allied World board of directors or chairman of the Allied World board of directors may postpone the meeting with sufficient factual reason, provided that notice of postponement is given to the shareholders in the same form as the invitation before the time for such meeting. A new notice is then required to hold the postponed meeting. Under Swiss law, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Abstentions will be included in the calculation of the number of Allied World shares represented at the Allied World Special Shareholder Meeting for purposes of determining whether a quorum has been achieved. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a

v

shareholders’ meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the Allied World Special Shareholder Meeting are considered “non-routine” under NYSE rules, brokers do not have discretion to vote on such proposals and, as such, broker non-votes will not be included in the calculation of the number of Allied World shares represented at the Allied World Special Shareholder Meeting for purposes of determining whether a quorum has been achieved.

Transatlantic Stockholders: Stockholders who hold shares representing at least a majority of the aggregate voting power of the outstanding capital stock entitled to vote at the Transatlantic Special Shareholder Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Transatlantic Special Shareholder Meeting. The Transatlantic stockholders, by a majority vote at the meeting by the holders of Transatlantic common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Abstentions will be included in the calculation of the number of shares of Transatlantic common stock represented at the Transatlantic Special Shareholder Meeting for purposes of determining whether a quorum has been achieved. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a stockholders’ meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the Transatlantic Special Shareholder Meeting are considered “non-routine” under NYSE rules, brokers do not have discretion to vote on such proposals and, as such, broker non-votes will not be included in the calculation of the number of shares of Transatlantic common stock represented at the Transatlantic Special Shareholder Meeting for purposes of determining whether a quorum has been achieved.

Q:	How do I vote?

A:	Allied World Shareholders. The manner in which your shares may be voted depends on how your shares are held. If you are a shareholder of record of Allied World, meaning that your Allied World shares are represented by certificates or book entries in your name so that you appear as a shareholder of record in Allied World’s share register maintained by its transfer agent, Continental Stock Transfer & Trust Company, a proxy card for voting these shares will be included with this joint proxy statement/prospectus. You may direct how your shares are to be voted by completing, signing and returning the proxy card in the enclosed envelope. You may also vote your Allied World shares in person at the Allied World Special Shareholder Meeting.

If you hold Allied World shares in “street name” through a bank or brokerage firm, you may instead receive from your bank or brokerage firm a voting instruction form with the joint proxy statement/prospectus that you may use to instruct them on how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If you want to vote your Allied World shares in person at the Allied World Special Shareholder Meeting, you must obtain a proxy from your bank, brokerage firm or other nominee giving you the right to vote your Allied World shares at the Allied World Special Shareholder Meeting.

Transatlantic Stockholders. If you are a stockholder of record of Transatlantic as of the close of business on the Transatlantic record date, you may vote in person by attending the Transatlantic Special Shareholder Meeting or, to ensure your shares are represented at the Transatlantic Special Shareholder Meeting, you may authorize a proxy to vote by:

• logging onto http://proxy.georgeson.com/ and following the instructions on your proxy card to vote via the internet anytime up to , on , 2011 and following the instructions provided on that site;

• dialing 1-800-652-VOTE (8683) and listening for further directions to vote by telephone anytime up to on , 2011 and following the instructions provided in the recorded message; or

• signing and returning the accompanying proxy card in the enclosed postage-paid envelope. Transatlantic stockholders of record may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

If you hold Transatlantic common stock in “street name” through a bank, brokerage firm or other nominee, please follow the voting instructions provided by your bank, brokerage firm or other nominee to ensure that your shares of Transatlantic common stock are represented at the Transatlantic Special Shareholder Meeting. If you want to vote your Transatlantic common stock in person at the Transatlantic Special Shareholder Meeting, you must obtain a proxy from your bank, brokerage firm or other nominee giving you the right to vote your Transatlantic common stock at the Transatlantic Special Shareholder Meeting.

Q:	How many votes do I have?

A:	Allied World Shareholders: Holders of Allied World shares are entitled to one vote per Allied World share owned as of the close of business on the Allied World record date, unless you own “controlled shares” that constitute 10% or more of the issued Allied World shares as of the close of business on the Allied World record date, in which case your voting rights with respect to those controlled shares will be limited, in the aggregate, to a voting power of approximately 10% pursuant to a formula specified in article 14 of the Allied World Articles. The Allied World Articles define controlled shares generally to include all shares of Allied World directly, indirectly or constructively owned or beneficially owned by any person or group of persons. As of the close of business on the Allied World record date, there were 38,077,329 Allied World shares outstanding and entitled to vote at the Allied World Special Shareholder Meeting.

Transatlantic Stockholders: Holders of Transatlantic common stock are entitled to one vote for each share owned as of the close of business on the Transatlantic record date. However, to satisfy the requirements of New York State Insurance regulators, on June 1, 2009, Davis Selected Advisors, L.P. (“Davis Advisors”) entered into an agreement with Transatlantic whereby Davis Advisors agreed to vote the number of shares of Transatlantic common stock owned by Davis Advisors in excess of 9.9% of Transatlantic’s outstanding shares in a manner proportionate to the vote of the owners of the shares (excluding Davis Advisors, stockholders beneficially owning more than 10% of Transatlantic’s outstanding shares, and directors and officers of Transatlantic) voting on such matters. As of the close of business on the Transatlantic record date, there were 62,488,896 shares of Transatlantic common stock outstanding and entitled to vote at the Transatlantic Special Shareholder Meeting.

Q:	What vote is required to approve each proposal?

A:	Allied World Shareholders: Approval of each of the following proposals require the affirmative vote of at least 66 2/3% of the votes represented at the Allied World Special Shareholder Meeting and a majority of the nominal value of the Allied World shares represented at such meeting, where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal: (i) the article 3 share capital increase proposal, (ii) the article 5 share capital increase proposal and (iii) the article 6 share capital increase proposal. Abstentions and broker non-votes will not be considered votes cast and will have no effect on these proposals, assuming a quorum is present.

The approval of the NYSE share issuance proposal and the Stock Incentive Plan proposal requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Allied World Special Shareholder Meeting, provided that the total votes cast on this proposal represent over 50% of the outstanding Allied World shares entitled to vote on such proposal. Votes “for,” votes “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast for this purpose. All outstanding Allied World shares count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which we refer to as the “NYSE votes cast,” must be greater than 50% of the total outstanding Allied World shares. The number of votes “for” the proposal must be greater than 50% of the NYSE votes cast.

Approval of each of the following proposals requires a majority of the votes cast voting in favor of such proposal at the Allied World Special Shareholder Meeting where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal: (i) the name change proposal, (ii) the election of directors proposal and (iii) the capital reduction proposal. Abstentions and broker non-votes will not be considered votes cast and will have no effect on these proposals, assuming a quorum is present.

Because the proposals to be voted on by the Allied World shareholders at the Allied World Special Shareholder Meeting are all “non-routine” matters, if a bank or brokerage firm holds your shares you are urged to instruct your bank or brokerage firm on how to vote your shares to ensure your shares are voted on each of the proposals to be brought before the Allied World Special Shareholder Meeting.

Transatlantic Stockholders: The adoption of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Transatlantic common stock entitled to vote thereon. Failures to vote, votes to abstain and broker non-votes, if any, will have the effect of a vote “AGAINST” the adoption of the merger agreement proposal.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Transatlantic common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the adjournment proposal.

Approval of the golden parachute proposal requires the affirmative vote of the holders of a majority of the shares of Transatlantic common stock present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the golden parachute proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the golden parachute proposal, assuming a quorum is present.

Q:	My shares are held in “street name” by my bank, brokerage firm or other nominee. Will my bank, brokerage firm or other nominee automatically vote my shares for me?

A:	No. If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. As the beneficial holder, unless your bank, brokerage firm or other nominee has discretionary authority over your shares, you generally have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your bank, brokerage firm or other nominee does not have discretionary authority, including certain matters to be considered at the Special Shareholder Meetings. This is often called a “broker non-vote.” You should provide your bank, broker or other nominee with instructions as to how to vote your Allied World shares and Transatlantic common stock, as applicable.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Allied World or Transatlantic or by voting in person at your meeting unless you first obtain a proxy from your bank, brokerage firm or other nominee.

Q:	How does the Allied World board of directors recommend that Allied World shareholders vote?

A:	The Allied World board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Allied World. The Allied World board of directors unanimously recommends that the Allied World shareholders vote (i) “FOR” the share capital increase proposals, (ii) “FOR” the NYSE share issuance proposal, (iii) “FOR” the name change proposal , (iv) “FOR” the election of directors proposal, (v) “FOR” the capital reduction proposal and (vi) “FOR” the Stock Incentive Plan proposal.

Q:	How does the Transatlantic board of directors recommend that Transatlantic stockholders vote?

A:	The Transatlantic board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Transatlantic and its stockholders. The Transatlantic board of directors unanimously recommends that Transatlantic stockholders vote (i) “FOR” the adoption of the merger agreement proposal, (ii) “FOR” the adjournment proposal and (iii) “FOR” the golden parachute proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	Allied World Shareholders: If you properly complete and sign your proxy card but do not indicate how your Allied World shares should be voted on a matter, the Allied World shares represented by your proxy will be voted as the Allied World board of directors recommends and, therefore, “FOR” the proposals brought before the Allied World Special Shareholder Meeting.

Transatlantic Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Transatlantic common stock should be voted on a matter, the shares of Transatlantic common stock represented by your proxy will be voted as the Transatlantic board of directors recommends and, therefore, “FOR” the proposals brought before the Transatlantic Special Shareholder Meeting.

Q:	How do I appoint and vote via the independent proxy if I am an Allied World shareholder of record?

A:	If you are an Allied World shareholder of record as of the Allied World record date, under Swiss law you may authorize the independent proxy, Mr. Paul Buergi, of Buis Buergi AG, Muehlebachstrasse 7, P.O Box 672, CH-8024, Zurich, Switzerland, with full rights of substitution, to vote your Allied World shares on your behalf instead of using the enclosed proxy card. If you authorize the independent proxy to vote your shares without giving instructions, your shares will be voted in accordance with the recommendations of the Allied World board of directors with regard to the items listed in the notice of meeting. If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Allied World Special Shareholder Meeting, the independent proxy will, in the absence of other specific instructions, vote in accordance with the recommendations of the Allied World board of directors. An optional form of proxy card that may be used by the independent proxy to vote your Allied World shares is included with this joint proxy statement/prospectus. Proxy cards authorizing the independent proxy to vote your shares must be sent directly to the independent proxy, arriving no later than , local time, , 2011.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the holder of record of Allied World shares: If you are the holder of record of Allied World shares, you can change your vote or revoke your proxy at any time before your proxy is voted at your meeting. You can do this in one of the following ways:

• you can provide the Allied World corporate secretary with written notice of revocation, by voting in person at the Allied World Special Shareholder Meeting or by executing a later-dated proxy card; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken; or

• if you have granted your proxy to the independent proxy, you can provide Mr. Paul Buergi, of Buis Buergi AG, Muehlebachstrasse 7, P.O. Box 672, CH-8024, Zurich, Switzerland, with written notice of revocation, by voting in person at the Allied World Special Shareholder Meeting or by executing a later-dated independent proxy card. Revocation of, or changes to, proxies issued to the independent proxy must be received by the independent proxy by          , local time, on          , 2011.

Attendance at the Allied World Special Shareholder Meeting by an Allied World shareholder who has executed and delivered a proxy card to Allied World shall not in and of itself constitute a revocation of such proxy. Only your vote at the Allied World Special Shareholder Meeting will revoke your proxy.

If you hold Allied World shares in “street name”: If your Allied World shares are held in street name, you must obtain a proxy from your bank, brokerage firm or other nominee giving you the right to vote your Allied World shares at the Allied World Special Shareholder Meeting.

If you are the holder of record of Transatlantic common stock: If you are the holder of record of Transatlantic common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at your meeting. You can do this in one of the following ways:

• you can grant a new, valid proxy bearing a later date (including by telephone or via the internet);

• you can send a signed notice of revocation; or

• you can attend the Transatlantic Special Shareholder Meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person. Simply attending the Transatlantic Special Shareholder Meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Transatlantic no later than the beginning of the Transatlantic Special Shareholder Meeting. If you have submitted a proxy for your shares by telephone or via the internet, you may revoke your prior telephone or internet proxy by any manner described above.

If you hold shares of Transatlantic common stock in “street name”: If your shares of Transatlantic common stock are held in street name, you must contact your bank, brokerage firm or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Allied World shares?

A:	No gain or loss will be recognized by Allied World shareholders as a consequence of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Transatlantic common stock?

A:	The receipt of Allied World shares (and cash, if any, received in lieu of fractional shares) in exchange for shares of Transatlantic common stock pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes.

Q:	When do you expect the merger to be completed?

A:	Allied World and Transatlantic hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur in the fourth quarter of 2011. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Allied World and Transatlantic could result in the merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the Special Shareholder Meetings and the completion of the merger.

Q:	Do I need to do anything with my shares other than voting for the proposals at the meeting?

A:	Allied World Shareholders: If you are an Allied World shareholder, after the merger is completed, you are not required to take any action with respect to your Allied World shares.

Transatlantic Stockholders: If you are a Transatlantic stockholder, after the merger is completed, each share of Transatlantic common stock you hold will be converted automatically into the right to receive 0.88 Allied World shares together with cash in lieu of any fractional Allied World shares, as applicable. You will receive instructions at that time regarding exchanging your shares of Transatlantic common stock for Allied World shares. You do not need to take any action at this time. Please do not send your Transatlantic stock certificates with your proxy card.

Q:	Are holders of shares entitled to appraisal rights?

A:	No. Neither the Allied World shareholders, under Swiss law, nor the Transatlantic stockholders, under Delaware law, are entitled to appraisal rights in connection with the merger.

x

Q:	What happens if I sell my shares of Transatlantic common stock before the Transatlantic Special Shareholder Meeting?

A:	The record date for the Transatlantic Special Shareholder Meeting is earlier than the date of the Transatlantic Special Shareholder Meeting and the date that the merger is expected to be completed. If you transfer your shares of Transatlantic common stock after the Transatlantic record date but before the Transatlantic Special Shareholder Meeting, you will retain your right to vote at the Transatlantic Special Shareholder Meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What if I hold shares in both Allied World and Transatlantic?

A:	If you are a holder of shares of both Allied World and Transatlantic you will receive two separate packages of proxy materials. A vote cast as an Allied World shareholder will not count as a vote cast as a Transatlantic stockholder, and a vote cast as a Transatlantic stockholder will not count as a vote cast as an Allied World shareholder. Therefore, please separately submit a proxy for your Allied World shares and your Transatlantic common stock.

Q:	Who can help answer my questions?

A:	Allied World shareholders or Transatlantic stockholders who have questions about the merger, the other matters to be voted on at the Special Shareholder Meetings, how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are an Allied World shareholder:	If you are a Transatlantic stockholder:

MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (800) 322-2885 or (212) 929-5500 (collect) E-mail: proxy@mackenziepartners.com	Georgeson Inc. 199 Water Street New York, NY 10038 (888) 613-9817 (Banks and brokers please call: (212) 440-9800) E-mail: transatlantic@georgeson.com

or	or

Allied World Assurance Company Holdings, AG Lindenstrasse 8, 6340 Baar Zug, Switzerland Attn.: Corporate Secretary (441) 278-5400	Transatlantic Holdings, Inc. 80 Pine Street New York, NY 10005 Attn.: Investor Relations (212) 365-2200

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Special Shareholder Meetings. Allied World and Transatlantic urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 183. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Allied World Assurance Company Holdings, AG

Allied World Assurance Company Holdings, AG is a holding company incorporated in Switzerland. Allied World, through its wholly-owned subsidiaries, including Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc., Allied World National Assurance Company, Darwin National Assurance Company, and Darwin Select Insurance Company and its branch offices, is a specialty insurance and reinsurance company that underwrites a diversified portfolio of property and casualty lines of business through offices located in Bermuda, Hong Kong, Ireland, Singapore, Switzerland, the United Kingdom and the United States. Allied World has nine offices in the United States and has become licensed in Canada, as well. Since its formation in 2001, Allied World has focused primarily on the direct insurance markets. Allied World offers its clients and producers significant capacity in both direct property and casualty insurance markets as well as the reinsurance market. Allied World is the ultimate parent company of Allied World Assurance Company Holdings, Ltd, the former publicly-traded Bermuda holding company, and its subsidiaries as a result of a redomestication effected on December 1, 2010 pursuant to a scheme of arrangement under Bermuda law.

Allied World shares are traded on the New York Stock Exchange, Inc. (“NYSE”) under the symbol “AWH.” Following the merger, common shares of the combined company, TransAllied Group Holdings, AG, will be traded on the NYSE under the symbol “TAG.”

The principal executive offices of Allied World are located at Lindenstrasse 8, 6340 Baar, Zug, Switzerland and its telephone number is 41-41-768-1080.

Transatlantic Holdings, Inc.

Transatlantic Holdings, Inc. is a holding company incorporated in the State of Delaware. Transatlantic, through its wholly-owned subsidiaries, Transatlantic Reinsurance Company® (“TRC”), Trans Re Zurich Reinsurance Company Ltd., acquired by TRC in 1996, and Putnam Reinsurance Company (“Putnam”) (contributed by Transatlantic to TRC in 1995), offers reinsurance capacity for a full range of property and casualty products, directly and through brokers, to insurance and reinsurance companies, in both the domestic and international markets on both a treaty and facultative basis. One or both of TRC and Putnam is licensed, accredited, authorized or can serve as a reinsurer in 50 states and the District of Columbia in the United States and in Puerto Rico and Guam. Through its international locations, Transatlantic has operations worldwide, including Bermuda, Canada, seven locations in Europe, three locations in Central and South America, two locations in Asia (excluding Japan), and one location in each of Japan, Australia and Africa. TRC is licensed in Bermuda, Canada, Japan, the United Kingdom, the Dominican Republic, the Hong Kong Special Administrative Region, the People’s Republic of China and Australia. Transatlantic was originally formed in 1986 under the name PREINCO Holdings, Inc. as a holding company for Putnam. Transatlantic’s name was changed to Transatlantic Holdings, Inc. on April 18, 1990 following the acquisition on April 17, 1990 of all of the common stock of TRC in exchange for shares of common stock of Transatlantic.

Transatlantic’s common stock is traded on the NYSE under the symbol “TRH.”

The principal executive offices of Transatlantic are located at 80 Pine Street, New York, New York 10005 and its telephone number is 212-365-2200.

GO Sub, LLC

GO Sub, LLC, a wholly-owned subsidiary of Allied World (“Merger Sub”), is a Delaware limited liability company, which was initially incorporated on June 2, 2011 as a corporation and subsequently converted to a limited liability company on June 10, 2011, and was formed for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into Transatlantic, with Transatlantic surviving as a wholly-owned subsidiary of Allied World.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Allied World and Transatlantic encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 105.

Effects of the Merger (see page 42)

Subject to the terms and conditions of the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus, at the effective time of the merger, Merger Sub will be merged with and into Transatlantic, with Transatlantic surviving the merger as a wholly-owned subsidiary of Allied World. Upon completion of the merger, Allied World will be the parent company of Transatlantic, and Allied World’s name will be changed to TransAllied Group Holdings, AG.

Merger Consideration (see page 105)

Transatlantic stockholders will be entitled to receive 0.88 Allied World shares for each share of Transatlantic common stock they hold at the effective time of the merger (the “exchange ratio”) and cash in lieu of any Allied World fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of Transatlantic common stock or Allied World shares. As a result, the implied value of the consideration to Transatlantic stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. Based on the closing price of Allied World shares on the NYSE on June 10, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $51.10 in value for each share of Transatlantic common stock. Based on the closing price of Allied World shares on the NYSE on          , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $      in value for each share of Transatlantic common stock.

Material U.S. Federal Income Tax Consequences of the Merger (see page 142)

The receipt of Allied World shares in exchange for shares of Transatlantic common stock pursuant to the merger will be a taxable transaction for U.S federal income tax purposes. In general, a U.S. holder that receives Allied World shares in exchange for shares of Transatlantic common stock pursuant to the merger will recognize capital gain or loss for U.S federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Allied World shares received as of the effective time of the merger and the amount of cash, if any, received in lieu of fractional Allied World shares and (ii) the holder’s adjusted tax basis in the shares of Transatlantic common stock exchanged for the Allied World shares pursuant to the merger. No gain or loss will be recognized by Allied World shareholders. For further information regarding the U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 142.

Recommendations of the Board of Directors of Allied World (see page 59)

After careful consideration, the Allied World board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of Allied World shares to Transatlantic stockholders pursuant to the merger agreement and the amendment of the Allied World Articles, are in the best interests of Allied World. For more information regarding the factors considered by the Allied World board of directors in reaching its decision to approve the merger agreement and the transactions thereby contemplated, see the section entitled “The Merger — Allied World’s Reasons for the Merger; Recommendations of the Allied World board of directors.” The Allied World board of directors unanimously recommends that the Allied World shareholders vote (i) “FOR” the share capital increase proposals, (ii) “FOR” the NYSE share issuance proposal, (iii) “FOR” the name change proposal, (iv) “FOR” the election of directors proposal, (v) “FOR” the capital reduction proposal and (vi) “FOR” the Stock Incentive Plan proposal.

Recommendations of the Board of Directors of Transatlantic (see page 72)

After careful consideration, the Transatlantic board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Transatlantic and its stockholders. For more information regarding the factors considered by the Transatlantic board of directors in reaching its decision to approve the merger agreement and the merger, see the section entitled “The Merger — Transatlantic’s Reasons for the Merger; Recommendations of the Transatlantic Board of Directors.” The Transatlantic board of directors unanimously recommends that Transatlantic stockholders vote (i) “FOR” the adoption of the merger agreement proposal, (ii) “FOR” the adjournment proposal and (iii) “FOR” the golden parachute proposal.

Opinion of Allied World’s Financial Advisor (see page 61)

Allied World engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) to act as its financial advisor in connection with the merger. At the June 12, 2011 meeting of the Allied World board of directors, Deutsche Bank rendered an oral and written opinion to the board of directors of Allied World to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion, as of the date of such opinion, the exchange ratio was fair, from a financial point of view, to Allied World.

The full text of the written opinion of Deutsche Bank, dated June 12, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is included in this joint proxy statement/prospectus as Annex B and is incorporated by reference herein. Allied World shareholders are urged to read Deutsche Bank’s opinion carefully and in its entirety. Deutsche Bank provided its opinion to Allied World’s board of directors in connection with and for the purposes of its evaluation of the transactions contemplated by the merger agreement. Deutsche Bank’s opinion relates only to the fairness, from a financial point of view, of the exchange ratio to Allied World, and does not constitute a recommendation to any holder of Allied World shares as to how any such holder should vote with respect to the proposals to be considered at the Allied World Special Shareholder Meeting or any other matter. In addition, Deutsche Bank was not requested to opine as to, and its opinion does not in any manner address, the merits of Allied World’s underlying business decision to proceed with or effect the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. See also “The Merger — Opinion of Allied World’s Financial Advisor.”

Opinion of Transatlantic’s Financial Advisor (see page 76)

Moelis & Company LLC (“Moelis”) delivered its oral opinion, which was subsequently confirmed in writing, that based upon and subject to the conditions and limitations set forth in its written opinion, as of June 12, 2011, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of Transatlantic common stock.

The full text of the written opinion of Moelis, dated June 12, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of Moelis’ opinion contained in this joint proxy statement/prospectus describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion, and is qualified in its entirety by reference to the full text of the opinion. Moelis provided its opinion for the information and assistance of the Transatlantic board of directors in connection with its consideration of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to the holders of Transatlantic common stock as of the date of the opinion and does not constitute a recommendation to any holder of Transatlantic common stock as to how such Transatlantic stockholder should vote with respect to the merger or any other matter. In addition, Moelis was not requested to opine as to, and its opinion does not in any manner address, Transatlantic’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to Transatlantic. See also “The Merger — Opinion of Transatlantic’s Financial Advisor.”

Interests of Allied World’s Directors and Executive Officers in the Merger (see page 86)

Executive officers and members of the Allied World board of directors have interests in the merger that may be different from, or in addition to, the interests of Allied World shareholders generally.

These interests include rights of executive officers under employment agreements with Allied World, rights under a supplemental executive retirement plan, under new waiver or retention agreements, as applicable, that are expected to be entered into prior to the consummation of the merger and rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. For more information concerning these interests, please see the discussion under the captions “The Merger— Interests of Allied World’s Directors and Executive Officers in the Merger.”

The Allied World board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote to approve the share capital increase proposals, the NYSE share issuance proposal, the name change proposal, the election of directors proposal, the capital reduction proposal and the Stock Incentive Plan proposal.

Interests of Transatlantic’s Directors and Executive Officers in the Merger (see page 93)

Executive officers and members of the Transatlantic board of directors have interests in the merger that may be different from, or in addition to, the interests of Transatlantic stockholders generally.

Additionally, as detailed below under “The Merger — Board of Directors and Management Following the Merger,” certain of Transatlantic’s executive officers and members of the Transatlantic board of directors will continue to serve as officers or directors of the combined company upon completion of the merger. Specifically, Mr. Richard S. Press, the current non-executive chairman of the Transatlantic board of directors, will be the non-executive chairman of the board of directors of the combined company and Mr. Michael C. Sapnar, the current Executive Vice President and Chief Operating Officer of Transatlantic, will be appointed to serve as President and Chief Executive Officer of Global Reinsurance of the combined company.

While Transatlantic has various compensation and benefits arrangements that provide for “double trigger” payments (i.e., payments upon certain termination events in proximity to a “change in control”), the merger will not constitute a “change in control” for purposes of such arrangements. However, Transatlantic has approved the form of retention agreements that have been offered to certain executives, providing for the grant of restricted stock units (or in the event that there are not enough share reserves, phantom stock awards) that will vest if the employment of such executives is maintained through the applicable vesting dates (or in certain instances of termination prior to such dates).

In general, outstanding options to acquire Transatlantic common stock and compensatory stock awards denominated in shares of Transatlantic common stock will be converted into options to acquire TransAllied shares and compensatory stock awards denominated in TransAllied shares. The equity holdings of Transatlantic’s directors and executive officers will be treated in the same manner as the equity holdings of all other equity holders provided, however, that pursuant to the merger agreement, any independent Transatlantic or Allied World director who ceases to be a member of the reconstituted TransAllied board prior to the end of his or her term shall have immediate vesting of all of his or her unvested Allied World stock-based awards. For additional information regarding the interests of Transatlantic directors and executive officers in the merger, please see the section entitled “The Merger — Interests of Transatlantic’s Directors and Executive Officers in the Merger” on page 93.

The Transatlantic board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in recommending that you vote for the adoption of the merger agreement proposal, the adjournment proposal and the golden parachute proposal.

Board of Directors and Management Following the Merger (see page 96)

Immediately following the effective time of the merger, assuming the receipt of the resignation letters of all current directors of Allied World and of shareholder approval of the election of directors proposal as described herein, the board of directors of the combined company will consist of 11 members including: (i) four independent Transatlantic directors: Stephen P. Bradley, Ian H. Chippendale, John G. Foos and John L. McCarthy; (ii) Richard S. Press (the current non-executive chairman of the Transatlantic board of directors); (iii) Michael C. Sapnar (the current Executive Vice President and Chief Operating Officer of Transatlantic); (iv) four of the following current independent Allied World directors, who will be identified to shareholders at or prior to the Allied World Special Shareholder Meeting: Barbara T. Alexander, James F. Duffy, Bart Friedman, Scott Hunter, Mark R. Patterson, Patrick de Saint-Aignan and Samuel J. Weinhoff; and (v) Scott A. Carmilani (the current President and Chief Executive Officer of Allied World). The 11 members of the board of directors of the combined company will be divided into three classes of directors as follows:

•	Class II (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2012): Ian H. Chippendale, John L. McCarthy and one former independent Allied World director;

•	Class III (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013): Stephen P. Bradley, John G. Foos and two former independent Allied World directors; and

•	Class I (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014): Scott A. Carmilani, Richard S. Press, Michael C. Sapnar, and one former independent Allied World director.

Immediately following the effective time of the merger, Mr. Carmilani will serve as President and Chief Executive Officer of the combined company. Mr. Press will be elected as non-executive chairman of the board of directors of the combined company (the “TransAllied board”). Effective on the first anniversary of the closing date of the merger, Mr. Press will cease to serve as non-executive chairman and shall remain on the TransAllied board as a director until the second anniversary of the closing date of the merger, at which time he has agreed to retire from the TransAllied board (subject to his earlier resignation or retirement). Mr. Sapnar will be appointed to serve as President and Chief Executive Officer of Global Reinsurance of the combined company.

The foregoing director elections and officer appointments are conditioned upon completion of the merger. In the event that the merger is not completed, the foregoing director elections and officer appointments will not take effect.

The appointments of Messrs. Carmilani, Press and Sapnar, among other matters, will be reflected in the amended and restated organizational regulations of TransAllied (the “TransAllied organizational regulations”), which will take effect only upon completion of the merger, and, for a period of one year following the closing date, any resolution to revise, modify or delete such provisions will require a majority of at least eight of the votes cast by the TransAllied board.

Treatment of Transatlantic Stock Options and Other Stock-Based Awards and Programs (see page 101)

Prior to the effective time of the merger, the Allied World board of directors (or, if appropriate, the committee thereof administering the Allied World stock plans) will adopt resolutions or take other actions as may be required to effect the below actions with respect to the Transatlantic stock options and stock-based awards.

Stock Options.  Upon completion of the merger, each outstanding option to purchase shares of Transatlantic common stock will be converted pursuant to the merger agreement into a stock option to purchase Allied World shares on the same terms and conditions as were in effect immediately prior to the completion of the merger based on the exchange ratio.

Stock-Based Awards.  Upon completion of the merger, each outstanding stock-based award of Transatlantic will be converted into Allied World shares or other compensatory awards denominated in Allied World shares subject to a risk of forfeiture to, or the right to repurchase by, Allied World, with the same terms and conditions as were applicable under such Transatlantic stock-based awards, and each holder of Transatlantic stock-based awards shall be entitled to receive a number of converted Transatlantic stock-based awards equal to the product of the number of Transatlantic stock-based awards held by such holder and the exchange ratio.

Each of Allied World and Transatlantic will use the existing performance goals to determine performance awards through fiscal year 2011. Thereafter, following the closing of the merger, TransAllied’s Compensation Committee will make a decision regarding the performance awards for the 2012 fiscal year and thereafter.

Regulatory Clearances Required for the Merger (see page 99)

Allied World and Transatlantic have each agreed to take actions in order to obtain regulatory clearances required to consummate the merger. Regulatory clearances include expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), following required notifications and review by the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or the Federal Trade Commission (the “FTC”). The parties filed the required notifications with the Antitrust Division and the FTC on July 1, 2011 and early termination of the waiting period was granted effective July 11, 2011.

In addition to those filings required by the HSR Act, certain insurance regulatory filings will also be required to consummate the merger. State insurance laws in the United States generally require that, prior to the acquisition of an insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company’s state of domicile, and the parties have and will make the required filings in accordance with such laws. In addition, applications or notifications have been or will be filed with various insurance regulatory authorities outside of the United States in connection with the changes in control that may be deemed to occur as a result of the transactions contemplated by the merger agreement.

Allied World and Transatlantic also expect to file notices with insurance regulators and antitrust and competition authorities in certain other jurisdictions. While Allied World and Transatlantic expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Amended and Restated Articles of Association of Allied World (see page 124)

The Allied World board of directors proposes to the Allied World shareholders, subject to completion of the merger, to amend the Allied World Articles to change Allied World’s name to “TransAllied Group Holdings, AG”. The form of the Articles of Association of TransAllied (the “TransAllied Articles”) is included in this joint proxy statement/prospectus as Annex D. The adoption of the TransAllied Articles by the Allied World shareholders is a condition to completion of the merger. In the event this proposal is approved by Allied World shareholders, but the merger is not completed, the TransAllied Articles will not become effective.

Expected Timing of the Merger

Allied World and Transatlantic currently expect the closing of the merger to occur in the fourth quarter of 2011. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of Allied World and Transatlantic could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 116)

The obligations of Allied World and Transatlantic to complete the merger are subject to the satisfaction of the following conditions:

•	approval by the Allied World shareholders of (i) the share capital increase proposals, (ii) the NYSE share issuance proposal and (iii) the name change proposal;

•	approval by the Transatlantic stockholders of the adoption of the merger agreement proposal;

•	authorization of the listing of the Allied World shares to be issued in the merger on the NYSE, subject to official notice of issuance;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having expired or been earlier terminated;

•	obtaining any necessary approvals of the applicable insurance regulatory authorities in New York, Bermuda and Switzerland;

•	receipt of other requisite regulatory approvals;

•	all consents and approvals of, and filings with, governmental agencies having been made, obtained and in full force, other than those that would not reasonably be expected to have a material adverse effect on Allied World and Transatlantic after giving effect to the merger;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	absence of any order, injunction, decree, statute, rule or regulation by a court or other governmental entity that makes illegal or prohibits the completion of the merger or the other transactions contemplated by the merger agreement;

•	approval by the Allied World shareholders of the election of directors proposal and execution of a written consent of the TransAllied board approving certain committee and officer appointments;

•	a ruling from the Swiss Commercial Register having been obtained; and

•	the purchase by Allied World, following receipt of the requisite Allied World and Transatlantic shareholder approvals, of 45,000 shares of Transatlantic common stock having been completed.

In addition, each of Allied World’s and Transatlantic’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of each party, other than the representations related to the shares issued and outstanding or reserved for issuance, the necessary corporate power and authority to execute and deliver the merger agreement, and the brokers’ and finders’ fees, will be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or to material adverse effect set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party;

•	the representations and warranties of each party relating to the shares issued and outstanding or reserved for issuance, the necessary corporate power and authority to execute and deliver the merger agreement, and the brokers and finders’ fees, will be true and correct in all material respects as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made as of an earlier date, in which case, as of such earlier date);

•	each party having performed or complied with, in all material respects, all its obligations under the merger agreement at or prior to the effective time of the merger; and

•	receipt of a certificate executed by each party’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding three bullet points.

See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” for a further discussion of the conditions to closing of the merger.

No Solicitation of Alternative Proposals (see page 110)

The merger agreement precludes Allied World and Transatlantic from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in Allied World’s or Transatlantic’s common stock or assets. However, if Allied World or Transatlantic receives an unsolicited proposal from a third party for a competing transaction that Allied World’s or Transatlantic’s board of directors, as applicable, among other things, determines in good faith (after consultation with its outside legal advisors and financial advisors) (i) is reasonably likely to lead to a proposal that is superior to the merger and (ii) the failure to enter discussions regarding such proposal would result in a breach of its fiduciary obligations under applicable law, Allied World or Transatlantic, as applicable, may, subject to certain conditions, furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

See the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals” for a further discussion of each party’s covenant not to solicit alternative acquisition proposals.

Termination of the Merger Agreement (see page 117)

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (except as specified below, including after the required Allied World shareholder approvals or Transatlantic stockholder approvals are obtained):

•	by mutual written consent of Allied World and Transatlantic; or

•	by either party, if:

•	a governmental entity issues a final and nonappealable order, decree or ruling or takes any other action (including the failure to have taken an action) having the effect of permanently enjoining or otherwise prohibiting the merger or the other transactions contemplated by the merger agreement;

•	the required approval by the shareholders of Allied World or the stockholders of Transatlantic has not been obtained at the respective Special Shareholder Meeting (or at any adjournment or postponement thereof);

•	the merger has not been completed on or before January 31, 2012 (the “end date”), subject to extension by the mutual agreement of Allied World and Transatlantic;

•	the other party has breached any of its agreements or representations in the merger agreement, in a way that the conditions to such non-breaching party’s obligation to complete the merger would not then be satisfied and such breach is either incurable or not cured by the end date; or

•	prior to obtaining the requisite stockholder approval, the board of directors of the other party changes its recommendation that its stockholders vote in favor of the merger and the transactions contemplated by the merger agreement.

See the section entitled “The Merger Agreement — Termination of the Merger Agreement” for a further discussion of the rights of each of Allied World and Transatlantic to terminate the merger agreement.

Expenses and Termination Fees; Liability for Breach (see page 117)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus whereby Allied World or Transatlantic, as the case may be, may be required to pay a termination fee of $115 million or $35 million and/or the reimbursement of expenses up to a maximum amount of $35 million.

See the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” for a further discussion of the circumstances under which such termination fees and/or expense reimbursement will be required to be paid.

Accounting Treatment (see page 144)

Allied World and Transatlantic each prepare its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and any statutory accounting principles prescribed or permitted by the domiciliary state insurance department of the applicable subsidiary (“SAP”). The merger will be accounted for using the acquisition method of accounting. Transatlantic will be the accounting acquirer.

See the section entitled “Accounting Treatment” for a further discussion of the accounting treatment of the transaction.

No Appraisal Rights (see page 103)

Neither the holders of Allied World shares, under Swiss law, nor the holders of shares of Transatlantic common stock, under Delaware law, are entitled to appraisal rights in connection with the merger.

See the section entitled “The Merger — No Appraisal Rights” for a further discussion of the appraisal rights in connection with the merger.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 168)

Transatlantic stockholders, whose rights are currently governed by the Transatlantic restated certificate of incorporation (the “Transatlantic charter”), the Transatlantic amended and restated by-laws (the “Transatlantic bylaws”) and Delaware law, will, upon completion of the merger, become shareholders of the combined company and their rights will be governed by the TransAllied Articles, the TransAllied organizational regulations and Swiss law. As a result, Transatlantic stockholders will have different rights once they become shareholders of the combined company due to differences between the governing documents of Transatlantic and TransAllied, and differences between Delaware and Swiss law. These differences are described in detail under the section entitled “Comparison of Rights of TransAllied Shareholders and Transatlantic Stockholders.”

Listing of Allied World Shares; De-listing and Deregistration of Shares of Transatlantic Common Stock (see page 102)

It is a condition to the completion of the merger that the Allied World shares to be issued to Transatlantic stockholders pursuant to the merger be authorized for listing on the NYSE at the effective time of the merger.

Upon completion of the merger, shares of Transatlantic common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

See the sections entitled “The Merger — Listing of Allied World Shares” and “The Merger — De-listing and Deregistration of Transatlantic Common Stock” for a further discussion of the listing of Allied World shares and de-listing of Transatlantic common stock in connection with the merger.

The Combined Company’s Share Repurchase Program Post-Merger (see page 104)

Allied World has a share repurchase program that had an aggregate of $200.8 million of available capacity at June 30, 2011. Following the completion of the merger, the combined company intends to reevaluate its share repurchase program as part of its year-end review and in preparation for its Annual Shareholder Meeting in 2012. See the section entitled “The Merger — The Combined Company’s Share Repurchase Program Post-Merger” on page 104.

The Meetings

The Allied World Special Shareholder Meeting (see page 30)

The Allied World Special Shareholder Meeting will be held at Allied World’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, on          , 2011, at [2:00] p.m. local time. The Allied World Special Shareholder Meeting is being held to consider and vote on:

•	the proposal to increase Allied World’s ordinary share capital pursuant to article 3a(a) of the Allied World Articles by CHF (equaling USD ) to CHF (equaling USD ) by the issuance of Allied World shares to Transatlantic stockholders pursuant to, and only in connection with, the merger as contemplated by the merger agreement, including the exclusion of all preferential subscription rights to which Allied World shareholders may be entitled, referred to herein as the “article 3 share capital increase proposal”; the contributions for the new registered shares are paid by converting existing reserves (Kapitalreserven) into share capital;

•	the proposal to increase Allied World’s conditional share capital pursuant to article 5(a) of the Allied World Articles by CHF (equaling USD ) to CHF (equaling USD ), only in connection with the merger, referred to herein as the “article 5 share capital increase proposal”;

•	the proposal to increase Allied World’s authorized share capital pursuant to article 6(a) of the Allied World Articles by CHF (equaling USD ) to CHF (equaling USD ), only in connection with the merger, referred to herein as the “article 6 share capital increase proposal” and, together with the article 3 share capital increase proposal and the article 5 share capital increase proposal, the “share capital increase proposals”;

•	the proposal to issue Allied World shares to Transatlantic stockholders pursuant to the merger and as contemplated by the merger agreement as required by NYSE rules, referred to herein as the “NYSE share issuance proposal”;

•	the proposal to amend article 1 of the Allied World Articles to change Allied World’s name to “TransAllied Group Holdings, AG” immediately following, and conditioned upon, the completion of the merger, referred to herein as the “name change proposal”;

•	the proposal to elect (x) three Class II directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2012, (y) four Class III directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013 and (z) four Class I directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014, referred to herein as the “election of directors proposal”;

•	the proposal to effect a capital reduction to allow for the payment of a dividend to the combined company’s shareholders after the completion of the merger, referred to herein as the “capital reduction proposal”; and

•	the proposal to amend and restate the Stock Incentive Plan, the form of which is included as Annex E to the joint proxy statement/prospectus, as required by NYSE rules, to, among other things, increase the number of shares reserved for issuance under the Stock Incentive Plan and to extend the Plan’s termination date effective upon the completion of the merger, referred to herein as the “Stock Incentive Plan proposal.”

Completion of the merger is conditioned on, among other things, approval of the share capital increase proposals, the NYSE share issuance proposal, the name change proposal and the election of directors proposal.

Only holders of record of outstanding Allied World shares as of the close of business on July 22 , 2011, the Allied World record date, are entitled to notice of, and to vote at, the Allied World Special Shareholder Meeting or any adjournments or postponements thereof. At the close of business on the Allied World record date, 38,077,329 Allied World shares were issued and outstanding, approximately 1.9% of which were owned and entitled to be voted by Allied World directors and executive officers and their affiliates. We currently expect that Allied World’s directors and executive officers will vote their Allied World shares in favor of each of the proposals to be considered and voted upon at the Allied World Special Shareholder Meeting, although none of them has entered into any agreement obligating him or her to do so.

You may cast one vote for each Allied World share you own. Approval of each of the following proposals requires the affirmative vote of at least 66 2/3% of the votes represented at the Allied World Special Shareholder Meeting and a majority of the nominal value of the Allied World shares represented at such meeting, where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal: (i) the article 3 share capital increase proposal, (ii) the article 5 share capital increase proposal and (iii) the article 6 share capital increase proposal. The NYSE share issuance proposal and the Stock Incentive Plan proposal require the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Allied World Special Shareholder Meeting; provided that the total votes cast on each such proposal represent over 50% of the outstanding shares of Allied World shares entitled to vote on such proposal. Each of the following approvals requires a majority of the votes cast voting in favor of such proposal at the Allied World Special Shareholder Meeting where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal: (i) the name change proposal, (ii) the election of directors proposal and (iii) the capital reduction proposal.

The Transatlantic Special Shareholder Meeting (see page 36)

The Transatlantic Special Shareholder Meeting is scheduled to be held at           on          , 2011 at [8:00 a.m.] local time. The Transatlantic Special Shareholder Meeting is being held in order to consider and vote on:

•	the proposal to adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 42 and 105, respectively, referred to herein as the “adoption of the merger agreement proposal”;

•	the proposal to adjourn the Transatlantic Special Shareholder Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal, referred to herein as the “adjournment proposal”; and

•	the proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Transatlantic’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable as described in the section entitled “The Merger — Interests of Transatlantic’s Directors and Executive Officers in the Merger — Golden Parachute Compensation”, referred to herein as the “golden parachute proposal.”

Completion of the merger is conditioned on, among other things, approval of the adoption of the merger agreement proposal.

Only holders of record of Transatlantic common stock at the close of business on July 22, 2011, the Transatlantic record date, are entitled to notice of, and to vote at, the Transatlantic Special Shareholder Meeting or any adjournments or postponements thereof. At the close of business on the Transatlantic record date, 62,488,896 shares of Transatlantic common stock were issued and outstanding, approximately 0.35% of which were held by Transatlantic’s directors and executive officers. We currently expect that Transatlantic’s directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the Transatlantic Special Shareholder Meeting, although no director or executive officer has entered into any agreement obligating him or her to do so.

You may cast one vote for each share of Transatlantic common stock you own. The approval of the adoption of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Transatlantic common stock entitled to vote thereon. The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Transatlantic common stock entitled to vote and present in person or by proxy, whether or not a quorum is present. The Transatlantic stockholders may so adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. The approval of the golden parachute proposal requires the affirmative vote of the holders of a majority of the shares of Transatlantic common stock present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present.

Summary Historical Consolidated Financial Data

Summary Historical Consolidated Financial Data of Allied World

The following table sets forth selected historical consolidated financial data of Allied World. This data is derived from Allied World’s Consolidated Financial Statements as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively, and the unaudited quarterly financial statements as of and for the three months ended March 31, 2011 and 2010, which in the opinion of management include all adjustments necessary for a fair statement of the results for the unaudited interim periods. This selected financial data should be read in conjunction with Allied World’s Consolidated Financial Statements and related Notes included elsewhere in Allied World’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Allied World’s quarterly report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183.

Statement of Operations Data of Allied World

	Three Months Ended
	March 31,			Year Ended December 31,
	2011		2010	2010	2009	2008	2007	2006
	($ in millions, except per share amounts and ratios)

Summary Statement of Operations Data:
Gross premiums written	$560.7		$504.2	$1,758.4	$1,696.3	$1,445.6	$1,505.5	$1,659.0

Net premiums written	$480.9		$433.3	$1,392.4	$1,321.1	$1,107.2	$1,153.1	$1,306.6

Net premiums earned	$334.9		$338.3	$1,359.5	$1,316.9	$1,117.0	$1,159.9	$1,252.0
Net investment income	50.2		68.9	244.1	300.7	308.8	297.9	244.4
Net realized investment gains (losses)	50.4		77.5	285.6	126.4	(60.0)	37.0	(4.8)
Net impairment charges recognized in earnings	—		(0.2)	(0.2)	(49.6)	(212.9)	(44.6)	(23.9)
Other income	—		0.3	0.9	1.5	0.7	—	—
Net losses and loss expenses	304.4		232.1	707.9	604.1	641.1	682.3	739.1
Acquisition costs	38.1		40.8	159.5	148.9	112.6	119.0	141.5
General and administrative expenses	68.0		63.5	286.5	248.6	185.9	141.6	106.1
Amortization and impairment of intangible assets	0.8		0.9	3.5	11.1	0.7	—	—
Interest expense	13.7		9.5	40.2	39.0	38.7	37.8	32.6
Foreign exchange (gain) loss	(0.4)		1.1	0.4	0.7	(1.4)	(0.8)	0.6
Income tax expense (benefit)	2.3		3.2	26.9	36.6	(7.6)	1.1	5.0

Net income	$8.6		$133.7	$665.0	$606.9	$183.6	$469.2	$442.8

Per Share Data:
Earnings per share:
Basic	$0.23		$2.67	$14.30	$12.26	$3.75	$7.84	$8.09
Diluted	0.21		2.52	13.32	11.67	3.59	7.53	7.75
Weighted average number of common shares outstanding:
Basic	38,199,867		50,023,816	46,491,279	49,503,438	48,936,912	59,846,987	54,746,613
Diluted	40,383,523		53,115,756	49,913,317	51,992,674	51,147,215	62,331,165	57,115,172
Dividends declared per share	$—	*	$0.20	$1.05	$0.74	$0.72	$0.63	$0.15

*	On August 5, 2011 Allied World expects to distribute the first of its quarterly dividends, as approved by the shareholders at its 2011 annual general shareholder meeting on May 5, 2011.

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Selected Ratios:
Loss and loss expense ratio(1)	90.9%	68.6%	52.1%	45.9%	57.4%	58.8%	59.0%
Acquisition cost ratio(2)	11.4	12.1	11.7	11.3	10.1	10.3	11.3
General and administrative expense ratio(3)	20.3	18.8	21.1	18.9	16.6	12.2	8.5
Expense ratio(4)	31.7	30.9	32.8	30.2	26.7	22.5	19.8
Combined ratio(5)	122.6	99.5	84.9	76.1	84.1	81.3	78.8

Balance Sheet Data of Allied World

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008	2007	2006
	($ in millions, except per share amounts)

Summary Balance Sheet Data:
Cash and cash equivalents	$694.0	$452.1	$757.0	$292.2	$655.8	$202.6	$366.8
Investments at fair value	7,245.7	7,357.9	7,183.6	7,156.3	6,157.1	6,029.3	5,440.3
Reinsurance recoverable	975.5	920.5	927.6	920.0	888.3	682.8	689.1
Total assets	10,668.8	10,324.5	10,427.6	9,653.2	9,022.5	7,899.1	7,620.6
Reserve for losses and loss expenses	5,100.6	4,853.4	4,879.2	4,761.8	4,576.8	3,919.8	3,637.0
Unearned premiums	1,096.3	1,007.9	962.2	928.6	930.4	811.1	813.8
Total debt	797.8	499.0	797.7	498.9	742.5	498.7	498.6
Total shareholders’ equity	2,951.0	3,338.8	3,075.8	3,213.3	2,416.9	2,239.8	2,220.1
Book value per common share(6)	$77.86	$66.17	$80.75	$64.61	$49.29	$45.95	$36.82

(1)	Calculated by dividing net losses and loss expenses by net premiums earned.

(2)	Calculated by dividing acquisition costs by net premiums earned.

(3)	Calculated by dividing general and administrative expenses by net premiums earned.

(4)	Calculated by combining the acquisition cost ratio and the general and administrative expense ratio.

(5)	Calculated by combining the loss ratio, acquisition cost ratio and general and administrative expense ratio.

(6)	Book value per common share is total shareholders’ equity divided by common shares outstanding.

Summary Historical Consolidated Financial Data of Transatlantic

The following table sets forth selected historical consolidated financial data of Transatlantic. This data is derived from Transatlantic’s Consolidated Financial Statements as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively, and the unaudited quarterly financial statements as of and for the three months ended March 31, 2011 and 2010, which in the opinion of management include all adjustments necessary for a fair statement of the results for the unaudited interim periods. This selected financial data should be read in conjunction with Transatlantic’s Consolidated Financial Statements and related Notes included elsewhere in Transatlantic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Transatlantic’s quarterly report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183.

Statement of Operations Data of Transatlantic

	Three Months Ended
	March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in thousands, except per share amounts and ratios)

Net premiums written	$1,043,824	$1,026,299	$3,881,693	$3,986,101	$4,108,092	$3,952,899	$3,633,440

Net premiums earned	$956,829	$992,595	$3,858,620	$4,039,082	$4,067,389	$3,902,669	$3,604,094
Net losses and loss adjustment expenses incurred	(1,169,052)	(786,324)	(2,681,774)	(2,679,171)	(2,907,227)	(2,638,033)	(2,462,666)
Net commissions	(241,001)	(234,512)	(932,820)	(927,918)	(980,626)	(980,121)	(903,666)
Increase (decrease) in deferred policy acquisition costs	32,160	5,500	2,898	(12,406)	6,956	16,901	13,471
Other underwriting expenses	(36,725)	(44,129)	(177,624)	(158,181)	(131,555)	(115,760)	(102,339)

Underwriting (loss) profit(1)	(457,789)	(66,870)	69,300	261,406	54,937	185,656	148,894
Net investment income	106,840	112,610	473,547	467,402	440,451	469,772	434,540
Realized net capital gains (losses)(2)	55,412	(1,889)	30,101	(70,641)	(435,541)	9,389	10,862
(Loss) gain on early extinguishment of debt	(1,179)	—	(115)	9,869	10,250	—	—
Interest on senior notes	(16,894)	(17,086)	(68,272)	(43,454)	(43,359)	(43,421)	(43,405)
Other expenses, net	(7,152)	(7,685)	(31,773)	(28,549)	(23,515)	(25,644)	(10,983)

(Loss) income before income taxes	(320,762)	19,080	472,788	596,033	3,223	595,752	539,908
Income (taxes) benefits	130,610	(3,205)	(70,587)	(118,371)	99,031	(108,611)	(111,756)

Net (loss) income	$(190,152)	$15,875	$402,201	$477,662	$102,254	$487,141	$428,152

Per Common Share:
Net (loss) income:
Basic	$(3.05)	$0.24	$6.28	$7.20	$1.54	$7.37	$6.49
Diluted	(3.05)	0.24	6.19	7.15	1.53	7.31	6.46
Cash dividends declared	0.21	0.20	0.83	0.79	0.73	0.62	0.53
Share Data:
Weighted average common shares outstanding:
Basic	62,365	65,879	64,092	66,381	66,270	66,124	65,955
Diluted	62,365	66,551	64,930	66,802	66,722	66,654	66,266
Ratios:(3)
Loss ratio	122.2%	79.2%	69.5%	66.3%	71.5%	67.6%	68.3%

Commission ratio	21.8	23.1	24.1	23.3	23.9	24.7	24.7
Other underwriting expense ratio	3.8	4.4	4.6	3.9	3.2	2.9	2.9

Underwriting expense ratio	25.6	27.5	28.7	27.2	27.1	27.6	27.6

Combined ratio	147.8%	106.7%	98.2%	93.5%	98.6%	95.2%	95.9%

Balance Sheet Data of Transatlantic

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008	2007	2006
	($ in thousands, except per share amounts)

Total investments	$13,152,050	$12,178,336	$12,972,739	$12,315,395	$10,229,557	$12,500,540	$11,130,832
Cash and cash equivalents	331,307	423,784	284,491	195,723	288,920	255,432	205,264
Total assets	16,335,382	15,134,408	15,705,354	14,943,659	13,376,938	15,484,327	14,268,464
Unpaid losses and loss adjustment expenses	9,773,978	8,706,265	9,020,610	8,609,105	8,124,482	7,926,261	7,467,949
Unearned premiums	1,321,276	1,243,803	1,212,535	1,187,526	1,220,133	1,226,647	1,144,022
Senior notes	1,005,683	1,033,193	1,030,511	1,033,087	722,243	746,930	746,633
Total stockholders’ equity	4,041,373	3,985,114	4,284,459	4,034,380	3,198,220	3,349,042	2,958,270
Book value per common share(4)	$64.69	$61.97	$68.83	$60.77	$48.19	$50.56	$44.80

(1)	Includes pre-tax net catastrophe (costs) of ($545) million in the first quarter of 2011, ($130) million in the first quarter of 2010, ($202) million in the full year 2010, $6 million in the full year 2009, ($170) million in the full year 2008, ($55) million in the full year 2007 and ($29) million in the full year 2006.

(2)	Includes other-than-temporary impairment write-downs charged to earnings of ($2) million in the first quarter of 2011, ($6) million in the first quarter of 2010, ($8) million in the full year 2010, ($83) million in the full year 2009, ($318) million in the full year 2008, ($27) million in the full year 2007 and ($1) million in the full year 2006.

(3)	The loss ratio represents the absolute value of net losses and loss adjustment expenses incurred expressed as a percentage of net premiums earned. The underwriting expense ratio represents the sum of the commission ratio and the other underwriting expense ratio. The commission ratio represents the absolute value of the sum of net commission and the (decrease) increase in deferred policy acquisition costs expressed as a percentage of net premiums earned. The other underwriting expense ratio represents the absolute value of other underwriting expenses expressed as a percentage of net premiums earned. The combined ratio represents the sum of the loss ratio and the underwriting expense ratio.

(4)	Book value per common share is stockholders’ equity divided by common shares outstanding.

Summary Unaudited Pro Forma Condensed Consolidated
Financial Information of Allied World and Transatlantic

The following table presents selected unaudited pro forma condensed consolidated financial information about the combined company’s consolidated balance sheet and statements of operations, after giving effect to the merger. The information under “Selected Pro Forma Condensed Consolidated Statements of Operations Data” in the table below gives effect to the merger as if it had been consummated on January 1, 2010, the beginning of the earliest period presented. The information under “Selected Pro Forma Condensed Consolidated Balance Sheet Data” in the table below assumes the merger had been consummated on March 31, 2011. This unaudited pro forma condensed consolidated financial information was prepared using the acquisition method of accounting, with Transatlantic considered the accounting acquirer of Allied World. See “Accounting Treatment” on page 144.

In addition, the selected unaudited pro forma condensed consolidated financial information includes adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Allied World and Transatlantic including the related notes, filed by each of them with the SEC, and with the pro forma condensed consolidated financial information of Allied World and Transatlantic, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 183 and “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 145.

Selected Pro Forma Condensed Consolidated Balance Sheet Data
As of March 31, 2011

As of
March 31, 2011
(Unaudited)
(in thousands of U.S. dollars)

ASSETS
Total investments	$20,397,744
Cash and cash equivalents and restricted cash	1,063,544
Insurance and reinsurance assets	3,659,542
Goodwill	—
Intangible assets	276,711
All other assets	1,376,223

Total assets	$26,773,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$14,808,258
Unearned premiums	2,408,610
Senior notes	1,861,890
All other liabilities	950,207

Total liabilities	20,028,965
Total shareholders’ equity	6,744,799

Total liabilities and shareholders’ equity	$26,773,764

Selected Pro Forma Condensed Consolidated Statements of Operations Data
For the Three Months Ended March 31, 2011 and Year Ended December 31, 2010

	Three Months Ended	Year Ended
	March 31, 2011	December 31, 2010
	(Unaudited)
	(in thousands, except shares outstanding and per share data)

Revenues:
Net premiums written	$1,524,695	$5,274,148
Increase in net unearned premiums	(232,990)	(55,980)

Net premiums earned	1,291,705	5,218,168
Net investment income	155,767	712,565
Realized net capital gains	106,230	315,101
Loss on early extinguishment of debt	(1,179)	(115)

Total revenues	1,552,523	6,245,719

Expenses:
Net losses and loss adjustment expenses	1,473,504	3,389,657
Acquisition costs	246,923	1,089,411
Other underwriting expenses	103,529	467,724
Interest on senior notes	28,095	99,647
Other expenses, net	8,604	146,292

Total expenses	1,860,655	5,192,731

(Loss) income before income taxes	(308,132)	1,052,988
Income taxes (benefits)	(128,327)	97,532

Net (loss) income	$(179,805)	$955,456

Net (loss) income per common share:
Basic	$(1.93)	$9.27
Diluted	(1.93)	8.93
Dividends per common share	—	1.05
Weighted average common shares outstanding:
Basic	93,213,924	103,025,196
Diluted	93,213,924	107,045,083

Unaudited Comparative Per Share Data

Presented below are Allied World’s and Transatlantic’s historical per share data for the three months ended March 31, 2011 and the year ended December 31, 2010 and unaudited pro forma consolidated per share data for the three months ended March 31, 2011 and the year ended December 31, 2010. This information should be read together with the consolidated financial statements and related notes of Allied World and Transatlantic that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma condensed consolidated financial data included under “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 145. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma net income (loss) per share of the combined company is computed by dividing the pro forma net income (loss) by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The Transatlantic unaudited pro forma equivalent per share financial information is computed by multiplying the Allied World unaudited pro forma consolidated per share amounts by the exchange ratio (0.88 Allied World shares for each share of Transatlantic common stock).

	Three Months	Year Ended
	Ended	December 31,
Allied World — Historical	March 31, 2011	2010

Net income per share:
Basic	$0.23	$14.30
Diluted	$0.21	$13.32
Book value per share of common stock	$77.86	$80.75
Transatlantic — Historical

Net (loss) income per share:
Basic	$(3.05)	$6.28
Diluted	$(3.05)	$6.19
Book value per share of common stock	$64.69	$68.83
Allied World Unaudited Pro Forma Consolidated Amounts

Net (loss) income per share:
Basic	$(1.93)	$9.27
Diluted	$(1.93)	$8.93
Pro forma book value per share of common stock	$72.52	(1)
Transatlantic Unaudited Pro Forma Equivalent Per Share Data

Net (loss) income per share:
Basic	$(1.70)	$8.16
Diluted	$(1.70)	$7.85
Pro forma book value per share of common stock	$63.81	(1)

(1)	Not applicable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Allied World’s and Transatlantic’s current beliefs, expectations or intentions regarding future events. These statements include in general forward-looking statements both with respect to Allied World and Transatlantic and the insurance and reinsurance industry. Statements that are not historical facts, including statements that use terms such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “seeks” and “will” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this joint proxy statement/prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These forward-looking statements include, without limitation, Allied World’s and Transatlantic’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Allied World and Transatlantic and are difficult to predict. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 22, as well as, among others, risks and uncertainties relating to: any event, change or other circumstance that could give rise to the termination of the merger agreement; the inability to obtain Transatlantic’s or Allied World’s shareholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of regulatory approvals; risks that the proposed transaction disrupts each company’s current plans and operations; the ability to retain key personnel; the ability to realize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of each party’s loss reserves; Allied World or its non-U.S. subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in each company’s filings with the SEC. Allied World and Transatlantic caution that the foregoing list of factors is not exclusive.

Additional information concerning these and other risk factors is contained in Allied World’s and Transatlantic’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning Allied World, Transatlantic, the proposed transaction or other matters and attributable to Allied World or Transatlantic or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. You are cautioned not to place undue reliance on these forward-looking statements, which speak only to the date they are made. Allied World and Transatlantic are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement proposal, the adjournment proposal and the golden parachute proposal, in the case of Transatlantic stockholders, or for the share capital increase proposals, the NYSE share issuance proposal, the name change proposal, the election of directors proposal, the capital reduction proposal and the Stock Incentive Plan proposal, in the case of Allied World shareholders. In addition, you should read and consider the risks associated with each of the businesses of Allied World and Transatlantic because these risks will also affect the combined company. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2010 for each of Allied World and Transatlantic, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 183.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Allied World’s or Transatlantic’s stock price.

Upon closing of the merger, each share of Transatlantic common stock will be converted into the right to receive 0.88 Allied World shares. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Allied World shares or Transatlantic common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Allied World shares prior to the completion of the merger will affect the market value of Allied World shares that Transatlantic stockholders will receive on the effective date of the merger. Stock price changes may result from a variety of factors (many of which are beyond Allied World’s or Transatlantic’s control), including the following factors:

•	changes in Allied World’s and Transatlantic’s respective businesses, operations and prospects, or the market assessments thereof;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory approvals of the merger; and

•	general market and economic conditions and other factors generally affecting the price of Allied World shares and Transatlantic common stock.

The price of Allied World shares at the closing of the merger may vary from the price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the Special Shareholder Meetings of Allied World and Transatlantic. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Allied World shares during the period from June 10, 2011, the last trading date before public announcement of the merger, through          , 2011, the last practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $      to a high of $      for each share of Transatlantic common stock.

Because the merger will be completed after the Special Shareholder Meetings, at the time of your Special Shareholder Meeting, you will not know the exact market value of the Allied World shares that Transatlantic stockholders will receive upon completion of the merger.

If the price of Allied World shares decreases between the time of the meetings and the effective time of the merger, Transatlantic stockholders will receive Allied World shares that have a market value that is less than the market value of such shares at the time of the meetings. Therefore, because the exchange ratio is fixed, stockholders cannot be sure at the time of the meetings of the market value of the consideration that will be paid to Transatlantic stockholders upon completion of the merger.

The merger is subject to a number of conditions, including certain governmental and regulatory conditions that may not be satisfied, or may not be completed on a timely basis, or at all. Failure to complete the transactions could have material and adverse effects on Allied World and Transatlantic.

Completion of the merger is conditioned upon, among other matters, the receipt of certain governmental authorizations, consents, orders or other approvals, including the approval of antitrust authorities in the United Kingdom and Germany, and the approval of insurance regulators in Bermuda, Switzerland and New York. In deciding whether to grant antitrust, insurance or other regulatory clearances, the relevant governmental entities will consider the effect of the merger within their relevant jurisdictions. The governmental agencies from which Allied World and Transatlantic will seek the approvals have broad discretion in administering the governing regulations. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on, or materially limiting the revenues of, the combined company following the merger. In addition, neither Allied World nor Transatlantic can provide assurances that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger — Regulatory Clearances Required for the Merger” beginning on page 99.

If the merger is not completed on a timely basis, or at all, Allied World’s and Transatlantic’s respective ongoing businesses may be adversely affected. Additionally, in the event the merger is not completed, Allied World and Transatlantic will be subject to a number of risks without realizing any of the benefits of having completed the merger, including (i) the payment of certain fees and costs relating to the merger, such as legal, accounting, financial advisor and printing fees, (ii) the potential decline in the market price of Allied World’s and Transatlantic’s shares, (iii) the risk that the parties may not find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms set forth in the merger agreement and (iv) the loss of time and resources.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business, operations and financial results of the combined company.

Whether or not the merger is completed, the announcement and pendency of the merger could disrupt the businesses of Allied World and Transatlantic. Allied World and Transatlantic are dependent on the experience and industry knowledge of their senior management and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon the ability of Allied World and Transatlantic to retain key management personnel and other key employees. Current and prospective employees of Allied World and Transatlantic may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Allied World and Transatlantic to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Allied World and Transatlantic to the same extent that such companies have previously been able to attract or retain employees. In addition, the combined company might not be able to locate suitable replacements for any such key employees who leave the combined company or offer employment to potential replacements on reasonable terms.

Several lawsuits have been filed against Allied World and Transatlantic challenging the merger, and an adverse ruling may prevent the merger from being completed.

Allied World and Transatlantic, as well as the members of the Transatlantic board of directors, have been named as defendants in several lawsuits brought by purported shareholders of Transatlantic challenging the merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms. See “The Merger — Litigation Related to the Merger” beginning on page 103 for more information about the lawsuits that have been filed related to the merger.

One of the conditions to the closing of the merger is that no order, injunction, decree or other legal restraint or prohibition shall be in effect that prevents completion of the merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting Allied World and Transatlantic’s ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected timeframe or at all.

The merger agreement contains provisions that could discourage a potential competing acquiror of either Allied World or Transatlantic.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Allied World’s and Transatlantic’s ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of its company’s shares or assets. Further, even if the Allied World board of directors or the Transatlantic board of directors, respectively, withdraws or qualifies its recommendation with respect to the merger, Allied World or Transatlantic, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their shareholder meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. In some circumstances, upon termination of the merger agreement, one of the parties will be required to pay a termination fee of $115 million or $35 million to the other party, and/or an expense reimbursement up to a maximum of $35 million. See “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 110, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 117 and “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 117.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Allied World or Transatlantic from considering or proposing that acquisition, at a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement that may become payable in certain circumstances.

The fairness opinions delivered by Deutsche Bank and Moelis will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither the Allied World board of directors nor the Transatlantic board of directors has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from Deutsche Bank, Allied World’s financial advisor, or Moelis, Transatlantic’s financial advisor.

Changes in the operations and prospects of Allied World or Transatlantic, general market and economic conditions and other factors that may be beyond their control, and on which the fairness opinions were based, may alter the value of Allied World or Transatlantic or the prices of Allied World shares or Transatlantic common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Because neither company anticipates asking its financial advisor to update its opinion, these opinions only address the fairness of the exchange ratio or merger consideration, from a financial point of view, at the time the merger agreement was executed. The opinions are included as Annexes B and C to this joint proxy statement/prospectus. For a description of the opinions and a summary of the material financial analyses in connection with rendering such opinions, please refer to “The Merger — Opinion of Allied World’s Financial Advisors” beginning on page 61 and “The Merger — Opinion of Transatlantic’s Financial Advisor” beginning on page 76.

The merger will be taxable to Transatlantic stockholders.

The receipt of Allied World shares (and cash, if any, received in lieu of Allied World fractional shares) by U.S. holders in exchange for shares of Transatlantic common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For a description of the tax consequences of the merger, please refer to “Material U.S. Federal Income Tax Consequences” beginning on page 142.

Risk Factors Relating to the Combined Company Following the Merger

Although Allied World and Transatlantic expect to realize certain benefits as a result of the merger, there is the possibility that the combined company may be unable to integrate successfully the businesses of Allied World and Transatlantic in order to realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Allied World and Transatlantic. Due to legal restrictions, Allied World and Transatlantic have been able to conduct only limited planning regarding the integration of the two companies after completion of the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined thereafter. Potential difficulties the combined company may encounter as part of the integration process include the following:

•	the inability to successfully combine the businesses in a manner that permits the combined company to achieve the full synergies anticipated to result from the merger;

•	complexities associated with managing the combined businesses, including the challenge of integrating complex systems, technology, networks and other assets of each company in a seamless manner that minimizes any adverse impact on customers, suppliers, brokers, employees and other constituencies;

•	the costs of integration and compliance and the possibility that the full benefits anticipated to result from the merger will not be realized;

•	any delay in the integration of management teams, strategies, operations, products and services;

•	diversion of the attention of each company’s management as a result of the merger;

•	differences in business backgrounds, corporate cultures and management philosophies that may delay successful integration;

•	the ability to retain key employees;

•	the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger, including one-time cash costs to integrate the companies beyond current estimates; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, brokers, employees and other constituencies or Allied World’s and Transatlantic’s ability to achieve the anticipated benefits of the merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

Current Allied World shareholders and Transatlantic stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Current Allied World shareholders have the right to vote in the election of the Allied World board of directors and on other matters affecting Allied World. Current Transatlantic stockholders have the right to vote in the election of the Transatlantic board of directors and on other matters affecting Transatlantic. Immediately after the merger is completed, it is expected that, on a fully diluted basis, current Allied World shareholders will own approximately 42% of the combined company and current Transatlantic stockholders will own approximately 58% of the combined company. As a result of the merger, current Allied World shareholders and current Transatlantic stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Allied World and Transatlantic, respectively. Additionally, the Allied World Articles impose voting restrictions on holders of 10% or more of the total combined voting power of Allied World issued shares such that these shareholders’ voting power is reduced to less than 10% of the total voting power.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Allied World’s or Transatlantic’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new global operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The financial analyses and forecasts considered by Allied World and Transatlantic and their respective financial advisors may not be realized, which may adversely affect the market price of Allied World shares following the merger.

In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement, each of the respective financial advisors to Allied World and Transatlantic independently reviewed and relied on, among other things, internal stand-alone and pro forma financial analyses and forecasts as separately provided to each respective financial advisor by Allied World or Transatlantic. See the sections entitled “The Merger— Certain Allied World Prospective Financial Information” and “The Merger — Certain Transatlantic Prospective Financial Information.” The financial advisor of Transatlantic, Moelis, assumed, at the direction of the board of directors of Transatlantic, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Allied World and Transatlantic as to the future performance of their respective companies and that such future financial results will be achieved at the times and in the amounts projected by management of Allied World and Transatlantic. These analyses and forecasts were prepared by, or as directed by, the managements of Allied World and Transatlantic and were also considered by the Allied World board of directors and the Transatlantic board of directors. None of these analyses or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP, SAP, international financial reporting standards (“IFRS”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Allied World and Transatlantic. Accordingly, there can be no assurance that Allied World’s or Transatlantic’s financial condition or results of operations will be consistent with those set forth in such analyses and forecasts. Significantly worse financial results could have a material adverse effect on the market price of TransAllied shares following the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of the companies.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Allied World and Transatlantic. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated. While Allied World and Transatlantic have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

There can be no assurance that the merger will not result in a ratings downgrade of Allied World’s or Transatlantic’s insurance or reinsurance operating companies, which may result in an adverse effect on the business, financial condition and operating results.

Ratings with respect to claims paying ability and financial strength are important factors in establishing the competitive position of insurance and reinsurance companies and will also impact the cost and availability of capital to an insurance and reinsurance holding company. The combined operations of Allied World and Transatlantic will compete with other insurance and reinsurance companies, financial intermediaries and financial institutions on the basis of a number of factors, including the ratings assigned by internationally-recognized rating organizations. Ratings will represent an important consideration in maintaining customer confidence in the combined company and in its ability to market insurance and reinsurance products. Rating organizations regularly analyze the financial performance and condition of insurers. Any ratings downgrade, or the potential for a ratings downgrade, of Allied World, Transatlantic, the combined company or any of their insurance or reinsurance subsidiaries could adversely affect their ability to market and distribute products and services, which could have an adverse effect on Allied World’s, Transatlantic’s or the combined company’s, as applicable, business, financial condition and operating results. There is a risk that Allied World and/or Transatlantic is subject to being downgraded, and there can be no assurance that the ratings of the combined company’s insurance and reinsurance operating companies will not be downgraded, following the merger.

Ratings are not in any way a measure of protection afforded to investors and should not be relied upon in making an investment or voting decision.

The occurrence of severe catastrophic events may cause the combined company’s financial results to be volatile and may affect the financial results of the combined company differently than such an event would have affected the financial results of either Allied World or Transatlantic on a stand-alone basis.

Because the combined company will, among other things, underwrite property catastrophe insurance and reinsurance and have large aggregate exposures to natural and man-made disasters, management expects that the combined company’s loss experience generally will include infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to cause substantial volatility in the combined company’s financial results. In addition, because catastrophes are an inherent risk of the combined company’s business, a major event or series of events can be expected to occur from time to time and to have a material adverse effect on the combined company’s financial condition and results of operations, possibly to the extent of eliminating the combined company’s shareholders’ equity. Upon completion of the merger, the combined company’s exposure to natural and man-made disasters will be different from the exposure of either Allied World or Transatlantic prior to the completion of the merger. Accordingly, the merger may exacerbate the exposure described above.

Some of the executive officers and directors of Allied World and Transatlantic have interests in seeing the merger completed that are different from, or in addition to, those of the other Allied World and Transatlantic stockholders. Therefore, some of the executive officers and directors of Allied World may have a conflict of interest in recommending the proposals being voted on at the Allied World Special Shareholder Meeting and some of the executive officers and directors of Transatlantic may have a conflict of interest in recommending the proposals being voted on at the Transatlantic Special Shareholder Meeting.

Certain of the executive officers of Allied World and Transatlantic have arrangements that provide them with interests in the merger that are different from, or in addition to, those of stockholders of Allied World and Transatlantic generally. These interests include, among others, ownership interests in the combined company, continued service as an executive officer of the combined company, payments and equity grants, and the accelerated vesting of certain equity awards and/or certain severance benefits, in connection with the merger. These interests may influence the executive officers of Allied World to support or approve the proposals to be presented at the Allied World Special Shareholder Meeting and/or the executive officers of Transatlantic to support or approve the proposals to be presented at the Transatlantic Special Shareholder Meeting.

In addition, certain directors of Allied World and Transatlantic may have interests in the merger that are different from, or in addition to, those of stockholders of Allied World and Transatlantic generally, including ownership interests and equity grants in the combined company and continued service as a director of the combined company. These interests may influence the directors of Allied World and Transatlantic to support or approve the proposals to be presented at the Allied World Special Shareholder Meeting and/or the Transatlantic Special Shareholder Meeting.

See “The Merger — Interests of Allied World’s Directors and Executive Officers in the Merger” beginning on page 86 and “The Merger — Interests of Transatlantic’s Directors and Executive Officers in the Merger” beginning on page 93 for a more detailed description of these interests.

The Allied World shares to be received by Transatlantic stockholders as a result of the merger will have different rights from the shares of Transatlantic common stock.

Upon completion of the merger, Transatlantic stockholders will become shareholders of TransAllied, and their rights as shareholders will be governed by the TransAllied Articles, the TransAllied organizational resolutions and Swiss law. The rights associated with Transatlantic common stock are different from the rights associated with Allied World shares. See “Comparison of Rights of TransAllied Shareholders and Transatlantic Stockholders” beginning on page 168.

Other Risk Factors of Allied World and Transatlantic

Allied World’s and Transatlantic’s businesses are and will be subject to the risks described above. In addition, Allied World and Transatlantic are, and will continue to be, subject to the risks described in Allied World’s and Transatlantic’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Allied World Assurance Company Holdings, AG

Allied World Assurance Company Holdings, AG is a holding company incorporated in Switzerland. Allied World, through its wholly-owned subsidiaries, including Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc., Allied World National Assurance Company, Darwin National Assurance Company and Darwin Select Insurance Company and its branch offices, is a specialty insurance and reinsurance company that underwrites a diversified portfolio of property and casualty lines of business through offices located in Bermuda, Hong Kong, Ireland, Singapore, Switzerland, the United Kingdom and the United States. Allied World has nine offices in the United States and has become licensed in Canada as well. Since its formation in 2001, Allied World has focused primarily on the direct insurance markets. Allied World offers its clients and producers significant capacity in both direct property and casualty insurance markets as well as the reinsurance market. Allied World is the ultimate parent company of Allied World Assurance Company Holdings, Ltd, the former publicly-traded Bermuda holding company, and its subsidiaries as a result of a redomestication effected on December 1, 2010, pursuant to a scheme of arrangement under Bermuda law.

Allied World shares are traded on the NYSE under the symbol “AWH.” Following the merger, the combined company’s common shares will be traded on the NYSE under the symbol “TAG.”

The principal executive offices of Allied World are located at Lindenstrasse 8, 6340 Baar, Zug, Switzerland and its telephone number is 41-41-768-1080. Additional information about Allied World and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 183.

Transatlantic Holdings, Inc.

Transatlantic Holdings, Inc. is a holding company incorporated in the State of Delaware. Transatlantic, through its wholly-owned subsidiaries, TRC, Trans Re Zurich Reinsurance Company Ltd., acquired by TRC in 1996, and Putnam (contributed by Transatlantic to TRC in 1995), offers reinsurance capacity for a full range of property and casualty products, directly and through brokers, to insurance and reinsurance companies, in both the domestic and international markets on both a treaty and facultative basis. One or both of TRC and Putnam is licensed, accredited, authorized or can serve as a reinsurer in 50 states and the District of Columbia in the United States and in Puerto Rico and Guam. Through its international locations, Transatlantic has operations worldwide, including Bermuda, Canada, seven locations in Europe, three locations in Central and South America, two locations in Asia (excluding Japan), and one location in each of Japan, Australia and Africa. TRC is licensed in Bermuda, Canada, Japan, the United Kingdom, the Dominican Republic, the Hong Kong Special Administrative Region, the People’s Republic of China and Australia. Transatlantic was originally formed in 1986 under the name PREINCO Holdings, Inc. as a holding company for Putnam. Transatlantic’s name was changed to Transatlantic Holdings, Inc. on April 18, 1990 following the acquisition on April 17, 1990 of all of the common stock of TRC in exchange for shares of common stock of Transatlantic.

Transatlantic’s common stock is traded on the NYSE under the symbol “TRH.”

The principal executive offices of Transatlantic are located at 80 Pine Street, New York, New York 10005 and its telephone number is (212) 365-2200. Additional information about Transatlantic and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 183.

GO Sub, LLC

GO Sub, LLC, a wholly-owned subsidiary of Allied World and a Delaware limited liability company, which was initially incorporated on June 2, 2011 as a corporation, and subsequently converted to a limited liability company on June 10, 2011, and was formed for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into Transatlantic, with Transatlantic surviving as a wholly-owned subsidiary of Allied World.

THE ALLIED WORLD SPECIAL SHAREHOLDER MEETING

This joint proxy statement/prospectus is being provided to the shareholders of Allied World as part of a solicitation of proxies by the Allied World board of directors for use at the Allied World Special Shareholder Meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides shareholders of Allied World with the information they need to know to be able to vote or instruct their vote to be cast at the Allied World Special Shareholder Meeting.

Date, Time and Place

The Allied World Special Shareholder Meeting will be held at Allied World’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, on          , 2011, at [2:00] p.m. local time.

Purpose of the Allied World Special Shareholder Meeting

At the Allied World Special Shareholder Meeting, Allied World shareholders will be asked to consider and vote on:

•	the proposal to increase Allied World’s ordinary share capital pursuant to article 3a(a) of the Allied World Articles by CHF (equaling USD ) to CHF (equaling USD ) by the issuance of Allied World shares to Transatlantic stockholders pursuant to, and only in connection with, the merger as contemplated by the merger agreement, including the exclusion of all preferential subscription rights to which Allied World shareholders may be entitled; the contributions for the new registered shares are paid by converting existing reserves (Kapitalreserven) into share capital;

•	the proposal to increase Allied World’s conditional share capital pursuant to article 5(a) of the Allied World Articles by CHF (equaling USD ) to CHF (equaling USD ), only in connection with the merger;

•	the proposal to increase Allied World’s authorized share capital pursuant to article 6(a) of the Allied World Articles by CHF (equaling USD ) to CHF (equaling USD ), only in connection with the merger;

•	the proposal to issue Allied World shares to Transatlantic stockholders pursuant to the merger and as contemplated by the merger agreement as required by NYSE rules;

•	the proposal to amend article 1 of the Allied World Articles to change Allied World’s name to “TransAllied Group Holdings, AG” immediately following, and conditioned upon, the completion of the merger;

•	the proposal to elect (x) three Class II directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2012, (y) four Class III directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013 and (z) four Class I directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014;

•	the proposal to effect a capital reduction to allow for the payment of a dividend to the combined company’s shareholders after the completion of the merger; and

•	the proposal to amend and restate the Stock Incentive Plan, as required by NYSE rules, to, among other things, increase the number of shares reserved for issuance under the Stock Incentive Plan and to extend the Stock Incentive Plan’s termination date effective upon the completion of the merger.

Completion of the merger is conditioned on, among other things, approval of the share capital increase proposals, the NYSE share issuance proposal, the name change proposal, and the election of directors proposal.

Recommendations of the Board of Directors of Allied World

The Allied World board of directors unanimously approved the merger agreement and the amendment to the Allied World Articles and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of the Allied World shares to Transatlantic stockholders pursuant to the merger and the adoption of the amendment to the Allied World Articles, are in the best interests of Allied World.

The Allied World board of directors unanimously recommends that the Allied World shareholders vote “FOR” each of the proposals set forth above. See the section entitled “The Merger — Allied World’s Reasons for the Merger; Recommendations of the Allied World Board of Directors” beginning on page 59 for a more detailed discussion of the Allied World board of directors’ recommendation.

Allied World Record Date; Shareholders Entitled to Vote

Only Allied World shareholders of record at the close of business on July 22, 2011, the Allied World record date, are entitled to notice of, and to vote at, the Allied World Special Shareholder Meeting.

At the close of business on the Allied World record date, there were 38,077,329 Allied World shares issued and outstanding and entitled to vote at the Allied World Special Shareholder Meeting. Holders of Allied World shares will have one vote for each Allied World share they owned on the Allied World record date, in person or by a properly executed and delivered proxy with respect to the Allied World Special Shareholder Meeting, unless such shareholders own “controlled shares” that constitute 10% or more of the issued Allied World shares, in which case the voting rights with respect to those “controlled shares” will be limited, in the aggregate, to a voting power of approximately 10% pursuant to a formula specified in article 14 of the Allied World Articles. The Allied World Articles define “controlled shares” generally to include all shares of Allied World directly, indirectly or constructively owned or beneficially owned by any person or group of persons. The share capital of Allied World consists of the outstanding Allied World shares and Allied World non-voting shares.

Voting by Allied World’s Directors and Executive Officers

At the close of business on the Allied World record date, directors and executive officers of Allied World and their affiliates were entitled to vote 713,214 Allied World shares, or approximately 1.9% of the Allied World shares outstanding on that date. We currently expect that Allied World’s directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the Special Shareholder Meeting, although none of them has entered into any agreement obligating them to do so.

Quorum

In order to transact business at the Allied World Special Shareholder Meeting, a quorum is required. Two or more persons present in person and representing in person or by proxy throughout the meeting more than 50% of the total issued and outstanding Allied World shares registered in Allied World’s share register constitute a quorum for the transaction of business at the Allied World Special Shareholder Meeting. The Allied World board of directors or chairman of the Allied World board of directors may postpone the meeting with sufficient factual reason, provided that notice of postponement is given to the shareholders in the same form as the invitation before the time for such meeting. A new notice is then required to hold the postponed meeting. Under Swiss law, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Abstentions (Allied World shares for which proxies have been received but for which the holders have abstained from voting) will be counted toward the presence of a quorum at the Allied World Special Shareholder Meeting. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a shareholders’ meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the Allied World Special Shareholder Meeting are considered “non-routine” under NYSE rules, brokers do not have discretion to vote on such proposals and, as such broker non-votes will not be included in the calculation of the number of Allied World shares represented at the Allied World Special Shareholder Meeting for purposes of determining whether a quorum has been achieved.

Required Vote; Failures to Vote, Abstentions, Broker Non-Votes

Approval of each of the following proposals requires the affirmative vote of at least 66 2/3 of the votes represented at the Allied World Special Shareholder Meeting and a majority of the nominal value of the Allied World shares represented at such meeting, where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal: (i) the article 3 share capital increase proposal, (ii) the article 5 share capital increase proposal and (iii) the article 6 share capital increase proposal. Abstentions and broker non-votes will not be considered votes cast and will have no effect on these proposals, assuming a quorum is present.

The approval of the NYSE share issuance proposal and the Stock Incentive Plan proposal requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Allied World Special Shareholder Meeting, provided that the total votes cast on this proposal represent over 50% of the outstanding Allied World shares entitled to vote on this proposal; provided further that the approval of the NYSE share issuance proposal is conditioned upon the approval of the share capital increase proposal, as provided above. Votes “for,” votes “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast for this purpose. All outstanding Allied World shares count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which we refer to as the “NYSE votes cast”, must be greater than 50% of the total outstanding Allied World shares. The number of votes “for” the proposal must be greater than 50% of the NYSE votes cast.

Each of the following approvals requires a majority of the votes cast voting in favor of such proposal at the Allied World Special Shareholder Meeting where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal: (i) the name change proposal, (ii) the election of directors proposal and (iii) the capital reduction proposal. Abstentions and broker non-votes will not be considered votes cast and will have no effect on these proposals, assuming a quorum is present.

Completion of the merger is conditioned on, among other things, approval of the share capital increase proposals, the NYSE share issuance proposal, the name change proposal and the election of directors proposal.

Voting of Proxies by Holders of Record

If you are a holder of record of Allied World shares, a proxy card is enclosed for your use. Allied World requests that you submit a proxy by signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the Allied World shares represented by it will be voted at the Allied World Special Shareholder Meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the Allied World shares represented are to be voted with regard to a particular proposal, the Allied World shares represented by the proxy will be voted in accordance with the recommendation of the Allied World board of directors and, therefore, “FOR” each of the proposals to be considered and voted upon at such meeting. As of the date hereof, management has no knowledge of any business that will be presented for consideration at the Allied World Special Shareholder Meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Allied World’s Notice of Special Shareholder Meeting. If any other matter is properly presented at the Allied World Special Shareholder Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Voting by Independent Proxy

If you are an Allied World shareholder of record as of the Allied World record date, under Swiss law you may authorize the independent proxy, Mr. Paul Buergi, of Buis Buergi AG, Muehlebachstrasse 7, P.O. Box 672, CH-8024, Zurich, Switzerland, with full rights of substitution, to vote your Allied World shares on your behalf instead of using the enclosed proxy card. If you authorize the independent proxy to vote your shares without giving instructions, your shares will be voted in accordance with the recommendations of the Allied World board of directors with regard to the items listed in the notice of meeting. If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Allied World Special Shareholder Meeting, the independent proxy will, in the absence of other specific instructions, vote in accordance with the recommendations of the Allied World board of directors. An optional form of proxy card that may be used by the independent proxy to vote your Allied World shares is included with this joint proxy statement/prospectus. Proxy cards authorizing the independent proxy to vote your shares must be sent directly to the independent proxy, arriving no later than          , local time,          , 2011.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Allied World Special Shareholder Meeting in person.

Shares Held in Street Name

If you hold your Allied World shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, brokerage firm or other nominee. Please note that you may not vote Allied World shares held in street name by returning a proxy card directly to Allied World or by voting in person at the Allied World Special Shareholder Meeting unless you have a “legal proxy,” which you must obtain from your bank, brokerage firm or other nominee. Further, brokers who hold Allied World shares on behalf of their customers may not give a proxy to Allied World to vote those Allied World shares without specific instructions from their customers.

If you are an Allied World shareholder and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares your bank, brokerage firm or other nominee, as applicable, may not vote your Allied World shares on any of the proposals to be considered and voted upon at the Allied World Special Shareholder Meeting as all such matters are deemed “non-routine” matters. See “Admission to the Special Shareholder Meeting” below for further information regarding voting your shares that are held in “street name.”

Revocation of Proxies

If you are the record holder of Allied World shares, you can change your vote or revoke your proxy at any time before your proxy is voted at the Allied World Special Shareholder Meeting. You can do this by:

•	timely delivering a new, valid proxy by mail as described on the proxy card; or

•	attending the Allied World Special Shareholder Meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Allied World Special Shareholder Meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered Allied World shareholder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.

Please note that if your shares are held in “street name” through a bank, brokerage firm or other nominee, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other nominee in accordance with its established procedures. If your Allied World shares are held in the name of a bank, brokerage firm or other nominee and you decide to change your vote by attending the Allied World Special Shareholder Meeting and voting in person, your vote in person at the Allied World Special Shareholder Meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your bank, brokerage firm or other nominee).

Tabulation of Votes

A representative from Baker & McKenzie Zurich will act as the inspector of elections and will be responsible for tabulating the votes cast by proxy (which will have been certified by Allied World’s independent transfer agent) or in person at the Allied World Special Shareholder Meeting. Under Swiss law, Allied World is responsible for determining whether or not a quorum is present and the final voting results.

Solicitation of Proxies

Allied World is soliciting proxies for the Allied World Special Shareholder Meeting. In accordance with the merger agreement, Allied World and Transatlantic will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus. Allied World will pay all of its other costs of soliciting proxies. In addition to solicitation by use of mails, proxies may be solicited by Allied World directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with this solicitation.

Allied World has engaged MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist in the solicitation of proxies for the Allied World Special Shareholder Meeting. Allied World estimates that it will pay MacKenzie Partners a fee of approximately $15,000. Allied World will also reimburse MacKenzie Partners for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners and its affiliates against certain claims, liabilities, losses, damages and expenses. Allied World will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. Allied World will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

The Allied World board of directors or chairman of the Allied World board of directors may postpone the Allied World Special Shareholder Meeting with sufficient factual reason, provided that notice of postponement is given to the shareholders in the same form as the invitation before the time for such meeting. A new notice is then required to hold the postponed meeting. Under Swiss law, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Organizational Matters Required by Swiss Law with respect to the Allied World Special Shareholder Meeting

Admission to the Special Shareholder Meeting

Shareholders who are registered in Allied World’s share register on the Allied World record date will receive this joint proxy statement/prospectus and proxy cards from MacKenzie Partners, Allied World’s proxy solicitor. Beneficial owners of Allied World shares will receive instructions from their bank, brokerage firm or other nominee acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Allied World Special Shareholder Meeting are requested to obtain a power of attorney from their bank, brokerage firm or other nominee that authorizes them to vote the shares held by them on their behalf. In addition, you must bring to the Allied World Special Shareholder Meeting an account statement or letter from your bank, brokerage firm or other nominee indicating that you are the owner of the Allied World shares. Shareholders of record registered in Allied World’s share register are entitled to participate in and vote at the Allied World Special Shareholder Meeting.

Each share is entitled to one vote. The exercise of voting rights is subject to the voting restrictions set out in the Allied World Articles, a summary of which is contained in the section entitled “Questions and Answers — How many votes do I have?”

Granting a Proxy

If you are an Allied World shareholder of record and do not wish to attend the Allied World Special Shareholder Meeting, you have the right to grant a proxy directly to the Allied World officers named in the proxy card. In addition, under Swiss corporate law you can: (i) appoint Mr. Paul Buergi, of Buis Buergi AG, Muehlebachstrasse 7, P.O Box 672, CH-8024, Zurich, Switzerland, as the independent proxy, with full rights of substitution, with the corresponding proxy card; or (ii) grant a written proxy to any person who need not be an Allied World shareholder. Please see “Question and Answers — How do I vote?” and “Questions and Answers— How do I appoint and vote via the independent proxy if I am an Allied World shareholder of record?” elsewhere in the joint proxy statement/prospectus for more information on appointing the independent proxy. Proxies issued to the independent proxy must be received no later than          , local time, on          , 2011.

Registered Allied World shareholders who have appointed an Allied World officer or the independent proxy as a proxy may not vote in person at the Allied World Special Shareholder Meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. Revocations to the independent proxy must be received by him or her by no later than          , local time, on          , 2011.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Allied World officer acting as proxy and the independent proxy will vote according to the recommendations of the Allied World board of directors. If new agenda items (other than those on the agenda) or new proposals or motions regarding agenda items set out in the invitation to the Allied World Special Shareholder Meeting are being put forth before the meeting, the Allied World officer acting as proxy and the independent proxy will vote in accordance with the recommendation of the Allied World board of directors in the absence of other specific instructions.

Beneficial owners who have not obtained a power of attorney from their bank, brokerage firm or other nominee are not entitled to participate in or vote at the Allied World Special Shareholder Meeting.

Proxy Holders of Deposited Shares

Proxy holders of deposited shares in accordance with Swiss corporate law are kindly asked to inform Allied World of the number of shares they represent as soon as possible, but prior to the date of the Allied World Special Shareholder Meeting, at Allied World’s corporate headquarters.

Admission Office

The admission office opens on the day of the Allied World Special Shareholder Meeting at          local time. Allied World shareholders of record attending the meeting are kindly asked to present their proxy card as proof of admission at the entrance.

THE TRANSATLANTIC SPECIAL SHAREHOLDER MEETING

This joint proxy statement/prospectus is being provided to the stockholders of Transatlantic as part of a solicitation of proxies by the Transatlantic board of directors for use at the Transatlantic Special Shareholder Meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides stockholders of Transatlantic with the information they need to know to be able to vote or instruct their vote to be cast at the Transatlantic Special Shareholder Meeting.

Date, Time and Place

The Transatlantic Special Shareholder Meeting is scheduled to be held at the          on          , 2011 at [8:00 a.m.] local time.

Purpose of the Transatlantic Special Shareholder Meeting

At the Transatlantic Special Shareholder Meeting, Transatlantic stockholders will be asked to consider and vote on:

•	the proposal to adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 42 and 105, respectively;

•	the proposal to adjourn the Transatlantic Special Shareholder Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and

•	the proposal, on an advisory basis (non-binding), to approve the compensation that may be paid or become payable to Transatlantic’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described below in the section entitled “— Advisory Vote on the Golden Parachute Compensation Arrangements for Transatlantic’s Named Executive Officers.”

Completion of the merger is conditioned on, among other things, approval of the adoption of the merger agreement proposal.

Advisory Vote on the Golden Parachute Compensation Arrangements for Transatlantic’s Named Executive Officers

Recently adopted Section 14A of the Exchange Act requires that Transatlantic provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the “golden parachute” compensation arrangements for Transatlantic’s named executive officers, as disclosed in the section entitled “The Merger — Interests of Transatlantic Directors and Executive Officers in the Merger — Golden Parachute Compensation” beginning on page 94.

In accordance with Section 14A of the Exchange Act, in this proposal Transatlantic stockholders are being asked to approve the following non-binding resolution at the Transatlantic Special Shareholder Meeting:

“RESOLVED, that the stockholders of Transatlantic approve, on an advisory (non-binding) basis, the compensation to be paid by Transatlantic to Transatlantic’s named executive officers that is based on or otherwise relates to the merger with Allied World, as disclosed in the Golden Parachute Compensation Table and related notes and narrative disclosure in the section of the joint proxy statement/prospectus for the Merger entitled “The Merger — Interests of Transatlantic’s Directors and Executive Officers in the Merger — Golden Parachute Compensation.”

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on Transatlantic or Allied World, or the board of directors or the compensation committee of Transatlantic or Allied World.

Recommendations of the Board of Directors of Transatlantic

The Transatlantic board of directors has unanimously approved the merger agreement and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Transatlantic and its stockholders.

The Transatlantic board of directors unanimously recommends that Transatlantic stockholders vote “FOR” each of the proposals set forth above. See the section entitled “The Merger — Transatlantic’s Reasons for the Merger; Recommendations of the Transatlantic Board of Directors” beginning on page 72 for a more detailed discussion of the Transatlantic board of directors’ recommendation.

Transatlantic Record Date; Stockholders Entitled to Vote

Only holders of record of Transatlantic common stock at the close of business on July 22, 2011, the Transatlantic record date, will be entitled to notice of, and to vote at, the Transatlantic Special Shareholder Meeting or any adjournments or postponements thereof.

At the close of business on the Transatlantic record date, 62,488,896 shares of Transatlantic common stock were issued and outstanding and held by 275 holders of record. Holders of record of Transatlantic common stock on the Transatlantic record date are entitled to one vote per share at the Transatlantic Special Shareholder Meeting on each proposal. However, to satisfy the requirements of New York State Insurance regulators, on June 1, 2009, Davis Advisors entered into an agreement with Transatlantic whereby Davis Advisors agreed to vote the number of shares of Transatlantic common stock owned by Davis Advisors in excess of 9.9% of Transatlantic’s outstanding shares in a manner proportionate to the vote of the owners of the shares (excluding Davis Advisors, stockholders beneficially owning more than 10% of Transatlantic’s outstanding shares, and directors and officers of Transatlantic) voting on such matters. A list of stockholders of Transatlantic will be available for review for any purpose germane to the Transatlantic Special Shareholder Meeting at Transatlantic’s headquarters, at 80 Pine Street, New York, New York, during regular business hours for a period of 10 days before the Transatlantic Special Shareholder Meeting. The list will also be available at the Transatlantic Special Shareholder Meeting during the whole time thereof for examination by any stockholder of record present at the Transatlantic Special Shareholder Meeting.

Voting by Transatlantic’s Directors and Executive Officers

At the close of business on the Transatlantic record date, directors and executive officers of Transatlantic and their affiliates were entitled to vote 221,521 shares of Transatlantic common stock, or approximately 0.35% of the shares of Transatlantic common stock outstanding on that date, which represents approximately 0.7% of the votes required for the approval of the adoption of the merger agreement proposal. We currently expect that Transatlantic’s directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the Transatlantic Special Shareholder Meeting, although none of them has entered into any agreement obligating them to do so.

Quorum

No business may be transacted at the Transatlantic Special Shareholder Meeting unless a quorum is present. Attendance in person or by proxy at the Transatlantic Special Shareholder Meeting of holders of record of a majority of the aggregate voting power of the outstanding shares of Transatlantic common stock entitled to vote at the meeting will constitute a quorum. If a quorum is not present, or if fewer shares of Transatlantic common stock are voted in favor of the proposal to adopt the merger agreement than the number required for its adoption, the Transatlantic Special Shareholder Meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Transatlantic Special Shareholder Meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Transatlantic Special Shareholder Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions (shares of Transatlantic common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of Transatlantic common stock represented at the Transatlantic Special Shareholder Meeting for purposes of determining whether a quorum has been achieved. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a stockholders’ meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the Transatlantic Special Shareholder Meeting are considered “non-routine” under NYSE rules, brokers do not have discretion to vote on such proposals and, as such broker non-votes will not be included in the calculation of the number of shares of Transatlantic common stock represented at the Transatlantic Special Shareholder Meeting for purposes of determining whether a quorum has been achieved.

Required Vote

The approval of the adoption of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Transatlantic common stock entitled to vote thereon. Failures to vote, votes to abstain and broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal.

The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Transatlantic common stock entitled to vote and present in person or by proxy, whether or not a quorum is present. The Transatlantic stockholders may so adjourn the Transatlantic Special Shareholder Meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each Transatlantic stockholder of record entitled to vote at the meeting. Abstaining will have the same effect as a vote “AGAINST” the proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the adjournment proposal.

The approval of the golden parachute proposal requires the affirmative vote of the holders of a majority of the shares of Transatlantic common stock present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Abstentions will have the effect of a vote “AGAINST” the proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the proposal, assuming a quorum is present.

Failures to Vote, Broker Non-Votes and Abstentions

Under the rules of the NYSE, banks, brokerage firm or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, brokerage firm or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Transatlantic common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the adoption of the merger agreement proposal, the adjournment proposal or the golden parachute proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the adoption of the merger agreement proposal, the adjournment proposal or the golden parachute proposal. For shares of Transatlantic common stock held in “street name,” only shares of Transatlantic common stock affirmatively voted “FOR” the adoption of the merger agreement proposal, the adjournment proposal and the golden parachute proposal will be counted as affirmative votes therefor.

Abstentions, failures to vote and broker non-votes, if any, will have the same effect as a vote “AGAINST” the adoption of the merger agreement proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the golden parachute proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the golden parachute proposal, assuming a quorum is present.

Voting at the Transatlantic Special Shareholder Meeting

Whether or not you plan to attend the Transatlantic Special Shareholder Meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer & Trust Company LLC, Transatlantic’s transfer agent and registrar, you may vote in person at the Transatlantic Special Shareholder Meeting or by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a bank, brokerage firm or other nominee, you must follow the instructions from your bank, brokerage firm or other nominee in order to vote.

Voting in Person

If you plan to attend the Transatlantic Special Shareholder Meeting and wish to vote in person, you will be given a ballot at the Transatlantic Special Shareholder Meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the Transatlantic Special Shareholder Meeting, you must bring to the Transatlantic Special Shareholder Meeting a proxy executed in your favor from the record holder (your bank, brokerage firm or other nominee) of the shares authorizing you to vote at the Transatlantic Special Shareholder Meeting.

In addition, if you are a registered Transatlantic stockholder, please be prepared to provide proper identification, such as a driver’s license, in order to be admitted to the Transatlantic Special Shareholder Meeting. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, brokerage firm or other nominee, along with proper identification.

Voting by Proxy

If you are a holder of record, a proxy card is enclosed for your use. Transatlantic requests that you submit a proxy by:

•	logging onto http://proxy.georgeson.com/ and following the instructions on your proxy card to vote via the internet anytime up to on , 2011 and following the instructions provided on that site;

•	dialing 1-800-652-VOTE (8683) and listening for further directions to vote by telephone anytime up to on , 2011 and following the instructions provided in the recorded message; or

•	signing and returning the accompanying proxy card in the enclosed postage-paid envelope. Transatlantic stockholders of record may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

You should vote your proxy in advance of the Transatlantic Special Shareholder Meeting even if you plan to attend the Transatlantic Special Shareholder Meeting. You can always change your vote at the Transatlantic Special Shareholder Meeting.

If you hold your shares of Transatlantic common stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, brokerage firm or other nominee. Please note that you may not vote shares of Transatlantic common stock held in street name by returning a proxy card directly to Transatlantic or by voting in person at the Transatlantic Special Shareholder Meeting unless you have a “legal proxy,” which you must obtain from your bank, brokerage firm or other nominee. Further, brokers who hold shares of Transatlantic common stock on behalf of their customers may not give a proxy to Transatlantic to vote those shares without specific instructions from their customers.

If you are a Transatlantic stockholder and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares your bank, brokerage firm broker or other nominee, as applicable, may not vote your shares on any of the proposals to be considered and voted upon at the Transatlantic Special Shareholder Meeting as all such matters are deemed “non-routine” matters pursuant to applicable NYSE rules.

How Proxies Are Counted

All shares of Transatlantic common stock represented by properly executed proxies received in time for the Transatlantic Special Shareholder Meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement proposal, the adjournment proposal and the golden parachute proposal.

Only shares of Transatlantic common stock affirmatively voted for the applicable proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for adoption of the merger agreement proposal, the adjournment proposal and the golden parachute proposal. Abstentions, failures to vote and broker non-votes, if any, will have the same effect as votes “AGAINST” the adoption of the merger agreement proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the golden parachute proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the golden parachute proposal, assuming a quorum is present.

Revocation of Proxies

If you are the record holder of shares of Transatlantic common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the Transatlantic Special Shareholder Meeting. You can do this by:

•	timely delivering a new, valid proxy bearing a later date by submitting instructions via the internet, by telephone or by mail as described on the proxy card;

•	timely delivering a signed written notice of revocation to the Secretary of Transatlantic; or

•	attending the Transatlantic Special Shareholder Meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Transatlantic Special Shareholder Meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered Transatlantic stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the Transatlantic stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Transatlantic Holdings, Inc.
80 Pine Street
New York, New York 10005
Attention: Secretary

Please note that if your shares of Transatlantic common stock are held in “street name” through a bank, brokerage firm or other nominee, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other nominee in accordance with its established procedures. If your shares are held in the name of a bank, brokerage firm or other nominee and you decide to change your vote by attending the Transatlantic Special Shareholder Meeting and voting in person, your vote in person at the Transatlantic Special Shareholder Meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your bank, brokerage firm or other nominee).

Tabulation of Votes

Transatlantic has appointed American Stock Transfer & Trust Company LLC to serve as the Inspector of Election for the Transatlantic Special Shareholder Meeting. American Stock Transfer & Trust Company LLC will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Transatlantic is soliciting proxies for the Transatlantic Special Shareholder Meeting from its stockholders. In accordance with the merger agreement, Transatlantic and Allied World will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus. Transatlantic will pay all of its other costs of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited by Transatlantic’s directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

Transatlantic has engaged Georgeson Inc. to assist in the solicitation of proxies for the Transatlantic Special Shareholder Meeting. Transatlantic estimates that it will pay Georgeson Inc. a fee of approximately $16,000 for proxy solicitation services. Transatlantic will also reimburse Georgeson Inc. for reasonable out-of-pocket expenses and will indemnify Georgeson Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. Transatlantic will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of Transatlantic common stock held of record by them. Transatlantic will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

Any adjournment of the Transatlantic Special Shareholder Meeting may be made from time to time by the Transatlantic stockholders, by the affirmative vote of the holders of a majority of shares of Transatlantic common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, without further notice other than by an announcement made at the Transatlantic Special Shareholder Meeting. If a quorum is not present at the Transatlantic Special Shareholder Meeting, or if a quorum is present at the Transatlantic Special Shareholder Meeting but there are not sufficient votes at the time of the Transatlantic Special Shareholder Meeting to approve the adoption of the merger agreement proposal, then Transatlantic stockholders may be asked to vote to adjourn the Transatlantic Special Shareholder Meeting so as to permit the further solicitation of proxies.

THE MERGER

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly-owned subsidiary of Allied World that was formed for the sole purpose of effecting the merger, will merge with and into Transatlantic. Transatlantic will survive the merger and become a wholly-owned subsidiary of Allied World. Upon completion of the merger, Allied World will be the parent company of Transatlantic, and Allied World’s name will be changed to TransAllied Group Holdings, AG.

In the merger, each outstanding share of Transatlantic common stock (other than shares owned by Transatlantic, Allied World or Merger Sub, which shares will be cancelled) will be converted into the right to receive 0.88 Allied World shares, together with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect share price changes prior to the closing of the merger. Allied World shareholders will continue to hold their existing Allied World shares.

Background of the Merger

Background of the Merger

From 1990, when Transatlantic became a public company, until June 2009, American International Group, Inc. (together with its subsidiaries, “AIG”) owned a controlling interest in Transatlantic’s outstanding common stock. In the second half of 2008, AIG experienced an unprecedented strain on its liquidity. This strain led to a series of transactions with the Federal Reserve Bank of New York and the U.S. Department of the Treasury. On September 29, 2008, AIG, which then owned approximately 59% of Transatlantic’s outstanding common stock, filed an amendment to its Schedule 13D relating to Transatlantic stating, among other things, that “AIG is exploring all strategic alternatives in connection with the potential disposition or other monetization of its . . . interest in [Transatlantic].” A special committee of directors of Transatlantic that were independent of management and of AIG (the “Special Committee”) comprised of Messrs. Richard S. Press, Ian H. Chippendale and John G. Foos was subsequently formed to evaluate proposals received from AIG relating to the possible disposition of, or other transactions involving, AIG’s ownership interest in Transatlantic as well as any related business combination transactions involving Transatlantic’s outstanding shares. Although several parties initially indicated possible interest in a transaction involving Transatlantic’s outstanding shares, these initial indications did not proceed past preliminary proposals, execution of confidentiality and standstill agreements and exchanges of non-public information. On June 10, 2009, AIG disposed of 29,900,000 of its shares of Transatlantic’s common stock in a secondary public offering, reducing its ownership in Transatlantic from approximately 59% to approximately 14%. Subsequently, AIG disposed of its remaining 8,500,000 shares of Transatlantic common stock in a secondary public offering (in which Transatlantic repurchased 2,000,000 of such shares) on March 15, 2010.

The board of directors and management of Allied World regularly review and evaluate potential strategic transactions, including business combinations, as part of their ongoing oversight and management of Allied World’s business and in furtherance of Allied World’s goal to increase its competitive positioning within the market. In the years leading up to the present transaction, Allied World, with the assistance of its respective legal and financial advisors, reviewed and analyzed potential strategic transactions with several companies within the insurance and reinsurance industry, but ultimately determined that a transaction with such companies at the relevant times was not strategically optimal. During this time, Allied World also engaged in a review of potential opportunities for smaller acquisitions as well as organic growth, and executed on certain of these initiatives. In October 2008, Allied World acquired Darwin Professional Underwriters, Inc., a specialty U.S. casualty insurer focused on small account primary and healthcare business, to expand Allied World’s U.S. insurance platform. As part of the strategy to grow its U.S. insurance and reinsurance platforms, Allied World also made investments in 2008 and 2009 to hire additional underwriting teams and support staff and build out its infrastructure. In 2010, Allied World established a syndicate at Lloyd’s of London to further expand its underwriting activities.

Since AIG’s June 2009 secondary offering, the Transatlantic board of directors and senior management have regularly reviewed and assessed strategic alternatives available to enhance stockholder value, including possible business combination transactions. In February 2010, Transatlantic selected Moelis to act as its financial advisor in connection with a review of strategic alternatives, based upon, among other things, the fact that Moelis is an internationally recognized investment banking firm that has substantial experience in merger and acquisition transactions. In October 2010, the Transatlantic board of directors disbanded the Special Committee (since AIG was no longer a significant stockholder of Transatlantic) and established a new strategy committee of the board of directors (the “Strategy Committee”), comprised of Messrs. Press, Chippendale, Foos and Stephen P. Bradley, each of whom are independent, to oversee Transatlantic’s review of strategic alternatives. From time to time since AIG’s June 2009 offering, at the direction of the board of directors of Transatlantic and the Strategy Committee, Transatlantic’s senior management engaged in preliminary discussions regarding possible business combination transactions with a number of insurance and reinsurance companies including Validus Holdings, Ltd. (“Validus”). Until the negotiations described below, these discussions did not proceed past preliminary proposals, execution of confidentiality and standstill agreements and limited exchanges of non-public information.

During 2010, Allied World engaged in strategic discussions with certain insurance and reinsurance companies, including a potential business combination and two strategic acquisitions in Canada and Europe. In each case, Allied World determined that the transaction valuations sought did not provide adequate value to Allied World and its shareholders.

During the period from February 11, 2011 to March 11, 2011, Robert F. Orlich, the Chief Executive Officer of Transatlantic, and/or Michael C. Sapnar, the current Chief Operating Officer of Transatlantic, engaged in very preliminary discussions with Scott A. Carmilani, the Chairman and Chief Executive Officer of Allied World, concerning the possibility of a strategic business combination transaction involving the two companies. On March 11, 2011, Mr. Carmilani met with Messrs. Orlich and Sapnar to discuss the possibility of the companies entering into a mutual confidentiality agreement, as well as the engagement of financial advisors by both companies, in connection with a potential transaction. The individuals also had very preliminary discussions regarding possible senior management roles at the combined company.

On March 13, 2011, the Allied World board of directors met by teleconference with members of Allied World’s senior management in attendance, during which Mr. Carmilani reported on his initial conversations with Messrs. Orlich and Sapnar. At the meeting, the Allied World board of directors requested Allied World’s senior management team to engage in further discussions with Transatlantic regarding the possibility of a strategic business combination involving the two companies and to report back to the board following such discussions. The Allied World board of directors also requested the retention of Deutsche Bank as Allied World’s financial advisor in connection with the review of the possible transaction, based upon, among other things, the fact that Deutsche Bank is an internationally recognized investment banking firm that has substantial experience in merger and acquisition transactions and the high-quality service that Deutsche Bank provides. Shortly thereafter, representatives of Allied World’s senior management approached representatives of Deutsche Bank to discuss whether Deutsche Bank would be available to assist Allied World in connection with evaluating the proposed transaction, and Deutsche Bank was then selected to serve as the company’s financial advisor.

On March 16, 2011, in connection with the regularly scheduled March 17, 2011 Transatlantic board of directors meeting, the Strategy Committee held a meeting (at which all of Transatlantic’s directors were in attendance) to discuss Messrs. Orlich and Sapnar’s conversations with Mr. Carmilani and the benefits of a potential strategic combination transaction between the companies. Members of Transatlantic’s senior management and representatives from Gibson, Dunn & Crutcher LLP, Transatlantic’s outside legal counsel (“Gibson Dunn”), and Moelis participated in this meeting. Representatives of Moelis reviewed with the directors recent M&A activity in the property and casualty insurance and reinsurance industry and provided an overview of potential business combination partners, including Allied World. Mr. Orlich described management’s views as to the business and strategic benefits of a potential strategic combination transaction with Allied World, including the increased size and capital position of the combined companies, the combination of strong primary insurance and reinsurance businesses, and certain expected synergies. Mr. Orlich also noted that

Transatlantic and Allied World each had strong and complementary underwriting and risk management cultures and that Transatlantic has been conducting insurance and reinsurance business with Allied World for many years and has had very positive experiences with Allied World. Following this discussion, the Strategy Committee authorized Transatlantic’s senior management to continue its preliminary discussions with Allied World and to enter into a mutual confidentiality and standstill agreement.

On March 22, 2011, representatives of Transatlantic’s senior management approached representatives of Goldman, Sachs & Co. (“Goldman Sachs”) to discuss whether Goldman Sachs would be available to assist Transatlantic in connection with the proposed transaction.

On March 27, 2011, Transatlantic and Allied World entered into a mutual confidentiality and standstill agreement, and both parties and their advisors began due diligence.

On March 27, 2011, the Allied World board of directors met by teleconference with members of Allied World’s senior management in attendance. At the meeting, Allied World’s senior management updated the board as to the company’s review of a possible transaction with Transatlantic and the status of its discussions with Transatlantic. Allied World’s management indicated that the company had entered into a mutual confidentiality and standstill agreement with Transatlantic and would immediately commence its due diligence review of Transatlantic.

Starting on March 27, 2011 and continuing until the execution of the merger agreement on June 12, 2011, the management teams of Transatlantic and Allied World, together with their respective financial, actuarial, tax and legal advisors, performed extensive due diligence on each other through a series of meetings, telephonic discussions and a review of both public and non-public information.

Beginning in late March 2011, members of Allied World’s senior management team, together with Allied World’s financial and legal advisors, discussed with members of Allied World’s board of directors at varying times the status of ongoing due diligence and discussions with Transatlantic. In particular, Mr. Carmilani provided continuous updates to Allied World’s lead independent director regarding the negotiations regarding key transaction terms such as price and governance matters and the status of due diligence, which were in turn reported to other members of the board; met in person with the co-chairs of the Allied World audit committee to discuss items related to financial statements (including differences in accounting methodologies between Allied World and Transatlantic, differences in auditors and integration matters related thereto), independent auditors and the internal audit function in connection with a possible transaction; discussed compensation matters with the chairman of Allied World’s compensation committee; analyzed issues relating to the potential combined company’s investment portfolio with the chairman of Allied World’s investment committee; and engaged in individual discussions with directors from time to time regarding structuring, governance, valuation and other issues related to the potential transaction.

On April 4, 2011, Transatlantic and Allied World, together with their financial and legal advisors, had a telephonic organizational meeting to discuss the process and timeline for a proposed transaction, including, among other things, due diligence matters, tax issues, regulatory issues, rating agencies, antitrust issues and capital management.

On April 6, 2011, members of Transatlantic’s senior management met with members of Allied World’s senior management and discussed a potential strategic combination transaction and various issues related thereto, including, among other things, the potential business and strategic benefits of a combination, a potential deal structure, due diligence matters, proposed timeline and cultural issues. The parties did not discuss the exchange ratio in a potential transaction at this meeting.

Following the meeting on April 6, 2011, the Strategy Committee held a telephonic meeting (at which additional Transatlantic directors were in attendance), attended by members of Transatlantic’s senior management and representatives of Gibson Dunn. At this meeting, members of management updated the Strategy Committee regarding additional discussions that had occurred with Allied World, including with respect to due diligence matters. Transatlantic’s management noted that Transatlantic wished to engage PricewaterhouseCoopers LLP (“PWC”), Transatlantic’s auditors, to assist with certain tax due diligence matters. Messrs. Foos, Press and John. L. McCarthy, constituting all the members of Transatlantic’s audit committee, authorized management to engage PWC as Transatlantic’s tax advisor in connection with a possible transaction with Allied World. Transatlantic’s senior management also informed the Strategy Committee that Transatlantic had retained an internationally-recognized consulting firm to perform an independent review of Allied World’s loss reserves in addition to the due diligence review being performed by Transatlantic’s actuaries. Members of management and representatives of Gibson Dunn reviewed with the Strategy Committee the rationale for entering into, and the proposed terms of, an exclusivity agreement with Allied World. Representatives of Gibson Dunn discussed with the directors the applicable legal standards in the context of considering a strategic combination transaction of the type being proposed. Following a discussion, the Strategy Committee authorized Transatlantic’s management to enter into a 30-day exclusivity agreement with Allied World. In addition, Transatlantic’s board of directors had requested that representatives of Goldman Sachs and Moelis describe any recent prior relationships between their respective firms and Allied World. After consideration and discussion, Transatlantic’s board of directors then selected Goldman Sachs and Moelis to act as Transatlantic’s independent financial advisors in connection with the proposed strategic combination transaction based upon, among other things, the fact that they are internationally recognized investment banking firms that have substantial experience in transactions similar to the proposed strategic combination transaction and the high quality of service that both firms had provided to Transatlantic in the past. The Transatlantic board of directors also determined to seek a fairness opinion from Moelis in connection with the potential transaction with Allied World because, among other things, Moelis had no prior relationships with Allied World.

On April 8, 2011, the Allied World board of directors met by teleconference with members of Allied World’s senior management in attendance, during which management reviewed certain aspects of the possible transaction with Transatlantic, including governance matters, the diligence proposed to be completed with respect to Transatlantic’s loss reserves and deal structures. Allied World’s senior management stated that the company had retained an internationally-recognized consulting firm to perform an independent review of Transatlantic’s loss reserves in addition to the due diligence review being performed by Allied World’s actuaries. Allied World’s senior management reported that the company was negotiating a mutual exclusivity agreement with Transatlantic in connection with the possible transaction and reviewed the rationale for entering into such agreement as well as its proposed terms. Following this informational call, the directors requested that Allied World’s senior management and advisors continue their discussions with Transatlantic.

Also on April 8, 2011, Mr. Carmilani met with Messrs. Orlich and Sapnar to discuss certain governance matters in connection with a possible business combination involving the companies.

On April 11, 2011, Transatlantic and Allied World entered into a 30-day mutual exclusivity agreement.

On April 14, 2011 and April 15, 2011, representatives of Transatlantic and Allied World senior management, together with their respective financial and legal advisors, met at Deutsche Bank’s offices in New York City to conduct mutual due diligence and discuss various aspects of the businesses conducted by each of Transatlantic and Allied World.

Starting in mid-April through late May, Transatlantic and Allied World, together with their respective advisors, evaluated a variety of possible transaction structures for a merger of equals transaction and jointly determined that merging Transatlantic into a subsidiary of Allied World, with Allied World surviving as the publicly-traded parent company, represented the most desirable structure for the potential transaction.

During April 2011 and through the execution of the merger agreement on June 12, 2011, members of Allied World’s senior management team, together with Allied World’s financial and legal advisors, continued to provide updates to members of Allied World’s board of directors regarding the ongoing discussions with Transatlantic.

From April 18, 2011 through April 26, 2011, representatives of Allied World’s senior management met with representatives of Deutsche Bank and Allied World’s outside legal counsel, Willkie Farr & Gallagher LLP (“Willkie Farr”), to discuss due diligence matters, financial projections, valuation matters, potential corporate structures and other legal issues regarding the potential transaction with Transatlantic.

On April 18, 2011 and April 25, 2011, the Strategy Committee held telephonic meetings (at which additional Transatlantic directors were in attendance), attended by members of Transatlantic’s management, and representatives of Gibson Dunn, Goldman Sachs and Moelis, at which they received updates regarding the status of discussions with Allied World. At the April 25, 2011 meeting, representatives of Goldman Sachs and Moelis reviewed with the directors, among other things, certain preliminary financial analyses of Transatlantic and Allied World and discussed certain considerations with respect to the exchange ratio in a potential stock-for-stock transaction with Allied World, including various sources of value that may affect the exchange ratio, and the possibility of using alternative structures, such as contingent value rights. Representatives of Gibson Dunn then provided the directors with a summary of the terms of a draft merger agreement. Following a discussion, the Strategy Committee authorized Goldman Sachs and Moelis to commence valuation discussions with Deutsche Bank and authorized Gibson Dunn to distribute the draft merger agreement to Allied World’s legal advisors.

On April 25, 2011, representatives of Goldman Sachs and Moelis contacted representatives of Deutsche Bank to discuss certain valuation issues and informed them that Transatlantic would not be willing to enter into a transaction based on a market-to-market valuation of the two companies and would expect the transaction to be based on book-to-book valuation, with appropriate adjustments for reserves, goodwill and litigation matters. Allied World’s financial advisors indicated that Allied World was not contemplating a transaction based on a market-to-market valuation but that it would not be willing to enter into a transaction based on a tangible book-to-tangible book valuation of the two companies.

On April 26, 2011, representatives of Gibson Dunn distributed a draft merger agreement to Willkie Farr. From April 26, 2011 and continuing until the execution of the merger agreement, representatives of Allied World, Transatlantic, Willkie Farr and Gibson Dunn discussed the provisions of the merger agreement, including the representations and warranties, covenants (including the non-solicitation covenant), termination rights, termination fees and the expense reimbursement provisions.

On April 27, 2011, Mr. Press and Mr. Carmilani met and discussed the status of the proposed transaction between Transatlantic and Allied World, including certain governance issues that would need to be addressed for the combined company. Mr. Press and Mr. Carmilani discussed Mr. Orlich’s desire to retire at the closing of the proposed strategic combination transaction (if the parties in fact proceeded to execute an agreement and consummate a transaction) and the need to agree on the composition of the board and management positions for the combined company.

On May 2, 2011, representatives of Allied World’s senior management team met with representatives of Transatlantic’s senior management team and discussed due diligence matters and various aspects regarding the structure of the proposed transaction. In addition, Allied World communicated to representatives of Goldman Sachs a proposal that the combined company’s board of directors consist of 12 members, comprised of six former Transatlantic directors, five former independent Allied World directors and Mr. Carmilani. Later that same day, the Strategy Committee held a telephonic meeting (at which additional Transatlantic directors were in attendance), attended by members of Transatlantic’s management and representatives of Gibson Dunn, Goldman Sachs and Moelis. At the meeting, members of Transatlantic’s management and advisors provided the directors with an update regarding the status of discussions with Allied World. Mr. Orlich and the other members of management described to the directors the progress that had occurred to date. Representatives of Goldman Sachs described the communication they had received from Allied World’s advisors earlier in the day. The Transatlantic directors also discussed the desirability of having an in person meeting between certain of the Transatlantic directors and senior management and certain members of the Allied World board of directors and senior management. Following the discussion, the Strategy Committee authorized Goldman Sachs and Moelis to inform Deutsche Bank of Transatlantic’s views with regard to the board composition of the combined company in light of the fact that the former Transatlantic stockholders would own a majority of the shares of the combined company, specifically, the importance of having an 11 member board of directors comprised of six former Transatlantic directors and five former Allied World directors, with the board to be chaired by a current Transatlantic director.

On May 3, 2011, representatives of Allied World and Transatlantic held a telephonic meeting to discuss the status of each company’s due diligence review and loss reserve matters.

On May 5, 2011, the Allied World board of directors met with representatives of Allied World’s senior management and representatives of Deutsche Bank as part of its regularly scheduled board meeting in Zug, Switzerland. At the meeting, representatives of Allied World and representatives of Deutsche Bank had extensive discussions regarding the benefits of the potential business combination transaction with Transatlantic, including financial and strategic rationales and potential synergies. Representatives of Deutsche Bank discussed various financial and valuation analyses of the transaction, including the exchange ratio based on book-to-book and tangible book-to-book values, and reviewed recent merger of equal transaction valuations and governance metrics. Representatives of Allied World’s senior management provided the directors with a substantive update on their discussions with Transatlantic and its advisors regarding the governance of the combined company, including the potential senior management team, board and committee compositions and the chairmanship. Allied World’s senior management also discussed the status of its due diligence review to date and reviewed certain terms of the draft merger agreement that Transatlantic had provided to Allied World. Allied World’s management noted that it wished to engage Deloitte & Touche Ltd., Allied World’s independent auditors, to assist with certain financial and accounting due diligence matters. Allied World’s audit committee thereafter authorized management to engage Deloitte & Touche Ltd. as its advisor in connection with a possible transaction with Transatlantic. Following this meeting, the directors authorized Allied World’s management and advisors to continue negotiations with Transatlantic.

On May 5, 2011, Allied World held its 2011 annual ordinary general meeting of shareholders at which the Allied World shareholders elected the Class I directors up for election, approved the payment of dividends in the form of a par value reduction and approved certain other matters.

On May 6, 2011, representatives of Goldman Sachs and Moelis had a meeting with representatives of Deutsche Bank to discuss valuation and governance issues with respect to the proposed transaction. Deutsche Bank relayed to Transatlantic’s financial advisors Allied World’s views regarding board and committee composition, chairmanship and valuation. At this meeting, representatives of Goldman Sachs and Moelis discussed with representatives of Deutsche Bank the idea of setting up an in person meeting between certain directors and members of senior management of Transatlantic and Allied World.

On May 8, 2011 and May 10, 2011, the Strategy Committee held telephonic meetings (at which additional Transatlantic directors were in attendance), attended by members of Transatlantic’s management and representatives of Gibson Dunn, Goldman Sachs and Moelis. Representatives of Goldman Sachs and Moelis and members of Transatlantic’s management provided the directors with updates regarding their conversations with Allied World and its advisors. At the May 8, 2011 meeting, representatives of Goldman Sachs and Moelis reviewed with the directors, among other things, certain preliminary financial analyses of Transatlantic and Allied World. Following a discussion at the May 8, 2011 meeting, the Strategy Committee requested that Goldman Sachs and Moelis arrange for an in person meeting on May 12, 2011 between certain Transatlantic directors and members of senior management and certain Allied World directors and members of senior management.

On May 9, 2011, Mr. Press and Mr. Carmilani discussed the possible composition of the combined company’s board as between Allied World and Transatlantic directors as well as senior management positions for the combined company.

On May 12, 2011, Messrs. Press, Chippendale, Foos and Mr. Sapnar met in New York City with Messrs. Carmilani, Bart Friedman, Mark R. Patterson and Sam Weinhoff, all directors of Allied World, to discuss the proposed transaction, including board and committee composition and the chairmanship of the combined company. The participants also discussed their respective views as to the strategic direction of the combined company.

On May 13, 2011, Mr. Press met with Mr. Carmilani in New York City to discuss certain matters in connection with the proposed strategic combination transaction, including board and committee composition and senior management positions for the combined company.

Also on May 13, 2011, representatives of Transatlantic and Allied World, together with their legal advisors, participated in a conference call to discuss, among other things, certain matters with respect to the proposed transaction and the draft merger agreement.

On May 14, 2011 and May 15, 2011, at the direction of the Strategy Committee, representatives of Goldman Sachs and Moelis had numerous conversations with representatives of Deutsche Bank regarding valuation and governance matters (including with respect to board and committee composition) with respect to the proposed strategic combination transaction. Representatives of Deutsche Bank communicated Allied World’s views regarding governance and certain other economic issues.

On May 16, 2011, the Strategy Committee held a telephonic meeting (at which additional Transatlantic directors were in attendance), attended by members of Transatlantic’s management, and representatives of Gibson Dunn, Goldman Sachs and Moelis, to discuss Allied World’s most recent communications and Transatlantic’s response and to provide direction to Goldman Sachs and Moelis. The Strategy Committee also unanimously approved a motion to add John L. McCarthy to the Strategy Committee.

On May 17, 2011, representatives of Goldman Sachs and Moelis informed Deutsche Bank of Transatlantic’s position with respect to governance of the combined company and certain valuation issues. Later that same day, Allied World delivered a proposal to Transatlantic setting forth certain terms of a possible business combination transaction. Specifically, Allied World’s proposal included, among other things, (i) an exchange ratio of 0.87 Allied World shares per share of Transatlantic common stock, (ii) an 11 member board of directors comprised of six former Transatlantic directors and five former Allied World directors, which would be chaired by a current, independent Transatlantic director for a period of one year after the closing of the proposed transaction, at which time such director would retire from the board, and (iii) a proposed senior management team for the combined company. The Allied World proposal also indicated that the combined company’s nominating and corporate governance committee would undertake a search to identify an individual (who could not be a current member of the Transatlantic or Allied World board of directors) with substantial industry expertise to serve as an independent, non-executive chairman upon the one-year anniversary of the closing of the proposed transaction.

On May 18, 2011, after discussions among the directors, senior management and Transatlantic’s advisors, Transatlantic responded to Allied World’s May 17, 2011 proposal with a counter-proposal regarding valuation and governance issues. The counter-proposal included, among other things, (i) a $1.00 cash dividend per share of Transatlantic common stock to be paid immediately prior to the closing of the proposed transaction and an exchange ratio of 0.875 Allied World shares per share of Transatlantic common stock and (ii) that the current Transatlantic chairman would serve as chairman of the combined company’s board of directors until the second shareholders’ meeting post-closing, at which time the board would elect a successor chair with a two-thirds vote, which successor chair could be from among its members, but could not be a member of either Allied World’s or Transatlantic’s management team.

From the period following delivery of the May 18th proposal, Allied World, Transatlantic and their respective financial advisors engaged in discussions and negotiations regarding the proposal.

On May 20, 2011, Allied World delivered its best and final written offer to Transatlantic providing for, among other things, (i) an exchange ratio of 0.88 Allied World shares per share of Transatlantic common stock, (ii) an 11 member board of directors of the combined company to be comprised of six former Transatlantic directors and five former Allied World directors, (iii) six committees of the combined company’s board of directors, each to be comprised of two former Transatlantic directors and two former Allied World directors, (iv) the nominating and corporate governance, investment and executive committees to be chaired by former Allied World directors and the audit, compensation and enterprise risk committees to be chaired by former Transatlantic directors, (v) the current chairman of the Transatlantic board of directors to act as chairman of the combined company for one year post-closing of the merger and then retire from the board, to be succeeded by an independent director (who could not be a current member of the Transatlantic or Allied World board of directors) with substantial industry expertise, and (vi) certain proposals with respect to senior management and location of the combined company.

On May 20, 2011, the Strategy Committee held a telephonic meeting (at which additional Transatlantic directors were in attendance), attended by members of Transatlantic’s management, and representatives from Gibson Dunn, Goldman Sachs and Moelis, to discuss Allied World’s latest proposal. At the meeting, representatives of Goldman Sachs and Moelis reviewed with the directors, among other things, a preliminary financial analysis of the proposed transaction on the terms proposed in the letter received from Allied World on May 20, 2011 as well as an analysis of Transatlantic’s stand-alone plan. Also at the meeting, in light of the proposal that upon the one-year anniversary of the closing of the proposed transaction, a new independent, non-executive chairman of the combined company be appointed, the directors discussed their desire to have six former Transatlantic directors serve on the combined company’s board for two years following the closing (absent earlier retirements or resignations and subject to re-election) and, accordingly, authorized representatives of Goldman Sachs and Moelis to ask if Allied World would agree that Transatlantic’s current chairman remain on the board of directors of the combined company for an additional year after resigning as non-executive chairman of the combined company. Representatives of Allied World replied that they would agree to consider this possibility, pending successful negotiation of other transaction terms.

On May 20, 2011, Transatlantic publicly announced that Mr. Sapnar had been appointed as Executive Vice President and Chief Operating Officer of Transatlantic, that Mr. Thomas R. Tizzio, a director of Transatlantic, had notified the Transatlantic board of directors that he would not stand for re-election at the upcoming Transatlantic annual stockholders’ meeting for personal reasons and that the Transatlantic board of directors intended to fill the vacancy on the Board with Mr. Sapnar, effective following the annual meeting of stockholders.

On May 23, 2011, the Allied World board of directors met by teleconference with members of Allied World’s senior management in attendance. At the meeting, Allied World’s senior management updated the board as to the current status of its discussions with Transatlantic, including the terms of Allied World’s May 20th proposal described above, and management’s current views regarding price and governance matters in the possible transaction. Allied World’s management also provided a summary of its key due diligence findings to date and an outline of open due diligence items.

On May 24, 2011, the Strategy Committee held a telephonic meeting (at which additional Transatlantic directors were in attendance), attended by members of Transatlantic’s management, and representatives from Gibson Dunn, Goldman Sachs and Moelis. Goldman Sachs and Moelis reported on the status of their discussions with Deutsche Bank, in particular, that Deutsche Bank reaffirmed that the May 20, 2011 proposal from Allied World was their best and final offer. The Strategy Committee decided to discuss Allied World’s proposal at the May 26, 2011 regularly scheduled Transatlantic board of directors meeting.

On May 26, 2011, Transatlantic held its annual meeting of stockholders at which time the Transatlantic stockholders elected all of Transatlantic’s nominees for director, ratified the selection of PWC as Transatlantic’s independent registered public accounting firm for 2011, approved, on an advisory and non-binding basis, the compensation of executives disclosed in the proxy statement related to the May 26, 2011 stockholder meeting, and approved, on an advisory and non-binding basis, holding future advisory votes on executive compensation annually.

Also on May 26, 2011, Transatlantic held a regularly scheduled meeting of its board of directors at which the directors discussed, among other things, the proposal received from Allied World on May 20, 2011 and the substance of subsequent discussions between Goldman Sachs, Moelis and Deutsche Bank. Representatives of Goldman Sachs and Moelis presented to the directors certain preliminary financial analyses of the financial terms of the Allied World proposal from May 20, 2011. The preliminary financial analyses were prepared by Goldman Sachs and Moelis after consultation with Transatlantic’s management. Representatives of Gibson Dunn reviewed with the directors the applicable legal standards in the context of considering a strategic combination transaction of the type being proposed and a comparison of Delaware and Swiss corporate law. At this meeting, the Transatlantic board of directors formally appointed Mr. Sapnar to the Transatlantic board of directors. Following a discussion, the directors authorized Transatlantic’s management and advisors to continue negotiations with Allied World.

On May 27, 2011, Transatlantic and Allied World executed an amendment to the exclusivity agreement (which had expired on May 11, 2011), extending its term until June 15, 2011.

Commencing on May 27, 2011 and continuing until execution of the merger agreement on June 12, 2011, both parties and their advisors, including Gibson Dunn, Willkie Farr, Lenz & Staehelin (Transatlantic’s outside Swiss legal counsel) and Baker & McKenzie (Allied World’s outside Swiss legal counsel), negotiated the terms of the definitive merger agreement, completed their due diligence efforts, participated in numerous meetings and conference calls to coordinate joint presentations to rating agencies and investors, and finalized the terms and structure of the proposed transaction.

On May 28, 2011, Transatlantic and Allied World formally engaged Sidley Austin LLP (“Sidley Austin”) as legal counsel on a concurrent basis to coordinate insurance regulatory filings and approvals in connection with the proposed transaction. Given Sidley Austin’s historic relationship with Transatlantic, Transatlantic and Allied World agreed that Sidley Austin would also continue to represent Transatlantic as insurance counsel in connection with the proposed transaction.

Between June 1, 2011 and June 10, 2011, representatives of Transatlantic and Allied World held various discussions with rating agencies and insurance regulators to notify them of the proposed business combination transaction.

On June 3, 2011, Mr. Orlich received an unsolicited telephone call from Edward J. Noonan, the chief executive officer and Chairman of the board of directors of Validus, regarding a possible business combination transaction between Transatlantic and Validus. Subsequently, on June 7, 2011, Validus delivered a letter (the “Validus Indication of Interest Letter”) to Transatlantic expressing an interest in discussing a potential business combination transaction, which letter did not contain any economic or other specific terms for a proposed transaction. Following discussions among the directors, Transatlantic’s management and Transatlantic’s advisors, the board of directors determined to continue its negotiations with Allied World and to discuss the Validus Indication of Interest Letter at the June 12, 2011 Transatlantic board of directors special meeting.

On June 3, 2011, the Allied World board of directors met by teleconference with members of Allied World’s senior management in attendance during which management updated the board on the progress of its discussions with Transatlantic, reviewed Allied World’s recent meetings with the rating agencies with regard to the possible transaction with Transatlantic and provided updates with respect to investment portfolios, a Swiss tax ruling, the review of Transatlantic’s loss reserves being performed by an independent consulting firm (including the status of such review), outstanding due diligence items and proposed timing in connection with the possible transaction. Management also reviewed its preliminary strategies for communicating the transaction to public, staff and investors.

On June 10, 2011, the Allied World board of directors met by teleconference with members of Allied World’s senior management in attendance, during which management provided an update on its negotiations with Transatlantic and its advisors since the last informational call, discussed legal matters, deal structure, the progress in the loss reserves review, due diligence and other financial matters related to the proposed transaction and reviewed feedback received from the rating agencies. Allied World’s senior management also reported that Transatlantic had received the Validus Indication of Interest Letter expressing Validus’s interest in discussing a potential business combination transaction with Transatlantic. After a discussion of the Validus Indication of Interest Letter, the Allied World board of directors requested that senior management continue to negotiate and finalize the proposed transaction with Transatlantic.

On June 12, 2011, the Allied World board of directors held a board meeting in New York City. Members of Allied World’s management, as well as representatives from Willkie Farr, Deutsche Bank and Baker & McKenzie, were present at the meeting. Representatives of Allied World’s management provided an extensive overview of the proposed strategic combination transaction with Transatlantic and reviewed with the board the potential benefits of a business combination with Transatlantic, including the financial and strategic rationale and the potential synergies. Management also reviewed with the board financial and governance data from selected merger of equal transactions and provided a final update of the company’s due diligence review of Transatlantic. Management reported that negotiations regarding the merger agreement had been substantially finalized. Representatives of Baker & McKenzie reviewed in detail with the board certain materials previously distributed setting forth the applicable legal standards in the context of considering a strategic combination transaction of the type being proposed, which was followed by a presentation by representatives of Willkie Farr regarding the final terms of the merger agreement and a comparison of certain aspects of Delaware and Swiss corporate law. Representatives of Deutsche Bank then presented to the board various financial analyses of the proposed merger as further described below under “— Opinion of Allied World’s Financial Advisor.” In connection with the deliberation by the Allied World board, Deutsche Bank delivered to the Allied World board its written opinion, to the effect that, as of June 12, 2011 and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Allied World, as more fully described below under “— Opinion of Allied World’s Financial Advisor.” Following these discussions, the Allied World board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of Allied World and voted unanimously to approve the merger agreement.

On June 12, 2011, the Transatlantic board of directors met telephonically. Members of Transatlantic’s management, as well as representatives from Gibson Dunn, Goldman Sachs, Moelis and PWC, were present at the meeting. Representatives of Transatlantic’s management and Gibson Dunn provided an overview of further developments relating to the proposed strategic combination transaction with Allied World, including that negotiations regarding the merger agreement had been substantially finalized and that the Allied World board of directors had unanimously approved the merger agreement. Representatives of Gibson Dunn then reviewed with the directors the applicable legal standards in the context of considering a strategic combination transaction of the type being proposed and the final terms of the merger agreement. Representatives from PWC reviewed with the directors the tax implications of the proposed transaction with respect to Transatlantic, its stockholders and the combined company following consummation of the merger. Members of Transatlantic’s management reviewed with the board the potential benefits of a business combination with Allied World, including the financial and strategic rationale and the potential synergies. Representatives of Transatlantic’s financial advisors then reviewed certain publicly available information regarding Validus and analyses of hypothetical business combination transactions with Validus. The directors and management discussed in detail the Validus Indication of Interest Letter, including (i) the fact that, in the past, preliminary discussions with Validus regarding a business combination had never advanced and (ii) that pursuing a transaction with Validus would likely have an adverse effect on Allied World’s willingness to proceed with the proposed transaction on the economic and other terms that had been agreed to. The directors and management also discussed the fact that a business combination with Validus would not deliver the strategic benefits that could be achieved with the proposed strategic combination with Allied World, including, but not limited to, (i) the higher contribution to revenues and earnings from primary insurance, (ii) a greater focus on specialty insurance and reinsurance markets, (iii) the high probability of the combined company maintaining Transatlantic’s current credit ratings, and (iv) the benefit of Allied World’s domicile as compared to Validus’s. Representatives of Moelis then presented to the board various financial analyses of the proposed merger as further described below under “— Opinion of Transatlantic’s Financial Advisor.” In connection with the deliberation by the Transatlantic board, Moelis delivered to the Transatlantic board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated June 12, 2011, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Transatlantic’s common stock, as more fully described below under “— Opinion of Transatlantic’s Financial Advisor.” Following these discussions, the Transatlantic board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of Transatlantic and its stockholders and voted unanimously to approve the merger agreement.

Following the respective board meetings of Allied World and Transatlantic on June 12, 2011, all agreements were finalized and the merger agreement was then executed by Transatlantic, Allied World and Merger Sub. Later that day, Transatlantic and Allied World issued a joint press release announcing the proposed transaction.

On July 8, 2011, Allied World filed a preliminary S-4/joint proxy statement with the SEC.

On July 12, 2011, Mr. Orlich received an unsolicited telephone call from Mr. Noonan. Mr. Noonan spoke to Mr. Orlich and stated that Validus would be making a proposal to acquire Transatlantic in a merger pursuant to which Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend (the “Transatlantic Dividend”) from Transatlantic (immediately prior to closing of the merger) for each share of Transatlantic common stock they own. Mr. Noonan also noted that Validus preferred to work cooperatively with Transatlantic to complete a consensual transaction, but was prepared to take the Validus offer directly to Transatlantic stockholders if necessary.

Subsequently on July 12, 2011, the Transatlantic board of directors received an unsolicited proposal letter from Validus to acquire all of the outstanding shares of Transatlantic common stock (the “Validus Proposal”). Pursuant to the Validus Proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic (immediately prior to the closing of the merger) for each share of Transatlantic common stock they own. The Validus Proposal was set forth in a proposal letter, accompanied by a draft merger agreement (the “Validus merger agreement”). The full text of the proposal letter is set forth below:

July 12, 2011

Board of Directors of Transatlantic Holdings, Inc.
  c/o Richard S. Press, Chairman
  c/o Robert F. Orlich, President and Chief Executive Officer
80 Pine Street
New York, New York 10005

Re:	Superior Proposal by Validus Holdings, Ltd. to Transatlantic Holdings, Inc.

Dear Sirs:

On behalf of Validus, I am pleased to submit this proposal to combine the businesses of Validus and Transatlantic through a merger in which Validus would acquire all of the outstanding stock of Transatlantic. Pursuant to our proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own. This combination, which is highly compelling from both a strategic and financial perspective, would create superior value for our respective shareholders.

Based on our closing stock price on July 12, 2011, the proposed transaction provides Transatlantic stockholders with total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, which represents a 27.1% premium to Transatlantic’s closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World Assurance Company Holdings, AG. Our proposal also represents a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders as part of the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Validus shares on July 12, 2011. Additionally, our proposed transaction is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger. The Allied World acquisition of Transatlantic is a fully-taxable transaction and does not include a cash component to pay taxes. Based on recent public statements by a number of significant Transatlantic stockholders, we believe that Transatlantic stockholders would welcome and support our proposed tax-free transaction, which provides higher value, both currently and in the long-term, to Transatlantic stockholders than Transatlantic’s proposed acquisition by Allied World.

Our Board of Directors and senior management have great respect for Transatlantic and its business. As you know from our previous outreaches to you and past discussions, including our recent conversation on June 3rd and our letter dated June 7th, Validus has been interested in exploring a mutually beneficial business combination with Transatlantic for some time. We continue to believe in the compelling logic of a transaction between Transatlantic and Validus. Each of us has established superb reputations with our respective brokers and ceding companies in the markets we serve. The Flaspöler 2010 Broker Report rated Transatlantic #3 and Validus #7 for “Best Overall” reinsurer and Validus #4 and Transatlantic #7 for “Best Overall — Property Catastrophe.” These parallel reputations for excellent service, creativity and underwriting consistency, when combined with the enhanced capital strength and worldwide scope of a combined Validus and Transatlantic, would afford us the opportunity to execute a transaction that would be mutually beneficial to our respective shareholders and customers, and more attractive than the proposed acquisition of Transatlantic by Allied World.

We believe that our proposal clearly constitutes a “Superior Proposal” under the terms of the proposed Allied World merger agreement for the compelling reasons set forth below:

1. Superior Value.  Our proposal of 1.5564 Validus voting common shares in the merger and $8.00 in cash pursuant to a pre-closing dividend for each share of Transatlantic common stock, which represents total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, delivers a significantly higher value to Transatlantic stockholders than does the proposed acquisition of Transatlantic by Allied World. As noted above, as of such date, our proposal represents a 27.1% premium to Transatlantic’s closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World, and a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders in the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Transatlantic shares on July 12, 2011. Our proposal also delivers greater certainty of value because it includes a meaningful pre-closing cash dividend payable to Transatlantic stockholders in contrast to the all-stock Allied World offer.

2. Tax-Free Treatment.  In addition to the meaningful premium and cash consideration, the proposed transaction with Validus is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger (unlike the fully-taxable proposed acquisition of Transatlantic by Allied World).

3. Relative Ownership.  Upon consummation of the proposed transaction, Transatlantic stockholders would own approximately 48% of Validus’ outstanding common shares on a fully-diluted basis.1

4. Superior Currency.  Validus’ voting common shares have superior performance and liquidity characteristics compared to Allied World’s stock:

	Validus	Allied World

Total Shareholder Return Since Validus IPO(a)	+55%	+24%
Market Cap as of 6/10/11	$3.0 billion	$2.2 billion
Average Daily Trading Volume (3 month)(b)	$27.6 million	$14.6 million
Average Daily Trading Volume (6 month)(c)	$22.4 million	$13.4 million
Price/As-Reported Diluted Book (Unaffected)(d)	0.97x	0.78x
Price/As-Reported Diluted Book (Current)(d)	0.98x	0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%(e)	2.6%(f)

(a)	Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.

(b)	Three months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

1 Fully diluted shares calculated using treasury stock method.

(c)	Six months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(d)	Based on March 31, 2011 GAAP diluted book value per share. Unaffected price/as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World acquisition of Transatlantic. Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(e)	Based on $0.25 per share quarterly dividend, as announced May 5, 2011.

(f)	Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.

Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers over the past two years, including Allied World. Our commitment to transparency and shareholder value creation has allowed us to build a long-term institutional shareholder base, even as our initial investors have reduced their ownership in Validus.

5. Robust Long-Term Prospects.  We believe that a combined Validus and Transatlantic would be a superior company to Allied World following its acquisition of Transatlantic:

• Strategic Fit:

—	The combination of Validus’ strong positions in Bermuda and London and Transatlantic’s operations in the United States, continental Europe and Asia would produce a rare example of a complementary business fit with minimal overlap.

—	This combination will produce a well-diversified company that will be a global leader in reinsurance.

—	This combination will solidify Validus’ leadership in property catastrophe, with pro forma managed catastrophe premiums of over $1 billion,[2] while remaining within Validus’ historical risk appetite. Validus has significant experience assimilating catastrophe portfolios, most recently its acquisition of IPC Holdings, Ltd. in 2009.

—	Finally, we believe that there is a natural division of expertise among our key executives in line with our complementary businesses.

•	Size and Market Position: This combination would create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,[3] and makes the combined company meaningfully larger than many of the companies considered to be in our mutual peer group. Our merged companies would have gross premiums written over the last twelve months of approximately $6.1 billion as of March 31, 2011.

—	As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market. The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels — which we believe was a result of our size, superior analytics and our ability to structure private transactions at better than market terms, while not increasing our overall risk levels.

•	Significant Structural Flexibility: Given jurisdiction, size and market position benefits, a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

2 Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010. Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).
3 Ranked by 2009 net premiums written and excluding the Lloyd’s market per Standard & Poor’s Global Reinsurance Highlights 2010.

•	Global, Committed Leader in Reinsurance: Validus has a superior business plan for the combined company that will drive earnings by capturing the best priced segments of the reinsurance market. A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe (compared to 10% for Allied World / Transatlantic).[4] Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic’s reserve position through a planned $500 million pre-tax reserve strengthening.

We have reviewed the Allied World merger agreement and would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World merger agreement. We are also open to discussing an increase to the size of Validus’ Board of Directors to add representation from the Transatlantic Board of Directors. In order to facilitate your review of our proposal, we have delivered to you a draft merger agreement.

Additionally, we expect that the proposed transaction with Validus would be subject to customary closing conditions, including the receipt of domestic and foreign antitrust and insurance regulatory approvals and consents in the United States and other relevant jurisdictions. Based upon discussions with our advisors, we anticipate that all necessary approvals and consents can be completed in a timely manner and will involve no undue delay in comparison to Transatlantic’s proposed acquisition by Allied World.

Validus expects that the pre-closing special dividend would be financed entirely by new indebtedness incurred by Transatlantic. As such, Validus has received a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the Transatlantic pre-closing special dividend.

Validus has completed two large acquisitions since 2007, and has a proven track record of assimilating and enhancing the performance of businesses that it acquires to create additional value for shareholders. As such, we are confident that we will be able to successfully integrate Transatlantic’s and Validus’ businesses in a manner that will quickly maximize the benefits of the transaction for our respective shareholders.

Given the importance of our proposal to our respective shareholders, we feel it appropriate to make this letter public. We believe that our proposal presents a compelling opportunity for both our companies and our respective shareholders, and look forward to the Transatlantic Board of Directors’ response by July 19, 2011. We are confident that, after the Transatlantic Board of Directors has considered our proposal, it will agree that our terms are considerably more attractive to Transatlantic stockholders than the proposed acquisition of Transatlantic by Allied World and that our proposal constitutes, or is reasonably likely to lead to, a “Superior Proposal” under the terms of Transatlantic’s merger agreement with Allied World.

We understand that, after the Transatlantic Board of Directors has made this determination and provided the appropriate notice to Allied World under the merger agreement, it can authorize Transatlantic’s management to enter into discussions with us and provide information to us. We are prepared to immediately enter into a mutually acceptable confidentiality agreement, and we would be pleased to provide Transatlantic with a proposed confidentiality agreement.

We understand that the terms of Transatlantic’s merger agreement with Allied World do not currently permit Transatlantic to terminate the merger agreement in order to accept a “Superior Proposal,” but rather Transatlantic has committed to bring the proposed acquisition of Transatlantic by Allied World to a stockholder vote. We are prepared to communicate the benefits of our proposal as compared to Allied World’s proposed acquisition of Transatlantic directly to Transatlantic stockholders. In addition, while we

4 Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

would prefer to work cooperatively with the Transatlantic Board of Directors to complete a consensual transaction, we are prepared to take our proposal directly to Transatlantic stockholders if necessary.

We have already reviewed Transatlantic’s publicly available information and would welcome the opportunity to review the due diligence information that Transatlantic previously provided to Allied World. We are also prepared to give Transatlantic and its representatives access to Validus’ non-public information for purposes of the Transatlantic Board of Director’s due diligence review of us.

Our Board of Directors has unanimously approved the submission of this proposal. Of course, any definitive transaction between Validus and Transatlantic would be subject to the final approval of our Board of Directors, and the issuance of Validus voting common shares contemplated by our proposal will require the approval of our shareholders. We do not anticipate any difficulty in obtaining the required approvals and are prepared to move forward promptly at an appropriate time to seek these approvals.

This letter does not create or constitute any legally binding obligation by Validus regarding the proposed transaction, and, other than any confidentiality agreement to be entered into with Transatlantic, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Transatlantic and Validus.

We believe that time is of the essence, and we, our financial advisors, Greenhill & Co., LLC and J.P. Morgan Securities LLC, and our legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, are prepared to move forward expeditiously with our proposal to pursue this transaction. We believe that our proposal presents a compelling opportunity for both companies and our respective shareholders, and we look forward to receiving your response by July 19, 2011.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

Enclosure

On July 13, 2011, Transatlantic issued a press release announcing that it had received the Validus Proposal and that the Transatlantic board of directors would carefully consider and evaluate the Validus Proposal in due course and would inform Transatlantic stockholders of its position. Transatlantic also advised stockholders to not take any action at the time and to await the recommendation of the Transatlantic board of directors.

On July 14, 2011, the Transatlantic board of directors met telephonically to discuss the Validus Proposal. Members of Transatlantic’s management, as well as representatives of Gibson Dunn, Goldman Sachs, Moelis and PWC were present at the meeting. At the meeting, the Transatlantic board of directors asked the representatives of Goldman Sachs to describe any current or recent prior relationships with Validus. During the meeting, representatives of Goldman Sachs disclosed that Goldman Sachs has provided certain investment banking services to Validus and its affiliates from time to time, for which Goldman Sachs’ investment banking division has received compensation, and that funds managed by affiliates of Goldman Sachs currently own less than 7% of the non-voting shares of Validus. Goldman Sachs, in accordance with its internal policies, had confirmed that such services and interests did not present a conflict of interest that would preclude Goldman Sachs from representing the Transatlantic board of directors in connection with its consideration of the Validus offer. Representatives of Gibson Dunn then reviewed with the directors the applicable legal standards in the context of considering the Validus Proposal and the terms of the merger agreement between Allied World and Transatlantic. Representatives of Gibson Dunn also discussed the principal terms of the draft Validus merger agreement and the material differences from the merger agreement between Allied World and Transatlantic, including that the draft Validus merger agreement provided for (i) a closing condition that counsel to each of

Transatlantic and Validus provide certain tax opinions, (ii) a closing condition that the Transatlantic Dividend be declared and paid and (iii) a financing covenant that Transatlantic use its reasonable best efforts to obtain financing to fund payment of the Transatlantic Dividend. Members of management then discussed with the directors certain operational and financial aspects of the Validus Proposal. Representatives of Goldman Sachs and Moelis then provided the directors with their preliminary analysis regarding certain financial metrics with respect to the Validus Proposal. The Transatlantic board of directors then discussed the Validus Proposal and requested that its legal and financial advisors continue to evaluate the Validus Proposal so that the directors could be fully informed prior to making any determinations with respect thereto.

On July 17, 2011, Validus delivered to the Transatlantic board of directors certain supplemental materials describing, among other things, its view as to the merits of the Validus Proposal. Shortly thereafter, Validus issued a press release and publicly disseminated its supplemental materials.

On July 18, 2011, the Transatlantic board of directors met telephonically, along with members of Transatlantic’s management and representatives of Gibson Dunn, Goldman Sachs, Moelis, and Richards, Layton & Finger, Transatlantic’s Delaware legal counsel. Representatives of Gibson Dunn reviewed with the directors Transatlantic’s obligations pursuant to the merger agreement between Allied World and Transatlantic and also described the applicable legal standards in connection with the matters being considered by the board of directors at the meeting. Representatives of Goldman Sachs and Moelis then reviewed with the directors certain preliminary financial analyses of the terms of the Validus Proposal as compared to the terms of the proposed transaction with Allied World. Following a discussion, the Transatlantic board of directors determined that the Validus Proposal did not constitute a “Superior Proposal” under the terms of the merger agreement between Allied World and Transatlantic. The Transatlantic board of directors further determined that the Validus Proposal was reasonably likely to lead to a Superior Proposal and that the failure to enter into discussions regarding the Validus Proposal would result in a breach of its fiduciary duties under applicable law. As a result, the Transatlantic board determined that Transatlantic should offer to engage in discussions and exchange information with Validus, subject to, in accordance with the merger agreement between Allied World and Transatlantic, (i) providing Allied World with three business days’ notice of Transatlantic’s intent to furnish information to and enter into discussions with Validus and (ii) obtaining from Validus an executed confidentiality agreement containing terms that are substantially similar, and not less favorable, to Transatlantic, in the aggregate, than those contained in the confidentiality agreement between Transatlantic and Allied World. The Transatlantic board of directors also reaffirmed its recommendation of, and its declaration of advisability with respect to, the merger agreement between Allied World and Transatlantic. Finally, representatives of Gibson Dunn and Goldman Sachs made a presentation to the Transatlantic board of directors regarding Transatlantic’s profile with respect to unsolicited offers and a stockholder rights plan. The Transatlantic board of directors then discussed with its advisors the terms, timing and pros and cons of adopting such a rights plan in light of the Validus Proposal. Transatlantic issued a press release announcing its determinations with respect to the Validus Proposal on July 19, 2011.

On July 20, 2011, Transatlantic disseminated supplemental materials setting forth certain information regarding the Validus Proposal and the merger agreement between Allied World and Transatlantic.

Also on July 20, 2011, Validus filed a preliminary proxy statement on Schedule 14A soliciting proxies from Transatlantic stockholders to vote against the adoption of the merger agreement proposal, the adjournment proposal and the golden parachute proposal.

On July 23, 2011, following the expiration of a three business days’ notice period under the merger agreement, Transatlantic delivered a draft of a confidentiality agreement with terms (including a standstill) substantially similar, and not less favorable, to Transatlantic, in the aggregate, than those contained in the confidentiality agreement between Transatlantic and Allied World, as required pursuant to the merger agreement between Allied World and Transatlantic. Later on July 23, 2011, in-house legal counsel to Transatlantic and representatives of Gibson Dunn spoke via telephone to in-house legal counsel to Validus and a representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), outside legal counsel to Validus, to discuss the draft of the confidentiality agreement delivered by Transatlantic earlier that day. On this call, legal counsel to Validus indicated that Validus would not execute a confidentiality agreement with a standstill provision as requested by Transatlantic pursuant to the terms of the merger agreement. Later that same day, a representative from Skadden delivered to Transatlantic and Gibson Dunn a markup of the draft confidentiality agreement with, among other changes, the standstill deleted. As required under the merger agreement between Allied World and Transatlantic, a copy of such markup was delivered to Allied World and Willkie Farr. On July 24, 2011, a representative of Gibson Dunn communicated to a representative of Skadden and in-house counsel to Validus that Transatlantic was continuing to review the markup of the confidentiality agreement and expected to respond reasonably soon.

Subsequently on July 25, 2011, prior to receiving a response from Transatlantic or Gibson Dunn regarding the Validus markup of the confidentiality agreement, Validus sent a letter to the Transatlantic board of directors informing them that Validus was commencing an exchange offer that morning for all of the outstanding shares of common stock of Transatlantic pursuant to which Transatlantic stockholders would receive 1.5564 Validus voting common shares and $8.00 in cash for each share of Transatlantic common stock they own (the “Validus exchange offer”). The letter also indicated that Validus intended to continue soliciting Transatlantic stockholders to vote against the transaction with Allied World. Validus also issued a press release containing the foregoing letter and announcing the commencement of an exchange offer and filed a prospectus/offer to exchange with the SEC.

Also on July 25, 2011, Transatlantic issued a press release stating that, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, the Transatlantic board of directors would carefully review and evaluate the Validus exchange offer and advised Transatlantic’s stockholders to take no action pending the review of the Validus exchange offer by Transatlantic’s board of directors. The press release also announced that Transatlantic intends to make the position of the Transatlantic board of directors with respect to the Validus exchange offer available to stockholders in a solicitation/recommendation statement on Schedule 14D-9, to be filed with the Securities and Exchange Commission. In the press release, Transatlantic stated that its board of directors reaffirmed its recommendation of, and declaration of advisability with respect to, the merger agreement between Allied World and Transatlantic.

Also on July 25, 2011, a representative of Willkie Farr informed a representative of Gibson Dunn that (i) the markup of the Validus confidentiality agreement provided by Skadden did not conform to the provisions of the merger agreement and (ii) Allied World would not waive any of the provisions in the merger agreement with respect thereto and reserved all of its rights in all respects should Transatlantic proceed to accept the markup of the confidentiality agreement.

On July 26, 2011, the Transatlantic board of directors met telephonically, along with members of Transatlantic’s management and representatives of Gibson Dunn, Goldman Sachs, and Moelis. Representatives of Gibson Dunn described the applicable legal standards in connection with the matters being considered by the Transatlantic board of directors at the meeting and then reviewed with the directors the principal terms of the Validus exchange offer as set forth in the Validus prospectus/offer to exchange. Representatives of Goldman Sachs and Moelis then reviewed with the directors certain financial analyses with respect to the Validus exchange offer as compared to the merger agreement between Allied World and Transatlantic and also reviewed certain financial metrics with respect to both Validus and Allied World. Following a discussion, the Transatlantic board of directors unanimously voted to recommend that Transatlantic stockholders reject the Validus exchange offer and reaffirmed its recommendation of, and declaration of advisability with respect to, the merger agreement between Allied World and Transatlantic. Thereafter, representatives of Gibson Dunn discussed with the Transatlantic board of directors the principal terms of a stockholder rights plan that Transatlantic could consider adopting. The Transatlantic board of directors then discussed with its advisors the terms, timing and pros and cons of adopting the stockholder rights plan in light of Validus’s filings with the SEC as they relate to the Validus Proposal, proxy solicitation and Validus exchange offer. Representatives of Gibson Dunn then discussed with the Transatlantic board of directors certain proposed amendments to the Transatlantic bylaws related to the conduct of stockholder meetings. The directors then discussed with representatives of Gibson Dunn the investigation of potential claims against Validus for violations of U.S. securities and other laws in connection with the Validus exchange offer and proxy solicitation. Following a discussion, the Transatlantic board of directors adopted a stockholder rights plan, which has a one year term and a 10% beneficial ownership threshold, to encourage the fair and equal treatment of Transatlantic stockholders in connection with any initiative to acquire effective control of Transatlantic and to reduce the likelihood that any person, including Validus, would gain control of Transatlantic by open market accumulation or otherwise without paying a control premium for all common stock. The Transatlantic board of directors also approved certain amendments to the Transatlantic bylaws relating to the conduct of stockholder meetings, which would enable the Transatlantic board of directors to postpone a stockholder meeting to give stockholders sufficient time to consider new information released immediately prior to a meeting. Finally, the Transatlantic board of directors approved the commencement of litigation, as appropriate, against Validus.

On July 28, 2011, Transatlantic filed with the Securities and Exchange Commission a Schedule 14D-9 solicitation/recommendation statement recommending that the Transatlantic stockholders reject the Validus exchange offer. Also on July 28, 2011, Transatlantic issued a press release relating to the determinations made at the July 26, 2011 meeting of the Transatlantic board of directors. Additionally, on July 28, 2011, Transatlantic filed a lawsuit against Validus in the United States District Court for the District of Delaware, alleging that Validus had violated certain securities laws by making materially false and/or misleading statements in the Validus exchange offer and proxy solicitation materials filed with the SEC.

On July 31, 2011, the Transatlantic board of directors met telephonically to discuss the progress of the merger with Allied World, as well as recent events surrounding Validus’s exchange offer. A representative of Gibson Dunn discussed with the directors certain legal matters relating to these events.

On August 2, 2011, Validus announced that it had obtained amendments to its applicable credit facilities necessary for satisfying a condition to the Validus exchange offer.

On August 3, 2011, Validus filed with the SEC a preliminary proxy statement with respect to a special meeting of Validus shareholders at which Validus will seek the approval of the issuance of Validus voting common shares in connection with the Validus exchange offer or other acquisition transaction involving Transatlantic.

On August 4, 2011, at Transatlantic’s request, Messrs. Orlich and Sapnar met with Messrs. Noonan and Consolino to discuss Transatlantic’s request that Validus enter into a mutual confidentiality agreement, on the terms required under the merger agreement.

Allied World’s Reasons for the Merger; Recommendations of the Allied World Board of Directors

In reaching its decision to approve the merger agreement and recommend approval of both the issuance of Allied World shares to Transatlantic stockholders pursuant to the merger and the adoption of Allied World’s amended Articles of Association, the Allied World board of directors consulted with Allied World’s management, as well as with Allied World’s legal and financial advisors, and also considered a number of factors that the Allied World board of directors viewed as supporting its decisions, including, but not limited to, the following:

• the potential to create a leading specialty focused insurance and reinsurance company with a global reach;

• the potential for revenue growth and synergies to generate additional free cash flow available for investment and expansion opportunities;

• that although no assurance can be given that any level of operating and structural synergies would be achieved following the completion of the merger, management estimated that the combination of Allied World and Transatlantic would create $80 million of annual gross savings with the combined company realizing approximately 60% of those savings on an annualized run-rate (after-tax) basis in the first year following the closing of the merger in the principal areas of reduced public company costs, consolidated corporate governance, reduced labor, shared platform costs and structural flexibility in allocation of capital;

• that the greater scale, scope and reach of the combined company, including its enhanced business mix diversity and expanded European and Asian presence, should make it a more attractive partner for potential customers with both national and international businesses and help to enhance brand recognition;

• the fact that the merger will create a company with a greater size and economies of scale, enabling it to have incremental excess capital, greater capital flexibility, ability to respond to competitive pressures, greater diversification opportunities and an increased opportunity to compete profitably;

• that although no assurance can be given on any level of reaction by any independent rating agency, the pro forma independent rating agency capital adequacy models of the combined company, generate increased quantitative capital adequacy scores and, potentially improved debt and financial strength ratings for the combined company;

•	the combination of the businesses through the merger will result in greater product offerings and improved market positions;

•	the combination of the strong and experienced management teams from Allied World and Transatlantic will add significant value to the combined company;

•	the addition of a global reinsurance platform will provide Allied World with access to a profitable business segment that will allow Allied World to better serve its customers;

•	the significant role in the combined company to be played by members of management and the current board of directors of Allied World, including Scott A. Carmilani, Allied World’s current Chairman, President and Chief Executive Officer (who will continue as the combined company’s President and Chief Executive Officer), and other Allied World employees, which the Allied World board of directors believed would enhance the prospects of the combined company after completion of the merger for the benefit of Allied World shareholders; and

•	the financial analyses presented by Deutsche Bank to the Allied World board of directors described below under “— Opinion of Allied World’s Financial Advisor,” and the opinion of Deutsche Bank rendered to the Allied World board of directors that, as of the date such merger agreement was signed, based upon and subject to the factors and assumptions set forth in its written opinion. See “— Opinion of Allied World’s Financial Advisor.”

In addition to considering the factors described above, the Allied World board of directors also considered the following factors:

•	its knowledge of Allied World’s business, operations, financial condition, earnings and prospects and of Transatlantic’s business, operations, financial condition, earnings and prospects, taking into account the results of Allied World’s due diligence review of Transatlantic;

•	the integration risks, resulting from similar cultures focused on underwriting discipline and risk management, the overlap in use of information systems, limited business overlap and the proven integration track record of Allied World;

•	the anticipated market capitalization, liquidity and capital structure of the combined company;

•	the projected financial results of Allied World as a standalone company and the ability of Allied World to achieve strategic goals previously established by the Allied World board of directors;

•	the fact that the exchange ratio of 0.88 Allied World shares for each share of Transatlantic common stock is fixed, which the Allied World board of directors believed was consistent with market practice for mergers of this type and with the strategic purpose of the merger; and

•	the terms and conditions of the merger agreement and the likelihood of completing the merger on the anticipated schedule.

The Allied World board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of Allied World’s business during the period between execution of the merger agreement and the consummation of the merger, including the inability to repurchase shares;

•	the potential effect of the merger on Allied World’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the challenges inherent in combining the businesses, operations and workforces of two companies, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time and (iii) difficulties in assimilating employees;

•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Allied World and Transatlantic and the transaction expenses arising from the merger;

•	the risk that governmental entities may oppose or refuse to approve the merger or impose conditions on Allied World and/or Transatlantic prior to approving the merger that may adversely impact the ability of the combined company to realize synergies that are projected to occur in connection with the merger;

•	the risk that, despite the combined efforts of Allied World and Transatlantic prior to the consummation of the merger, the combined company may lose key personnel;

•	the possibility of merger arbitrage activity as a result of the stock price premium being paid;

•	the risk that Transatlantic’s loss reserves may prove to be inadequate;

•	the risk that the combined company, with increased policies and geographic coverage, will have a level of volatility higher than Allied World’s after the merger as a result of additional catastrophe risk exposure;

•	the risk of not capturing all of the anticipated operational and structural synergies between Allied World and Transatlantic and the risk that other anticipated benefits may not be realized; and

•	the risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements.”

This discussion of the information and factors considered by the Allied World board of directors in reaching its conclusions and recommendation includes the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Allied World board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that Allied World shareholders vote in favor of the share capital increase proposals, the NYSE share issuance proposal, the name change proposal, the election of directors proposal, the capital reduction proposal and the Stock Incentive Plan proposal. The Allied World board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Allied World’s management and outside legal and financial advisors regarding certain of the matters described above. In considering the factors described above, individual members of the Allied World board of directors may have given differing weights to different factors.

The Allied World board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Allied World. The Allied World board of directors unanimously recommends that Allied World shareholders vote “FOR” the proposals set forth herein.

Opinion of Allied World’s Financial Advisor

Opinion of Deutsche Bank Securities Inc.

Allied World engaged Deutsche Bank pursuant to a letter agreement dated June 2, 2011, to act as its financial advisor in connection with the merger. At the meeting of the Allied World board of directors on June 12, 2011, Deutsche Bank rendered an oral and written opinion, to the Allied World board of directors to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion, as of the date of such opinion, the exchange ratio was fair, from a financial point of view, to Allied World.

The full text of the written opinion of Deutsche Bank, dated June 12, 2011, which sets forth, among other things, the assumptions made, matters considered, and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Allied World shareholders are urged to read Deutsche Bank’s opinion carefully and in its entirety. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Allied World to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies, nor did Deutsche Bank express an opinion as to how any holder of Allied World shares should vote with respect to the merger.

In connection with Deutsche Bank’s role as financial advisor to Allied World, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Allied World and Transatlantic, including certain statutory statements filed by the insurance subsidiaries of both Allied World and Transatlantic. Deutsche Bank also reviewed certain internal analyses, financial forecasts and other information relating to Allied World and Transatlantic prepared by management of Allied World and Transatlantic, respectively, and certain analyses relating to Transatlantic prepared by management of Allied World. Deutsche Bank also reviewed certain reports regarding Transatlantic’s reserves for losses and loss adjustment expenses prepared for Allied World by third party actuaries. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Allied World and Transatlantic regarding the businesses and prospects of Allied World, Transatlantic and the combined company, including certain cost savings and operating synergies jointly projected by the managements of Allied World and Transatlantic to result from the merger. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for both the Allied World shares and the Transatlantic common stock;

•	to the extent publicly available, compared certain financial and stock market information for Allied World and Transatlantic with similar information for certain other companies it considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed a draft of the merger agreement, dated June 10, 2011; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Allied World or Transatlantic, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the permission of the Allied World board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including, without limitation, any contingent, derivative or off-balance-sheet assets and liabilities), of Allied World or Transatlantic or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Allied World or Transatlantic under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by Allied World to be achieved as a result of the merger (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the permission of the Allied World board of directors, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Allied World and Transatlantic, as applicable, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the permission of the Allied World board of directors, that, in all respects material to its analysis, the merger would be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions would be imposed. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Allied World and its advisors with respect to such issues. In particular, Deutsche Bank assumed, with the permission of the Allied World board of directors, that Transatlantic will be the accounting acquirer in the merger. Deutsche Bank is also not an expert in the evaluation of reserves for losses and loss adjustment expenses and was not requested to, and did not, make any actuarial determinations or evaluations or attempt to evaluate actuarial assumptions. Deutsche Bank made no analysis of, and did not express any view with respect to, the adequacy of Allied World’s or Transatlantic’s loss and loss adjustment expense reserves. Representatives of Allied World informed Deutsche Bank, and Deutsche Bank has further assumed, that the final terms of the merger agreement would not differ materially from the terms set forth in the drafts it reviewed.

The Deutsche Bank opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the Allied World board of directors in connection with and for the purposes of its evaluation of the merger and is not a recommendation to the shareholders of Allied World as to how they should vote with respect to the merger, the amendment of Allied World’s Articles or the issuance of Allied World shares in the merger, in each case as contemplated by the merger agreement. The Deutsche Bank opinion was limited to the fairness, from a financial point of view, of the exchange ratio to Allied World and did not address any other terms of the merger or the merger agreement, is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on the economic, market and other conditions, and information made available to Deutsche Bank, as of the date of the opinion. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Allied World, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank did not express any view or opinion as to the underlying decision by Allied World to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio. The Deutsche Bank opinion did not in any manner address the prices at which the Allied World shares or any other securities would trade following the announcement or consummation of the merger.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the Allied World board of directors on June 12, 2011 and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 10, 2011, and is not necessarily indicative of current market conditions.

Historical Multiples Trends

Deutsche Bank reviewed and analyzed the average multiples of the price per share to book value per share for each of Allied World and Transatlantic over historical time periods prior to June 10, 2011. The results of this analysis are as follows:

	Average Multiples of Price
	to Book Value
	Allied World		Transatlantic

Current (as of June 10, 2011)	0.78	x	0.69	x
10-day	0.76		0.69
1-month	0.76		0.71
3-month	0.79		0.73
6-month	0.78		0.74
1-year	0.75		0.75
2-year	0.74		0.80
5-year	0.92		1.08

Historical Exchange Ratio Analysis

Deutsche Bank calculated, reviewed and analyzed the average historical exchange ratios implied by dividing the daily closing prices of Transatlantic’s common stock over Allied World’s shares, over historical periods prior to June 10, 2011. The results of this analysis are as follows:

	Average Exchange Ratios

Current (as of June 10, 2011)	0.76	x
10-day	0.76
1-month	0.76
3-month	0.77
6-month	0.81
1-year	0.87
2-year	0.99

In addition, Deutsche Bank reviewed the range of exchange ratios over the 52-week period prior to June 10, 2011. Deutsche Bank found that the exchange ratio ranged from 0.74x to 1.07x over that period. Deutsche Bank noted that the exchange ratio of 0.88x fell within that range.

Trading Range Analysis

Deutsche Bank reviewed the 52-week trading range of Allied World shares and Transatlantic’s common stock measured as of June 10, 2011. Deutsche Bank found that the price per share of Allied World’s shares over that period ranged from $45 to $65 and that Transatlantic’s common stock over that period ranged from $44 to $54. Based on the foregoing, Deutsche Bank calculated an implied exchange ratio range of 0.68 to 1.21x shares of Allied World to be issued in exchange for one share of Transatlantic common stock. The low exchange ratio represents the ratio of the lowest Transatlantic value per share and the highest Allied World value per share over the 52-week period considered. The high exchange ratio represents the ratio of the highest Transatlantic value per share and the lowest Allied World value per share over the 52-week period considered. Deutsche Bank noted that the exchange ratio of 0.88x fell within that range.

Contribution Analysis

Based upon the exchange ratio of 0.88 Allied World shares per share of Transatlantic common stock to be effected in the merger and the closing price of $58.07 per Allied World share on June 10, 2011, Deutsche Bank calculated that the pro forma fully diluted ownership of Allied World and Transatlantic shareholders in the combined company was approximately 42% and 58%, respectively. Deutsche Bank then compared such pro forma fully diluted ownership percentages of Allied World and Transatlantic shareholders to Allied World’s and Transatlantic’s respective relative contributions to the combined company based upon current fully diluted market capitalization for each company on a stand-alone basis as of June 10, 2011, total assets, shareholders’ equity and shareholders’ tangible equity for each company on a stand-alone basis as of March 31, 2011, as well as each company’s relative contribution to actual after-tax operating income for 2010 and estimated after-tax operating income for 2011, 2011 (normalized for a catastrophe loss ratio of 5%), 2012 and 2013 based upon estimates prepared by the management of Allied World and Transatlantic for their respective companies. The results of these calculations are summarized as follows:

	Relative Contribution
	Allied World	Transatlantic

Financial metrics
Current fully diluted market capitalization (as of 6/10/11)	45%	55%
Total assets (as of 3/31/2011)	40	60
Shareholders’ equity (as of 3/31/2011)	42	58
Shareholders’ tangible equity (as of 3/31/2011)	39	61
2010 Actual after-tax operating income	51	49
2011 Estimated after-tax operating income	52	48
2011 Estimated after-tax operating income — normalized cat losses	39	61
2012 Estimated after-tax operating income	39	61
2013 Estimated after-tax operating income	41	59

In addition to noting the relative pro forma ownership percentages for holders of Allied World shares and Transatlantic common stock described above, Deutsche Bank noted that the board of directors of the combined company would consist of 11 directors, five appointed by Allied World and six appointed by Transatlantic and that such relative ownership amounts and board composition are consistent with precedent mergers of equals.

Implied Exchange Ratio Analysis

Deutsche Bank assessed the fairness of the exchange ratio by deriving values for each of Allied World and Transatlantic using several valuation methodologies, including an analysis of comparable companies using valuation multiples from selected publicly-traded companies, and dividend discount analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate implied per share valuation ranges on a fully-diluted common share basis. The implied per share valuation ranges were used to assess the exchange ratio implied by each methodology.

The following table outlines the ranges of approximate implied values per Allied World share and shares of Transatlantic common stock and the implied exchange ratios derived using each of these methodologies. With respect to any given range of exchange ratios, the low exchange ratio represents the ratio of the lowest Transatlantic value per share and the highest Allied World value per share, and the high exchange ratio represents the ratio of the highest Transatlantic value per share and the lowest Allied World value per share.

The table should be read together with the more detailed summary of each of the valuation analyses set forth below.

	Approximate Implied		Implied
	Value per Share		Exchange Ratio
	Allied World	Transatlantic

Trading Multiple Valuation:
Price/3/31/2011 Book Value Per Share	$56-$71	$45-$64	0.63x-1.15	x
Price/3/31/2011 Tangible Book Value Per Share	53-66	45-67	0.67-1.26
Price/2012 Estimated After-Tax Operating Earnings	61-76	43-71	0.56-1.17
Dividend Discount Analysis (Price/Book Value)	70-86	57-76	0.67-1.10
Dividend Discount Analysis (Price/Earnings)	68-85	56-70	0.66-1.03

Deutsche Bank noted that the exchange ratio of 0.88x fell within each of the above implied exchange ratio ranges.

Comparable Companies Analysis — Allied World

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Allied World to corresponding financial information and measurements for the following selected companies.

•	Arch Capital Group Ltd.

•	Argo Group International Holdings, Ltd.

•	Aspen Insurance Holdings Limited

•	Axis Capital Holdings Limited

•	Endurance Specialty Holdings Ltd.

•	HCC Insurance Holdings, Inc.

•	Markel Corporation

•	The Navigators Group, Inc.

•	RLI Corp.

•	W.R. Berkley Corporation

Although none of the selected companies is either identical or directly comparable to Allied World, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Allied World. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

With respect to each of the selected companies and Allied World, Deutsche Bank calculated the following trading multiples:

•	the multiple of price to book value per share, which we refer to as “P/B”;

•	the multiple of price to tangible book value per share, which we refer to as “P/B Tangible”; and

•	the multiple of price to estimated operating earnings per share, which we refer to as “P/E,” for 2012.

Deutsche Bank did not use the multiple of price to estimated operating earnings per share for 2011 because it believed extraordinary catastrophe losses in the first quarter of 2011 (including Japan, New Zealand and Australia losses) resulted in estimated operating earnings for 2011 being non-representative of potential future financial performance with disproportionate impact on each comparable company.

The trading multiples of Allied World and the selected companies were calculated using the closing prices of the Allied World shares and the common stock of the selected companies on June 10, 2011 and were based upon the most recent publicly available information, Allied World’s management’s estimates and analysts’ consensus earnings estimates for 2012 provided by CapitalIQ. The results of these analyses are summarized as follows:

			P/B		2012E
	P/B		Tangible		P/E

Allied World	0.78	x	0.88	x	7.6	x
Selected Companies
Arch Capital Group Ltd.	1.01		1.01		12.3
Argo Group International Holdings, Ltd.	0.62		0.74		12.4
Aspen Insurance Holdings Limited	0.62		0.63		8.2
Axis Capital Holdings Limited	0.78		0.79		7.5
Endurance Specialty Holdings Ltd.	0.75		0.82		8.1
HCC Insurance Holdings, Inc.	1.10		1.47		10.9
Markel Corporation	1.21		1.59		24.0
The Navigators Group, Inc.	0.90		0.91		16.2
RLI Corp.	1.54		1.59		13.8
W.R. Berkley Corporation	1.25		1.28		12.6

Based in part on the trading multiples described above, Deutsche Bank selected certain reference ranges of multiples and calculated corresponding ranges of implied equity values per Allied World share as follows:

•	Deutsche Bank applied multiples of price to book value per share ranging from 0.75x to 0.95x to the book value per Allied World share as of March 31, 2011;

•	Deutsche Bank applied multiples of price to tangible book value per share ranging from 0.80x to 1.00x to the tangible book value per Allied World share as of March 31, 2011; and

•	Deutsche Bank applied multiples of price to estimated after-tax operating earnings ranging from 8.0x to 10.0x to the estimated after-tax operating earnings of Allied World for 2012 based on the Allied World estimates.

The ranges of approximate implied equity values per Allied World share resulting from the foregoing calculations, which are the same as the ranges of implied equity values per share used in the Implied Exchange Ratio Analysis discussed above, are presented in the following table:

Approximate Implied
Value per Share

Price/Book Value Per Share
3/31/11 Book Value Per Share	$57 - $71
3/31/11 Tangible Book Value Per Share	53 - 66
Price/2012 Estimated After-Tax Operating Earnings	61 - 76

Comparable Companies Analysis — Transatlantic

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Transatlantic to corresponding financial information and measurements for the following selected companies.

•	ACE Limited

•	Everest Re Group, Ltd.

•	Münchener Rückversicherungs AG (Munich Re)

•	PartnerRe Ltd.

•	RenaissanceRe Ltd.

•	SCOR SE

•	Swiss Reinsurance Co. Ltd.

•	Validus Holdings, Ltd.

•	XL Capital plc

Although none of the selected companies is either identical or directly comparable to Transatlantic, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Transatlantic. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

With respect to each of the selected companies and Transatlantic, Deutsche Bank calculated the following trading multiples:

•	the multiple of price to book value per share, which we refer to as “P/B”;

•	the multiple of price to tangible book value per share, which we refer to as “P/B Tangible”; and

•	the multiple of price to estimated operating earnings per share, which we refer to as “P/E,” for 2012.

Deutsche Bank did not use the multiple of price to estimated operating earnings per share for 2011 because it believed extraordinary catastrophe losses in the first quarter of 2011 (including Japan, New Zealand and Australia losses) resulted in estimated operating earnings for 2011 being non-representative of potential future financial performance with disproportionate impact on each comparable company.

The trading multiples of Transatlantic and the selected companies were calculated using the closing prices of the Transatlantic common stock and the common stock of the selected companies on June 10, 2011 and were based upon the most recent publicly available information, Transatlantic’s management estimates and analysts’ consensus earnings estimates for 2012 provided by CapitalIQ. The results of these analyses are summarized as follows:

			P/B		2012E
	P/B		Tangible		P/E

Transatlantic	0.69	x	0.69	x	6.2	x
Selected Companies
ACE Limited	0.96		1.21		8.9
Everest Re Group, Ltd.	0.76		0.76		7.4
Münchener Rückversicherungs AG (Munich Re)	0.91		1.21		10.1
PartnerRe Ltd.	0.79		0.88		8.4
RenaissanceRe Ltd.	1.07		1.08		9.3
SCOR SE	1.21		1.54		9.8
Swiss Reinsurance Co. Ltd.	0.81		0.98		9.6
Validus Holdings, Ltd.	0.97		1.02		7.0
XL Capital plc	0.64		0.69		9.4

Based in part on the trading multiples described above, Deutsche Bank selected certain reference ranges of multiples and calculated corresponding ranges of implied equity values per share of Transatlantic common stock as follows:

•	Deutsche Bank applied multiples of price to book value per share ranging from 0.70x to 1.00x to the book value per share of Transatlantic common stock as of March 31, 2011;

•	Deutsche Bank applied multiples of price to tangible book value per share ranging from 0.70x to 1.05x to the tangible book value per share of Transatlantic common stock as of March 31, 2011; and

•	Deutsche Bank applied multiples of price to estimated after-tax operating earnings ranging from 6.0x to 10.0x to the estimated after-tax operating earnings of Transatlantic for 2012 based on the Transatlantic estimates.

The ranges of approximate implied equity values per share of Transatlantic common stock resulting from the foregoing calculations, which are the same as the ranges of implied equity values per share used in the Implied Exchange Ratio Analysis discussed above, are presented in the following table:

Approximate Implied
Value per Share

Price/Book Value Per Share
3/31/11 Book Value Per Share	$45 - $64
3/31/11 Tangible Book Value Per Share	45 - 67
Price/2012 Estimated After-Tax Operating Earnings	43 - 71

Dividend Discount Analysis — Allied World

Based on the Allied World estimates, Deutsche Bank performed a dividend discount analysis to determine a range of implied present values per Allied World share, assuming Allied World continued to operate as a standalone company. The values were determined by adding the present value of the estimated free cash flow per share for the nine months ended December 31, 2011 and for the years 2012 through 2015 and the present value of the estimated terminal value per Allied World share as of the end of 2015. Deutsche Bank calculated a range of present equity values for Allied World as the sum of (1) the present value of the estimated cash flow per share for the nine months ended December 31, 2011 and for the years 2012 through 2015 using discount rates ranging from 8.5% to 10.5%, which were chosen by Deutsche Bank based upon an analysis of the cost of equity of Allied World, and (2) the present value of illustrative terminal value per share derived by applying a range of price to book value multiples and price to earnings multiples to Allied World’s estimated shareholders’ equity and net income and applying discount rates ranging from 8.5% to 10.5% to such terminal values. For the terminal value based on price to book value multiples, Deutsche Bank applied multiples ranging from 0.90x to 1.10x to Allied World’s estimated shareholders’ equity for 2015. Based on the above analysis, Deutsche Bank determined a range of present values per Allied World share of approximately $70 to $86. For the terminal value based on price to earnings multiples, Deutsche Bank applied multiples ranging from 8.0x to 10.0x to Allied World’s estimated net income for 2015. Based on the above analysis, Deutsche Bank determined a range of present values per Allied World share of approximately $68 to $85. Deutsche Bank selected the terminal value multiples used in this analysis based upon the current and historical trading values and multiples of Allied World and the selected companies discussed in the Comparable Companies Analysis above.

Dividend Discount Analysis — Transatlantic

Based on the Transatlantic estimates, Deutsche Bank performed a dividend discount analysis to determine a range of implied present values per share of Transatlantic common stock, assuming Transatlantic continued to operate as a standalone company. The values were determined by adding the present value of the estimated free cash flow per share for the nine months ended December 31, 2011 and for the years 2012 through 2015 and the present value of the estimated terminal value per share of Transatlantic common stock as of the end of 2015. Deutsche Bank calculated a range of present equity values for Transatlantic as the sum of (1) the present value of the estimated cash flow per share for the nine months ended December 31, 2011 and for the years 2012 through 2015 using discount rates ranging from 9% to 11%, which were chosen by Deutsche Bank based upon an analysis of the cost of equity of Transatlantic, and (2) the present value of illustrative terminal value per share derived by applying a range of price to book value multiples and price to earnings multiples to Transatlantic’s estimated shareholders’ equity and net income and applying discount rates ranging from 9% to 11% to such terminal values. For the terminal value based on price to book value multiples, Deutsche Bank applied multiples ranging from 0.85x to 1.15x to Transatlantic’s estimated shareholders’ equity for 2015. Based on the above analysis, Deutsche Bank determined a range of present values per share of Transatlantic common stock of approximately $57 to $76. For the terminal value based on price to earnings multiples, Deutsche Bank applied multiples ranging from 8.0x to 10.0x to Transatlantic’s estimated net income for 2015. Based on the above analysis, Deutsche Bank determined a range of present values per share of Transatlantic common stock of approximately $56 to $70. Deutsche Bank selected the terminal value multiples used in this analysis based upon the current and historical trading values and multiples of the selected companies discussed in the Comparable Companies Analysis above.

The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Allied World board of directors as to the fairness, from a financial point of view, to Allied World of the exchange ratio described above as of the date of its opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by the management of Allied World with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Transatlantic or Allied World. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Transatlantic, Allied World or their respective advisors, none of Transatlantic, Allied World, Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger, including the exchange ratio, were determined through arm’s-length negotiations between Allied World and Transatlantic and were approved by the Allied World board of directors. Representatives of Deutsche Bank provided advice to Allied World during these negotiations. Deutsche Bank, however, did not recommend any specific exchange ratio to Allied World or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. The decision to enter into the merger was solely that of the Allied World board of directors. As described above, the opinion and presentation of Deutsche Bank to the Allied World board of directors were only one of a number of factors taken into consideration by the Allied World board of directors in making its determination to approve the merger agreement and the transactions contemplated by it, including the merger.

Allied World selected Deutsche Bank as its financial advisors in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to the engagement letter dated June 2, 2011 between Allied World and Deutsche Bank, Allied World agreed to pay Deutsche Bank (i) a fee (an “Opinion Fee”) equal to $2.5 million payable upon the delivery of its opinion (or upon Deutsche Bank advising Allied World that it was unable to render an opinion) and (ii) in the event the merger is consummated, a fee equal to $14.5 million payable at the time of closing less the amount of any Opinion Fee previously paid. If the merger is not completed and Allied World receives a break-up fee, lock-up option, topping fee or other termination fee or other similar payment, Deutsche Bank is entitled to receive a fee equal to $5 million. Allied World has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Allied World has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the U.S. federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, we refer to as the “Deutsche Bank Group.” One or more members of the Deutsche Bank Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Allied World, Transatlantic or their respective affiliates for which it has received compensation. A member of the Deutsche Bank Group acted as a joint-lead manager in a public offering of senior notes by Allied World in November 2010 for which it received aggregate fees of $150,000. A member of the Deutsche Bank Group is also acting as a lender of Allied World’s senior credit facility for which it has received aggregate fees of $20,000 and is acting as an asset manager for certain investment portfolios of Transatlantic for which it received aggregate fees of approximately $75,000 during the first quarter of 2011. The Deutsche Bank Group may also provide investment and commercial banking services to Allied World, Transatlantic or their respective affiliates in the future, for which the Deutsche Bank Group would expect to receive compensation. In the ordinary course of business, members of the Deutsche Bank Group may actively trade in the securities and other instruments and obligations of Allied World and Transatlantic (or their respective affiliates) for their own accounts and for the accounts of their customers. Accordingly, the Deutsche Bank Group may at any time hold a long or short position in such securities, instruments and obligations. In addition, as of June 12, 2011, Deutsche Bank and affiliates owned approximately 250,000 shares of Transatlantic common stock.

Certain Allied World Prospective Financial Information

Allied World does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Allied World is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Allied World in connection with the merger, Allied World’s management prepared and provided to Transatlantic and Goldman Sachs, as well as to Deutsche Bank and Moelis, in connection with their respective evaluation of the fairness of the merger consideration, certain non-public, internal financial forecasts regarding Allied World’s projected future operations for the 2011 through 2015 fiscal years. Allied World has included below a summary of these forecasts for the purpose of providing shareholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Allied World board of directors for purposes of evaluating the merger. The Allied World board of directors also considered non-public, financial forecasts prepared by Transatlantic regarding Transatlantic’s anticipated future operations for the 2011 through 2015 fiscal years for purposes of evaluating Transatlantic and the merger. See “The Merger — Certain Transatlantic Prospective Financial Information” beginning on page 85 for more information about the forecasts prepared by Transatlantic.

The Allied World internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, SAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles in the United States. Deloitte & Touche Ltd. has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, Deloitte & Touche Ltd. does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche Ltd. reports incorporated by reference in this joint proxy statement/prospectus relate only to Allied World’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but because these internal financial forecasts were provided by Allied World to Transatlantic and Deutsche Bank, Goldman Sachs and Moelis.

While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Allied World’s businesses) that are inherently subjective and uncertain and are beyond the control of Allied World’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Allied World’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of Allied World’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Allied World, Transatlantic or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Allied World, Transatlantic or their respective affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. Allied World does not intend to make publicly available any update or other revision to these internal financial forecasts.

None of Allied World or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding Allied World’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Allied World has made no representation to Transatlantic, in the merger agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the merger. Allied World urges all shareholders to review Allied World’s most recent SEC filings for a description of Allied World’s reported financial results.

Fiscal Year	2011	2012	2013	2014	2015
	(All dollar amounts in millions of dollars)

Net Premiums Written	$1,586	$1,817	$2,015	$2,115	$2,221
Net Income	$201	$284	$325	$356	$393
Loss Ratio	69.1%	62.6%	62.5%	63.3%	63.3%
Combined Ratio	99.5%	92.4%	91.3%	92.1%	92.1%
Total Shareholders’ Equity	$3,002	$3,197	$3,504	$3,841	$4,215

Transatlantic’s Reasons for the Merger; Recommendations of the Transatlantic Board of Directors

In approving the merger agreement and recommending its adoption by Transatlantic stockholders, Transatlantic’s board of directors considered a number of factors and a substantial amount of information presented by and reviewed and discussed with Transatlantic’s management and legal and financial advisors, and considered numerous factors, including the following:

•	management’s belief that the merger has the potential to create a leading, diversified, specialty focused reinsurance and insurance company with a global reach and a local presence in key markets, based upon, among other things, the fact that the combined company would have 39 locations with local underwriters, would combine a leading specialty reinsurance brand (including with respect to directors and officers, errors and omissions and medical malpractice reinsurance) with a leading specialty insurance brand (including with respect to professional liability and healthcare insurance), and would have a diverse portfolio between reinsurance and insurance;

•	management’s belief that the combined company would have a strengthened balance sheet with $8.5 billion of total capital;

•	although no assurance can be given on the reaction of any independent rating agency, management’s belief that the combined company would be able to maintain the financial strength ratings of Transatlantic, especially at S&P, which has significant value to Transatlantic’s business;

•	management’s belief that the combination would diversify risk, which should allow the combined company to weather cyclical conditions, reduce volatility of earnings and deliver more stable results under a wider range of market conditions and economic environments while creating a foundation for future growth, based upon, among other things, the fact that the combined company would have both a significant insurance and reinsurance business, and would have greater diversification with respect to (i) duration of risk, (ii) premiums and reserves by lines of business and geography and (iii) catastrophe exposures;

•	the fact that Transatlantic would gain multiple platforms, including European Union based operating subsidiaries;

•	Transatlantic board of directors’ belief, based upon discussions with Transatlantic’s management and after a thorough review of Transatlantic’s strategic alternatives, that the merger would provide greater value to the Transatlantic stockholders within a shorter timeframe than other potential strategic alternatives available to Transatlantic, including the continued operation of Transatlantic as a standalone company, based on, among other things, the fact that the combined company would have greater flexibility to allocate capital in a more efficient manner, increased financial strength and scale, and meaningful incremental combined excess capital;

•	management’s belief that property catastrophe exposure of the combined company would remain below its respective stated tolerances, allowing for future growth;

•	although no assurance can be given that any level of operating and structural synergies would be achieved following the completion of the merger, management’s estimate, consistent with Allied World’s management’s estimate, that the combination of Transatlantic and Allied World would create $80 million of annual gross savings, with the combined company realizing approximately 60% of these savings on an annualized run-rate (after-tax) basis in the first year following the closing of the merger, in part, to more efficient allocation of capital and cost savings;

•	the fact that, with a Swiss domicile, the combined company should have greater capital flexibility;

•	the fact that Transatlantic stockholders immediately prior to the merger would hold approximately 58% of the voting power of the combined company on a fully diluted basis immediately following completion of the merger;

•	the fixed exchange ratio of 0.88 Allied World shares for each share of Transatlantic common stock, which represented a premium of 16% to the closing price of Transatlantic common stock, based on the closing price of Allied World shares on June 10, 2011 (the last trading day before public announcement of the merger);

•	the complementary nature of Transatlantic’s and Allied World’s businesses and cultures, including the fact that the two companies have complementary lines of business (for example, with respect to medical malpractice and healthcare, Transatlantic has a focus on hospitals and other facilities and Allied World has a focus on physicians), and that both companies have strong underwriting and risk management cultures;

•	the view of the Transatlantic board of directors that there will be limited integration risk due to the similar cultures of Transatlantic and Allied World with respect to underwriting discipline and risk management, common information technology systems, and limited business overlap;

•	the structure of the transaction as a merger of equals, including the provisions in the merger agreement that:

•	the combined company’s board of directors would initially be comprised of 11 members, six of which would be designated by Transatlantic;

•	the combined company’s board committee assignments would be split evenly between designees from the Transatlantic board of directors and designees from the Allied World board of directors;

•	Mr. Press would initially be the non-executive chairman of the board of directors of the combined company;

•	Mr. Sapnar would be appointed as the President and Chief Executive Officer of Global Reinsurance of the combined company; and

•	the remaining members of management of the combined company would be drawn from the two companies on a fair and equitable basis with a roughly equal number of people coming from each;

•	the expectation of the Transatlantic board of directors that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to customers and employees;

•	the fact that the combined company would have a highly experienced management team with extensive industry experience in the most significant facets of the insurance and reinsurance industry. See the section entitled “— Executive Officers Following the Merger” beginning on page 97;

•	the Transatlantic board of directors’ knowledge of Transatlantic’s business, financial condition, results of operations and prospects as a standalone company, as well as Allied World’s business, financial condition, results of operations and prospects, taking into account the results of Transatlantic’s due diligence review of Allied World;

•	the strong commitment on the part of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement;

•	the fact that the merger agreement allows the Transatlantic board of directors to change or withdraw its recommendation regarding the merger proposal if a superior proposal is received from a third party or in response to certain material developments or changes in circumstances, if in either case the Transatlantic board of directors determines that a failure to change its recommendation would result in a breach of its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances;

•	the Transatlantic board of directors’ belief, after consultation with its internal and outside legal counsel, that the transactions are likely to receive necessary regulatory approvals in a relatively timely manner without material adverse conditions, which increases the likelihood the transactions will be consummated; and

•	the financial analyses presented by Moelis to the Transatlantic board of directors described below under “— Opinion of Transatlantic’s Financial Advisor” and the opinion of Moelis, delivered orally at the Transatlantic board of directors’ meeting on June 12, 2011, and subsequently confirmed in writing by delivery of a written opinion dated the same date, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Transatlantic common stock. See “— Opinion of Transatlantic’s Financial Advisor.”

The Transatlantic board of directors also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger:

•	the restrictions on the conduct of Transatlantic’s business during the period between execution of the merger agreement and the consummation of the merger;

•	the substantial costs to be incurred in connection with the merger, including the substantial cash and other costs of integrating the businesses of Transatlantic and Allied World, as well as the transaction expenses arising from the merger;

•	the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not capturing anticipated operational synergies and cost savings between Transatlantic and Allied World and the risk that other anticipated benefits might not be realized;

•	the potential effect of the merger on Transatlantic’s business and relationships with employees, customers, suppliers, brokers, regulators and the communities in which it operates;

•	the fact that the transaction would be taxable to Transatlantic’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•	the risk that governmental entities may not approve the merger or may impose conditions on Transatlantic or Allied World in order to gain approval for the merger that may adversely impact the ability of the combined company to realize the synergies that are projected to occur in connection with the merger;

•	the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Transatlantic and/or Allied World;

•	the potential that the termination fee provisions of the merger agreement could have the effect of discouraging a bona fide alternative acquisition proposal for Transatlantic;

•	the merger agreement’s requirement that the Transatlantic board of directors call and hold a meeting of Transatlantic stockholders to vote upon the merger, regardless of whether or not the Transatlantic board of directors has withdrawn or adversely modified its recommendation to the Transatlantic stockholders regarding the merger in response to a superior proposal or certain material developments or changes in circumstances;

•	potential withholding taxes associated with reallocating capital among different jurisdictions;

•	the risk that Allied World’s loss reserves may prove to be inadequate;

•	the challenges of combining Transatlantic’s business with Allied World’s business, including technical, accounting and other challenges, and the risk of diverting management resources for an extended period of time to accomplish this combination;

•	the loss of key personnel could delay or prevent the combined entity from fully implementing its business strategy and, consequently, significantly and negatively affect its business;

•	risks of the type and nature described in the section entitled “Risk Factors” beginning on page 22 and “Special Note Regarding Forward-Looking Statements” beginning on page 21; and

•	the fact that Transatlantic’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Transatlantic stockholders. See the section entitled “The Merger — Interests of Transatlantic’s Directors and Executive Officers in the Merger” beginning on page 93.

This discussion of the information and factors considered by the Transatlantic board of directors in reaching its conclusions and recommendation includes the material factors considered by the Transatlantic board of directors, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Transatlantic board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that Transatlantic stockholders vote in favor of the adoption of the merger agreement proposal. The Transatlantic board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Transatlantic’s management and outside legal and financial advisors regarding certain of the matters described above. In considering the factors described above, individual members of the Transatlantic board of directors may have given differing weights to different factors.

The Transatlantic board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Transatlantic and its stockholders. The Transatlantic board of directors unanimously recommends that Transatlantic stockholders vote “FOR” the adoption of the merger agreement proposal.

Opinion of Transatlantic’s Financial Advisor

Opinion of Moelis & Company LLC

In connection with the merger, on June 12, 2011, Moelis delivered its oral opinion, which was subsequently confirmed in writing, that based upon and subject to the conditions and limitations set forth in its written opinion, as of June 12, 2011, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of Transatlantic common stock.

The full text of Moelis’ written opinion, dated June 12, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. Holders of Transatlantic common stock are urged to read Moelis’ written opinion and this section carefully and in their entirety. The following summary describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to the holders of Transatlantic common stock as of the date of the opinion and does not address Transatlantic’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to Transatlantic. Moelis’ opinion does not constitute a recommendation to any stockholder of Transatlantic as to how such stockholder should vote with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Transatlantic and Allied World that Moelis deemed relevant;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of Transatlantic, furnished to Moelis by Transatlantic;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of Allied World, furnished to Moelis by Allied World;

•	conducted discussions with members of senior management and representatives of Transatlantic and Allied World concerning the matters described in the foregoing, as well as their respective businesses and prospects before and after giving effect to the merger;

•	reviewed publicly available financial and stock market data, including valuation multiples, for Transatlantic and Allied World and compared them with those of certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft of the merger agreement, dated June 11, 2011;

•	participated in certain discussions and negotiations among representatives of Transatlantic and Allied World and their financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with Moelis’ review, it did not assume any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the board of directors of Transatlantic, relied on such information being complete and accurate in all material respects. In addition, with the consent of the Transatlantic board of directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Transatlantic or Allied World, nor was Moelis furnished with any such evaluation or appraisal. Moelis is not an expert in the evaluation of reserves for insurance losses and loss adjustment expenses, and did not make an independent evaluation of the adequacy of reserves of Transatlantic or Allied World. In that regard, Moelis did not make an analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expense reserves of, the value of redundant reserves to, or the ability to achieve reserve releases by, Transatlantic or Allied World. Moelis was not requested, and did not undertake, to make any independent valuation of Transatlantic’s pending arbitration matters concerning AIG and certain of its subsidiaries, and for purposes of Moelis’ analysis, at the direction of the Transatlantic board of directors, Moelis assumed that Transatlantic will obtain a recovery in the amount and at the time estimated by Transatlantic management. In addition, with respect to the forecasted financial information referred to above, Moelis assumed, at the direction of the Transatlantic board of directors, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Transatlantic and Allied World as to the future performance of their respective companies and that such future financial results will be achieved at the times and in the amounts projected by management of Transatlantic and Allied World.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date thereof. Moelis assumed, with the consent of the Transatlantic board of directors, that all governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on Transatlantic or Allied World or on the expected benefits of the merger. Subsequent developments may affect Moelis’ opinion but Moelis does not have any obligation to update, revise or reaffirm its opinion. Moelis’ opinion does not constitute legal, tax or accounting advice.

The following is a summary of the material financial analyses presented by representatives of Moelis to the Transatlantic board of directors at its meeting held on June 12, 2011, in connection with the delivery of the oral opinion at that meeting and Moelis’ subsequent written opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

The analyses performed by Moelis include analyses based upon forecasts of future results, which results might be significantly more or less favorable than those upon which Moelis’ analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which Transatlantic common stock might trade at any time following the announcement of the merger. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Moelis nor any other person assumes responsibility if future results or actual values are materially different from those contemplated below.

Dividend Discount Model Analysis

Moelis conducted a dividend discount model analysis for Transatlantic and Allied World. A dividend discount model analysis is a method of evaluating the equity value of a company using estimates of the future dividends to stockholders generated by a company and taking into consideration the time value of money with respect to those future dividends by calculating their “present value.” “Present value” refers to the current value of future dividends to stockholders paid by such company and is obtained by discounting those future dividends back to the present using a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital, and other appropriate factors.

Based on estimates provided by Transatlantic management as to the maximum amount of possible dividends that can be paid out by Transatlantic and estimates provided by Allied World management as to the maximum amount of possible dividends that can be paid out by Allied World, in each case, during fiscal years (“FYs”) 2011 through 2015 (assuming no capital is returned through share repurchases and, in the case of Transatlantic, adjusted for its first quarter 2011 dividend and the potential tax-effected full recovery from pending arbitration with American International Group, Inc. and certain of its subsidiaries and, in the case of Allied World, adjusted for its first quarter 2011 share repurchase and purchase of founder warrants), Moelis discounted the applicable amounts to present values using a range of discount rates from 8.8% to 10.8% for Transatlantic, and 9.3% to 11.3% for Allied World, both of which were chosen by Moelis based upon an analysis of the cost of equity of Transatlantic and Allied World. Moelis also calculated a range of terminal values for Transatlantic and Allied World at the end of the 5-year period ending FY 2015 by applying, in the case of Transatlantic, a terminal book value multiple ranging from 0.70x to 1.00x and Transatlantic’s projected FY 2015 book value as provided by Transatlantic management, and, in the case of Allied World, a terminal book value multiple ranging from 0.80x to 1.10x and Allied World’s projected FY 2015 book value as provided by Allied World management, and discounting the terminal value using a range of discount rates from 8.8% to 10.8% for Transatlantic, and 9.3% to 11.3% for Allied World. “Terminal value” refers to the capitalized value of all future dividends to stockholders paid by a company for periods beyond the final forecast period.

Using, in the case of Transatlantic, a terminal book value multiple ranging from 0.75x to 0.95x and Transatlantic’s projected FY 2015 book value as provided by Transatlantic management, and, in the case of Allied World, a terminal book value multiple ranging from 0.85x to 1.05x and Allied World’s projected FY 2015 book value as provided by Allied World management, and discounting the maximum amounts of possible dividends that can be paid out by each of Transatlantic and Allied World, in each case, during FYs 2011 through 2015 and the respective terminal values, using a range of discount rates from 9.3% to 10.3% for Transatlantic, and 9.8% to 10.8% for Allied World, Moelis calculated a low and high implied equity value per share for Transatlantic of $59.00 per share and $70.75 per share and for Allied World of $65.46 per share and $78.67 per share.

Moelis then calculated (1) the ratio of the lowest implied equity value per share for Transatlantic to the highest implied equity value per share for Allied World, and (2) the ratio of the highest implied equity value per share for Transatlantic to the lowest implied equity value per share for Allied World to derive an implied exchange ratio range as set forth below:

	Implied Exchange
	Ratio

Highest Transatlantic equity value per share to lowest Allied World equity value per share	0.750	x
Lowest Transatlantic equity value per share to highest Allied World equity value per share	1.081	x

Selected Public Companies Analysis

Moelis performed a selected public companies analysis by comparing certain financial information of Transatlantic and Allied World with corresponding financial information of selected public companies. Although none of the selected companies is directly comparable to Transatlantic or Allied World, Moelis selected reinsurance and/or insurance companies with similar operations to Transatlantic and Allied World, and then used publicly available information regarding these companies to conduct a selected public companies analysis. The companies Moelis selected are as follows:

•	ACE Limited;

•	Alterra Capital Holdings Limited;

•	Arch Capital Group Ltd.;

•	Aspen Insurance Holdings Limited;

•	AXIS Capital Holdings Limited;

•	Endurance Specialty Holdings Ltd.;

•	EverestRe Group Ltd.;

•	Flagstone Reinsurance Holdings Limited;

•	Montpelier Re Holdings Ltd.;

•	PartnerRe Ltd.;

•	Platinum Underwriters Holdings, Ltd.;

•	RenaissanceRe Holdings Ltd.;

•	Validus Holdings, Ltd.; and

•	XL Capital Ltd.

From such list of 14 companies, Moelis then selected those that predominately write reinsurance (excluding those that write property casualty reinsurance) as Transatlantic’s core selected companies, which are the following:

•	EverestRe Group Ltd.;

•	PartnerRe Ltd.; and

•	Platinum Underwriters Holdings, Ltd.

From the list of 14 companies, Moelis selected those that write both direct insurance and reinsurance as Allied World’s core selected companies, which are the following:

•	ACE Limited;

•	Alterra Capital Holdings Limited;

•	Arch Capital Group Ltd.;

•	Aspen Insurance Holdings Limited;

•	AXIS Capital Holdings Limited;

•	Endurance Specialty Holdings Ltd; and

•	XL Capital Ltd.

As part of its selected public companies analysis, Moelis calculated and analyzed each selected company’s price-to-earnings (P/E) ratio, price-to-book value (P/BV) and price-to-tangible-book value (P/TBV) multiples. Moelis noted that given the significant catastrophic events that occurred during the first quarter of

2011, the use of FY 2011 projected earnings would not provide an accurate representation of the earnings of Transatlantic or Allied World going forward. Thus, for purposes of its analysis, Moelis used FY 2012 projected earnings per share for the selected public companies based on consensus analyst estimates compiled by FactSet, as well as March 31, 2011 amounts for purposes of calculating book values and tangible book values.

The following summarizes the results of this analysis:

Transatlantic’s Core Selected Companies

	Median		Mean

P/E
2012E	7.4	x	7.7	x
P/BV
2012E	0.77	x	0.80	x
P/TBV
2012E	0.77	x	0.84	x

Allied World’s Core Selected Companies

	Median		Mean

P/E
2012E	8.9	x	9.0	x
P/BV
2012E	0.85	x	0.87	x
P/TBV
2012E	0.88	x	0.94	x

Overall — All Selected Public Companies

	Median		Mean

P/E
2012E	8.0	x	8.1	x
P/BV
2012E	0.83	x	0.87	x
P/TBV
2012E	0.88	x	0.91	x

Based on its analysis of the foregoing core selected public companies for Transatlantic, Moelis selected the following valuation multiple ranges: 7.0x to 8.5x for equity value as a multiple of Transatlantic’s projected FY 2012 operating income as provided by Transatlantic management, 0.75x to 0.85x for equity value as a multiple of Transatlantic’s March 31, 2011 book value and 0.75x to 1.00x for equity value as a multiple of its March 31, 2011 tangible book value. Moelis applied the selected ranges to the relevant statistics for Transatlantic using Transatlantic’s projected FY 2012 operating income as provided by Transatlantic management and March 31, 2011 book and tangible book values and calculated an implied range of Transatlantic common stock prices on a fully diluted basis of $50.06 to $60.79 based on projected FY 2012 operating income as provided by Transatlantic management, of $47.93 to $54.33 based on its March 31, 2011 book value and of $47.74 to $63.65 based on its March 31, 2011 tangible book value.

Based on its analysis of the foregoing core selected public companies for Allied World, Moelis selected the following valuation multiple ranges: 7.5x to 11.0x for its equity value as a multiple of Allied World’s projected FY 2012 operating income as provided by Allied World management, 0.70x to 1.15x for its equity value as a multiple of its March 31, 2011 book value and 0.70x to 1.20x for its equity value as a multiple of Allied World’s March 31, 2011 tangible book value. Moelis applied the selected ranges to the relevant statistics for Allied World using Allied World’s projected FY 2012 operating income as provided by Allied World management and March 31, 2011 book and tangible book values and calculated an implied range of Allied World share prices on a fully diluted basis of $53.58 to $78.59 based on projected FY 2012 operating income as provided by Allied World management, of $52.05 to $85.51 based on its March 31, 2011 book value and of $46.32 to $79.41 based on its March 31, 2011 tangible book value.

Based on the foregoing applicable valuation ranges for each of Transatlantic and Allied World, Moelis then calculated the ranges of implied exchange ratio set forth below:

	Low	High

FY 2012 Operating Income	0.637	1.134
Book Value (as of 3/31/11)	0.561	1.044
Tangible Book Value (as of 3/31/11)	0.601	1.374

Selected Transactions Analysis

Moelis compared selected financial and transaction metrics of the merger with similar data (where available) of selected transactions in the reinsurance sector since 1999 valued in excess of $1.0 billion, which were the following:

•	Max Capital Group Ltd.’s merger with Harbor Point, Ltd. announced on March 3, 2010;

•	Validus Holdings Ltd.’s merger with IPC Holdings Ltd. announced on July 9, 2009;

•	PartnerRe Holdings Ltd.’s acquisition of PARIS Re Holdings Ltd. announced on July 4, 2009; and

•	SCOR Holding (Switzerland) Ltd.’s acquisition of Converium Holding AG announced on May 10, 2007.

The selected transactions were selected because they represented in Moelis’ view the transactions most relevant to the merger.

For each such transaction, Moelis calculated valuation multiples based on information that was publicly available, focusing on P/BV and P/TBV multiples (in each case, based on the book value and tangible book value reflected on the financial statements of the applicable target company prepared pursuant to GAAP), to evaluate such transactions. Moelis noted that given the significant catastrophic events that occurred during the first quarter of 2011, a focus on valuation multiples based on last-twelve months net income would not provide an accurate comparison. Thus, for purposes of this analysis, Moelis focused on P/BV and P/TBV valuation multiples. The following table presents the results of such calculations:

	P/BV		P/TBV

Max Capital/Harbor Point	0.79	x	0.92	x
Validus/IPC[1]	0.85	x	0.85	x
Partner Re/PARIS Re	0.97	x	1.09	x
SCOR/Converium	1.69	x	1.42	x

[1]	Subsequent to Moelis’ presentation to the Transatlantic board of directors on June 12, 2011, Moelis noted that it made an immaterial computational error in its calculation of the P/BV and P/TBV multiples for the Validus/IPC transaction. Such multiples were 0.83x and not 0.85x.

Based on its analysis of the foregoing selected transactions, Moelis selected a range of 0.80x to 0.95x for equity value as a multiple of P/B and a range of 0.85x to 1.05x for equity value as a multiple of P/TBV. Moelis applied the selected ranges to the relevant statistics for Transatlantic using Transatlantic’s March 31, 2011 book and tangible book values and calculated an implied range of Transatlantic common stock prices on a fully diluted basis of $51.13 to $60.72 and of $54.11 to $66.84, respectively. Moelis applied the selected ranges to the relevant statistics for Allied World using Allied World’s March 31, 2011 book and tangible book values and calculated an implied range of Allied World share prices on a fully diluted basis of $59.48 to $70.64 and $56.25 to $69.49, respectively.

Based on the foregoing applicable valuation ranges for each of Transatlantic and Allied World, Moelis then calculated the following ranges of implied exchange ratio as set forth below:

	Low	High

Book Value (as of 3/31/11)	0.724	1.021
Tangible Book Value (as of 3/31/11)	0.779	1.188

52-Week Trading Range

Moelis reviewed the trading range of Transatlantic common stock and Allied World shares for the 52-week period ending June 10, 2011, which ranged from $43.90 to $54.08 in the case of Transatlantic and from $44.27 to $65.70 in the case of Allied World. Based on the foregoing 52-week trading ranges, Moelis then calculated a range of implied exchange ratio of 0.668 to 1.222.

Contribution Analysis

Moelis calculated the hypothetical relative contributions of Transatlantic and Allied World to a combined company in terms of:

•	implied equity ownership as a result of the merger (based on fully diluted shares outstanding) and market capitalization (on a fully diluted basis based on closing share price as of June 10, 2011);

•	FY 2010 net premiums written;

•	FY 2010 and projected FYs 2011 and 2012 operating income as provided by Transatlantic and Allied World management respectively; and

•	cash and investments, net policy reserves, equity (including accumulated other comprehensive income (“AOCI”)), and tangible equity (including AOCI), in each case, as per the applicable company’s March 31, 2011 balance sheet.

The results of Moelis’ calculations are as follows:

			Implied Exchange
Metric	Transatlantic	Allied World	Ratio

Implied Equity Ownership	58.4%	41.6%	0.880	x
Market Capitalization	54.7%	45.3%	0.758	x

Income Statement

2010 Net Premiums Written	73.6%	26.4%	1.750	x
2010A Operating Income	49.0%	51.0%	0.604	x
2011E Operating Income	41.2%	58.8%	0.439	x
2012E Operating Income	61.5%	38.5%	1.001	x

Balance Sheet as of 3/31/11

Cash and Investments	62.8%	37.2%	1.059	x
Net Policy Reserves	68.4%	31.6%	1.356	x
Equity (including AOCI)	57.8%	42.2%	0.860	x
Tangible Equity (including AOCI)	60.5%	39.5%	0.962	x

The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above for purposes of comparison is directly comparable to Transatlantic, Allied World or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Transatlantic, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio set forth in the merger agreement was determined through arms’ length negotiations between Transatlantic and Allied World and was approved by the Transatlantic board of directors. The decision by the Transatlantic board of directors to approve, adopt and authorize the merger was solely that of the Transatlantic board of directors. Representatives of Moelis provided advice to Transatlantic during these negotiations. Moelis did not, however, recommend any specific exchange ratio to Transatlantic or the Transatlantic board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

The Moelis opinion and financial analyses, taken together, represented only one of many factors considered by the Transatlantic board of directors in its evaluation of the merger and was not determinative of the views of the Transatlantic board of directors or Transatlantic’s management with respect to the merger, the exchange ratio set forth in the merger agreement or whether the Transatlantic board of directors would have been willing to agree to different consideration.

Moelis’ opinion was prepared for the use and benefit of the Transatlantic board of directors in its evaluation of the merger. Moelis was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Transatlantic, other than the holders of Transatlantic common stock. In addition, Moelis’ opinion does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of Transatlantic’s officers, directors or employees, or any class of such persons, relative to the exchange ratio set forth in the merger agreement. At the direction of the Transatlantic board of directors, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement or the form of the merger. Moelis expressed no opinion as to what the value of Allied World shares would be when issued pursuant to the merger or the prices at which such Allied World shares would trade in the future. In rendering its opinion, Moelis assumed, with the consent of the Transatlantic board of directors, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis examined, that the representations and warranties of each of Transatlantic and Allied World are true and correct, that Transatlantic and Allied World would perform all of the covenants and agreements required to be performed by each of them, and that all conditions to the completion of the merger will be satisfied without waiver thereof and that the merger will be consummated in a timely manner in accordance with the terms of the merger agreement, without any modifications or amendments thereto or any adjustment of the exchange ratio set forth in the merger agreement.

Pursuant to the terms of Moelis’ engagement as financial advisor to the Transatlantic board of directors, Moelis has earned a fee of $2.5 million for rendering its opinion, payable upon delivery of its opinion, regardless of whether the merger is consummated. Moelis will also be entitled to receive a one-time transaction fee of $1 million if the merger is consummated. Solely at the discretion of Transatlantic, Moelis may receive an additional one-time fee of $1.5 million, payable upon completion of the merger. Moelis’ engagement letter with Transatlantic provides that if Moelis is requested by Transatlantic to deliver an additional opinion, Moelis shall be entitled to an additional $0.5 million upon delivery of such additional opinion, which fee shall be creditable towards the $1.0 million transaction fee referenced above. In addition, Transatlantic has agreed to reimburse Moelis for all reasonable and documented out-of-pocket expenses incurred in connection with its rendering of the opinion, including the expense of legal counsel, up to a specified maximum amount that is not to be exceeded without the prior written consent of Transatlantic (which is not to be unreasonably withheld). Transatlantic has also agreed to indemnify Moelis for certain liabilities arising out of its engagement.

Pursuant to the terms of a prior engagement letter between Moelis and the Special Committee entered into in February 2010, pursuant to which Moelis received a quarterly retainer fee and customary reimbursement for expenses, Moelis was engaged to (i) undertake (in consultation with members of Transatlantic management and the Special Committee) a customary business and financial analysis of Transatlantic and (ii) meet with the Special Committee to discuss strategic opportunities for Transatlantic and their financial implications, in each case, to the extent requested by the Special Committee. The aggregate amount of retainer fees collected by Moelis pursuant to such engagement letter was $50,000. The prior engagement letter expressly contemplated that if Moelis was asked to act for the Special Committee or Transatlantic Holdings in any formal capacity other than as described in the first sentence of this paragraph, the terms of such additional engagement would be embodied in a new written agreement. Moelis subsequently entered into the engagement letter described in the paragraph above as a result of the Transatlantic board of directors requesting Moelis to provide its opinion in connection with the merger. Moelis may provide investment banking services to Transatlantic, Allied World and their respective affiliates and/or successors in the future for which Moelis would expect to receive compensation. In the ordinary course of business, Moelis’ affiliates may trade securities of Transatlantic or Allied World for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

The Transatlantic board of directors selected Moelis as its financial advisor in connection with the merger because, among other things, Moelis has substantial experience in transactions similar to the merger. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Information Regarding Transatlantic’s Financial Advisor — Goldman Sachs

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Transatlantic, Allied World and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Transatlantic in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to Transatlantic and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including acting as a joint bookrunning manager in connection with the secondary public offering of 29.9 million shares of Transatlantic common stock by American International Group, Inc. and its indirect subsidiary, American Home Assurance Company, in June 2009, as an underwriter in connection with the public offering of Transatlantic’s 8.00% Senior Notes due 2039 ($350 million aggregate principal amount) in November 2009 and as an underwriter in connection with the secondary public offering of 8.5 million shares of Transatlantic common stock by American Home Assurance Company in March 2010. Goldman Sachs may also in the future provide investment banking services to Transatlantic, Allied World and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation. Affiliates of Goldman Sachs owned Allied World shares and warrants to acquire additional Allied World shares until November 2010, when Allied World repurchased all Allied World shares and warrants then held by such Goldman Sachs affiliates.

The Transatlantic board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated June 9, 2011, Transatlantic engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Transatlantic has agreed to pay Goldman Sachs a transaction fee, all of which is contingent upon consummation of the merger, in an amount that will depend on the aggregate consideration in the merger, which in turn will depend on the average trading price of Allied World shares during the five days preceding the stockholder vote relating to the merger. For illustrative purposes, based on the average trading price of Allied World shares from June 13, 2011 through June 17, 2011, this transaction fee would have equaled approximately $20 million. In addition, Transatlantic has agreed to reimburse Goldman Sachs for its expenses arising, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement.

Certain Transatlantic Prospective Financial Information

Transatlantic does not, as a matter of course, make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Transatlantic is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Transatlantic in connection with the merger, Transatlantic’s management prepared and provided to Allied World and Goldman Sachs, as well as to Deutsche Bank and Moelis in connection with their respective evaluations of the fairness of the merger consideration, certain non-public, internal financial forecasts regarding Transatlantic’s projected future operations for fiscal years 2011 through 2015. Transatlantic has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Transatlantic board of directors for purposes of evaluating the merger. The Transatlantic board of directors also considered non-public, financial forecasts prepared by Allied World regarding Allied World’s projected future operations for fiscal years 2011 through 2015 for purposes of evaluating Allied World and the merger. See the section entitled “The Merger — Certain Allied World Prospective Financial Information” beginning on page 71 for more information about the forecasts prepared by Allied World.

These internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, GAAP, SAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial forecasts. The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Transatlantic’s management. PricewaterhouseCoopers LLP, Transatlantic’s independent auditor, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this joint proxy statement/prospectus relates to Transatlantic’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but instead because these internal financial forecasts were provided by Transatlantic to Allied World, Goldman Sachs, Moelis and Deutsche Bank.

While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Transatlantic’s businesses) that are inherently subjective and uncertain and are beyond the control of Transatlantic’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Transatlantic’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, the occurrence of unpredictable catastrophe events and other factors described in the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors,” beginning on page 21 and page 22, respectively. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Transatlantic, Allied World or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Transatlantic, Allied World or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and accurate with each successive year. Transatlantic does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Transatlantic or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder, investor or other person regarding Transatlantic’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved.

None of Transatlantic, or its affiliates, advisors, officers, directors or representatives have made any representation to any stockholder, Allied World or any other person, in the merger agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the merger. Transatlantic urges all stockholders to review Transatlantic’s most recent SEC filings for a description of Transatlantic’s reported financial results.

Subject to the foregoing qualifications, the net premiums written, net income, loss ratio, combined ratio and stockholders’ equity reflected below by fiscal year through the year 2015 were prepared by, or as directed by, Transatlantic’s management and were delivered to Allied World, Deutsche Bank, Goldman Sachs and Moelis.

Fiscal year ending December 31 ($ in millions):

	2011E	2012E	2013E	2014E	2015E

Net premiums written	$4,050	$4,150	$4,250	$4,400	$4,550
Net income(1)(2)(3)	$189	$465	$476	$494	$515
Loss ratio	79.1%	67.0%	67.0%	67.0%	67.0%
Combined ratio	107.2%	95.6%	95.6%	95.7%	95.7%
Stockholders’ equity(1)(2)(4)	$4,395	$4,815	$5,240	$5,680	$6,135

(1)	Includes impact of assumed continuation of historical dividends.

(2)	Excludes impact of repurchases of Transatlantic’s outstanding common stock or senior notes.

(3)	Operating income (not provided above) is net income excluding realized net capital gains (losses) and the gain (loss) on early extinguishment of debt, net of taxes.

(4)	As of December 31.

Interests of Allied World’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Allied World that you vote to approve the adoption of the Allied World Articles, the issuance of shares of Allied World in connection with the merger and the election of directors, you should be aware that Allied World’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Allied World shareholders generally. The board of directors of Allied World was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to you that you approve the issuance of Allied World shares in connection with the merger and the adoption of the Allied World Articles.

Allied World does not expect a significant reduction in workforce as a result of the merger, subject to the discussion above regarding the potential difficulty of retaining key management personnel in the section entitled “Risk Factors — Risk Factors Relating to the Merger.”

As described in further detail below under the heading “— Board of Directors and Management Following the Merger,” certain of Allied World’s executive officers and members of the Allied World board of directors will continue to serve as officers or directors of the combined company upon completion of the merger. Specifically, Scott A. Carmilani will serve as the President and Chief Executive Officer of the combined company unless he is not the Chief Executive Officer of Allied World immediately prior to the effective time of the merger. Additionally, Wesley D. Dupont will continue to serve as the Executive Vice President, General Counsel and Corporate Secretary of the combined company, John J. Gauthier will continue to serve as the Executive Vice President, Chief Investment Officer of the combined company and David A. Bell will continue to serve as the Executive Vice President, Chief Operating Officer of the combined company, in each case, if they are employed by Allied World immediately prior to the effective time of the merger.

Treatment of Equity Awards.  Allied World’s executive officers and directors participate in Allied World’s equity-based compensation plans. Allied World’s directors hold restricted share units granted under the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), which are not subject to accelerated vesting in connection with the merger, except that, pursuant to Section 6.9(f) of the merger agreement, the independent directors of Allied World who are selected to serve as directors of TransAllied will be entitled to immediate vesting of their unvested equity awards if they cease to be a director of Allied World (or, following the merger, TransAllied) prior to the end of their term. Allied World’s executive officers hold options, restricted share units and performance shares granted under Allied World’s Third Amended and Restated 2001 Employee Stock Option Plan, the 2004 Plan and Allied World’s Third Amended and Restated Long-Term Incentive Plan (the “LTIP”). Each executive officer’s employment agreement with Allied World provides for “single trigger” equity acceleration, meaning, upon the occurrence of a change in control, all equity awards held by the executive officer would, absent an express waiver, fully vest immediately prior to such change in control. As described in more detail below under the captions “— Waiver Agreement with Scott A. Carmilani” and “— Executive Officer Retention Agreements,” it is expected that certain of Allied World’s executive officers will waive their right to “single trigger” equity acceleration in connection with the merger but will retain their right, upon their involuntary termination of employment prior to December 31, 2013, to full vesting of unvested equity awards held by the executive officer as of the closing date of the merger.

Executive Officer Employment Agreements.  Allied World is a party to employment agreements with Messrs. Carmilani, Bell, D’Orazio, Dupont, Grossack, Gauthier, Knight and Sennott, and Ms. Dillard. If the executive officer (other than Mr. Sennott) is involuntarily terminated without “cause” (as defined in the agreements) or terminates his or her employment with “good reason” (as defined in the agreements) (such termination hereinafter referred to as a “qualifying change in control termination”), in each case, within twelve months following a change in control, the executive officer will be entitled to the following “double trigger” severance payments and benefits: (i) a cash payment in an amount equal to three times his or her current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years, payable in substantially equal monthly installments over the period commencing on the date of termination and ending on the date that is one day prior to two and one-half months following the end of Allied World’s fiscal year in which termination occurs; (ii) participation in Allied World’s health and insurance plans (or the economic equivalent of such participation) for a period of three years from the date of such termination; and (iii) vesting in the number of equity awards held by the executive officer that otherwise would have vested during the two-year period from the date of such termination. Mr. Sennott’s employment agreement only provides for “single trigger” equity acceleration (as described in the previous paragraph), and does not provide for enhanced “double trigger” severance benefits in the event of a qualifying change in control termination following the consummation of the merger.

Waiver Agreement with Scott A. Carmilani.  It is expected that Mr. Carmilani will enter into a waiver agreement that will modify the compensation and benefits that he would otherwise have been eligible to receive under his employment agreement in connection with the merger. In the event the merger is not completed, the waiver agreement will not become effective and Mr. Carmilani’s employment agreement will continue in full force and effect. In the waiver agreement, Mr. Carmilani will (i) waive the “single trigger” equity acceleration provided under his employment agreement in connection with the merger; (ii) agree to enter into an amended and restated employment agreement as of the closing date of the merger, which will be substantially similar to his existing employment agreement but which will contain a fixed three-year term; (iii) agree that any change made to his employment position immediately following the merger will not constitute good reason for purposes of his employment agreement and any other compensatory agreement to which he is a party (the “limited good reason waiver”); and (iv) be eligible, upon a qualifying change in control termination (after application of any limited good reason waiver) that occurs prior to December 31, 2013, for full vesting of unvested equity awards that are outstanding as of the closing date of the merger and the “double trigger” severance benefits provided under his employment agreement (including partial accelerated vesting of unvested equity awards that were not outstanding as of the closing date of the merger).

Waiver Agreement with Joan Dillard.  It is expected that Ms. Dillard will enter into a waiver agreement that will modify the compensation that she would otherwise have been eligible to receive under her employment agreement in connection with the merger. In the event the merger is not completed, the waiver agreement will not become effective and Ms. Dillard’s employment agreement will continue in full force and effect. Pursuant to the terms of the waiver agreement, Ms. Dillard will be entitled to receive all of the benefits provided for by her employment agreement, except that she will waive “single trigger” accelerated vesting of performance units granted in 2009 pursuant to the LTIP and the 2004 Plan. Ms. Dillard will be entitled to “double trigger” vesting of performance units granted in 2009 pursuant to the LTIP and the 2004 Plan upon a termination by TransAllied without cause prior to the payment of the 2009 award. Except as described in the previous sentence, Ms. Dillard will not be entitled to any additional severance payments or benefits upon a qualifying change in control termination that occurs following the consummation of the merger.

Executive Officer Retention Arrangements with Frank N. D’Orazio, Wesley D. Dupont, John J. Gauthier, Marshall J. Grossack and W. Gordon Knight.  It is expected that Messrs. D’Orazio, Dupont, Gauthier, Grossack and Knight will enter into retention agreements which, as described below, will modify the compensation and benefits that they would otherwise have been eligible to receive under their employment agreements in connection with the merger. The intended purpose of the retention agreements is to facilitate retaining the executive officers following the merger and to enable the combined company to establish a uniform approach toward the compensation of all executive officers of the combined company, which will include the cancellation of existing employment agreements following the expiration of the initial retention period on December 31, 2013. In the event the merger is not completed, the retention agreements will not become effective and the executive officer employment agreements will continue in full force and effect.

It is expected that Messrs. D’Orazio, Dupont, Gauthier, Grossack and Knight will enter into substantially similar retention agreements, other than differences in retention award amounts, pursuant to which each (i) will waive the “single trigger” equity acceleration provided under his employment agreement in connection with the merger; (ii) will agree that his existing employment agreement will be cancelled as of December 31, 2013; (iii) will agree to the limited good reason waiver; (iv) will receive a retention award (a “retention award”) in the form of restricted stock units that may be settled in cash or shares of the combined company, 50% of which will vest and settle on each of September 30, 2012 and December 31, 2013, subject to continuous employment through the specified date; and (v) will be eligible, upon a qualifying change in control termination (after application of any limited good reason waiver) that occurs prior to December 31, 2013, for full vesting of unvested equity awards that are outstanding as of the closing date of the merger, the “double trigger” severance benefits provided under his employment agreement (including partial accelerated vesting of unvested equity awards that were not outstanding as of the closing date of the merger), and pro-rata acceleration of any unvested portion of the retention award based upon service during the period from July 1, 2011 until December 31, 2013. Additionally, pursuant to the expected terms of his retention agreement, if Mr. Knight resigns without good reason on or after January 1, 2013, he will be eligible for full vesting of unvested equity awards that are outstanding as of the closing date of the merger and pro-rata acceleration of any unvested portion of his retention award based upon service during the period from September 30, 2012 until December 31, 2013. The retention agreement for Mr. Gauthier would also extend the term of his employment agreement from July 1, 2013 to December 31, 2013.

The retention awards for Messrs. D’Orazio, Dupont, Gauthier, Grossack and Knight will be valued at $1,000,000, $1,500,000, $1,500,000, $2,100,000 and $2,000,000, respectively, based on a per share price of $57.58, the closing market price of Allied World’s shares as of June 30, 2011. The payments and benefits provided for under the retention agreements are conditioned upon continued compliance by each of Messrs. D’Orazio, Dupont, Gauthier, Grossack and Knight with the restrictive covenants set forth in his employment agreement (described below under the caption “— Double Trigger Payments and Benefits Triggered Upon the Consummation of the Merger”) from the closing date of the merger until December 31, 2013 or, if his employment is terminated prior to December 31, 2013, until the one-year anniversary of such termination.

Supplemental Executive Retirement Plan.  Allied World maintains the Allied World Assurance Company (U.S.) Inc. Second Amended and Restated Supplemental Executive Retirement Plan (the “SERP”) for certain senior employees of Allied World and its subsidiaries that are U.S. taxpayers, including each of Allied World’s executive officers. The SERP provides for vesting acceleration upon a change in control. The SERP also provides for distribution of the entire balance of each of Allied World’s executive officer’s SERP account, which distributions will be made in a lump sum upon completion of the merger.

The following table sets forth the cash value of the payments and benefits that Messrs. Bell, D’Orazio, Gauthier and Grossack would receive in connection with the merger under the employment agreements, as expected to be modified by the retention agreements where applicable, and the SERP, if the merger were completed on July 31, 2011 and the executives experience a qualifying change in control termination immediately thereafter. These amounts assume a per share price of Allied World’s shares of $55.33, the average closing market price of Allied World’s shares over the first five business days following public announcement of the merger. All amounts are shown before the deduction of any applicable withholding taxes. Certain of the amounts payable may vary depending on the actual dates on which a triggering event is completed and the executive officer terminates employment. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. An estimate of the cash value of the payments and benefits that each of Messrs. Carmilani, Dupont, Knight, and Sennott, and Ms. Dillard (collectively, the “named executive officers”) would receive under the employment agreements, as expected to be modified by the waiver or retention agreements where applicable, is set forth below on the “Allied World Golden Parachute Compensation Table.”

	Cash	Equity	Pension/NQDC	Perquisites/Benefits	Total
	($)(1)	($)(2)	($)(3)	($)(4)	($)

David A. Bell	2,310,000	2,124,949	—	66,401	4,501,350
Frank N. D’Orazio	2,340,000	2,241,142	—	51,263	4,632,405
John J. Gauthier	2,550,000	1,818,276	21,731	61,141	4,451,148
Marshall J. Grossack	2,100,000	2,008,202	—	63,766	4,171,968

(1)	Represents a cash severance payment equal to three times the executive officer’s current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years. The amount of Messrs. D’Orazio, Gauthier and Grossack’s retention awards are described above under the “Executive Officer Retention Arrangements” caption. Since such amounts are in consideration for post-closing service, such amounts are not reflected in this table. Mr. Bell is not expected to enter into a retention agreement, and accordingly, upon a qualifying change in control termination within 12 months following consummation of the merger, Mr. Bell will be entitled to the benefits he would otherwise have received in the event of such termination pursuant to his employment agreement.

(2)	Represents an amount equal to the value of full vesting of unvested equity awards held by the executive officer as of the closing date of the merger, assuming that the merger was completed on July 31, 2011. Pursuant to the expected terms of their retention agreements, Messrs. D’Orazio, Gauthier and Grossack will waive “single trigger” equity acceleration upon completion of the merger but will be eligible for full vesting of unvested equity awards that are outstanding as of the closing date of the merger upon a qualifying change in control termination that occurs prior to December 31, 2013 (after application of any limited good reason waiver). Mr. Bell is not expected to enter into a retention agreement, and accordingly, he will be entitled to the “single trigger” equity acceleration provided under his employment agreement in connection with the merger. The dollar value reflected above assumes (i) acceleration of all unvested shares that are subject to options based on a per share price of $55.33 and (ii) all equity awards held by the executive officer (x) that settle in Allied World shares vested, were exercised and sold as of July 31, 2011 and (y) that settle in cash vested as of July 31, 2011. The amounts reflected above do not include the value of “double trigger” acceleration of equity awards, because, assuming that both the completion of the merger and a qualifying change in control termination occurred on July 31, 2011, full vesting of all equity awards held by Messrs. Bell, D’Orazio, Gauthier and Grossack as of such date would occur pursuant to the “single trigger” equity acceleration provision of the employment agreements. The valuation also assumes that the tax withholding, if any, associated with the vesting of the equity awards will be paid in cash and not through the surrender of Allied World shares in satisfaction of such tax withholding. The estimated value of options vesting for Messrs. Bell, D’Orazio and Grossack is zero because the exercise price of options subject to accelerated vesting exceeds the per share price of $55.33. The estimated value of option vesting for Mr. Gauthier is $8,155, as 500 of his outstanding options are exercisable at a price of $39.02 per share. The amounts reflected above assume that the performance units would be granted assuming performance at target levels of achievement. Up to 150% of the performance units may be granted if maximum performance levels are achieved.

(3)	Represents the increase in the value of the SERP benefits for the executive officers attributable to vesting acceleration of contributions made by Allied World to the SERP on behalf of each executive officer upon the consummation of the merger. Messrs. Bell, D’Orazio and Grossack are fully vested in their SERP contributions, and accordingly, no value is represented above.

(4)	Represents a “double trigger” payment equal to the value of continued participation in Allied World’s health and insurance plans, calculated based on the current monthly premiums for participation in the plans as of July 31, 2011.

Indemnification of Allied World Directors and Officers.  Allied World directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Allied World Golden Parachute Compensation

“Single Trigger” Payments and Benefits Triggered Upon the Consummation of the Merger

Accelerated Vesting of Equity Awards.  As discussed above under the caption “— Treatment of Equity Awards,” Allied World is party to employment agreements with each of its named executive officers, the terms of which provide for “single trigger” equity acceleration. As discussed above under the captions “— Waiver Agreement with Scott A. Carmilani” and “— Executive Officer Retention Arrangements,” it is expected that Mr. Carmilani will enter into a waiver agreement and that Messrs. Dupont and Knight will enter into retention agreements, pursuant to which they will waive the “single trigger” equity acceleration in connection with the merger. It is also expected that Messrs. Carmilani, Dupont and Knight will remain eligible for full vesting provided under his employment agreement upon a qualifying change in control termination (after application of any limited good reason waiver) that occurs prior to December 31, 2013. An estimated value of the accelerated vesting (after application of any waiver) for each of Allied World’s named executive officers is set forth below on the “Allied World Golden Parachute Compensation Table.”

Accelerated Vesting Under the SERP.  As discussed above under the caption “— Interests of Allied World’s Directors and Executive Officers in the Merger — Supplemental Executive Retirement Plan,” the SERP provides for “single trigger” vesting acceleration and distribution of the entire balance of each of Allied World’s named executive officer’s SERP account, which distributions will be made in a lump sum upon completion of the merger. An estimate of the value attributable to the accelerated vesting of the SERP benefit for each of Allied World’s named executive officers is set forth below on the “Allied World Golden Parachute Compensation Table.”

“Double Trigger” Payments and Benefits Triggered Upon the Consummation of the Merger

Severance Payments.  As discussed above under the caption “— Executive Officer Employment Agreements,” the employment agreements with Allied World’s named executive officers (other than Mr. Sennott) provide for “double trigger” severance payments (including partial accelerated vesting of unvested equity awards that were not outstanding as of the closing date of the merger) upon a qualifying change in control termination that occurs within twelve months of the completion of the merger. The “double trigger” severance payments are conditioned upon a named executive officer’s continued compliance with the restrictive covenants set forth in his or her employment agreement and, at the request of Allied World, execution of a general release in favor of Allied World and its affiliates. The restrictive covenants, which generally apply during the 24-month period immediately following a termination of employment, generally prohibit each named executive officer from (i) soliciting Allied World’s employees, customers or other business relations; or (ii) engaging in activities that compete with Allied World’s business in certain jurisdictions.

As discussed above, it is expected that Mr. Carmilani will enter into a waiver agreement and that Messrs. Dupont and Knight will enter into retention agreements, pursuant to which they will remain eligible to receive the “double trigger” severance benefits (including partial accelerated vesting of unvested equity awards that were not outstanding as of the closing date of the merger) provided under his or her employment agreement upon a qualifying change in control termination (after application of any limited good reason waiver) that occurs prior to December 31, 2013. As discussed above, Ms. Dillard will be paid her severance benefits as if her termination occurred as of the consummation of the merger and will remain eligible to vest in her 2009 award if she is terminated without cause prior to the settlement of the award.

Mr. Sennott’s employment agreement does not provide for enhanced “double trigger” severance benefits. Accordingly, to the extent Mr. Sennott’s employment is terminated by Allied World without cause or by Mr. Sennott with good reason following the merger, he will be entitled to the benefits he would otherwise have received in the event of such termination pursuant to his employment agreement. For more information on the compensation and benefits payable to Mr. Sennott in the event of a termination by Allied World without cause or by Mr. Sennott with good reason, please see Allied World’s Proxy Statement on Schedule 14A filed with the SEC on March 17, 2011.

The following table sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each named executive officer of Allied World could receive in connection with the merger under the employment agreements, as expected to be modified by the waiver or retention agreements where applicable, and the SERP. These amounts assume that the merger was completed on July 31, 2011, the last practicable date prior to the filing of this Registration Statement, and assume a per share price of Allied World’s shares of $55.33, the average closing market price of Allied World’s shares over the first five business days following public announcement of the merger. Where applicable, these amounts assume that the named executive officers of Allied World experienced a qualifying change in control termination (after application of any limited good reason waiver) as of July 31, 2011, the last practicable date prior to the filing of this Registration Statement. All amounts are shown before the deduction of any applicable withholding taxes. Certain of the amounts payable may vary depending on the actual dates on which the merger is completed and the named executive officer terminates employment. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The compensation payable by Allied World to its named executive officers that is based on or otherwise related to the merger is not subject to a shareholder vote.

Allied World Golden Parachute Compensation Table

	Cash		Equity		Pension/NQDC	Perquisites/Benefits		Total
Name	($)		($)		($)(5)	($)		($)

Scott A. Carmilani	7,275,000	(1)	20,524,995	(2)	—	60,875	(6)	27,860,870
Joan H. Dillard	3,390,000	(1)	3,461,998	(3)	—	89,921	(6)	6,941,919
Wesley D. Dupont	2,640,000	(1)	2,691,528	(2)	—	66,375	(6)	5,397,903
W. Gordon Knight	4,125,000	(1)	4,097,690	(2)	46,141	62,180	(6)	8,331,011
John L. Sennott, Jr.	0.00	(6)	2,548,666	(4)	—	0.00	(7)	2,548,666

(1)	Represents a “double trigger” cash severance payment equal to three times the named executive officer’s current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years. The amount of Messrs. Dupont and Knight’s retention awards are described above under the “— Executive Officer Retention Arrangements” caption. Since such amounts are in consideration for post-closing service, such amounts are not reflected in this table.

(2)	Represents an amount equal to the value of full vesting of unvested equity awards held by the named executive officer as of the closing date of the merger, assuming that the merger was completed on July 31, 2011. Pursuant to the expected terms of their waiver or retention agreements, as applicable, Messrs. Carmilani, Dupont and Knight will waive “single trigger” equity acceleration upon completion of the merger but will be eligible for full vesting of unvested equity awards that are outstanding as of the closing date of the merger upon a qualifying change in control termination that occurs prior to December 31, 2013. The dollar value reflected above assumes (i) acceleration of all unvested shares that are subject to options based on a per share price of $55.33 and (ii) all equity awards held by the named executive officer (x) that settle in Allied World shares vested, were exercised and sold as of July 31, 2011 and (y) that settle in cash vested as of July 31, 2011. The amounts reflected above do not include the value of “double trigger” acceleration of equity awards, because, assuming that both the completion of the merger and a qualifying change in control termination occurred on July 31, 2011, full vesting of all equity awards held by Messrs. Carmilani, Dupont and Knight as of such date would occur pursuant to the “single trigger” equity acceleration provision of the employment agreements. The valuation also assumes that the tax withholding, if any, associated with the vesting of the equity awards will be paid in cash and not through the surrender of Allied World shares in satisfaction of such tax withholding. The estimated value of option vesting for Messrs. Carmilani and Dupont is zero because the average exercise price of options subject to accelerated vesting exceeds the per share price of $55.33. The estimated value of option vesting for Mr. Knight is $49,748, as 4,125 of his outstanding options are exercisable at a price of $43.27 per share. The amounts reflected above assume that the performance units would be granted assuming performance at target levels of achievement. Up to 150% of the performance units may be granted if maximum performance levels are achieved.

(3)	Represents an amount equal to the value of “single trigger” acceleration of equity awards, other than certain performance units granted in 2009 pursuant to the LTIP and the 2004 Plan, plus the value of “double trigger” acceleration of such performance units. Pursuant to the expected terms of her waiver agreement, Ms. Dillard will waive “single trigger” accelerated vesting with respect to performance units granted in 2009 pursuant to the LTIP and the 2004 Plan, but will retain her right to “double trigger” vesting of such performance units upon a termination by TransAllied without cause prior to settlement of the award. The dollar value reflected above assumes (i) acceleration of all unvested shares that are subject to options based on a per share price of $55.33 and (ii) all equity awards held by Ms. Dillard (x) that settle in Allied World shares vested, were exercised and sold as of July 31, 2011 and (y) that settle in cash vested as of July 31, 2011. The valuation also assumes that the tax withholding, if any, associated with the vesting of the equity awards will be paid in cash and not through the surrender of Allied World shares in satisfaction of such tax withholding. The estimated value of option vesting is zero because the average exercise price of options subject to accelerated vesting exceeds the per share price of $55.33. The amounts reflected above assume that the performance units would be granted assuming performance at target levels of achievement. Up to 150% of the performance units may be granted if maximum performance levels are achieved.

(4)	Represents an amount equal to the value of “single trigger” acceleration of equity awards. The dollar value reflected above assumes (i) acceleration of all unvested shares that are subject to options based on a per share price of $55.33 and (ii) all equity awards held by Mr. Sennott (x) that settle in Allied World shares vested, were exercised and sold as of July 31, 2011 and (y) that settle in cash vested as of July 31, 2011. The amounts reflected above do not include the value of “double trigger” acceleration of equity awards, because Mr. Sennott’s employment agreement does not provide for enhanced “double trigger” severance benefits. The valuation also assumes that the tax withholding, if any, associated with the vesting of the equity awards will be paid in cash and not through the surrender of Allied World shares in satisfaction of such tax withholding. The estimated value of option vesting is zero because the average exercise price of options subject to accelerated vesting exceeds the per share price of $55.33. The amounts reflected above assume that the performance units would be granted assuming performance at target levels of achievement. Up to 150% of the performance units may be granted if maximum performance levels are achieved.

(5)	Represents the increase in the value of the SERP benefits for the named executive officers attributable to “single trigger” vesting acceleration of contributions made by Allied World to the SERP on behalf of each named executive officer upon the consummation of the merger. Messrs. Carmilani, Dupont and Sennott, and Ms. Dillard, are fully vested in their SERP contributions, and accordingly, no value is represented above.

(6)	Represents a “double trigger” payment equal to the value of continued participation in Allied World’s health and insurance plans, calculated based on the current monthly premiums for participation in the plans as of July 31, 2011. Ms. Dillard’s continued participation in Allied World’s health and insurance plans is valued in Swiss Francs, and the amount reflected above was determined based on a foreign currency exchange rate of 1.2718 U.S. dollars for 1 Swiss Franc, which reflects the spot conversion rate for July 31, 2011.

(7)	Mr. Sennott’s employment agreement does not provide for enhanced “double trigger” severance benefits. If Mr. Sennott’s employment is terminated by Allied World without cause or by Mr. Sennott with good reason following the merger, he will be entitled to the benefits he would otherwise have received in the event of such termination pursuant to his employment agreement.

Interests of Transatlantic’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Transatlantic to vote to adopt the merger agreement, you should be aware that Transatlantic’s directors and executive officers have financial interests in the merger that may be in addition to, or different from, the interests of Transatlantic stockholders generally. The board of directors of Transatlantic was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to you that you approve the merger and the other transactions contemplated by the merger.

As detailed below under “— Board of Directors and Management Following the Merger,” certain of Transatlantic’s executive officers and members of the Transatlantic board of directors will continue to serve as officers or directors of the combined company upon completion of the merger. Specifically, Richard S. Press, the current non-executive chairman of the board of directors of Transatlantic, will be the non-executive chairman of the board of directors of the combined company following the merger. Michael C. Sapnar will be appointed to serve as President and Chief Executive Officer of Global Reinsurance of the combined company.

Transatlantic does not expect a significant reduction in workforce as a result of the merger, subject to the discussion above regarding the potential difficulty of retaining key management personnel in the section entitled “Risk Factors — Relating to the Merger.”

On June 30, 2011, the Compensation Committee (the “Transatlantic Compensation Committee”) of the Transatlantic board of directors approved the form of retention agreements (the “Retention Agreements,” and each, a “Retention Agreement”) that have been offered to certain executives of Transatlantic, including Steven

S. Skalicky, Paul A. Bonny, and Javier E. Vijil, each a named executive officer of Transatlantic. Each of the Retention Agreements has a term beginning on the date of execution and ending on the earlier of December 31, 2013 or a mutually agreed upon termination date by the executive and Transatlantic. The Retention Agreements will remain effective whether or not the merger closes.

Each of the Retention Agreements generally provides that until December 31, 2012, the executive’s base salary level, target bonus amount, target fair value of equity awards and other benefits included in the executive’s total compensation will not be reduced below the levels in effect prior to the merger. Each of the Retention Agreements also provides for a grant of restricted stock unit awards (“RSUs”), or in the event that there are not enough share reserves, phantom stock awards (together with the RSUs, the “Retention Grant”), immediately prior to the merger (or at a date chosen by the Transatlantic board of directors in its discretion, if the closing of the merger does not occur), pursuant to Transatlantic’s 2009 Long Term Equity Incentive Plan (but only in the case of the RSUs), consisting of that number of shares of Transatlantic common stock equal in value to $1,500,000 for each of Messrs. Skalicky and Vijil and $2,000,000 for Mr. Bonny. The Retention Grant vests 50% on September 30, 2012 and 50% on December 31, 2013. Pursuant to the Retention Agreements, the Retention Grant is generally subject to pro rata vesting upon a termination by Transatlantic without “Cause,” or due to death or “Disability,” or by the executive with “Good Reason,” in each case prior to December 31, 2013. Further, pursuant to the Retention Agreements, all of the outstanding, unvested equity awards held by each of the executives as of the effective date of the Retention Agreements is subject to full vesting upon a termination by Transatlantic without “Cause,” or by the executive with “Good Reason,” in each case prior to December 31, 2013. In consideration for entering into the Retention Agreements, each executive shall provide a limited waiver of the executive’s right to resign for “Good Reason” in connection with the merger as a result of the executive’s new employment position immediately following the merger.

The Retention Agreements include restrictive covenants similar to those included in Transatlantic’s Executive Severance Plan.

Treatment of Equity Awards

Transatlantic directors’ and executive officers’ outstanding stock options to acquire Transatlantic common stock will be converted pursuant to the merger agreement into options to acquire Allied World shares. Similarly, Transatlantic directors’ and executive officers’ outstanding stock-based awards will be converted into Allied World shares or other compensatory awards denominated in Allied World shares. The equity holdings of Transatlantic directors and executive officers will be treated in the same manner as the equity holdings of all other equity holders provided, however, that pursuant to the merger agreement, any independent Transatlantic or Allied World director who ceases to be a member of the reconstituted TransAllied board prior to the end of his or her term shall have immediate vesting of all of his or her unvested Allied World stock-based awards.

Each of Allied World and Transatlantic will use the existing performance goals to determine performance awards through fiscal year 2011. Thereafter, following the closing of the merger, TransAllied’s Compensation Committee will make a decision regarding the performance awards for the 2012 fiscal year and thereafter.

Golden Parachute Compensation

As described above, each of Transatlantic’s named executive officers has been offered a Retention Agreement providing for the issuance of certain awards in connection with the merger. Other than as described above regarding such Retention Agreements, the merger is not considered a change in control under any plans or agreements of Transatlantic to which Transatlantic’s named executive officers are a party.

The following table sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each named executive officer of Transatlantic could receive in connection with the merger. These amounts assume that the merger is completed on           , 2011 and, where applicable, that the named executive officer is entitled to the full amount for which he or she is eligible pursuant to the terms of the applicable Retention Agreement. Certain of the amounts payable may vary depending on the actual dates on which the merger is completed and the named executive officer terminates employment. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation Table

		Cash
	Cash	(Non-		Pension/	Perquisites/	Tax
	(Severance)	Severance)	Equity	NQDC	Benefits	Reimbursement	Other	Total
Name	($)	($)	($)	($)	($)	($)	($)(1)	($)

Robert F. Orlich	—	—	—	—	—	—	—	—
Steven S. Skalicky	—	—	—	—	—	—	1,500,000	1,500,000
Paul A. Bonny	—	—	—	—	—	—	2,000,000	2,000,000
Javier E. Vijil	—	—	—	—	—	—	1,500,000	1,500,000
Michael C. Sapnar	—	—	—	—	—	—	—	—

(1)	As noted above, these amounts assume that the named executive officer is entitled to the full amount for which he is eligible under the applicable Retention Agreement. These amounts would also be paid out, on a pro rata basis pursuant to the applicable Retention Agreement upon termination by Transatlantic without “Cause,” or due to death or “Disability” or by the executive with “Good Reason” prior to December 31, 2013, or upon death or disability of the executive prior to December 31, 2013. In consideration for entering into the Retention Agreements, each executive shall provide a limited waiver of the executive’s right to resign for “Good Reason” in connection with the merger.

Transatlantic Executive Severance Plan.  As discussed above, the merger is not considered a change in control under Transatlantic’s compensation plans or arrangements and a reduction in force is not anticipated in connection with the merger, including at the executive level. Whether or not the merger occurs, Transatlantic’s executives are entitled to certain payments in connection with certain terminations of employment. Under the Transatlantic Executive Severance Plan (“ESP”) severance protection is provided to senior executives who participate in the Transatlantic Partners or Senior Partners Plan. Upon a termination by Transatlantic without “Cause” (as defined in the ESP) or by the executive for “Good Reason” (as defined in the ESP), in addition to accrued wages and expense reimbursement, eligible employees will be entitled to receive the following each month during the Severance Period (30 months for the CEO and 24 months for the other named executive officers):

•	severance in an amount equal to one-twelfth the sum of: (i) the participant’s annual base salary in the year of termination, (ii) any supplemental or quarterly cash bonus payable to such participant in respect of the year of termination, and (iii) the average of the participant’s annual cash bonus awards earned and paid with respect to the three most recently completed fiscal years;

•	continued vesting of restricted stock units, earned but unvested performance restricted stock units and options as though there had been no termination of employment;

•	continued participation in Transatlantic’s health plan at active employee rates and continued service credit for eligibility and company contribution levels for purposes of the retiree health plan;

•	continued vesting and accrual of additional non-qualified pension credits; and

•	continued life insurance and retiree health plan coverage at active employee rates including continued service credit for eligibility and company contribution levels in such plans.

Prior to receiving any severance payments, eligible employees will be required to execute a general release of claims that also contains the following restrictions that, except as noted, apply at all times following termination:

•	Each participant is generally prohibited from (i) engaging in, being employed by, rendering services to or acquiring financial interests in any business that is competitive with Transatlantic, (ii) interfering with Transatlantic’s business relationships with customers, suppliers, or consultants, or (iii) soliciting or hiring certain key employees of Transatlantic. These restrictions apply for the earlier of one year after termination or the length of the Severance Period.

•	Each participant must not disclose Transatlantic’s confidential information.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, assuming the receipt of the resignation letters of all current directors of Allied World and of shareholder approval for the election of directors as described herein, the board of directors of the combined company will consist of 11 members including (i) four independent Transatlantic directors: Stephen P. Bradley, Ian H. Chippendale, John G. Foos and John L. McCarthy; (ii) Richard S. Press (the current non-executive chairman of the Transatlantic board of directors); (iii) Michael C. Sapnar (the current Executive Vice President and Chief Operating Officer of Transatlantic); (iv) four of the following current independent Allied World directors, who will be identified to shareholders at or prior to the Allied World Special Shareholder Meeting: Barbara T. Alexander, James F. Duffy, Bart Friedman, Scott Hunter, Mark R. Patterson, Patrick de Saint-Aignan and Samuel J. Weinhoff; and (v) Scott A. Carmilani (the current President and Chief Executive Officer of Allied World). The 11 members of the board of directors of the combined company will be divided into three classes of directors, as follows:

•	Class II (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2012 or until their successors are duly elected and qualified or their offices are otherwise vacated): Ian H. Chippendale, John L. McCarthy and one former independent Allied World director;

•	Class III (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013 or until their successors are duly elected and qualified or their offices are otherwise vacated): Stephen P. Bradley, John G. Foos and two former independent Allied World directors; and

•	Class I (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014 or until their successors are duly elected and qualified or their offices are otherwise vacated): Scott A. Carmilani, Richard S. Press, Michael C. Sapnar, and one former independent Allied World director.

Immediately following the effective time of the merger, Mr. Carmilani will serve as the President and Chief Executive Officer of the combined company. Mr. Press will be elected as non-executive chairman of the TransAllied board. Effective the first anniversary of the closing date of the merger, Mr. Press will cease to serve as non-executive chairman and shall remain on the TransAllied board as a director until the second anniversary of the closing date of the merger, at which time he has agreed to retire from the TransAllied board (subject to his earlier resignation or retirement). Mr. Sapnar will be appointed to serve as President and Chief Executive Officer of Global Reinsurance of the combined company.

In connection with the completion of the merger, the current directors of Allied World resign effective as of the effective time of the merger and the director nominees presented for election at the Allied World Special Shareholder Meeting, if elected by the shareholders, will serve on the board of directors of Allied World following the effective time of the merger. The foregoing director elections and officer appointments are conditioned upon completion of the merger. In the event that the merger is not completed, the foregoing director elections and officer appointments will not take effect.

Pursuant to the terms of the merger agreement and conditioned upon completion of the merger, (i) in connection with TransAllied’s Annual Shareholder Meeting in 2012, the TransAllied board shall propose to increase the size of the TransAllied board by one member and shall nominate for election at such meeting, a new director to fill the resulting vacancy, who shall become the non-executive chairman of the TransAllied board effective as of the first anniversary of the closing of the merger; (ii) such person nominated for election at such meeting shall (A) have been approved by the TransAllied board, (B) have been recommended by the nominating and corporate governance committee of the TransAllied board, (C) have substantial insurance industry expertise, and (D) not have been a member of the Transatlantic board of directors or the Allied World board of directors immediately prior to the date of the merger agreement; and (iii) TransAllied shall duly call, give notice of, convene and hold its Annual Shareholder Meeting in 2012 no later than June 30, 2012.

Upon completion of the merger, the TransAllied board will have six board committees: the Audit Committee, the Compensation Committee, the Enterprise Risk Committee, the Executive Committee, the Investment Committee and the Nominating & Corporate Governance Committee.

•	For a period of one year from the closing date of the merger, the Executive Committee is to be comprised of Mr. Carmilani, one former independent Allied World director and two former independent Transatlantic directors, and to be chaired by Mr. Carmilani;

•	For a period of one year from the closing date of the merger, each of the Investment Committee and Nominating & Corporate Governance Committee are to be comprised of two former independent Allied World directors and two former independent Transatlantic directors, and to be chaired by one of the former independent Allied World directors; and

•	For a period of one year from the closing date of the merger, each of the Audit Committee, Compensation Committee and Enterprise Risk Committee are to be comprised of two former independent Allied World directors and two former independent Transatlantic directors, and chaired by one of the former independent Transatlantic directors.

Upon completion of the merger, the combined company’s corporate headquarters and related corporate functions will be located in Zug, Switzerland.

The appointments of Messrs. Carmilani, Press and Sapnar, the provisions regarding the selection of a replacement non-executive chairman, and the board committee composition, will be reflected in the TransAllied organizational regulations, which will only become effective at the completion of the merger, and, for a period of one year following the closing date, any resolution to revise, modify or delete such provisions will require a majority of at least eight of the votes cast.

Executive Officers Following the Merger

The following sets forth the name, age and position of the executive officers of TransAllied upon the completion of the merger.

Name	Age	Position at TransAllied

Scott A. Carmilani	46	Director, President and Chief Executive Officer
Michael C. Sapnar	45	Director, President and Chief Executive Officer, Global Reinsurance
Kenneth Apfel	52	Executive Vice President, Chief Actuary and Chief Actuary Reinsurance
David A. Bell	37	Executive Vice President, Chief Operating Officer
Wesley D. Dupont	42	Executive Vice President, General Counsel and Corporate Secretary
John J. Gauthier	49	Executive Vice President, Chief Investment Officer
Steven S. Skalicky	62	Executive Vice President and Chief Financial Officer
Thomas V. Cholnoky	55	Senior Vice President, Investor Relations/Rating Agencies
Julian H. Spence	51	Senior Vice President, Chief Risk Officer

Scott A. Carmilani was elected Allied World’s President and Chief Executive Officer in January 2004, became a director in September 2003 and was appointed Chairman of the Board in January 2008. Mr. Carmilani was, prior to joining Allied World as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of American International Group, Inc. and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, PA, which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining Allied World, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987.

Michael C. Sapnar was appointed Transatlantic’s Executive Vice President and Chief Operating Officer on May 19, 2011. On May 20, 2011, at a meeting of the Transatlantic board of directors following the annual meeting of stockholders, the board of directors elected Mr. Sapnar to the Transatlantic board of directors. From May 2006 until May 2011, Mr. Sapnar served as Executive Vice President and Chief Underwriting Officer, Domestic Operations of Transatlantic, TRC and Putnam by election of the Transatlantic board of directors in May 2006. From December 2005 to May 2006, Mr. Sapnar was Senior Vice President and Chief Underwriting Officer, Domestic Operations of Transatlantic. From December 2004 to the present, Mr. Sapnar has served as a Director of TRC and Putnam. From March 2002 to May 2006, Mr. Sapnar was Senior Vice President and Chief Underwriting Officer, Domestic Operations of TRC and Putnam.

Kenneth Apfel was named Executive Vice President and Chief Actuary of Transatlantic, TRC and Putnam by election of the Board of Directors in September 2008. From May 2005 to the present, Mr. Apfel served as a Director of TRC and Putnam, but not of Transatlantic. From August 2004 to September 2008, Mr. Apfel was Senior Vice President and Chief Actuary of Transatlantic, TRC and Putnam. From September 1981 to August 2004, Mr. Apfel held various positions at AIG, including having served as a Senior Vice President of AIG Reinsurance Advisors.

David A. Bell has been Allied World’s Chief Operating Officer since December 1, 2010 and is responsible for Allied World’s global day-to-day operating activities and directing the implementation of its strategic processes, procedures, controls and projects. He had served as the Chief Operating Officer of Allied World Assurance Company, Ltd, a subsidiary of Allied World, from September 2009 through November 2010. He had previously served as Chief Administrative and Operating Officer of Allied World Assurance Company, Ltd from September 2008 to September 2009. Prior to that, Mr. Bell served as the Senior Vice President, Professional Liability, from September 2004 to September 2008. Mr. Bell joined Allied World in February 2002 as a Vice President and started Allied World’s professional lines business. Prior to joining Allied World, Mr. Bell held various positions at affiliates of The Chubb Corporation in underwriting and legislative affairs from 1996 to January 2002.

Wesley D. Dupont has been Allied World’s Executive Vice President, General Counsel and Corporate Secretary since September 2009. From December 2005 to September 2009, he served as Senior Vice President, General Counsel and Secretary. In November 2003, Mr. Dupont began working for American International Company Limited (now known as Chartis Bermuda Limited), a subsidiary of AIG, and began providing legal services to Allied World pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as Allied World’s Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of Allied World. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.

John J. Gauthier, CFA, has been the Executive Vice President and Chief Investment Officer of AWAC Services Company (formerly known as Newmarket Administrative Services, Inc.), a subsidiary of Allied World, since March 2010 and oversees the management of Allied World’s investment portfolio. From October 2008 through February 2010, he served as Senior Vice President and Chief Investment Officer of Newmarket Administrative Services, Inc. Previous to joining Allied World, Mr. Gauthier was Global Head of Insurance Fixed Income Portfolio Management at Goldman Sachs Asset Management from February 2005 to September 2008. Prior to that position, from 1997 to January 2005 he was Managing Director and Portfolio Manager at

Conning Asset Management where he oversaw investment strategy for all property and casualty insurance company clients. Mr. Gauthier also served as Vice President at General Reinsurance/New England Asset Management, as well as a Portfolio Manager at General Reinsurance.

Steven S. Skalicky serves as the Chief Financial Officer and Executive Vice President of Transatlantic Reinsurance Company Inc. and Transatlantic. Mr. Skalicky has been an Officer of Transatlantic, since 1995 when he became Senior Vice President and Controller. He serves as Executive Vice President and Chief Financial Officer of Putnam. He serves as Chief Accounting Officer of Transatlantic Holdings Inc. He serves as a Director of Transatlantic Reinsurance Company Inc., Putnam Reinsurance Co., and TransRe Zurich. From January 1986 to February 1995, Mr. Skalicky held various positions at AIG, including having served as Assistant Controller.

Thomas V. Cholnoky has been Transatlantic’s Senior Vice President of Investor Relations since August 2009. Prior to joining Transatlantic, from April 2009 to August 2009, Mr. Cholnoky was a principal at Sinjon Advisors consulting firm. From July 1986 to November 2008, Mr. Cholnoky was a Managing Director at Goldman, Sachs & Co. in the Global Investment Research Department.

Julian H. Spence was named Chief Risk Officer of Transatlantic in 2008. From 2001 until 2008, Mr. Spence was Senior Vice President in Transatlantic’s London office with responsibility for the Specialty Lines Division which encompassed the Financial Risks, Professional Liability and Marine underwriting departments. Prior to joining Transatlantic, from 1988 to 2001, Mr. Spence was a Lloyds underwriter, first with Merrett Underwriting and then with Janson Green/Limit, specializing in political risks and professional liability.

Regulatory Clearances Required for the Merger

Under the HSR Act, Allied World and Transatlantic must file notifications with the FTC and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. The parties filed the required notifications with the FTC and Antitrust Division on July 1, 2011 and early termination of the waiting period was granted effective July 11, 2011.

Premerger notifications must also be filed by Allied World and Transatlantic with the appropriate competition regulators in the United Kingdom, Germany, Italy and Turkey pursuant to their respective laws which are designed or intended to regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. They must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents, in certain of these jurisdictions, before completing the merger. The Italian notification was made on July 1, 2011 and the German notification was made on July 26, 2011. Notifications in the United Kingdom and Turkey will be made as promptly as practicable.

In addition to those filings required by the HSR Act and other antitrust laws, the parties are also required to make filings with and/or obtain approvals from certain U.S. and non-U.S. insurance regulatory authorities (the “Insurance Authorities”). As a condition to the consummation of the merger, the parties are required to make filings with and obtain the approvals of the Insurance Authorities in New York, Bermuda and Switzerland.

The U.S. insurance company subsidiaries of Transatlantic are domiciled in the State of New York. As such, the merger requires a filing with, and approval of, the New York Superintendent of Insurance (the “New York Superintendent”). Generally, a person seeking to acquire voting securities, such as common stock, in an amount that would result in such person controlling, directly or indirectly, a New York domestic insurer must, together with any person ultimately controlling such person, file an Application for Approval of Acquisition of Control of a domestic insurer (a “Form A”), with the New York Insurance Department and send a copy of such Form A to the domestic insurer. Allied World will make a Form A filing with the New York Insurance Department.

Although a public hearing is not mandatorily required for the approval of a Form A in the State of New York, the New York Superintendent does have the discretion to hold such a public hearing. The New

York Insurance Code requires the New York Superintendent to approve a Form A unless it determines that such application should be disapproved on one or more prescribed regulatory grounds. There is no statutorily prescribed period in which the New York Superintendent must render a decision with respect to a Form A, and the New York Insurance Department may not consider the Form A or begin its review until it has deemed the Form A filing complete. The New York Insurance Department has discretion to request that Allied World furnish additional information before it deems the Form A filing complete.

As Transatlantic is merging into a newly-formed wholly owned subsidiary of Allied World, there will be no change of control of Allied World’s insurance company subsidiaries. Because no change in control of such insurance company subsidiaries will occur, no Form A filings should be required to be filed with the Insurance Authorities of the U.S. domiciliary states of Allied World’s insurance company subsidiaries. In that regard, Allied World has made informational filings in each such U.S. domiciliary state, expressing its position that no Form A filing is required in such state. However, it is possible that the Insurance Authorities of such U.S. domiciliary states may disagree with the position taken by Allied World and may require that a Form A be filed by Allied World with respect to the merger in such jurisdictions.

Allied World Assurance Company, Ltd, a subsidiary of Allied World, is a Bermuda incorporated Class 4 Insurer and prior notice of the merger must be provided to the Bermuda Monetary Authority (“BMA”), which will have 14 days to object or give a “no objection” to the merger, or to request additional information. Trans Re Zurich Reinsurance Company, Ltd., a subsidiary of Transatlantic, is a Swiss regulated reinsurer and prior notification of its indirect change of control as a result of the merger is required to be provided to the Swiss Financial Market Supervisory Authority (“FINMA”). FINMA may prohibit the merger, impose conditions on the merger or provide a statement of non-objection in regard to the merger. Prior to the closing of the merger, the parties will make the required filings with, and seek to obtain the necessary approval from, the BMA and FINMA.

In addition to Switzerland and Bermuda, Transatlantic’s and Allied World’s subsidiaries conduct operations in a number of other non-U.S. jurisdictions where insurance regulatory filings or approvals are required in connection with the consummation of the merger. In that regard, Transatlantic and Allied World have made or expect to make formal filings with, or have sought or expect to seek approvals from, the Insurance Authorities in certain other non-U.S. jurisdictions, including, without limitation, Argentina, Australia, Brazil, Germany, Gibraltar and Hong Kong. Moreover it is possible that Insurance Authorities in other non-U.S. jurisdictions may require additional filings or information or require the parties to obtain their approval of the merger. No insurance regulatory authority has indicated to Allied World or Transatlantic that a hearing will be required in connection with the aforementioned regulatory filings and approvals; however, pursuant to their regulatory authority, one or more Insurance Authorities may hold a hearing as part of their consideration of the filings.

Allied World and Transatlantic cannot assure you that the Antitrust Division, FTC or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. Under the terms of the merger agreement, each of Allied World and Transatlantic is required to commit to any divestitures or similar arrangements with respect to its assets or conduct of business arrangements if that divestiture or arrangement is a condition to obtain any clearance or approval from any governmental entity in order to complete the merger. No additional shareholder approval is expected to be required or sought for any decision by Allied World and Transatlantic after the Allied World Special Shareholder Meeting and the Transatlantic Special Shareholder Meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Allied World and Transatlantic will appoint an exchange agent to handle the exchange of shares of Transatlantic common stock for Allied World shares. At the effective time of the merger, shares of Transatlantic common stock will be converted into the right to receive 0.88 Allied World shares, together with cash in lieu of fractional Allied World shares (the “merger consideration”) without the need for any action by the holders of Transatlantic common stock.

As soon as reasonably practicable after the effective time of the merger, Allied World will cause the exchange agent to mail each holder of Transatlantic certificates or book-entry shares a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title in respect of the certificates or book-entry shares will pass, only upon proper delivery of such certificates to the exchange agent, or in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal. The letter of transmittal will also include instructions explaining the procedure for surrendering Transatlantic stock certificates in exchange for the applicable merger consideration and any dividends or other distributions.

After the effective time of the merger, shares of Transatlantic common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate and book-entry share that previously represented shares of Transatlantic common stock will represent only the right to receive the merger consideration as described above. With respect to such Allied World shares deliverable upon the surrender of Transatlantic certificates and book-entry shares, until holders of such Transatlantic certificates and book-entry shares have surrendered such certificates and book-entry shares to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such Allied World shares with a record date after the effective time of the merger.

Transatlantic stockholders will not receive any fractional Allied World shares pursuant to the merger. Instead, each Transatlantic stockholder who otherwise would have been entitled to receive a fraction of an Allied World share will receive, in lieu thereof and, upon surrender of his or her shares of Transatlantic common stock, an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the last reported sale price of the Allied World shares listed on the NYSE (as reported in The Wall Street Journal (Northeast edition) or if not reported there, in another authoritative source mutually selected by Allied World and Transatlantic) at the effective time of the merger, on the first trading day immediately following the date on which the effective time of the merger occurs.

Allied World shareholders need not take any action with respect to their stock certificates.

Treatment of Transatlantic Stock Options and Other Long-Term Incentive Awards

Prior to the effective time of the merger, the board of directors of Allied World (or, if appropriate, the committee thereof administering the Allied World stock plans) will adopt resolutions or take other actions as may be required to effect the below actions with respect to the Transatlantic stock options and stock-based awards.

Stock Options.  Upon completion of the merger, each outstanding option to purchase shares of Transatlantic common stock will be converted pursuant to the merger agreement into a stock option to purchase shares of Allied World shares on the same terms and conditions as were in effect immediately prior to the completion of the merger based on the exchange ratio.

Stock-Based Awards.  Upon completion of the merger, each outstanding stock-based award of Transatlantic will be converted into Allied World shares or other compensatory awards denominated in Allied World shares subject to a risk of forfeiture to, or the right to repurchase by, Allied World, with the same terms and conditions as were applicable under such Transatlantic stock-based awards, and each holder of Transatlantic stock-based awards shall be entitled to receive a number of converted Transatlantic stock-based awards equal to the product of the number of Transatlantic stock-based awards held by such holder and the exchange ratio.

Each of Allied World and Transatlantic will use the existing performance goals to determine performance awards through the fiscal year 2011. Thereafter, following the closing of the merger, TransAllied’s Compensation Committee will make a decision regarding the performance awards for the fiscal year 2012 and thereafter.

Dividend Policy

Under Swiss law, dividends may be paid out only if Allied World has sufficient distributable profits from previous fiscal years or if Allied World has freely distributable reserves, each as will be presented on Allied World’s audited statutory financial statements prepared in accordance with Swiss law. Payments out of the share and participation capital (in other words, the aggregate par value of Allied World’s share and participation capital) in the form of dividends are not allowed; however, payments out of share and participation capital may be made by way of a capital reduction to achieve a similar result as the payment of dividends. The affirmative vote of shareholders holding a majority of the votes cast at a shareholder meeting where two or more persons are present at the meeting representing in person or by proxy more than 50% of Allied World’s total outstanding registered shares throughout the meeting, must approve reserve reclassifications and distributions of dividends. Allied World’s board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. In addition, Allied World’s shareholders may propose dividends without any dividend proposal by the board of directors. Under Swiss law, upon satisfaction of all legal requirements (including shareholder approval of a par value reduction), Allied World is required to submit an application to the Swiss Commercial Register to register each applicable par value reduction. Without effective registration of the applicable par value reduction with the Swiss Commercial Register, Allied World will not be able to proceed with the payment of any installment of any dividend. Allied World cannot assure you that the Swiss Commercial Register will approve the registration of any applicable par value reduction.

Under Swiss law, if the Allied World general capital reserves amount to less than 20% of the share and participation capital recorded in the Swiss Commercial Register (i.e., 20% of the aggregate par value of Allied World’s capital), then at least 5% of Allied World’s annual profit must be retained as general reserves. Swiss law permits Allied World to accrue additional general reserves. In addition, Allied World is required to create a special reserve on its audited statutory financial statements in the amount of the purchase price of voting shares and Allied World non-voting shares Allied World or any of its subsidiaries repurchases, which amount may not be used for dividends.

Swiss companies generally must maintain separate audited statutory financial statements for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Amounts available for the return of capital as indicated on Allied World’s audited statutory financial statements may be materially different from amounts reflected in Allied World’s consolidated GAAP financial statements. Allied World’s auditor must confirm that a dividend proposal made to shareholders complies with Swiss law and the Allied World Articles.

Allied World is required under Swiss law to declare any dividends and other capital distributions in Swiss francs. Allied World makes dividend payments to holders of its shares in U.S. dollars. Continental Stock Transfer & Trust Company, Allied World’s transfer agent, will be responsible for paying the U.S. dollars to registered holders of Allied World shares and Allied World non-voting shares, less amounts subject to withholding for taxes. As a result, shareholders may be exposed to fluctuations in the U.S. dollar — Swiss franc exchange rate between the date used for purposes of calculating the Swiss franc amount of any proposed dividend or par value reduction and the relevant payment date.

Listing of Allied World Shares

It is a condition to the completion of the merger that the shares of Allied World shares to be issued to Transatlantic stockholders pursuant to the merger be authorized for listing on the NYSE at the effective time of the merger.

De-Listing and Deregistration of Transatlantic Common Stock

Upon completion of the merger, shares of Transatlantic common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Holders of Transatlantic common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the General Corporation Law of the State of Delaware (the “DGCL”), appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Transatlantic’s common stock is listed on the NYSE, and Transatlantic stockholders will receive Allied World shares, which are listed on the NYSE, and cash in lieu of fractional shares. Holders of Allied World shares have no appraisal rights under Swiss law because the merger does not qualify as a statutory merger pursuant to the provisions of the Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”).

Litigation Related to the Merger

In connection with the merger, five putative stockholder class action lawsuits have been filed against Transatlantic, Allied World, and the members of the Transatlantic board of directors challenging the merger: Ivers v. Transatlantic Holdings, Inc., et al. (filed June 17, 2011 in the Court of Chancery of the State of Delaware), Clark v. Transatlantic Holdings, Inc., et al. (filed June 17, 2011 in the Supreme Court of the State of New York, County of New York and amended on June 22, 2011), Sutton v. Transatlantic Holdings, Inc., et al. (filed June 17, 2011 in the Supreme Court of the State of New York, County of New York), Jaroslawicz v. Transatlantic Holdings, Inc., et al. (filed June 21, 2011 in the Supreme Court of the State of New York, County of New York) and Kramer v. Transatlantic Holdings, Inc., et al. (filed June 30, 2011 in the Court of Chancery of the State of Delaware) (collectively, the “Lawsuits”). Each of the Lawsuits has been filed against Transatlantic, the members of the Transatlantic board of directors, and Allied World. In addition, other than the Jaroslawicz action, each of the Lawsuits names as a defendant GO Sub, LLC. Further, the Sutton action also names Thomas R. Tizzio, a former director of Transatlantic, as a defendant. Plaintiffs in each Lawsuit assert that the members of the Transatlantic board of directors breached their fiduciary duties and that Allied World and/or its subsidiaries aided and abetted the alleged breaches of fiduciary duties. In addition, in the Clark action, plaintiffs allege that Transatlantic aided and abetted its directors’ alleged breaches of fiduciary duty. The Lawsuits seek, among other relief, to enjoin the merger.

On June 29-30, 2011, the defendants moved to dismiss or stay the three actions pending in New York — the Clark, Sutton, and Jaroslawicz actions — on the grounds that the Ivers and Kramer actions are parallel proceedings pending in the Delaware Court of Chancery seeking the same relief as the three New York actions. On July 25, 2011, the plaintiffs in the three New York actions moved to consolidate those actions into a single action. The court has not ruled on either of these motions.

On July 21, 2011, Vice Chancellor Parsons of the Delaware Court of Chancery of the State of Delaware entered an order consolidating the two Delaware actions and requiring the Delaware plaintiffs to file a consolidated amended complaint. The Delaware plaintiffs filed the Verified Consolidated Amended Class Action Complaint, a Motion for Preliminary Injunction and a Motion for Expedited Proceedings on August 1, 2011.

Transatlantic, Allied World and their respective directors believe these lawsuits are without merit and intend to defend them vigorously.

On July 28, 2011, Transatlantic filed a lawsuit in the United States District Court for the District of Delaware, styled Transatlantic Holdings, Inc. v. Validus Holdings Ltd., Case No. 1:11-cv-00661 (U.S. District Court for the District of Delaware), against Validus alleging that Validus violated Sections 14(a) and (e) of the Securities Exchange Act of 1934 and Section 11 of the Securities Act of 1933 by making materially false and/or misleading statements in its proxy and exchange offer materials filed with the SEC. The lawsuit seeks, among other relief an order: (i) compelling Validus to correct the material false and/or misleading statements it has made in connection with both its proxy and exchange offer materials; and (ii) prohibiting Validus from acquiring or attempting to acquire shares of Transatlantic until its misstatements have been corrected.

The Combined Company’s Share Repurchase Program Post-Merger

In May 2010, the Allied World board of directors authorized Allied World to repurchase up to $500 million of its shares through a share repurchase program. Prior to Allied World’s redomestication to Switzerland, Allied World Assurance Company Holdings, Ltd, as Allied World’s then sole shareholder, approved the repurchase of Allied World shares in an amount not to exceed $160 million, which represented a portion of the remaining capacity available under the original May 2010 share repurchase authorization. At Allied World’s Annual Shareholder Meeting in 2011, Allied World shareholders approved the $122.5 million of remaining capacity available under such authorization. As of June 30, 2011, Allied World had an aggregate of $200.8 million of capacity available under its share repurchase program.

Following the completion of the merger, the combined company intends to reevaluate its share repurchase program as part of its year-end review and in preparation for its Annual Shareholder Meeting in 2012.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Allied World and Transatlantic are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Allied World shareholders and Transatlantic stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including with respect to the approval of the share capital increase proposals, the NYSE share issuance proposal, the name change proposal, the election of directors proposal and the adoption of the merger agreement proposal, as applicable.

The merger agreement is included in this joint proxy statement/prospectus only to provide public disclosure regarding its terms and conditions as required by U.S. federal securities laws, and is not intended to provide any factual information about Allied World or Transatlantic. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties:

•	were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments;

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a Delaware limited liability company and wholly-owned subsidiary of Allied World, will merge with and into Transatlantic. Transatlantic will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Allied World. At the effective time of the merger, each outstanding share of Transatlantic common stock (other than shares owned by Transatlantic, Allied World or Merger Sub, which will be canceled and cease to exist) will be converted into the right to receive 0.88 (the ratio of such number to one, referred to herein as the exchange ratio) Allied World shares.

Allied World will not issue fractional Allied World shares pursuant to the merger agreement. Instead, each Transatlantic stockholder that otherwise would have been entitled to receive a fraction of an Allied World share will receive, in lieu thereof and, upon surrender of his or her shares of Transatlantic common stock, an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the last reported sale price of the Allied World shares listed on the NYSE (as reported in The Wall Street Journal (Northeast edition) or if not reported there, in another authoritative source mutually selected by Allied World and Transatlantic) at the effective time of the merger, on the first trading day immediately following the date on which the merger is effective.

The merger consideration will be adjusted appropriately and proportionately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to Allied World shares or Transatlantic common stock prior to the effective time of the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place no later than the second business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties duly file (i) the certificate of merger with the Secretary of State of the State of Delaware and (ii) the TransAllied Articles with the appropriate Swiss governmental entity. The TransAllied Articles will be filed immediately prior to the filing of the certificate of merger, at which time the merger will become effective.

Allied World and Transatlantic currently expect the closing of the merger to occur in the fourth quarter of 2011. However, as the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Allied World and Transatlantic could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Allied World and Transatlantic will appoint an exchange agent to handle the exchange of shares of Transatlantic common stock for Allied World shares. At the effective time of the merger, shares of Transatlantic common stock will be converted into the right to receive 0.88 Allied World shares, together with cash in lieu of fractional Allied World shares, without the need for any action by the holders of Transatlantic common stock.

As soon as reasonably practicable after the effective time of the merger, Allied World will cause the exchange agent to mail each holder of certificates or book-entry shares a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title in respect of the certificates or book-entry shares will pass, only upon proper delivery of such certificates to the exchange agent, or in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal. The letter will also include instructions explaining the procedure for surrendering Transatlantic certificates and book-entry shares in exchange for the applicable merger consideration and any dividends or other distributions. Upon proper surrender of a certificate or book-entry share to the exchange agent, together with the letter of transmittal, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor Allied World shares representing that number of whole Allied World shares that such holder has the right to receive and a check representing cash in lieu of fractional shares.

After the effective time of the merger, shares of Transatlantic common stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate and book-entry share that previously represented shares of Transatlantic common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional Allied World shares and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates and book-entry shares. With respect to such Allied World shares deliverable upon the surrender of Transatlantic stock certificates, until holders of such Transatlantic certificates and book-entry shares have surrendered such certificates and book-entry shares to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such Allied World shares with a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of Allied World and Transatlantic has made representations and warranties regarding, among other things:

•	organization and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	SEC documents and financial statements;

•	accuracy of information supplied, or to be supplied, for use in this joint proxy statement/prospectus;

•	absence of certain changes and events from December 31, 2010 to the date of execution of the merger agreement;

•	absence of undisclosed material liabilities;

•	compliance with applicable laws and permits;

•	absence of certain litigation;

•	title to properties and the absence of liens;

•	opinions of financial advisors;

•	tax matters;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other labor matters;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	brokers and finders’ fees payable in connection with the merger;

•	inapplicability of takeover statutes;

•	absence of transactions, contracts or arrangements with affiliates requiring disclosure under the securities laws;

•	licensing and authorization of insurance subsidiaries;

•	statutory statements and examination reports of any insurance regulatory authorities;

•	absence of certain agreements with regulators;

•	reinsurance and retrocession treaties or agreements;

•	rating agency actions;

•	insurance policy reserves;

•	risk-based capital reports;

•	insurance issued by its respective subsidiaries; and

•	absence of performance of duties of insurance producer or reinsurance intermediary.

The merger agreement also contains certain representations and warranties of Allied World with respect to (i) its compliance with applicable laws in its redomestication from Bermuda to Switzerland in November 2010 and (ii) its wholly-owned subsidiary, Merger Sub, including, without limitation, corporate organization, lack of prior business activities, capitalization, absence of material assets or liabilities and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to either (i) the ability of such party to perform its obligations under the merger agreement, or (ii) the financial condition, properties, assets, liabilities, obligations, business or results of operations of such party and its subsidiaries, taken as a whole, except that clause (ii) of the definition of “material adverse effect” excludes any effect that results from or arises in connection with:

•	entering into or complying with the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including the impact of so entering into the merger agreement on the relationships of such party or any of its subsidiaries with employees, customers, brokers, agents, financing sources, suppliers or partners, and regulators;

•	changes in law following the date of the merger agreement;

•	changes in GAAP or SAP following the date of the merger agreement (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;

•	any change or announcement of a potential change in such party’s or such party’s subsidiaries’ credit or claims paying rating or A.M. Best Company rating or the ratings of such party or such party’s subsidiaries’ businesses or securities (however, the facts or occurrences giving rise to such a change may be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect);

•	a suspension of trading or a change in the trading prices of such party’s common stock (however, the facts or occurrences giving rise to such failure may be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect);

•	the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of the merger agreement (however, the facts or occurrences giving rise to such failure may be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect);

•	any action or failure to act expressly required to be taken by a party pursuant to the terms of the merger agreement;

•	to the extent the following changes, state of facts, circumstances, events or effects do not have a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other companies of similar size operating in the property and casualty insurance and/or reinsurance industry, as applicable:

•	changes in economic, market, business regulatory or political conditions generally in the United States or any other jurisdiction in which such party or its subsidiaries operate or in the United States or global financial markets;

•	changes, circumstances or events generally affecting the property and casualty insurance and/or reinsurance industry in the geographic areas in which such party and its subsidiaries operate;

•	changes, circumstances or events resulting in liabilities under property catastrophe insurance and/or reinsurance agreements, including any effects resulting from any hurricane, tornado, flood, earthquake, windstorm, terrorist act, act of war or other natural or man-made disaster; or

•	the commencement, occurrence or continuation of any war or armed hostilities.

Conduct of Business

Each of Allied World and Transatlantic has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, each of Allied World, Transatlantic and each of their respective subsidiaries has agreed to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action that would prohibit or materially impair or delay the ability of either party to obtain any necessary regulatory or other governmental approvals or consummate the transactions contemplated by the merger agreement.

In addition, each of Allied World and Transatlantic has agreed that (subject to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement), between the date of the merger agreement and the effective time of the merger, it will not, and will not permit any of its subsidiaries to:

•	amend its organizational documents;

•	(i) split, combine or reclassify any of its capital stock, (ii) declare, set aside or pay dividends or other distributions on any of its capital stock (other than Allied World and Transatlantic dividends declared and paid in the ordinary course of business), or (iii) redeem, repurchase or otherwise acquire its own capital stock or other voting securities or equity interests;

•	issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any of its or its subsidiaries’ shares, equity equivalents or capital stock, other than the issuance of any shares upon the exercise of stock-based awards that were outstanding on the date of the merger agreement and the issuance of any capital stock of its subsidiary to any other subsidiary;

•	incur any unbudgeted capital expenditure in excess of $1,000,000 individually or $2,500,000 in the aggregate;

•	acquire any assets, securities, properties, interests or businesses, other than (i) arm’s-length acquisitions of supplies, equipment, investment securities or other assets in the ordinary course of business consistent with past practice or (ii) acquisitions with a net purchase price not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

•	sell, lease, sublease, exchange or otherwise transfer or create a lien on any of its assets, securities, properties, interests or businesses or grant an option to do any of the foregoing, other than in the ordinary course of business consistent with past practice or other sales with a value that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any person or entity, other than in the ordinary course of business or to a wholly-owned subsidiary;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, (ii) guarantees relating to business written by any wholly-owned subsidiary (whether directly or indirectly) in the ordinary course of its insurance or reinsurance business consistent with past practice and (iii) draw-downs pursuant to existing credit facilities and letters of credit in support of its insurance or reinsurance business consistent with past practice;

•	make material changes to its benefit plans or increase compensation and benefits paid to employees;

•	make any change in financial or tax accounting methods, except as required by a change in GAAP or SAP;

•	settle any litigation, actions or proceedings, except settlements in the ordinary course of business and settlements subject to (and not materially in excess of) reserves;

•	make any material change with respect to taxes, tax returns or the accounting thereof;

•	amend or modify in any material respect or terminate any material contract or waive, release or assign any material rights, claims or benefits of it or its subsidiaries under any material contract or enter into any material contract except in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; and

•	agree, resolve or commit to doing any of the foregoing.

No Solicitation of Alternative Proposals

Each of Allied World and Transatlantic has agreed that, from the time of the execution of the merger agreement until the earlier of the termination of the merger agreement or the completion of the merger, it will not and it will cause its subsidiaries and its and their directors and officers, and will use its reasonable best efforts to cause its controlled affiliates, employees, agents, consultants and representatives, not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding, or that would reasonably be expected to lead to, any merger, share exchange, amalgamation, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions that, if consummated, would constitute a competing proposal (as defined below), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by any person in connection with any acquisition proposal (as defined below) or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would be reasonably expected to lead to, an acquisition proposal.

An “acquisition proposal” with respect to a party means any inquiry or proposal regarding, or that would reasonably be expected to lead to, any merger, share exchange, amalgamation, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transaction involving such party or any of its subsidiaries that, if consummated, would constitute a competing transaction. A “competing transaction” with respect to a party means (i) any transaction, including a tender offer, exchange offer or share exchange, pursuant to which any third-party or group, directly or indirectly, acquires or would acquire beneficial ownership of 10% or more of the outstanding shares of such party’s common stock or outstanding voting power (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or ordinary shares or other securities representing such voting power), (ii) a merger, amalgamation, consolidation or business combination pursuant to which any third-party or group would beneficially own 10% or more of such party’s outstanding common stock or outstanding voting power or (iii) a recapitalization or any other transaction pursuant to which a third-party or group beneficially owns or would beneficially own 10% or more of such party’s outstanding common stock or outstanding voting power or (iv) any transaction pursuant to which any third-party or group, directly or indirectly, acquires or would acquire control of assets of such party or its subsidiaries representing 10% or more of consolidated revenues, net income, EBITDA for the last 12 months or the fair market value of all of such party’s assets and its subsidiaries, taken as a whole.

Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder approvals, the board of directors of each of Allied World and Transatlantic is permitted to furnish information with respect to Allied World or Transatlantic, as applicable, and enter into discussions with, and only with, a person who has made an unsolicited bona fide written acquisition proposal if the board of directors of such party (i) determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below) and the failure to enter into discussions regarding such proposal would result in a breach of such board’s fiduciary duties, (ii) provides at least three business days’ notice to the other party of its intent to furnish information to, or enter into discussions with, such person and (iii) obtains from such person an executed confidentiality agreement. A “superior proposal” with respect to a party means a bona fide written acquisition proposal made by a third-party or group (and not obtained in breach of the merger agreement) for a merger, amalgamation, consolidation, business combination or other similar transaction involving such party pursuant to which the Allied World shareholders or Transatlantic stockholders, as applicable, immediately preceding the transaction would hold less than 50% of the outstanding common stock or voting power of such party or the surviving or parent entity following the consummation of such transaction that the board of directors of such party (after consultation with its outside legal counsel and financial advisors) determines in good faith to be more favorable to such party’s stockholders than the merger. In making such determination, the board of directors of such party will take into account all relevant factors, including value and other financial considerations, legal and regulatory considerations, and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the merger proposed by the other party in response to such superior proposal.

The merger agreement requires that the parties notify each other within 24 hours of, among other things, the receipt of any acquisition proposal or inquiry or request for non-public information that is reasonably likely to lead to an acquisition proposal. Any such notification will include the identity of the person making the inquiry and the material terms and conditions of any acquisition proposal. In addition, the merger agreement requires the parties to continue to update each other of material changes to any acquisition proposal and provide to each other, within 24 hours of receipt, all correspondence and other written material received from any third party in connection with an acquisition proposal. The merger agreement also requires both Allied World and Transatlantic to cease, and cause to be terminated, all discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to any acquisition proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

Changes in Board Recommendations

The board of directors of each of Allied World and Transatlantic has agreed that it will not (A) (i) withdraw (or modify in a manner adverse to the other party) the approval, recommendation or declaration of advisability by such board of the merger agreement or the transactions contemplated by the merger agreement, (ii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any acquisition proposal or (iii) resolve, agree or publicly propose to take any such actions (any such action set forth in clause (A), an “adverse recommendation change”) or (B) cause or permit such party to enter into, or resolve, agree or propose publicly to do so with respect to, any agreement regarding an acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approvals, the board of directors of Allied World or Transatlantic, as applicable, may make an adverse recommendation change if such board determines in good faith that the failure to do so would result in a breach of the board’s fiduciary duties under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by the other party. Prior to taking any such action, such board of directors must (x) inform the other party in writing of its decision at least three business days prior to changing its recommendation and specify the reasons therefor, including the terms and conditions of, and the identity of any person making, any acquisition proposal and (y) in the event the other party adjusts the terms of the merger agreement, the board of directors must determine that the adverse recommendation change is still required in the exercise of its fiduciary duties after giving effect to all relevant factors, including the payment of any applicable termination fees.

If the board of directors of Allied World or Transatlantic withdraws or modifies its recommendation, such board of directors will nonetheless continue to be obligated to hold its stockholders meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote, as applicable.

Efforts to Obtain Required Stockholder Votes

Allied World has agreed to hold the Allied World Special Shareholder Meeting and to use its reasonable best efforts to obtain shareholder approval for the share capital increase proposals, the NYSE share issuance proposal, the name change proposal and the election of directors proposal. The merger agreement requires

Allied World to submit these proposals to a shareholder vote even if its board of directors no longer recommends the proposals. The Allied World board of directors has approved the issuance of Allied World shares to Transatlantic stockholders pursuant to the merger and the amendment to the Allied World Articles and has adopted resolutions directing that the proposals herein be submitted to Allied World shareholders for their consideration.

Transatlantic has also agreed to hold the Transatlantic Special Shareholder Meeting and to use its reasonable best efforts to obtain stockholder approval for the adoption of the merger agreement proposal. The merger agreement requires Transatlantic to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends the adoption of the merger agreement proposal. The board of directors of Transatlantic has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable and in the best interests of Transatlantic and its stockholders and adopted resolutions directing that the merger agreement be submitted to the Transatlantic stockholders for their consideration.

Efforts to Complete the Merger

Allied World and Transatlantic have each agreed to:

•	take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the merger and the other transactions contemplated by the merger agreement; and

•	take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and governmental entities, so as to enable the completion of the merger as soon as reasonably practicable.

Additionally, Allied World and Transatlantic have each agreed to:

•	make and cause to be made all necessary registrations, filings and notices relating to the merger with governmental entities under certain applicable antitrust laws;

•	respond, as promptly as practicable under the circumstances, to any inquiries received from any governmental entity for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters;

•	use reasonable best efforts to achieve substantial compliance as promptly as practicable with any second request received by the Antitrust Division or FTC;

•	certify substantial compliance with any second request as promptly as practicable after the date of such second request (but no later than December 15, 2011) and take all actions necessary to assert, defend and support such certification; and

•	not extend any waiting period under any antitrust law or enter into any agreement with a governmental entity or other authority to delay, or otherwise not consummate as soon as practicable, any of the transactions contemplated by the merger agreement.

In furtherance of these obligations, if necessary and sufficient to consummate the merger, Allied World and Transatlantic have agreed to jointly propose, negotiate, commit to and effect the holding separate, sale divestiture or other disposition of, or prohibition or limitation on, (i) the ownership or operation by either party of any of their respective subsidiaries, (ii) the ability of Allied World to acquire or hold, or exercise full right of ownership of, any shares of capital stock of any of its subsidiaries, Transatlantic, or Transatlantic’s subsidiaries, or (iii) Allied World or any of its subsidiaries effectively controlling the business and operations of Allied World and its subsidiaries or Transatlantic and its subsidiaries.

Governance Matters After the Merger

Immediately following the effective time of the merger, assuming the receipt of the resignation letters of all current directors of Allied World and of shareholder approval for the election of directors as described herein, the board of directors of the combined company will consist of 11 members including (i) four independent Transatlantic directors: Stephen P. Bradley, Ian H. Chippendale, John G. Foos and John L. McCarthy; (ii) Richard S. Press (the current non-executive chairman of the Transatlantic board of directors); (iii) Michael C. Sapnar (the current Executive Vice President and Chief Operating Officer of Transatlantic); (iv) four of the current independent Allied World directors, who will be identified to shareholders at or prior to the Allied World Special Shareholder Meeting: Barbara T. Alexander, James F. Duffy, Bart Friedman, Scott Hunter, Mark R. Patterson, Patrick de Saint-Aignan and Samuel J. Weinhoff; and (v) Scott A. Carmilani (the current President and Chief Executive Officer of Allied World). The 11 members of the board of directors of the combined company will be divided into three classes of directors, as follows:

•	Class II (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2012 or until their successors are duly elected and qualified or their offices are otherwise vacated):Ian H. Chippendale, John L. McCarthy and one former independent Allied World director;

•	Class III (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013 or until their successors are duly elected and qualified or their offices are otherwise vacated): Stephen P. Bradley, John G. Foos and two former independent Allied World directors; and

•	Class I (to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014 or until their successors are duly elected and qualified or their offices are otherwise vacated): Scott A. Carmilani, Richard S. Press, Michael C. Sapnar, and one former independent Allied World director.

Immediately following the effective time of the merger, Mr. Carmilani will serve as President and Chief Executive Officer of the combined company. Mr. Press will be elected as non-executive chairman of the TransAllied board. Effective the first anniversary of the closing date of the merger, Mr. Press will cease to serve as non-executive chairman and shall remain on the TransAllied board as a director until the second anniversary of the closing date of the merger, at which time he has agreed to retire from the TransAllied board (subject to his earlier resignation or retirement). Mr. Sapnar will be appointed to serve as President and Chief Executive Officer of Global Reinsurance of the combined company.

The foregoing director elections and officer appointments are conditioned upon completion of the merger. In the event that the merger is not completed, the foregoing director elections and officer appointments will not take effect.

Pursuant to the terms of the merger agreement, (i) in connection with TransAllied’s Annual Shareholder Meeting in 2012, the TransAllied board will propose to increase the size of the TransAllied board by one member and will nominate for election at such meeting, a new director to fill the resulting vacancy, who will become the non-executive chairman of the TransAllied board effective as of the first anniversary of the closing of the merger; (ii) such person nominated for election at such meeting shall (A) have been approved by the TransAllied board, (B) have been recommended by the nominating and corporate governance committee of the TransAllied board, (C) have substantial insurance industry expertise, and (D) not have been a member of the Transatlantic board of directors or the Allied World board of directors immediately prior to the date of the merger agreement; and (iii) TransAllied shall duly call, give notice of, convene and hold its Annual Shareholder Meeting in 2012 no later than June 30, 2012.

Upon completion of the merger, the TransAllied board will have six board committees: the Audit Committee, the Compensation Committee, the Enterprise Risk Committee, the Executive Committee, the Investment Committee and the Nominating & Corporate Governance Committee.

•	For a period of one year from the closing date of the merger, the Executive Committee is to be comprised of Mr. Carmilani, one former independent Allied World director and two former independent Transatlantic directors, and to be chaired by Mr. Carmilani;

•	For a period of one year from the closing date of the merger, each of the Investment Committee and Nominating & Corporate Governance Committee are to be comprised of two former independent Allied World directors and two former independent Transatlantic directors, and to be chaired by one of the former independent Allied World directors;

•	For a period of one year from the closing date of the merger, each of the Audit Committee, Compensation Committee and Enterprise Risk Committee are to be comprised of two former independent Allied World directors and two former independent Transatlantic directors, and to be chaired by one of the former independent Transatlantic directors.

Upon completion of the merger, TransAllied’s corporate headquarters and related corporate functions will be located in Zug, Switzerland.

The appointments of Messrs. Carmilani, Press and Sapnar, the provisions regarding the selection of a replacement non-executive chairman, and the board committee composition, will be reflected in the amended and restated organizational regulations of TransAllied, which will only become effective at the completion of the merger, and, for a period of one year following the closing date, any resolution to revise, modify or delete such provisions will require a majority of at least eight of the votes cast.

Transatlantic Common Stock Purchase

Pursuant to the merger agreement, Allied World entered into a binding contract with a third-party broker, Deutsche Bank, on June 24, 2011, to purchase a total of 45,000 shares of Transatlantic common stock in the open market for Allied World’s account. This stock purchase will begin following the receipt of the approvals required in connection with the merger of both the Allied World shareholders and the Transatlantic stockholders (as described herein).

Cantonal Tax Ruling

On June 14, 2011, Allied World obtained a tax ruling from the Cantonal Tax Administration of the Canton of Zug, providing that the merger does not result in income taxes for Allied World (and, in particular, the recording of the newly issued Allied World shares in the merger is not subject to income taxes).

Swiss Commercial Register Ruling

On June 20, 2011, Allied World obtained a ruling from the Swiss Commercial Register of the Canton of Zug confirming that the Swiss Commercial Register will register a capital increase of Allied World.

Retention Program and Employee Waivers

Prior to the merger becoming effective, Allied World will use its reasonable best efforts to deliver to Transatlantic, agreements executed by certain persons, provided that (i) any change in status or reduction of duties directly resulting from the merger will not constitute “good reason” for purposes of determining such person’s entitlement to severance benefits or the acceleration of any vesting or other rights and (ii) the merger, standing alone, will not result in the acceleration of any vesting or other rights for such person.

Treatment of Transatlantic Stock Options and Other Stock-Based Awards and Programs

Prior to the effective time of the merger, the board of directors of Allied World (or, if appropriate, the committee thereof administering the Allied World stock plans) will adopt resolutions or take other actions as may be required to effect the below actions with respect to the Transatlantic stock options and stock-based awards.

Stock Options.  Upon completion of the merger, each outstanding option to purchase shares of Transatlantic common stock will be converted pursuant to the merger agreement into a stock option to acquire Allied World shares on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of Allied World shares underlying each converted Transatlantic stock option will be determined by multiplying the number of shares of Transatlantic common stock subject to such stock option immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Transatlantic stock option will be determined by dividing the per share exercise price of such stock option by the exchange ratio, and rounding up to the nearest whole cent.

Stock-Based Awards.  Transatlantic stock-based awards outstanding immediately prior to the effective time of the merger will be converted into Allied World shares or other compensatory awards denominated in Allied World shares subject to a risk of forfeiture to, or the right to repurchase by Allied World, with the same terms and conditions as were applicable under such Transatlantic stock-based awards (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant Transatlantic stock plan or in the related award document by reason of the transactions contemplated in the merger agreement), and each holder of Transatlantic stock-based awards will be entitled to receive a number of converted Transatlantic stock-based awards equal to the product of the number of Transatlantic stock-based awards held by such holder immediately prior to the effective time of the merger and the exchange ratio.

Any Transatlantic stock-based awards that vest based on the achievement of performance criteria will be adjusted (subject to the approval of Allied World) to appropriately reflect the merger with respect to performance periods that have not ended prior to the effective time of the merger. Each of Allied World and Transatlantic will use the existing performance goals to determine performance awards through fiscal year 2011. Thereafter, following the closing of the merger, TransAllied’s Compensation Committee will make a decision regarding the performance awards for the 2012 fiscal year and thereafter.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Allied World and Transatlantic in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	cooperation between Allied World and Transatlantic in the defense or settlement of any shareholder litigation relating to the merger;

•	causing any dispositions of Transatlantic common stock resulting from the merger and any acquisitions of Allied World shares resulting from the merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act;

•	on or before the effective date of the merger, either (i) the termination of the Allied World secured credit facility and the Allied World unsecured credit facility or (ii) the use of Allied World’s reasonable best efforts to obtain the necessary consents of lenders party to the Allied World secured credit facility and the Allied World unsecured credit facility, in each case, to allow the credit facilities to remain in effect after the completion of the merger with no default or event of default thereunder resulting from the merger or the consummation of other transactions contemplated thereby;

•	cooperation between Allied World and Transatlantic to enter into a supplemental indenture with respect to Transatlantic’s outstanding unsecured notes; and

•	cooperation between Allied World and Transatlantic in connection with public announcements.

In addition, Allied World has agreed to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors and officers of Transatlantic. Allied World has also agreed to purchase a “tail” directors’ and officers’ liability insurance policy for Transatlantic and its current and former directors and officers and employees who are currently covered by the liability insurance coverage currently maintained by Transatlantic.

Conditions to Completion of the Merger

The obligations of Allied World and Transatlantic to complete the merger are subject to the satisfaction of the following conditions:

•	approval by the Allied World shareholders of (i) the share capital increase proposals, (ii) the NYSE share issuance proposal and (iii) the name change proposal;

•	approval by the Transatlantic stockholders of the adoption of the merger agreement proposal;

•	authorization of the listing of the Allied World shares to be issued in the merger on the NYSE, subject to official notice of issuance;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having expired or been earlier terminated;

•	obtain any necessary approvals of the applicable insurance regulatory authorities in New York, Bermuda and Switzerland;

•	receipt of other requisite regulatory approvals;

•	all consents and approvals of, and filings with, governmental entities having been made, obtained and in full force other than those that would not reasonably be expected to have a material adverse effect on Allied World or Transatlantic after giving effect to the merger;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	absence of any order, injunction, decree, statute, rule or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement;

•	approval by the Allied World shareholders of the election of directors proposal and execution of a written consent of the TransAllied board approving certain committee and officer appointments;

•	a ruling from the Swiss Commercial Register having been obtained; and

•	the purchase by Allied World, following receipt of the requisite Allied World and Transatlantic shareholder approvals discussed herein, of 45,000 shares of Transatlantic common stock having been completed.

In addition, each of Allied World’s and Transatlantic’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of each party, other than the representations related to the shares issued and outstanding or reserved for issuance, the necessary corporate power and authority to execute and deliver the merger agreement, and the brokers’ and finders’ fees, will be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or to material adverse effect set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party;

•	the representations and warranties of each party relating to the shares issued and outstanding or reserved for issuance, the necessary corporate power and authority to execute and deliver the merger agreement, and the brokers’ and finders’ fees, will be true and correct in all material respects as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made as of an earlier date, in which case, as of such earlier date);

•	each party having performed or complied with, in all material respects, all its obligations under the merger agreement at or prior to the effective time of the merger; and

•	receipt of a certificate executed by each party’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding three bullet points.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the required shareholder approvals, under the following circumstances:

•	by mutual written consent of Allied World and Transatlantic;

•	by either the Allied World or Transatlantic board of directors:

•	if any governmental entity issues a final and nonappealable order permanently enjoining or otherwise prohibiting the completion of the merger, except that no party may terminate the merger agreement if such party’s breach of its obligations proximately contributed to the issuance of such order;

•	if the Allied World shareholders fail to approve any of the share capital increase proposals, the NYSE share issuance approval or the name change proposal at the Allied World Special Shareholder Meeting;

•	if the Transatlantic stockholders fail to approve the adoption of the merger agreement proposal at the Transatlantic Special Shareholder Meeting; or

•	if the merger is not consummated by January 31, 2012, subject to extension by mutual agreement of the parties, provided that no party may terminate the merger agreement if such party’s breach of its obligations proximately contributed to the failure to close by the merger end date;

•	by the Allied World board of directors upon a breach of any covenant or agreement on the part of Transatlantic, or if any representation or warranty of Transatlantic fails to be true, in either case such that the conditions to Allied World’s obligations to complete the merger would not then be satisfied and such failure is not reasonably capable of being cured or Transatlantic is not using its reasonable best efforts to cure such failure;

•	by the Transatlantic board of directors upon a breach of any covenant or agreement on the part of Allied World, or if any representation or warranty of Allied World fails to be true, in either case such that the conditions to Transatlantic’s obligations to complete the merger would not then be satisfied and such failure is not reasonably capable of being cured or Allied World is not using its reasonable best efforts to cure such failure;

•	by the Allied World board of directors if, prior to obtaining the approval of the Transatlantic stockholders, the Transatlantic board of directors makes an adverse recommendation change; or

•	by the Transatlantic board of directors if, prior to obtaining the approval of the Allied World shareholders, the Allied World board of directors makes an adverse recommendation change.

Expenses and Termination Fees; Liability for Breach

Each party will pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, provided, however, that Allied World and Transatlantic will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus and any filing fees in connection with the merger pursuant to any antitrust or competition law except, in each case for attorneys’ and accountants’ fees and expenses.

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, except as expressly set forth therein, provided that the parties will remain liable for any willful breaches of their representations, warranties or covenants.

Except as set forth below, if the merger agreement is terminated by Allied World or Transatlantic pursuant to a breach by the other party of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in the merger agreement, then the non-terminating party will reimburse the terminating party for all of their reasonable out-of-pocket fees and expenses incurred in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement or any of the transactions contemplated thereby, up to a maximum amount of $35 million (the “expense reimbursement”), provided that if the breach is of either party’s covenant not to solicit alternative offers or to hold its special stockholder meeting, the non-terminating party will also pay the alternate termination fee (defined below).

Except as set forth below, if the merger agreement is terminated as a result of the stockholders of either Allied World or Transatlantic failing to approve the transaction, Allied World will pay to Transatlantic, or Transatlantic will pay to Allied World, a termination fee of $35 million (the “alternate termination fee”), plus the expense reimbursement.

Allied World will be obligated to pay a termination fee equal to $115 million (less any previously paid alternate termination fee and/or expense reimbursement) to Transatlantic if:

(1) Transatlantic terminates the merger agreement because, prior to obtaining the approval of the Allied World shareholders, the Allied World board of directors makes an adverse recommendation change;

(2) the merger agreement is terminated due to the failure of the Allied World shareholders to approve the share capital increase proposals, the NYSE share issuance proposal or the name change proposal and (x) after the date of the merger agreement and prior to the Allied World Special Shareholder Meeting, a third party makes a proposal to Allied World or publicly announces its intent to make a proposal to Allied World for a competing transaction, and (y) within 12 months after such termination Allied World or any of its subsidiaries enters into an agreement providing for a competing transaction or recommends or submits a competing transaction to its shareholders for adoption, or a transaction in respect of a competing transaction is consummated, whether or not such competing transaction was made, publicly announced or publicly made known prior to termination of the merger agreement; provided, however, unless the competing transaction referred to in clauses (x) and (y) above were made and consummated by the same person, any reference to 10% in the definition of competing transaction will be deemed to be a reference to 50%;

(3) the merger agreement is terminated following the failure to consummate the merger on or before January 31, 2012 and (x) after the date of the merger agreement and prior to the Allied World Special Shareholder Meeting, a third party makes a proposal to Allied World or publicly announces its intent to make a proposal to Allied World for a competing transaction, (y) the Allied World Special Shareholder Meeting does not occur at least five business days prior to January 31, 2012, and (z) within 12 months after such termination Allied World or any of its subsidiaries enters into an agreement providing for a competing transaction or recommends or submits a competing transaction to its shareholders for adoption, or a transaction in respect of a competing transaction is consummated, whether or not such competing transaction was made, publicly announced or publicly made known prior to termination of the merger agreement; provided, however, any reference to 10% in the definition of competing transaction will be deemed to be a reference to 50%; or

(4) Transatlantic terminates the merger agreement following the breach by Allied World of any covenant or agreement or any inaccuracy of any of the representations or warranties set forth in the merger agreement and (x) after the date of the merger agreement and prior to the termination of the merger agreement, a third party makes a proposal for a competing transaction to Allied World or an intention to make such a proposal has been publicly announced or otherwise become publicly known

(except in the case of a breach of Allied World’s covenant not to solicit alternative acquisition proposals or to hold its shareholder meeting, in which case a proposal for a competing transaction may be made or the intention to make such a proposal may be publicly announced or otherwise publicly known before or after termination of the merger agreement), and (y) within 12 months after such termination Allied World or any of its subsidiaries enters into an agreement providing for a competing transaction or recommends or submits a competing transaction to its shareholders for adoption, or a transaction in respect of a competing transaction is consummated, whether or not such competing transaction was made, publicly announced or publicly made known prior to termination of the merger agreement; provided, however, any reference to 10% in the definition of competing transaction will be deemed to be a reference to 50%.

Transatlantic will be obligated to pay a termination fee equal to $115 million (less any previously paid alternate termination fee and/or expense reimbursement) to Allied World if:

(1) Allied World terminates the merger agreement because, prior to obtaining the approval of the Transatlantic stockholders, the Transatlantic board of directors makes an adverse recommendation change;

(2) the merger agreement is terminated due to the failure of the Transatlantic stockholders to approve the adoption of the merger agreement proposal and (x) after the date of the merger agreement and prior to the Transatlantic Special Shareholder Meeting, a third party makes a proposal to Transatlantic or publicly announces its intent to make a proposal to Transatlantic for a competing transaction, and (y) within 12 months after such termination Transatlantic or any of its subsidiaries enters into an agreement providing for a competing transaction or recommends or submits a competing transaction to its shareholders for adoption, or a transaction in respect of a competing transaction is consummated, whether or not such competing transaction was made, publicly announced or publicly made known prior to termination of the merger agreement; provided, however, unless the competing transaction referred to in clauses (x) and (y) above were made and consummated by the same person, any reference to 10% in the definition of competing transaction will be deemed to be a reference to 50%;

(3) the merger agreement is terminated following the failure to consummate the merger on or before January 31, 2012 and (x) after the date of the merger agreement and prior to the Transatlantic Special Shareholder Meeting, a third party makes a proposal to Transatlantic or publicly announces its intent to make a proposal to Transatlantic for a competing transaction, (y) the Transatlantic Special Shareholder Meeting does not occur at least five business days prior to January 31, 2012, and (z) within 12 months after such termination Transatlantic or any of its subsidiaries enters into an agreement providing for a competing transaction or recommends or submits a competing transaction to its shareholders for adoption, or a transaction in respect of a competing transaction is consummated, whether or not such competing transaction was made, publicly announced or publicly made known prior to termination of the merger agreement; provided, however, any reference to 10% in the definition of competing transaction will be deemed to be a reference to 50%; or

(4) Allied World terminates the merger agreement following the breach by Transatlantic of any covenant or agreement or any inaccuracy of any of the representations or warranties set forth in the merger agreement and (x) after the date of the merger agreement and prior to the termination of the merger agreement, a third party makes a proposal for a competing transaction to Transatlantic or an intention to make such a proposal has been publicly announced or otherwise become publicly known (except in the case of a breach of Transatlantic’s covenant not to solicit alternative acquisition proposals or to hold its shareholder meeting, in which case a proposal for a competing transaction may be made or the intention to make such a proposal may be publicly announced or otherwise publicly known before or after termination of the merger agreement), and (y) within 12 months after such termination Transatlantic or any of its subsidiaries enters into an agreement providing for a competing transaction or recommends or submits a competing transaction to its shareholders for adoption, or a transaction in respect of a competing transaction is consummated, whether or not such competing transaction was made, publicly announced or publicly made known prior to termination of the merger agreement; provided, however, any reference to 10% in the definition of competing transaction will be deemed to be a reference to 50%.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the Allied World shareholders or Transatlantic stockholders required to consummate the merger. However, after any such stockholder approval, there may not be, without further approval of Allied World shareholders and Transatlantic stockholders, any amendment of the merger agreement that changes the amount or form of the consideration to be delivered or for which applicable law requires further stockholder approval.

At any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

The merger agreement is not intended to, and does not, confer upon you or any person other than Allied World, Transatlantic and Merger Sub any rights or remedies, except that Transatlantic’s directors and officers will have the right to enforce Allied World’s covenant to continue to provide indemnification and liability insurance coverage after the completion of the merger.

Specific Performance

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

CAPITAL INCREASES

The Allied World board of directors proposes approval of an increase of the ordinary share capital as set forth in Article 3 (Share Capital) of the Allied World Articles where the contributions for the new registered shares are paid by converting existing reserves (Kapitaleinlagen) into share capital, an increase of the conditional share capital as set forth in Article 5(a) (Conditional Share Capital for Employee Benefit Plans) and an increase of the authorized share capital as set forth in Article 6(a) (Authorized Share Capital for General Purposes) allowing for the grant to employees, consultants, directors or other person providing services to Allied World or a subsidiary of Allied World and to authorize the board of directors to increase Allied World’s share capital to issue common shares for general matters.

The proposal to increase the ordinary share capital, also referred to herein as the article 3 share capital increase proposal, would provide for a new amount of ordinary share capital of CHF          , divided into           registered shares with a par value of CHF           per share. The increase of the ordinary share capital will occur by converting existing reserves (Kapitaleinalgen) and the new shares will be fully paid-in. Upon resolution of the general meeting of shareholders in accordance with the Allied World Articles, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time. In connection therewith, the proposal would limit or withdraw the shareholders’ pre-emptive rights.

The proposal to increase the conditional share capital, also referred to herein as the article 5 share capital increase proposal, would provide for a conditional share capital increase in an amount not exceeding CHF           through the issue from time to time of a maximum of          registered shares, payable in full, each with a par value of CHF          , in connection with the exercise of option rights granted to any employee of Allied World or any subsidiary thereof, and any consultant, director or other person providing services to Allied World or any subsidiary, thereof. These shares will be issued on account of the Transatlantic stock options that will be converted to Allied World options pursuant to the merger agreement. With regard to the issuance of the shares under article 5, shareholders’ pre-emptive rights will be excluded. The new registered shares may be issued at a price below the current market price. The Allied World board of directors will specify the precise conditions of issue, including the issuance price of the shares.

The proposal to increase the authorized share capital, also referred to herein as the article 6 share capital increase proposal, would allow the board of directors to increase the share capital from time to time and at any time until [two years from Special Shareholder Meeting date] by an amount not exceeding CHF           through the issue of up to           fully paid up registered shares with a par value of CHF 15.00 each (as may be adjusted in connection with the payment of dividends by virtue of a par value reduction as approved by Allied World’s shareholders at Allied World’s Annual Shareholder Meeting in 2011). Allied World proposes to increase the number of shares authorized to permit more ability to effect somewhat larger, or multiple, transactions more efficiently, and under timeframes that might not be possible were additional shareholder approvals required to be obtained. The article 6 share capital increase will also provide for share increase under Transatlantic stock-based awards (other than Transatlantic stock options) that are converted to Allied World stock-based awards pursuant to the merger agreement. The Allied World board of directors is authorized to exclude the preemptive rights of shareholders and to allocate them to third parties in the event of the use of shares.

The authorized share capital approved pursuant to the article 6 share capital increase, or which has otherwise been approved by shareholders, will be available for issuance at such times and for such purposes as the Allied World board of directors may deem advisable without further action by Allied World’s shareholders, except as may be required by applicable laws or regulations. For example, the additional authorized share capital pursuant to the article 6 share capital increase will be available for issuance by the Allied World board of directors in connection with mergers, acquisitions of enterprises or participants, financing and/or refinancing of such mergers and acquisitions and of other investment projects, improving the regulatory capital position of Allied World or its subsidiaries, broadening the shareholder constituency, the participation of employees or an exchange of participation certificates, as well as a buy back of participation certificates in exchange of registered shares. Allied World believes this is an important step to help ensure that the Allied World board of directors can adapt and react to a changing economic climate, business challenges including increased catastrophes and opportunities in capital and other relevant markets. Allied World does not intend to issue any stock except on terms or for reasons which the Allied World board of directors deems to be in the best interests of Allied World.

Approval of the share capital increase proposals, as discussed above, are a condition to the completion of the merger and will be effected only immediately prior to the closing of the merger. In addition, the share capital increases are necessary to effect the merger. If such proposals are not approved, the merger will not be completed even if the NYSE share issuance proposal approving the issuance of Allied World shares in the merger is approved by Allied World shareholders and the proposal to approve the merger agreement is approved by Transatlantic stockholders. In addition, if the issuance of Allied World shares in the merger is not approved by Allied World shareholders, or the proposal to approve the merger agreement is not approved by Transatlantic stockholders, but any of the share capital increase proposals are approved, such capital increases will not be effected.

Approval of each of the share capital increase proposal requires the affirmative vote of at least 66 2/3% of the votes represented at the Allied World Special Shareholder Meeting and a majority of the nominal value of the Allied World shares, as represented at the Allied World Special Shareholder Meeting, where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal. Abstentions and broker non-votes will not be considered votes cast and will have no effect on these proposals, assuming a quorum is present.

The Allied World board of directors unanimously recommends a vote “FOR” the ordinary share capital increase, including the limitation of the pre-emptive rights of the Allied World shareholders, the article 5 share capital increase proposal and the article 6 share capital increase proposal, as described above.

NYSE SHARE ISSUANCE

The Allied World board of directors proposes the Allied World shareholders approve the issuance of the Allied World shares to Transatlantic stockholders pursuant to the merger and as contemplated by the merger agreement as required by NYSE rules, also referred to herein as the NYSE share issuance proposal. The merger agreement provides that as a condition to the closing of the merger that the Allied World shares to be issued to Transatlantic stockholders are authorized for listing on the NYSE, subject to official notice of issuance. NYSE listing policies require prior stockholder approval of issuances of common stock which would constitute more than 20% of the outstanding shares of common stock on a post transaction basis. Former Transatlantic stockholders are expected to hold approximately 58% of the outstanding Allied World shares, on a fully diluted basis, after giving effect to the merger. In order to issue the Allied World shares pursuant to the merger, the share capital increase proposals will each need to be approved at the Allied World Special Shareholder Meeting. In addition, in the event that the Allied World shareholders approve the NYSE share issuance proposal, but any of the election of directors proposal, the share capital increase proposals or the name change proposal are not approved by Allied World shareholders (and are not otherwise waived by each of Allied World and Transatlantic), or the proposal to approve the merger agreement is not approved by Transatlantic stockholders, the shares will not be issued.

The approval of the NYSE share issuance proposal requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Allied World Special Shareholder Meeting, provided that the total votes cast on this proposal represent over 50% of the outstanding Allied World shares entitled to vote on this proposal. Votes “for,” votes “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast for this purpose. All outstanding Allied World shares count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which we refer to as the “NYSE votes cast,” must be greater than 50% of the total outstanding Allied World shares. The number of votes “for” the proposal must be greater than 50% of the NYSE votes cast.

The Allied World board of directors unanimously recommends a vote “FOR” the proposal to issue the Allied World shares to Transatlantic stockholders pursuant to the merger and as contemplated by the merger agreement as required by NYSE rules.

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF ALLIED WORLD

The Allied World board of directors proposes to the Allied World shareholders, subject to completion of the merger, to amend the Allied World Articles to change Allied World’s name to “TransAllied Group Holdings, AG”. The form of the amended Articles of Association, which is also referred to as the TransAllied Articles herein, is included in this joint proxy statement/prospectus as Annex D. The adoption of the amended Articles of Association is a condition to completion of the merger. In the event this proposal is approved by Allied World shareholders but the merger is not completed, the TransAllied Articles will not become effective.

Approval of the amendment to the articles to change Allied World’s name to “TransAllied Group Holdings, AG” requires a majority of the votes cast voting in favor of such proposal at the Allied World Special Shareholder Meeting where holders of at least 50% of the total outstanding Allied World shares are represented and voting, and who are entitled to vote on such proposal. Abstentions and broker non-votes will not be considered votes cast and will have no effect on these proposals, assuming a quorum is present.

The Allied World board of directors unanimously recommends a vote “FOR” the proposal to approve the amendment to the Allied World Articles to change Allied World’s name to “TransAllied Group Holdings, AG”.

CAPITAL REDUCTION

Allied World seeks approval of a proposal to effect a capital reduction to allow for the payment of a dividend to the combined company’s shareholders. Swiss law requires that dividends and distributions through a reduction in par value be approved by shareholders. At Allied World’s Annual Shareholder Meeting on May 5, 2011, Allied World’s shareholders approved the proposal that, in lieu of an ordinary dividend, a distribution in the aggregate amount of $1.50 per Allied World Share be paid through a reduction in par value because payments of amounts in reduction of share capital are not subject to the normal Swiss withholding tax on dividends. Swiss law also requires par value reductions to be in CHF, and accordingly the par value of Allied World shares and Allied World non-voting shares are expressed in CHF in the Allied World Articles. Further, the Allied World Articles and Swiss law require that a reduction in capital is approved by the shareholders holding a majority of the votes cast at the Allied World Special Shareholder Meeting.

General Explanation of the Dividend/Capital Reduction

At Allied World’s Annual Shareholder Meeting on May 5, 2011, the Allied World shareholders approved a proposal to pay dividends in the form of a distribution by way of par value reductions. The aggregate reduction amount will be paid to Allied World shareholders in four quarterly installments of $0.375 per share (the “May 2011 Resolutions”). Prior to the closing of the merger, which the parties expect to occur in the fourth quarter of 2011, it is anticipated that Allied World will distribute the first of these dividends on August 5, 2011 to shareholders of record on July 27, 2011 and expects to pay the second of these quarterly dividends in October 2011 prior to the closing of the merger.

Under Swiss law, a corporation is under the duty to treat all shareholders equally. Hence, following the expected closing of the merger, Allied World (re-named TransAllied following the closing of the merger) will seek to pay the third and fourth installments of its quarterly dividend to the combined company’s shareholders. Because the merger will result in the issuance of a significant number of new shares to the former shareholders of Transatlantic, the aggregate reduction amount necessary to pay a $0.375 per share quarterly dividend will increase significantly. The purpose of this proposal is to approve an aggregate reduction amount such that TransAllied will be able to pay the remaining two installments of a $0.375 per share dividend to the combined company’s shareholders. TransAllied would expect to make these payments in January 2012 and April 2012.

Any declaration and payment of dividends by Allied World (or TransAllied following the merger) will depend upon Allied World’s (or TransAllied’s) results of operations, financial condition and cash requirements, and will be subject to Swiss law and other related factors described in Allied World’s proxy statement for its Annual Shareholder Meeting in 2011.

For purposes of Swiss corporate law, the May 2011 Resolutions regarding the capital reduction need to be cancelled after the payment of the second installment scheduled for October 2011 and replaced by new resolutions that will ensure that the combined company’s shareholders are treated equally with respect to the payment of the dividend through a reduction in par value. Under the assumption that the combined company’s shareholders will be entitled to receive the third and the fourth installment of the quarterly dividend, the agenda item below calls for a par value reduction in an aggregate amount of CHF           (the “Base Dividend”), payable in two installments of CHF           each. If at the time of the Allied World Special Shareholder Meeting more or less than two partial par value reductions based on the May 2011 Resolutions have already been effected, the resolutions described below will be amended in order to take into account these changed circumstances.

Agenda Item

It is proposed that the May 2011 Resolutions be cancelled insofar as they have not already been completed as of the day immediately following the payment of the second installment provided therein.

Based on a report in accordance with Article 732 paragraph 2 of the Swiss Code of Obligations to be provided by Deloitte AG, as an auditor supervised by the Swiss authorities, it is proposed that the Allied World shareholders voting (in person or by proxy) at the Allied World Special Shareholder Meeting approve the following dividend in the form of a distribution by way of a par value reduction. Such resolutions shall become effective on the day immediately following the payment of the second installment provided in the May 2011 Resolutions. Pursuant to Swiss law, Allied World is required to submit to the Allied World shareholders for approval both the English and the (authoritative) German versions of the proposed amendments to the Allied World Articles:

1. The capital of Allied World (to be renamed TransAllied following the closing of the merger) in the aggregate amount of [CHF           ] (after the first and second partial par value reductions pursuant to the May 2011 Resolutions) shall be reduced by an amount of CHF [ • (numbers of Total Shares) × (Aggregate Reduction Amount as determined in paragraph 3(i)) ] (the “Aggregate Distribution Amount”) to CHF [ • completed at the date of the Shareholder Meeting (the “Shareholder Meeting Date”)] (i.e., the share capital of [CHF           ] (after the first and second partial par value reductions pursuant to the May 2011 Resolutions) shall be reduced by an amount of CHF [ • completed on Shareholder Meeting Date] to CHF [ • completed on Shareholder Meeting Date] and the participation capital of CHF            (after the first and second partial par value reductions pursuant to the May 2011 Resolutions) shall be reduced by the amount of CHF [ • completed on Shareholder Meeting Date] to CHF [ • completed on Shareholder Meeting Date]).

2. Based on the report of the auditor dated        , 2011, it is recorded that the claims of the creditors of the Allied World (TransAllied following the merger) are fully covered even after taking into account the Partial Par Value Reductions (as defined below).

3. The capital reduction shall be executed as follows:

i. The capital reduction shall occur by reducing the par value per Allied World share and Allied World non-voting share from CHF [          ] (i.e., after the first and second partial par value reductions pursuant to the May 2011 Resolutions) by CHF (USD 0.75 × the Foreign Exchange Rate) (“Aggregate Reduction Amount”) to CHF           in two steps (each, a “Partial Par Value Reduction”): (1) for the first partial par value reduction from CHF [ • completed on Shareholder Meeting Date] by CHF [ • Aggregate Reduction Amount divided by two] to CHF [ • completed on Shareholder Meeting Date] by the end of December 2011 (“first Partial Par Value Reduction”); and (2) for the second partial par value reduction from CHF [ • completed on Shareholder Meeting Date] by CHF [ • Aggregate Reduction Amount divided by two] to CHF [ • completed on Shareholder Meeting Date] by the end of April 2012 (“second Partial Par Value Reduction”).

ii. The Aggregate Reduction Amount shall be repaid to the Allied World shareholders (TransAllied following the merger) in installments of CHF [ • (completed on Shareholder Meeting Date)] in January 2012 and CHF [ • (completed on Shareholder Meeting Date)] in April 2012 per Allied World share and Allied World non-voting shares.

iii. At each Partial Par Value Reduction an updated report in accordance with Article 732 paragraph 2 of the Swiss Code of Obligations by Deloitte AG, an audit company under oversight of the Swiss authorities shall be prepared (an “Updated Report”).

iv. The Allied World board of directors is only authorized to repay a Partial Par Value Reduction amount in the event the Updated Report confirms that the claims of creditors are fully covered in spite of the Partial Par Value Reduction.

v. In addition, under Swiss law, upon satisfaction of all legal requirements (including shareholder approval of a par value reduction as described in this proposal), Allied World will be required to submit an application to the Commercial Register in the Canton of Zug to register each applicable par value reduction. Without effective registration of the applicable par value reduction with the Commercial Register in the Canton of Zug, Allied World will not be able to proceed with the payment of any installment of the dividend as described in this proposal. Allied World cannot assure you that the Commercial Register in the Canton of Zug will approve the registration of any applicable par value reduction.

4. The Partial Par Value Reduction amount of CHF [ • completed on Shareholder Meeting Date] per Allied World share and Allied World non-voting share (the “Distribution Amount”) pursuant to paragraph 3(i) and (ii) equals USD 0.375 (the “U.S. Dollar Amount”) based on a USD/CHF exchange ratio of CHF [ • completed on Shareholder Meeting Date] (rounded down to the next whole cent) per $1 (being the Foreign Exchange Rate). The Distribution Amount and the Aggregate Distribution Amount pursuant to paragraph 1 are subject to the following adjustments as a result of USD/CHF currency fluctuations:

i. The Distribution Amount is to be adjusted as a result of currency fluctuations such that each Allied World share and Allied World non-voting share Partial Par Value Reduction amount shall equal an amount calculated as follows (rounded down to the next whole cent):

Distribution Amount = U.S. Dollar Amount x USD/CHF currency exchange ratio as published in The Wall Street Journal on December 19, 2011 for the first Partial Par Value Reduction and on March 19, 2012, for the second Partial Par Value Reduction.

If as a result of one or several adjustments the Aggregate Distribution Amount would otherwise be increased by more than CHF [ • (number of Total Shares) multiplied by the Aggregate Reduction Amount divided by two] (corresponding to 50% of the Aggregate Distribution Amount set forth in paragraph 1, rounded to the nearest cent), the adjustment is limited such that the aggregate increase to the Aggregate Distribution Amount rounded to the nearest cent equals CHF [ • completed on Shareholder Meeting Date] (being CHF [ • (50% of the Aggregate Distribution Amount) divided by the number of Total Shares, rounded up or down to the next cent] per Allied World voting share and Allied World non-voting share.

ii. The Aggregate Distribution Amount pursuant to paragraph 1 shall be adjusted as follows:

Sum of the two Distribution Amounts (adjusted pursuant to Section 4(i)) x number of Allied World shares and Allied World non-voting shares registered in the Commercial Register of the Canton of Zug as issued and outstanding on the date of the registration of the respective Partial Par Value Reduction).

5. The Aggregate Distribution Amount pursuant to paragraph 1 (as adjusted pursuant to paragraph 4 (ii)) shall be increased by par value reductions on Allied World shares that are issued (i) in the course of ordinary capital increases, particularly in relation to the merger, (ii) from authorized share capital and (iii) from conditional share capital after the Allied World Special Shareholder Meeting but before the date of the registration in the Commercial Register of the respective Partial Par Value Reductions (this applies also to shares issued from conditional share capital that have not been registered in the Commercial Register of the Canton of Zug at such date). In the case of such capital increases the maximum amount set forth in paragraph 4 (i) shall also be increased so that it corresponds to 50% of the increased Aggregate Distribution Amount but shall not be higher than CHF           .

6. The general meeting acknowledges that the report of the auditor dated                    , has been prepared on the basis of (i) the maximum possible increase provided under paragraphs 4 and 5, particularly taking into account the maximum possible increase due to the increase of the ordinary share capital pursuant to article 3a(a) of the Allied World Articles in relation to the merger, and that (ii) all Allied World shares and Allied World non-voting shares have been issued out of conditional share capital and the authorized share capital post merger and therefore refers to a maximum amount of CHF           .

7. The Allied World board of directors is instructed to determine the procedure for the payment of the Distribution Amounts.

8. Effective with the registrations of the respective Partial Par Value Reductions in the Commercial Register, the following amendments are resolved to Article 3a subparagraph a), of the Allied World Articles:

“Artikel 3a	Aktienkapital	“Article 3a	Share Capital

a)	Das Aktienkapital der Gesellschaft beträgt CHF [ ● ] */ [ ● ] ** und ist eingeteilt in [ ● ] auf den Namen lautende Aktien im Nennwert von CHF [ ● ] */ [ ● ] ** je Aktie. Das Aktienkapital ist vollständig liberiert.”	a)	The share capital of the Company amounts to CHF [ ● ] */ [ ● ] ** and is divided into [ ● ] registered shares with a par value of CHF [ ● ] */ [ ● ] ** per share. The share capital is fully paid-in.”
*	nach der ersten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Januar 2012 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und 5 und mit Statutendatum [Allied World Special Shareholder Meeting Date]	*	Upon completion of the first Partial Par Value Reduction until the end of January 2012 with specific numbers based on adjustments pursuant to paragraph 4 and 5 above and the Articles of Association being dated [Allied World Special Shareholder Meeting Date]
**	nach der zweiten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende April 2012 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und 5 und mit Statutendatum [Allied World Special Shareholder Meeting Date]	**	Upon completion of the second Partial Par Value Reduction until the end of April 2012 with specific numbers based on adjustments pursuant to paragraph 4 and 5 above and the Articles of Association being dated [Allied World Special Shareholder Meeting Date]

Please note that the asterisks above also apply to Articles 3b, 4, 5, 5a and 6 below.

9. Effective with the registrations of the respective quarterly Partial Par Value Reductions in the Commercial Register, the following amendments are resolved to Article 3b subparagraph a), of the Allied World Articles:

“Artikel 3b	Partizipationskapital	“Article 3b	Participation Capital

a)	Das Partizipationskapital der Gesellschaft beträgt CHF [ ● ] */ [ ● ] ** und ist eingeteilt in [ ● ] Partizipationsscheine lautend auf den Namen im Nennwert von CHF [ ● ] */ [ ● ] ** je Partizipationsschein. Das Partizipationskapital ist vollständig liberiert.”	a)	The participation capital of the Company amounts to CHF [ ● ] */ [ ● ] ** and is divided into [ ● ] registered participation certificates with a par value of CHF [ ● ] */ [ ● ] ** / per participation certificate. The participation capital is fully paid-in.”

10. Effective with the registrations of the respective quarterly Partial Par Value Reductions in the Commercial Register, the following amendments are resolved to Article 4 subparagraph a), 5 subparagraph a), 5a subparagraph a) and 6 subparagraph a) of the Allied World Articles:

	Bedingtes Aktienkapital		Conditional Share Capital
	für Anleihensobligationen und		for Bonds and Similar Debt
“Artikel 4	ähnliche Instrumente der Fremdfinanzierung	“Article 4	Instruments

a)	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF[ ● ]*/[ ● ] ** durch Ausgabe von höchstens 1,000,000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [ ● ] */ [ ● ] ** je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.”	a)	The share capital of the Company shall be increased by an amount not exceeding CHF [ ● ] */ [ ● ] ** through the issue of a maximum of 1,000,000 registered shares, payable in full, each with a par value of CHF [ ● ] */ [ ● ]** through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.”

	Bedingtes Aktienkapital für		Conditional Share Capital
“Artikel 5	Mitarbeiterbeteiligungen	“Article 5	for Employee Benefit Plans

a)	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [ ● ]*/[ ● ]** durch Ausgabe von höchstens [ ● ] vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [ ● ]*/[ ● ]** je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.”	a)	The share capital of the Company shall be increased by an amount not exceeding CHF [ ● ]*/[ ● ]** through the issue from time to time of a maximum of [ ● ] registered shares, payable in full, each with a par value of CHF [ ● ]*/[ ● ]**, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director or other person providing services to the Company or a subsidiary.”

	Bedingtes Kapital für		Conditional Capital for
“Artikel 5a	bestehende Aktionärsoptionen	“Article 5a	Existing Shareholder Warrants

a)	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [ ● ] */ [ ● ] ** durch Ausgabe von höchstens 2,000,000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [ ● ]*/[ ● ] ** je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche American International Group, Inc. eingeräumt wurden.”	a)	The share capital of the Company shall be increased by an amount not exceeding CHF [ ● ] */ [ ● ] **, through the issue from time to time of a maximum of 2,000,000 registered shares payable in full, each with a par value of CHF [ ● ] */ [ ● ] **, in connection with the exercise of shareholder warrants granted to American International Group, Inc.”

	Genehmigtes Kapital zu		Authorized Share Capital
“Artikel 6	allgemeinen Zwecken	“Article 6	for General Purposes

a)	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis (zwei Jahre nach dem Datum der Generalversammlung) im Maximalbetrag von CHF [ ● ] */ [ ● ] ** durch Ausgabe von höchstens [ ● ] vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [ ● ] */ [ ● ]** je Aktie zu erhöhen.”	a)	The Board of Directors is authorized to increase the share capital from time to time and at any time (two years after the Allied World Special Shareholder Meeting) by an amount not exceeding CHF [ ● ] */ [ ● ]** through the issue of up to [ ● ] fully paid up registered shares with a par value of CHF [ ● ] */ [ ● ] ** each.”

The Allied World board of directors unanimously recommends a vote “FOR” the proposal to increase the aggregate reduction amount, in connection with the previously-approved Allied World dividend, to allow for the payment of the dividend to all TransAllied’s shareholders after the effective time of the merger.

ELECTION OF DIRECTORS

The Allied World board of directors is divided into three classes of directors, Class I, Class II and Class III, each of approximately equal size. Three director nominees, Ian H. Chippendale, John L. McCarthy, and one former independent Allied World director, are being presented for election at the Allied World Special Shareholder Meeting to serve as Class II directors, with a term commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2012. Four director nominees Stephen P. Bradley, John G. Foos and two former independent Allied World directors, are being presented for election at the Allied World Special Shareholder Meeting to serve as Class III directors, with a term commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013. Four director nominees Scott A. Carmilani, Richard S. Press, Michael C. Sapnar, and one former independent Allied World director, are being presented for election at the Allied World Special Shareholder Meeting to serve as Class I directors, with a term commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014. The foregoing director elections are conditioned upon completion of the merger. In the event that the merger is not completed, the foregoing director elections will not take effect. The following sets forth the age, position and class of the director nominees who are being presented for election the Allied World Special Shareholder Meeting:

Name	Age	Class	Position at TransAllied

Scott A. Carmilani	46	I	Director, President and Chief Executive Officer
Richard S. Press	72	I	Director and Non-Executive Chairman
Michael C. Sapnar	45	I	Director, President and Chief Executive Officer, Global Reinsurance
Ian H. Chippendale	62	II	Independent Director
John L. McCarthy	63	II	Independent Director
Stephen P. Bradley	70	III	Independent Director
John G. Foos	61	III	Independent Director

In addition, the Allied World director nominees will consist of four of the following current Allied World directors listed below. The identity of the Allied World director nominees, and the class in which they will serve, will be identified to shareholders at or prior to the Allied World Special Shareholder Meeting.

Name	Age	Current Position at Allied World

Barbara T. Alexander	62	Independent Director
James F. Duffy	67	Independent Director
Bart Friedman	66	Independent Director
Scott Hunter	59	Independent Director
Mark R. Patterson	59	Independent Director
Patrick de Saint-Aignan	62	Independent Director
Samuel J. Weinhoff	60	Independent Director

The biography of each nominee below contains information regarding the person’s service as a director on either the Allied World board or Transatlantic board, his or her business experience, director positions at other companies held currently or at any time during the last five years, and their applicable experiences, qualifications, attributes and skills.

Scott A. Carmilani was elected Allied World’s President and Chief Executive Officer in January 2004, became a director in September 2003 and was appointed Chairman of the Board in January 2008. Mr. Carmilani was, prior to joining Allied World as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of American International Group, Inc. and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, PA, which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining Allied World, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987. Among other qualifications, Mr. Carmilani’s extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.

Richard S. Press has served as director of Transatlantic since 2006 and as non-executive chairman of the Transatlantic board of directors since 2009. Mr. Press has also served as a director of TRC and of Putnam since 2006. Mr. Press is the retired Senior Vice President and Director of Insurance Asset Management Group Wellington Management Company, LLP, where he worked from 1994 to 2006. From 1982 to 1984, Mr. Press served as Senior Vice President and Director, Insurance Asset Management at Stein, Roe & Farnham where he managed equity and fixed income securities. From 1964 to 1982, Mr. Press served as Vice President-Investments at Scudder Stevens & Clark where he managed equity and taxable and tax exempt fixed income investments for insurance companies, institutional clients, eleemosynary funds, retirement plans, and individual clients. Mr. Press is also the current Vice Chairman of the Equity Securities Bankruptcy Committee for HearUSA. Among other qualifications, Mr. Press’ significant experience in asset management, which includes service as the Senior Vice President and Director of the Insurance Asset Management Group of Wellington Management Company, as well as his extensive board service and experience with both public and non-public entities give him the skills to serve as director.

Michael C. Sapnar was appointed Transatlantic’s Executive Vice President and Chief Operating Officer on May 19, 2011. On May 20, 2011, at a meeting of the Transatlantic board of directors following the annual meeting of shareholders, the board of directors elected Mr. Sapnar to the Transatlantic board of directors. From May 2006 until May 2011, Mr.  Sapnar served as Executive Vice President and Chief Underwriting Officer, Domestic Operations of Transatlantic, TRC and Putnam by election of the Transatlantic board of directors in May 2006. From December 2005 to May 2006, Mr. Sapnar was Senior Vice President and Chief Underwriting Officer, Domestic Operations of Transatlantic. From December 2004 to the present, Mr. Sapnar has served as a Director of TRC and Putnam, but not of Transatlantic. From March 2002 to May 2006, Mr. Sapnar was Senior Vice President and Chief Underwriting Officer, Domestic Operations of TRC and Putnam. Among other qualifications, Mr. Sapnar’s broad experience in the industry as well as his understanding of the business give him the skills to serve as director.

Ian H. Chippendale has served as a director of Transatlantic since 2007. Mr. Chippendale has also served as a director of TRC and of Putnam since 2007. Mr. Chippendale is a retired Chairman of RBS Insurance Group, Ltd. (Insurance), where he worked from February 1993 to December 2006. From September 1971 to January 1993, Mr. Chippendale held various positions at Provident Financial PLC, including, most recently, executive director. Mr. Chippendale also serves a Director of HomeServe plc. Among other qualifications, Mr. Chippendale’s insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd. give him the skills to serve as director.

John L. McCarthy has served as a director of Transatlantic since 2008. Mr. McCarthy has also served as a director of TRC and of Putnam since 2008. Mr. McCarthy is the President of the Risk Management Foundation of the Harvard Medical Institutions, Inc. (risk management), which insures 12,000 physicians and 23 hospitals for professional liability and insures over 100,000 nurses, physician assistants, and clinical support staff. Mr. McCarthy is also the current chair of the Hospital Insurance Forum, a group of 20 professional liability insurance programs in the U.S. and Canada. Among other qualifications, Mr. McCarthy’s expertise in risk management as well as his experience as a Chief Executive Officer of an insurance industry-related company give him the skills to serve as director.

Stephen P. Bradley has served as a director of Transatlantic since 2010. Mr. Bradley has also served as a director of TRC and of Putnam since 2010. Mr. Bradley is the William Ziegler Professor of Business Administration, Emeritus at Harvard Business School, where he served as Senior Associate Dean for Faculty Development, Associate Director of Research, Unit Chair of Managerial Economics, and Unit Chair of Competition and Strategy. Mr. Bradley also serves as a Director of CIENA Corp. and as a Director of the Risk

Management Foundation of the Harvard Medical Institutions, Inc. Mr. Bradley previously served as a Director of i2 Technologies, Inc., XcelleNet, Inc., and Roadmaster Industries, Inc. Among other qualifications, Mr. Bradley’s academic experience at the Harvard Business School relating to his work as a professor of competitive and corporate strategy and his considerable experience as a director of public companies give him the skills to serve as director.

John G. Foos has served as director of Transatlantic since 2007. Mr. Foos has also served as a director of TRC and of Putnam since 2007. Mr. Foos is a retired Chief Financial Officer, Independence Blue Cross (health insurance), where he worked from June 1989 to November 2008. From July 1971 to June 1989, Mr. Foos was a partner at KPMG Peat Marwick, an internationally recognized accounting firm. Mr. Foos also serves as a Director of Blue Cross Blue Shield of South Carolina and as a Director and Chairman of the Board of the Plan Investment Fund. Among other qualifications, Mr. Foos’ extensive experience in and knowledge of accounting and finance, which includes service as the Chief Financial Officer of Independence Blue Cross in addition to his experience as a Partner with KPMG give him the skills to serve as director.

The biographies of the current independent Allied World directors are included below. Four of the following individuals will be named as director nominees, at or prior to the Allied World Special Shareholder Meeting.

Barbara T. Alexander was appointed to the Allied World board of directors in August 2009. Ms. Alexander has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. From 1987 to 1992, Ms. Alexander was a Managing Director in the Corporate Finance Department of Salomon Brothers Inc. From 1972 to 1987, she held various positions at Salomon Brothers, Smith Barney, Investors Diversified Services, and Wachovia Bank and Trust Company. Ms. Alexander is currently a member of the Board of Directors of QUALCOMM Incorporated, where she is a member of both the Audit Committee and Compensation Committee, and KB Home, where she is a member of the Audit and Compliance Committee. Ms. Alexander previously served on the board of directors of Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010, Centex Corporation from July 1999 to August 2009, Burlington Resources Inc. from January 2004 to March 2006 and Harrah’s Entertainment Inc. from February 2002 to April 2007. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. She has also served on the board of directors of HomeAid America, Habitat for Humanity International and Covenant House. Having been a member of numerous public company boards of directors, Ms. Alexander is familiar with a full range of corporate and board functions. She also has extensive experience in corporate finance, investment and strategic planning matters. Among other qualifications, Ms. Alexander’s extensive experience in corporate finance, investment and strategic planning matters give her the skills to serve as a director.

James F. Duffy was appointed to the Allied World board of directors in July 2006. Mr. Duffy retired in 2002 as Chairman and Chief Executive Officer of The St. Paul Reinsurance Group, where he originally served from 1993 until 2000 as President and Chief Operating Officer of global reinsurance operations. Prior to this, Mr. Duffy served as an executive vice president of The St. Paul Companies from 1984 to 1993, and as President and Chief Operating Officer of St. Paul Surplus Lines Insurance Company from 1980 until 1984. Mr. Duffy had 15 years prior experience in insurance underwriting with Employers Surplus Lines Insurance Company, First State Insurance Company and New England Re. Among other qualifications, Mr. Duffy’s extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.

Bart Friedman was appointed to the Allied World board of directors in March 2006, was elected Deputy Chairman of the Board in July 2006 and was appointed Lead Independent Director of the Board in January 2008. Mr. Friedman has been a partner at Cahill Gordon & Reindel LLP, a New York law firm, since 1980. Mr. Friedman specializes in corporate governance, special committees and director representation. Mr. Friedman worked early in his career at the SEC. Mr. Friedman is currently a member of the board of directors of

Sanford Bernstein Mutual Funds, where he is a member of the Audit Committee and chairman of the Nominating and Governance Committee. He is also the chairman of the Public Responsibility and Ethics Committee of The Brookings Institution. Among other qualifications, Mr. Friedman’s extensive expertise and experience in corporate finance and corporate governance matters give him the skills to serve as a director.

Scott Hunter was appointed to the Allied World board of directors in March 2006. Mr. Hunter has served as an independent consultant to Bermuda’s financial services industry since 2002. From 1986 until 2002, Mr. Hunter was a partner at Arthur Andersen Bermuda, whose clients included numerous insurance and reinsurance companies. Among other qualifications, Mr. Hunter’s broad insurance and reinsurance industry experience and expertise specifically with regard to insurance and reinsurance corporate finance and accounting matters give him the skills to serve as a director.

Mark R. Patterson was appointed to the Allied World board of directors in March 2006. Since 2002, Mr. Patterson has served as Chairman of MatlinPatterson Asset Management, which manages distressed investment funds. From 1994 until 2002, Mr. Patterson was a Managing Director of Credit Suisse First Boston Corporation, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson had 35 years prior experience in commercial and investment banking at Bankers Trust, Salomon Brothers and Scully Brothers & Foss. Mr. Patterson currently serves on behalf of MatlinPatterson’s funds as a member of the board of directors of Gleacher & Company, Inc. (formerly known as Broadpoint Securities Group, Inc.) and Flagstar Bancorp, Inc. Mr. Patterson has served on behalf of MatlinPatterson’s funds as a member of the board of directors of Polymer Group, Inc. from May 2008 to December 2010 and Thornburg Mortgage Inc. from April 2008 to March 2009. Having been a member of numerous company boards of directors, Mr. Patterson is familiar with a full range of corporate and board functions. Among other qualifications, Mr. Patterson’s extensive experience in corporate finance, risk management, investment and strategic planning matters give him the skills to serve as a director.

Patrick de Saint-Aignan was appointed to the Allied World board of directors in August 2008. Mr. de Saint-Aignan has held multiple positions at Morgan Stanley internationally from 1974 to 2007, where he was a Managing Director and, most recently, an Advisory Director. He held responsibilities in corporate finance and capital markets and headed successively Morgan Stanley’s global fixed income derivatives and debt capital markets activities, its office in Paris, France, and the firm-wide risk management function. He was also a Founder, Director and Chairman of the International Swaps and Derivatives Association (1985-1992), Censeur on the Supervisory Board of IXIS Corporate and Investment Bank (2005-2007) and a member of the board of directors of Bank of China Limited (2006-2008), where he was Chairman of the Audit Committee and a member of the Risk Policy Committee and the Personnel and Remuneration Committee. Mr. de Saint-Aignan is currently a member of the board of directors of State Street Corporation, where he is a member of its Risk and Capital Committee. Among other qualifications, Mr. de Saint-Aignan’s broad experience and expertise in corporate finance, risk management and investment matters as well as his international business background give him the skills to serve as a director.

Samuel J. Weinhoff was appointed to the Allied World board of directors in July 2006. Mr. Weinhoff has served as a consultant to the insurance industry since 2000. Prior to this, Mr. Weinhoff was head of the Financial Institutions Group for Schroder & Co. from 1997 until 2000. He was also a Managing Director at Lehman Brothers, where he worked from 1985 to 1997. Mr. Weinhoff had ten years prior experience at the Home Insurance Company and the Reliance Insurance Company in a variety of positions, including excess casualty reinsurance treaty underwriter, investment department analyst, and head of corporate planning and reporting. Mr. Weinhoff is currently a member of the board of directors of Infinity Property and Casualty Corporation where he is a member of the Executive Committee, the Nominating and Governance Committee and the Audit Committee. Mr. Weinhoff served on the board of directors of Inter-Atlantic Financial, Inc. from July 2007 to October 2009. Among other qualifications, Mr. Weinhoff’s extensive insurance and reinsurance industry experience as well as expertise in corporate finance, investment and strategic planning matters give him the skills to serve as a director.

It is not expected that any of the nominees will become unavailable for election as a director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Allied World board of directors shall recommend.

Allied World requires that a majority of its directors meet the criteria for independence under applicable law and the rules of the NYSE. The Allied World board of directors has adopted a policy to assist it and the Nominating & Corporate Governance Committee in their determination as to whether a nominee or director qualifies as independent. This policy contains categorical standards for determining independence and includes the independence standards required by the SEC and the NYSE as well as standards published by institutional investor groups and other corporate governance experts. A copy of the Allied World board policy on director independence was attached as an appendix to Allied World’s Proxy Statement filed with the SEC on March 20, 2009.

Approval of the proposal to elect each of the directors requires a majority of the votes cast voting in favor of such proposal at the Allied World Special Shareholder Meeting where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal. Abstentions and broker non-votes will not be considered votes cast and will have no effect on these proposals, assuming a quorum is present.

Shareholders are being asked to vote “for”, “against” or to “abstain” from voting on, each of the seven Allied World director nominees who are former Allied World independent directors: Barbara T. Alexander, James F. Duffy, Bart Friedman, Scott Hunter, Mark R. Patterson, Patrick de Saint-Aignan and Samuel J. Weinhoff. At or prior to the Allied World Special Shareholder Meeting, three of these seven director nominees will withdraw as nominees and the four remaining director nominees will be identified to shareholders. If any such remaining director nominee receives a majority of the votes cast voting in favor of their election, where holders of at least 50% of the total outstanding Allied World shares are represented and voting and who are entitled to vote on such proposal, such director nominee will be elected to serve as a member of the TransAllied board to serve in the Class as designated by the Allied World board.

The Allied World board of directors unanimously recommends a vote “FOR” the election of Ian H. Chippendale, John L. McCarthy, and one former independent Allied World director to serve as Class II directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2012; Stephen P. Bradley, John G. Foos, and two former independent Allied World directors to serve as Class III directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2013; and Scott A. Carmilani, Richard S. Press, Michael C. Sapnar, and one former independent Allied World director to serve as Class I directors to hold office commencing upon the completion of the merger and ending upon TransAllied’s Annual Shareholder Meeting in 2014.

TRANSALLIED GROUP HOLDINGS, AG
FOURTH AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

The Allied World board of directors proposes approval of a fourth amendment to and restatement of the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan. Allied World’s board of directors unanimously approved the Fourth Amended and Restated 2004 Stock Incentive Plan (which is referred to as the “Amended Plan” for purposes of this proposal only) on June 30, 2011, and recommends that Allied World’s shareholders approve and adopt the Amended Plan. If approved by the Allied World’s shareholders, the Amended Plan will become effective upon, and subject to, the closing of the merger.

On December 1, 2010, in connection with and pursuant to Allied World’s redomestication, Allied World assumed the Allied World Assurance Company Holdings, Ltd Second Amended and Restated 2004 Stock Incentive Plan from Allied World Assurance Company Holdings, Ltd, the former publicly-traded Bermuda holding company, and amended and restated the Second Amended and Restated 2004 Stock Incentive Plan and renamed it the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan (which is referred to as the “Current Plan” for purposes of this proposal only) to reflect such assumption.

Allied World’s board of directors recommends approval of the Amended Plan to:

•	Increase by 2,000,000 shares (from 2,000,000 to 4,000,000) the total number of registered shares that may be issued under the Current Plan;

•	Extend the termination date from May 8, 2018 to June 30, 2021, after which date no awards may be granted;

•	Replace references to Allied World Assurance Company Holdings, AG with references to TransAllied Group Holdings, AG and references to Allied World registered shares with references to TransAllied Group Holdings, AG registered shares; and

•	Permit the grant of performance-based awards that qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the chief executive officer and to certain other executive officers whose compensation is required to be reported to pursuant to the Exchange Act by reason of being among the four most highly paid executive officers. The Amended Plan is designed to qualify performance-based awards as “qualified performance-based compensation” to ensure that the tax deduction is available to the combined company and its subsidiaries.

The Allied World board of directors adopted this amendment in order to ensure that the combined company can continue to grant equity-based awards following the completion of the proposed merger at levels determined appropriate by the combined company’s board of directors or a committee thereof (the “committee”). As of July 31, 2011, awards covering an aggregate of 699,787 registered shares were outstanding under the Current Plan, and only 280,183 Allied World shares remained available for grant under the Current Plan. Subject to Allied World’s shareholders approving this proposal, an aggregate of 2,979,970 Allied World shares will be reserved for issuance under the Amended Plan.

The following summary of the Amended Plan is qualified in its entirety by express reference to the text of the Amended Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus. For more information about Allied World’s Current Plan, please see Item 15 of Allied World’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Note 12 to Allied World’s Consolidated Financial Statements included in Allied World’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The changes discussed above are the only changes being proposed to the Current Plan.

General

The purposes of the Amended Plan are to attract, retain, and motivate officers, directors, employees (including prospective employees), consultants, and others who may perform services for the combined company, to compensate them for their contributions to the long-term growth and profits of the combined company and to encourage them to acquire a proprietary interest in the success of the combined company. Allied World’s board of directors believes that the Amended Plan furthers these purposes by making available sufficient shares to permit future awards by the committee as a part of the combined company’s compensation program and believes that the Amended Plan is important to the success of the combined company.

As of July 31, 2011, approximately 690 individuals would be eligible to participate in the Amended Plan. The closing price of Allied World’s shares on the NYSE on the last trading day prior to July 31, 2011, was $54.45 per share.

Administration

As with the Current Plan, the Amended Plan will be administered by the committee, which, pursuant to the proposed amendment, will be composed of not less than two “outside directors” (within the meaning of Section 162(m)) and will have the authority to establish rules and regulations for the administration of the Amended Plan; to take any action in connection with the Amended Plan that it deems necessary or advisable; to determine who shall receive awards and the terms, conditions, restrictions, and performance goals relating to any award; to amend any outstanding awards; to determine whether, to what extent, and under what circumstances and methods awards may be settled, cancelled, forfeited or suspended; to determine whether awards may be settled in Allied World shares or cash or other property; to determine performance goals no later than such time as is required to ensure that an underlying award which is intended to comply with the requirements of Section 162(m), so complies, and to determine whether amounts payable under an award may be deferred. The determination of the committee on all matters relating to the Amended Plan will be final and binding.

Awards; Adjustments

As with the Current Plan, the Amended Plan provides for the grant of restricted registered shares, restricted share units, dividend equivalent rights, and other equity-based or equity-related awards. The terms and conditions of any such awards granted under the Amended Plan are set out in award agreements between the combined company and the individuals receiving such awards. No options to purchase Allied World shares may be granted under the Amended Plan.

Restricted Allied World Shares.  The committee may grant or offer for sale restricted registered shares, which shall be subject to a minimum vesting period of one year from the date of grant or purchase, except in the case of an earlier termination of employment due to death, disability, retirement at or after age 65, or a change in control of the combined company, or, pursuant to the proposed amendment, with respect to an award that the committee determines is performance-based.

Restricted Share Units.  A restricted share unit entitles the holder to one Allied World share (or cash or other property having the same value as one Allied World share) on the applicable date of settlement, subject to a minimum vesting period of one year from the date of grant or purchase, except in the case of an earlier termination of employment due to death, disability, or retirement at or after age 65, or a change in control of the combined company, or, pursuant to the proposed amendment, with respect to an award that the committee determines is performance-based. Holders of restricted share units are general unsecured creditors of the combined company until settlement of such units.

Dividend Equivalent Rights.  The committee may include with any award under the Amended Plan a dividend equivalent right entitling the grantee to receive amounts equal to all or a portion of the dividends that would be paid on the Allied World shares covered by such award if such shares had been held by the award-holder at the time of such dividend. Dividend equivalents may be paid to a grantee in cash, registered shares, or such other form as determined by the committee at the time of grant. Holders of dividend equivalent units are general unsecured creditors of the combined company until settlement of such units.

Performance Awards.  Pursuant to the proposed amendment, the committee may determine that the grant, vesting, or settlement of an award granted under the Amended Plan may be subject to the attainment of one or more performance goals. The performance metrics that may be applied to an award intended to qualify as “performance-based compensation” for purposes of Section 162(m) granted under the Amended Plan include: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders.

Other Equity-Based Awards.  The committee may grant other types of equity-based or equity-related awards (including the grant or offer for sale of unrestricted Allied World shares), subject to the terms and conditions as the committee shall determine.

As with the Current Plan, under the Amended Plan, the committee will have the authority to make appropriate adjustments to the number of Allied World shares authorized for issuance under the Amended Plan, the number of Allied World shares covered by each outstanding award and the type of property to which an award is subject, and, pursuant to the proposed amendment, the committee will also have the authority to adjust any applicable performance measures under any award, in each case in such manner as it deems appropriate to preserve the benefits intended to be made available to grantees of awards for any changes to the Allied World shares by reason of capital adjustments, such as stock splits and recapitalizations. In the event of a merger, amalgamation, consolidation, reorganization, liquidation or sale of a majority of the combined company’s securities, the committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of awards prior to such an event or the cancellation of awards in exchange for a payment based on the per-share consideration being paid in connection with the event. The Amended Plan provides that adjustments to awards that qualify as “qualified performance-based compensation” under Section 162(m) may not be made in a manner that would cause the modified award to result in a loss of deduction under Section 162(m), unless the committee specifically determines otherwise.

Shares Subject to the Amended Plan

Subject to Allied World’s shareholders approving this proposal, the total number of registered shares reserved for issuance under the Amended Plan will be 4,000,000. During any time that the combined company is subject to Section 162(m) of the Code, the maximum number of Allied World shares with respect to which awards may be granted to any individual in any one year shall not exceed the maximum number of registered shares available for issue under the Amended Plan. Allied World shares granted pursuant to the Amended Plan may be authorized but unissued Allied World shares or authorized and issued Allied World shares acquired by the combined company for the purposes of the Amended Plan.

Amendment and Termination

Except as otherwise provided in an award agreement, the combined company’s board of directors retains the right to suspend, discontinue, revise, or amend the Amended Plan without any grantee’s consent, including in any manner that may adversely affect a grantee’s rights with respect to an outstanding award. While the combined company’s board of directors retains the right to terminate the Amended Plan at any time as described above, in any case, the Amended Plan will, subject to Allied World’s shareholders approving this proposal, terminate on June 30, 2021.

Nonassignability; No Hedging

As with the Current Plan, no award to any person under the Amended Plan may be assigned, transferred, or hedged in any manner (except as expressly approved by the committee), other than by will or by the laws of descent and distribution, and all such awards shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Any assignment or transfer in violation of the applicable provisions of the Amended Plan shall be null and void, and any award that is hedged in any manner shall immediately be forfeited.

New Plan Benefits

The grant of awards under the Amended Plan is entirely within the discretion of the committee, and Allied World cannot forecast the extent to which such grants will be made in the future. Therefore, Allied World has omitted the tabular disclosure of the benefits or amounts allocated under the Amended Plan.

Allied World Equity Compensation Plan Information

The following table presents information concerning Allied World’s equity compensation plans as of December 31, 2010.

				Number of Securities
	Number of Securities			Remaining Available
	to be Issued		Weighted-Average	for Future Issuance
	Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in the First Column)

Equity compensation plans approved by Shareholders	2,123,817	(1)	$38.77	3,196,202	(3)
Equity compensation plans not approved by Shareholders	773,411	(2)	—	0	(4)

Total	2,897,228		$38.77	3,196,202

(1)	Represents 1,272,739 stock options granted under Allied World’s Third Amended and Restated 2001 Employee Stock Option Plan, which have a weighted average remaining contractual life of 6.8 years and 851,078 Allied World shares granted pursuant to restricted share units awarded under the Current Plan. The weighted average exercise price reported in column (b) does not take the restricted share units into account.

(2)	Represents 773,411 performance shares granted under Allied World’s Third Amended and Restated Long-Term Incentive Plan (the “LTIP”). The LTIP provides for performance-based equity awards representing the right to receive a number of Allied World shares in the future, based upon the achievement of established performance criteria during the applicable three-year performance period. The performance-based equity awards granted under the LTIP do not have an exercise price.

(3)	Represents 1,810,557 Allied World shares available for future grants in the form of options under Allied World’s Third Amended and Restated 2001 Employee Stock Option Plan, 443,644 Allied World shares available for future grants in the form of restricted share units under the Current Plan and 942,001 Allied World shares available for future purchases under Allied World’s Amended and Restated 2008 Employee Share Purchase Plan.

(4)	As of December 31, 2010, there were no Allied World shares remaining for issuance under the LTIP. For more information about the LTIP, please see Note 12 to Allied World’s Consolidated Financial Statements included in Allied World’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Allied World and Transatlantic Equity Compensation Plan Information

The following table presents information concerning Allied World’s plans, as reflected in the prior table, and Transatlantic’s equity compensation plans as of July 31, 2011.

The information in the following table assumes that the merger was consummated on July 31, 2011 and immediately prior to the population of the table, such that (x) the number of Transatlantic securities underlying outstanding awards, (y) the number of Transatlantic securities available for future issuance, and (z) the weighted average exercise prices of outstanding Transatlantic awards, have been adjusted or converted in accordance with the merger agreement (as described in more detail under the caption “The Merger — Treatment of Transatlantic Stock Options and Other Long-Term Incentive Awards”).

				Number of Securities
	Number of Securities			Remaining Available
	to be Issued		Weighted-Average	for Future Issuance
	Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in the First Column)

Equity compensation plans approved by Allied World Shareholders	2,298,217	(1)	$45.65	2,560,782	(3)
Equity compensation plans not approved by Allied World Shareholders	4,582,840	(2)	$71.58	1,287,621	(4)

Total	6,881,057		$59.32	3,848,403

(1)	Represents 1,598,430 stock options granted under Allied World’s Third Amended and Restated 2001 Employee Stock Option Plan, which have a weighted average remaining contractual life of 7.28 years and 699,787 Allied World shares granted pursuant to restricted share units awarded under Allied World’s Current Plan. The weighted average exercise price reported in column (b) does not take the restricted share units into account.

(2)	Represents 462,015 performance shares granted under the LTIP, 1,781,872 stock options granted under the Transatlantic Holdings, Inc. 2000 Stock Option Plan, which have a weighted average remaining contractual life of 3.09 years, and 2,338,953 service and performance restricted stock units granted under the Transatlantic Holdings, Inc. 2003 Stock Incentive Plan, Transatlantic Holdings, Inc. 2008 Non-Employee Directors’ Stock Plan, and the Transatlantic Holdings, Inc. 2009 Long Term Equity Incentive Plan. Transatlantic’s 2000 Stock Option Plan, 2003 Stock Incentive Plan, 2008 Non-Employee Directors’ Stock Plan, and 2009 Long Term Equity Incentive Plan were previously approved by Transatlantic’s shareholders, and future grants under these plans will only be made to persons who were employees of Transatlantic prior to the merger. The LTIP provides for performance-based equity awards representing the right to receive a number of Allied World shares in the future, based upon the achievement of established performance criteria during the applicable three-year performance period. The weighted average exercise price reported in column (b) does not take the performance-based equity awards granted under the LTIP, the Transatlantic service restricted stock units, or the Transatlantic performance restricted stock units into account.

(3)	Represents 1,351,168 registered shares available for future grants in the form of options under Allied World’s Third Amended and Restated 2001 Employee Stock Option Plan, 280,183 Allied World shares available for future grants in the form of restricted share units under the Current Plan and 929,431 Allied World shares available for future purchases under Allied World’s Amended and Restated 2008 Employee Share Purchase Plan.

(4)	Represents 56,818 shares available for future grants in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and share awards under the Transatlantic Holdings, Inc. 2009 Long Term Equity Incentive Plan, 39,541 shares available for future grants in the form of equity-based or equity-related awards granted to non-employee directors under the Transatlantic Holdings, Inc. 2008 Non-Employee Directors’ Stock Plan, 1,103,262 shares available for future purchases under the Transatlantic Holdings, Inc. 1990 Employee Stock Purchase Plan, as amended (to which there were 23,476 shares subject to purchase as of July 31, 2011), and 88,000 shares available for future purchases under the Transatlantic Holdings, Inc. 2010 U.K. Sharesave Plan (to which there were 3,960 shares subject to purchase as of July 31, 2011). As of July 31, 2011, there were no shares remaining for issuance under the LTIP. Transatlantic’s 1990 Employee Stock Purchase Plan and 2010 U.K. Sharesave Plan were previously approved by Transatlantic’s shareholders, and future grants under these plans will only be made to persons who were employees of Transatlantic prior to the merger. For more information about the LTIP, please see Note 12 to Allied World’s Consolidated Financial Statements included in Allied World’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Pursuant to NYSE guidelines, the approval of the Stock Incentive Plan proposal, specifically the increase of the shares reserved for issuance thereunder, requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Allied World Special Shareholder Meeting, provided that the total votes cast on this proposal represent over 50% of the outstanding Allied World shares entitled to vote on this proposal. Votes “for,” votes “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast for this purpose. All outstanding Allied World shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which we refer to as the “NYSE votes cast”, must be greater than 50% of the total outstanding Allied World shares. The number of votes “for” the proposal must be greater than 50% of the NYSE votes cast.

The Allied World board of directors unanimously recommends a vote “FOR” the proposal to approve the adoption of the Amended Plan effective upon completion of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to U.S. holders (as defined below) that hold their shares of Transatlantic common stock as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address the tax consequences applicable to Transatlantic stockholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to any particular U.S. holder or U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	certain U.S. expatriates;

•	tax-exempt organizations;

•	pass-through entities and persons that are investors in a pass-through entity;

•	persons that are subject to alternative minimum tax;

•	persons that hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of Transatlantic common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the U.S. dollar; or

•	persons that acquired their shares of Transatlantic common stock upon the exercise of stock options or otherwise as compensation.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Transatlantic common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Transatlantic common stock and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger, nor does it address the tax consequences of the ownership or disposition of Allied World shares acquired in the merger.

TRANSATLANTIC STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

For purposes of this discussion, a “U.S. holder” means a holder of Transatlantic common stock that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or an entity treated as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration over which a United States court can exercise primary supervision and the substantial decisions of which one or more United States persons have the authority to control or (ii) that has a valid election in effect to be treated as a United States person.

Consequences of the Merger

The receipt of Allied World shares in exchange for shares of Transatlantic common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that receives Allied World shares in exchange for shares of Transatlantic common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of the fair market value of the Allied World shares received as of the effective time of the merger and the amount of cash, if any, received in lieu of fractional shares and (ii) the holder’s adjusted tax basis in the shares of Transatlantic common stock exchanged for the Allied World shares pursuant to the merger. Any gain or loss would be long-term capital gain or loss if the holder’s holding period in the shares of Transatlantic common stock exceeds one year at the effective time of the merger. Long-term capital gains of noncorporate U.S. holders (including individuals) generally are eligible for preferential rates of U.S. federal income tax. There are limitations on the deductibility of capital losses under the Code. No gain or loss will be recognized by Allied World shareholders as a consequence of the merger.

A U.S. holder’s tax basis in Allied World shares received in the merger will equal the fair market value of the shares as of the effective time of the merger. A U.S. holder’s holding period in the Allied World shares received in the merger will begin on the day after the completion of the merger.

Backup Withholding

Backup withholding, currently at a rate of 28%, may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder of Transatlantic common stock that (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 included in the letter of transmittal to be delivered to holders of Transatlantic common stock prior to completion of the merger, (2) provides a certification of non-U.S. status on the applicable IRS Form W-8 (typically IRS Form W-8BEN) or appropriate successor form or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Please consult your own tax advisor to see if you qualify for exemption from backup withholding and, if so, to understand the procedure for obtaining that exemption.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, TRANSATLANTIC STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATION, INCLUDING THE APPLICABILITY OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, OR LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

ACCOUNTING TREATMENT

Each of Transatlantic and Allied World prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Transatlantic treated as the accounting acquirer of Allied World. Accordingly, the assets, liabilities and commitments of Allied World, the accounting acquiree, are adjusted to their estimated fair value. Under the acquisition method of accounting, intangible assets are amortized over their remaining useful lives and tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information (“pro forma financial information”) that follows combines the historical accounts of Transatlantic and Allied World. The Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2011 shows the consolidated financial position of Transatlantic and Allied World as if the merger of the two companies had occurred on that date. The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2010 and for the three months ended March 31, 2011 reflect the companies’ consolidated results as if the merger had occurred as of January 1, 2010. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger, and with respect to the statement of operations only, expected to have a continuing impact on consolidated results of operations. These pro forma financial statements should be read in conjunction with:

•	The accompanying notes to the pro forma financial statements;

•	Transatlantic’s and Allied World’s separate unaudited historical condensed consolidated financial statements and notes as of and for the three months ended March 31, 2011 included in their respective March 31, 2011 Quarterly Reports on Form 10-Q; and

•	Transatlantic’s and Allied World’s separate audited historical consolidated financial statements and notes as of and for the year ended December 31, 2010 included in their respective 2010 Annual Reports on Form 10-K.

The pro forma financial information has been prepared for illustrative purposes only. The pro forma adjustments are based on estimates using information available at this time. The pro forma financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated, and include pro forma adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The financial position and results of operations shown therein are not necessarily indicative of what the past financial position and results of operations of the combined companies would have been nor indicative of the financial position and results of operations of the post-merger periods. The pro forma financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The pro forma financial information has been prepared using the acquisition method of accounting with Transatlantic treated as the accounting acquirer. Accordingly, the assets, liabilities and commitments of Allied World, the accounting acquiree, are adjusted to their estimated March 31, 2011 fair values. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation. Accordingly, actual adjustments to the Consolidated Balance Sheet and Statements of Operations will differ, perhaps materially, from those reflected in the pro forma financial information because the assets and liabilities of Allied World will be recorded at their respective fair values on the date the merger is consummated and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger.

Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2011

	Historical		Pro Forma
	Transatlantic	Allied World	Adjustments	Pro Forma	Notes
	(In thousands of U.S. dollars)
	(Unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$1,188,705	$—	$—	$1,188,705
Available for sale, at fair value	10,893,804	543,808	—	11,437,612
Trading, at fair value	—	5,960,830	—	5,960,830
Equities:
Available for sale, at fair value	600,113	—	—	600,113
Trading, at fair value	—	271,057	—	271,057
Other investments, trading, at fair value	—	469,999	—	469,999
Other invested assets	256,193	—	—	256,193
Short-term investments, at cost (approximates fair value)	213,235	—	—	213,235

Total investments	13,152,050	7,245,694	—	20,397,744
Cash and cash equivalents	331,307	693,980	(13,765)	1,011,522	2	(a)
Restricted cash	—	52,022	—	52,022
Accrued investment income	147,838	41,328	—	189,166
Premium balances receivable, net	784,260	569,836	(2,427)	1,351,669	2	(b)
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	882,007	975,523	(66,363)	1,791,167	2	(c)
Deferred policy acquisition costs	268,484	113,097	(113,097)	268,484	2	(d)
Goodwill	—	268,376	(268,376)	—	2	(e)
Prepaid reinsurance premiums	81,800	175,348	(8,926)	248,222	2	(f)
Balances receivable on sale of investments	—	363,151	—	363,151
Deferred tax assets, net	460,134	20,618	12,674	493,426	2	(g)
Intangible assets	—	56,109	220,602	276,711	2	(h)
Other assets	227,502	93,697	9,281	330,480	2	(i)

Total assets	$16,335,382	$10,668,779	$(230,397)	$26,773,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$9,773,978	$5,100,643	$(66,363)	$14,808,258	2	(j)
Unearned premiums	1,321,276	1,096,260	(8,926)	2,408,610	2	(k)
Balances payable on sale of investments	—	567,918	—	567,918
Senior notes	1,005,683	797,761	58,446	1,861,890	2	(l)
Reinsurance balances payable	89,740	91,852	(2,427)	179,165	2	(m)
Other liabilities	103,332	63,392	36,400	203,124	2	(n)

Total liabilities	12,294,009	7,717,826	17,130	20,028,965

Common stock	67,838	600,055	829,367	1,497,260	2	(o)
Additional paid-in capital	317,731	75,166	604,596	997,493	2	(p)
Treasury stock, at cost	(244,722)	(127,053)	244,722	(127,053)	2	(q)
Retained earnings	3,785,736	2,369,822	(1,893,249)	4,262,309	2	(r)
Accumulated other comprehensive income	114,790	32,963	(32,963)	114,790	2	(s)

Total shareholders’ equity	4,041,373	2,950,953	(247,527)	6,744,799

Total liabilities and shareholders’ equity	$16,335,382	$10,668,779	$(230,397)	$26,773,764

Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2011

	Historical		Pro Forma
	Transatlantic	Allied World	Adjustments	Pro Forma	Notes
	(In thousands of U.S. dollars, except shares outstanding and per share data)
	(Unaudited)

Revenues:
Net premiums written	$1,043,824	$480,871	$—	$1,524,695
Increase in net unearned premiums	(86,995)	(145,995)	—	(232,990)

Net premiums earned	956,829	334,876	—	1,291,705

Net investment income	106,840	50,208	(1,281)	155,767	2	(t)

Realized net capital gains:
Total other-than-temporary impairments	(1,500)	—	—	(1,500)
Less: Total other-than-temporary impairments recognized in other comprehensive income (loss)	—	—	—	—

Other-than-temporary impairments charged to earnings	(1,500)	—	—	(1,500)
Other realized net capital gains	56,912	50,818	—	107,730

Total realized net capital gains	55,412	50,818	—	106,230

Loss on early extinguishment of debt	(1,179)	—	—	(1,179)

Total revenues	1,117,902	435,902	(1,281)	1,552,523

Expenses:
Net losses and loss adjustment expenses	1,169,052	304,452	—	1,473,504
Acquisition costs	208,841	38,082	—	246,923
Other underwriting expenses	36,725	67,956	(1,152)	103,529	2	(u)
Interest on senior notes	16,894	13,742	(2,541)	28,095	2	(v)
Other expenses, net	7,152	767	685	8,604	2	(w)

Total expenses	1,438,664	424,999	(3,008)	1,860,655

(Loss) income before income taxes	(320,762)	10,903	1,727	(308,132)
Income taxes (benefits)	(130,610)	2,283	—	(128,327)

Net (loss) income	$(190,152)	$8,620	$1,727	$(179,805)

Net (loss) income per common share:
Basic	$(3.05)	$0.23	n/m	$(1.93)
Diluted	(3.05)	0.21	n/m	(1.93)
Dividends per common share	0.21	—	n/m	—
Weighted average common shares outstanding:
Basic	62,364,635	38,199,867	n/m	93,213,924
Diluted	62,364,635	40,383,523	n/m	93,213,924	3

n/m — not meaningful

Pro Forma Condensed Consolidated Statement of Operations
For the Twleve Months Ended December 31, 2010

	Historical		Pro Forma
	Transatlantic	Allied World	Adjustments	Pro Forma	Notes
	(In thousands of U.S. dollars, except shares outstanding and per share data)
	(Unaudited)

Revenues:
Net premiums written	$3,881,693	$1,392,455	$—	$5,274,148
Increase in net unearned premiums	(23,073)	(32,907)	—	(55,980)

Net premiums earned	3,858,620	1,359,548	—	5,218,168

Net investment income	473,547	244,143	(5,125)	712,565	2	(t)

Realized net capital gains:
Total other-than-temporary impairments	(14,685)	(168)	—	(14,853)
Less: Total other-than-temporary impairments recognized in other comprehensive income (loss)	6,713	—	—	6,713

Other-than-temporary impairments charged to earnings	(7,972)	(168)	—	(8,140)
Other realized net capital gains	38,073	285,168	—	323,241

Total realized net capital gains	30,101	285,000	—	315,101

Loss on early extinguishment of debt	(115)	—	—	(115)

Total revenues	4,362,153	1,888,691	(5,125)	6,245,719

Expenses:
Net losses and loss adjustment expenses	2,681,774	707,883	—	3,389,657
Acquisition costs	929,922	159,489	—	1,089,411
Other underwriting expenses	177,624	286,557	3,543	467,724	2	(u)
Interest on senior notes	68,272	40,242	(8,867)	99,647	2	(v)
Other expenses, net	31,773	2,570	111,949	146,292	2	(w)

Total expenses	3,889,365	1,196,741	106,625	5,192,731

Income before income taxes	472,788	691,950	(111,750)	1,052,988
Income taxes	70,587	26,945	—	97,532

Net income	$402,201	$665,005	$(111,750)	$955,456

Net income per common share:
Basic	$6.28	$14.30	n/m	$9.27
Diluted	6.19	13.32	n/m	8.93
Dividends per common share	0.83	1.05	n/m	1.05
Weighted average common shares outstanding:
Basic	64,091,749	46,491,279	n/m	103,025,196
Diluted	64,930,185	49,913,317	n/m	107,045,083

n/m - not meaningful

Notes to the Pro Forma Condensed
Consolidated Financial Information
(Unaudited)

Note 1 —	Pro Forma Basis of Presentation

On June 12, 2011, Transatlantic and Allied World agreed to a “merger of equals” business combination (the “merger”) and have entered into an Agreement and Plan of Merger, as further discussed herein.

The unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2011 has been prepared to illustrate the pro forma effects of the merger as if it had occurred on March 31, 2011. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2011 and for the twelve months ended December 31, 2010 have been prepared to illustrate the pro forma effects of the merger as if it had occurred at January 1, 2010.

The pro forma financial information has been prepared using the acquisition method of accounting under accounting principles generally accepted in the United States of America. Based on the relative voting interests of Transatlantic stockholders and Allied World shareholders, the composition of the combined company’s board of directors, senior management of the merged entity, the relative size of Transatlantic’s and Allied World’s shareholders’ equity, revenue and market capitalization, and other factors, it was determined that Transatlantic is the acquiring entity for accounting purposes. Accordingly, under acquisition method accounting, the assets, liabilities and commitments of Allied World, the accounting acquiree, are adjusted to their fair value. For purposes of the pro forma financial information, preliminary consideration has also been given to the impact of conforming Allied World’s accounting policies to those of Transatlantic. The pro forma financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions. Also, possible adjustments related to restructuring charges are yet to be determined and are not reflected in the pro forma financial information.

The preliminary unaudited pro forma adjustments represent estimates based on information available at this time. Actual adjustments to the Consolidated Balance Sheet and Statements of Operations will differ, perhaps materially, from those reflected in the pro forma financial information because the assets and liabilities of Allied World will be recorded at their respective fair values on the date the merger is consummated and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger.

The pro forma financial information included herein is subject to other updates as additional information becomes available and as additional analyses are performed. The final acquisition accounting will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of Allied World’s tangible and identifiable intangible assets and liabilities. Accordingly, the final acquisition method accounting adjustments, including those needed to conform Allied World’s accounting policies to those of Transatlantic, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of Allied World’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the amount of gain on bargain purchase and may impact the consolidated statement of operations due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2 —	Pro Forma Adjustments

Upon completion of the merger, Transatlantic stockholders will receive 0.88 Allied World shares for each share of Transatlantic common stock that they own. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.

The pro forma financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated and include adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The financial position and results of operations shown therein are not necessarily

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

indicative of what the past financial position and results of operations of the combined companies would have been nor indicative of the financial position and results of operations of the post-merger periods. The pro forma financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The following pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities and commitments which Transatlantic, as the acquirer for accounting purposes, acquired from Allied World. The descriptions related to these preliminary adjustments are as follows (in thousands of U.S. dollars):

		Increase
		(Decrease)
		as of
Pro Forma Condensed Consolidated Balance Sheet Adjustments		March 31, 2011

Assets:
(a)	Adjustments to cash and cash equivalents:
	1. Recording of estimated merger transaction expenses that will be paid by Transatlantic prior to the closing of the merger (also see pro forma balance sheet adjustment (n) for additional estimated merger transaction expenses that will be paid by TransAllied after the closing of the merger)	$(8,335)
	2. Recording of estimated merger transaction expenses that will be paid by Allied World prior to the closing of the merger (also see pro forma balance sheet adjustment (n) for additional estimated merger transaction expenses that will be paid by TransAllied after the closing of the merger)	(3,225)
	3. Recording the costs of Allied World’s purchase, pursuant to the merger agreement, of 45,000 shares of Transatlantic common stock in connection with the merger	(2,205)

	Total adjustments to cash and cash equivalents	(13,765)

(b)	Adjustment to reflect the settlement of balances related to the cancellation of reinsurance contracts between Transatlantic and Allied World upon closing of the merger.	(2,427)

(c)	Adjustment to reflect the settlement of balances related to the cancellation of reinsurance contracts between Transatlantic and Allied World upon closing of the merger.	(66,363)

(d)	Adjustment of Allied World’s deferred acquisition costs to their estimated fair value	(113,097)

(e)	Elimination of Allied World’s carried goodwill	(268,376)

(f)	Adjustment to reflect the settlement of balances related to the cancellation of reinsurance contracts between Transatlantic and Allied World upon closing of the merger.	(8,926)

(g)	Adjustment of deferred tax assets, net, related to pro forma adjustments	12,674

(h)	Adjustments to intangible assets:
	1. Elimination of Allied World’s intangible assets	(56,109)
	2. Intangible asset resulting from the adjustment for the difference between the estimated fair value and the historical carrying value of Allied World’s unpaid losses and loss adjustment expenses net of related reinsurance recoverable (“net loss reserves”). The estimated fair value consists of the present value of the net loss reserves plus a risk premium.	(63,289)

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

		Increase
		(Decrease)
		as of
Pro Forma Condensed Consolidated Balance Sheet Adjustments		March 31, 2011

	3. Intangible asset resulting from the adjustment of unearned premiums to the estimated fair value of profit within Allied World’s unearned premiums, adjusted for a risk factor	250,000
	4. Addition of the estimated fair value of identifiable intangible assets resulting from the merger. This amount consists primarily of renewal rights and customer relationships, with the balance comprised of internally developed software, licenses and trademarks.	90,000

	Total adjustments to intangible assets	220,602

(i)	Adjustments to other assets:
	1. Elimination of deferred debt issuance costs of Allied World’s senior notes	(5,411)
	2. Adjustment to record the current income tax recoverable on pro forma adjustments	14,692

	Total adjustments to other assets	9,281

	Total adjustments to assets	$(230,397)

Liabilities:
(j)	Adjustment to reflect the settlement of balances related to the cancellation of reinsurance contracts between Transatlantic and Allied World upon closing of the merger.	$(66,363)

(k)	Adjustment to reflect the settlement of balances related to the cancellation of reinsurance contracts between Transatlantic and Allied World upon closing of the merger.	(8,926)

(l)	Adjustment of Allied World’s senior notes to their estimated fair value	58,446

(m)	Adjustment to reflect the settlement of balances related to the cancellation of reinsurance contracts between Transatlantic and Allied World upon closing of the merger.	(2,427)

(n)	Adjustments to other liabilities to reflect recording of estimated merger transaction expenses that will be paid by TransAllied after the closing of the merger (also see pro forma balance sheet adjustment (a)1 and (a)2 for additional estimated merger transaction expenses that will be paid by Transatlantic prior to the closing of the merger)	36,400

	Total adjustments to other liabilities	36,400

	Total adjustments to liabilities	17,130

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

		Increase
		(Decrease)
		as of
Pro Forma Condensed Consolidated Balance Sheet Adjustments		March 31, 2011

Shareholders’ equity:
(o)	Adjustments to common stock:
	1. Adjustment to reflect the elimination of Transatlantic common stock	(67,838)
	2. Adjustment to reflect the issuance of Allied World common shares	897,205

	Total adjustments to common stock	829,367

(p)	Adjustment to additional paid-in capital	604,596

(q)	Adjustment to eliminate Transatlantic’s treasury stock	244,722

(r)	Adjustments to retained earnings:
	1. Adjustment to reflect the elimination of Allied World’s retained earnings	(2,369,822)
	2. Adjustment to record Transatlantic’s estimated transaction costs resulting from the merger, net of tax	(19,653)
	3. Adjustment to record gain on bargain purchase	496,226

	Total adjustments to retained earnings	(1,893,249)

(s)	Adjustment to eliminate Allied World’s accumulated other comprehensive income	(32,963)

	Total adjustments to shareholders’ equity	(247,527)

	Total adjustments to liabilities and shareholders’ equity	$(230,397)

		Increase (Decrease) for the:
		Three Months Ended	Year Ended
Pro Forma Condensed Consolidated Statement of Operations Adjustments		March 31, 2011	December 31, 2010

(t)	Adjustment to amortization expense on Allied World’s fixed maturities available for sale resulting from the adjustment of amortized cost to the acquisition date fair value	$(1,281)	$(5,125)

	Total adjustments to revenues	(1,281)	(5,125)

(u)	Adjustment to reflect the change in stock-based compensation expense related to the change in fair value and modifications to Allied World’s stock based compensation resulting from the merger	(1,152)	3,543

(v)	Net reduction of interest on senior notes related to the amortization of the fair value adjustment on Allied World’s senior notes	(2,541)	(8,867)

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

		Increase (Decrease) for the:
		Three Months Ended	Year Ended
Pro Forma Condensed Consolidated Statement of Operations Adjustments		March 31, 2011	December 31, 2010

(w)	Adjustments to other expenses, net:
	1. Amortization of intangible asset from the adjustment of Allied World’s unpaid losses and loss adjustment expenses for the difference between the estimated fair value and historical carrying value	(2,288)	(18,343)
	2. Amortization of intangible asset resulting from the adjustment of Allied World’s unearned premiums to fair value	2,261	127,858
	3. Change in amortization of all other intangible assets	712	2,434

	Total adjustments to other expenses, net	685	111,949

	Total adjustments to expenses	(3,008)	106,625

	Total adjustments to net income	$1,727	$(111,750)

The tax impact of pro forma adjustments is estimated in the aggregate on each pro forma financial statement based on the applicable tax impact on the entity that is expected to sustain the related pre-tax charge or benefit. The pro forma tax adjustments, however, do not reflect the potential tax impact that the revised legal structure or other post-merger actions may have on taxes incurred after the merger.

Following the merger, the merging entities anticipate that the relationship of the combined companies’ gross premiums written to net premiums written and its practices related to the purchase of reinsurance protection will more closely align with the gross to net premiums written relationship and practices presently followed by Transatlantic. Such practices govern the level of exposures retained, type and financial standing of approved reinsurers and nature of reinsurance protection purchased. Given the enhanced capital base of the combined companies, it is expected that there will be a reduced need for the combined companies to purchase ceded reinsurance coverage in the future.

In the accompanying Pro Forma Condensed Consolidated Balance Sheet, the preliminary estimate of the purchase price has been calculated by using the closing quoted market price per share of Transatlantic common stock on June 30, 2011. This amount of consideration will be adjusted subsequently to reflect the closing quoted market price of Transatlantic common stock as of the merger’s effective date.

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

Calculation of Preliminary Estimated Purchase Price

Shares of Transatlantic common stock outstanding as of March 31, 2011 (in millions)	62.5
Shares of Transatlantic common stock purchased by Allied World pursuant to the merger agreement (in millions)	(0.1)

Adjusted Transatlantic common stock outstanding as of March 31, 2011 (in millions)	62.4
Exchange ratio	0.88

Exchange ratio adjusted Transatlantic (in millions)	54.9

Allied World common shares outstanding as of March 31, 2011 (in millions)	37.9
Allied World stock-based compensation vesting at closing of the merger (in millions)	0.2

Adjusted Allied World shares outstanding at March 31, 2011 (in millions)	38.1

Pro forma common shares outstanding (in millions)	93.0

Adjusted Allied World common shares outstanding as of March 31, 2011 (in millions)	38.1
Divided by the exchange ratio	0.88
Multiplied by Transatlantic’s closing stock price on June 30, 2011	$49.01

Estimated purchase price before adjustments for the fair value of 45,000 shares of Transatlantic common stock purchased by Allied World pursuant to the merger agreement and stock-based compensation (in millions of U.S. dollars)	$2,120.4
Estimated fair value of 45,000 shares of Transatlantic common stock purchased by Allied World pursuant to the merger agreement (in millions of U.S dollars)	(2.2)
Estimated portion of the fair value of Allied World stock-based compensation outstanding as of March 31, 2011 attributable to pre-merger service (in millions of U.S dollars)	108.7

Estimated purchase price (in millions of U.S. dollars)	$2,226.9

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

The determination of the gain on bargain purchase as of March 31, 2011 based upon the acquisition method of accounting is as follows (in millions of U.S. dollars):

Allied World shareholders’ equity at March 31, 2011	$2,951.0
Less estimated fair value of 45,000 shares of Transatlantic common stock purchased by Allied World pursuant to the merger agreement	(2.2)

Net book value of net assets acquired prior to fair value adjustments	2,948.8
Preliminary adjustments for fair value:
Reduction of Allied World’s deferred acquisition costs to fair value	(113.1)
Reduction of Allied World’s goodwill to fair value	(268.4)
Increase in Allied World’s deferred tax assets, net, to fair value	12.7
Reduction in intangible assets for the fair value of Allied World’s unpaid losses and loss adjustment expenses	(63.3)
Increase in intangible assets for the fair value of Allied World’s unearned premiums	250.0
Increase in other intangible assets to fair value	33.9
Reduction of Allied World’s deferred debt issuance costs to fair value	(5.4)
Increase of Allied World’s senior notes to fair value	(58.5)
Adjustment to record estimated transaction costs incurred by Allied World from the merger	(17.7)
Increase in other assets for income taxes recoverable related to pro forma adjustments	4.1

Fair value of net assets acquired	2,723.1
Estimated purchase price	2,226.9

Gain on bargain purchase	$(496.2)

The preliminary estimated gain on bargain purchase upon closing of the merger is reflected as an increase in retained earnings in the pro forma balance sheet. The preliminary gain on bargain purchase results from the acquisition date fair value of Allied World’s identifiable net assets acquired exceeding the estimated purchase price. This bargain purchase determination is consistent with the fact that in recent periods, Allied World’s shares, as well as shares of certain other insurance and reinsurance companies, including Transatlantic, have traded at a significant discount to book value per common share. The preliminary gain on bargain purchase will be adjusted based upon the final accounting as of the closing date of the merger.

The price of Transatlantic common stock used in preparing the pro forma financial information was $49.01, based on the closing price of Transatlantic common stock on June 30, 2011. The effect of an increase (decrease) of $1.00 per share of the price of Transatlantic common stock would be to decrease (increase) the pro forma gain on bargain purchase and to increase (decrease) additional paid-in capital by $43 million, reflecting the increase (decrease) in the estimated purchase price. There would be no impact on the pro forma book value per share and pro forma basic and diluted net (loss) income per share.

As discussed earlier, pro forma adjustments are based on certain estimates and assumptions made as of the date of the pro forma financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of Allied World’s assets, liability and commitments and operating results of Allied World between March 31, 2011 and the effective date of the merger. Transatlantic expects to make such adjustments at the effective date of the merger. These adjustments are likely to be different from the adjustments made to prepare the pro forma financial information and such differences may be material.

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

Note 3 —	Net (Loss) Income per Common Share

Pro forma net (loss) income per common share for the three months ended March 31, 2011 and for the year ended December 31, 2010 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis. The pro forma weighted average number of common shares outstanding was derived using Allied World’s historical weighted average common shares outstanding and Transatlantic’s historical weighted average common shares outstanding multiplied by the exchange ratio.

The following table sets forth the calculation of basic and diluted pro forma net loss per common share for the three months ended March 31, 2011:

	Three Months Ended
	March 31, 2011
	Basic	Diluted

Pro forma net loss (in thousands of U.S. dollars)	$(179,805)	$(179,805)

Weighted average common shares outstanding (in thousands):
Historical Transatlantic	62,365	62,365
Adjustment for shares of Transatlantic common stock purchased by Allied World pursuant to the merger agreement	(45)	(45)

Adjusted Transatlantic weighted average common shares outstanding	62,320	62,320
Exchange ratio	0.88	0.88

Exchange ratio adjusted Transatlantic	54,841	54,841
Historical Allied World	38,200	40,384
Adjustment for anti-dilutive shares(1)	—	(2,184)
Allied World stock-based compensation vesting at closing of the merger	173	173

Pro forma(2)	93,214	93,214

Pro forma net loss per common share (in U.S. dollars)	$(1.93)	$(1.93)

(1)	Due to the pro forma net loss, the potential shares included in historical Allied World are excluded from the pro forma net loss per share calculation.

(2)	If there was pro forma net income for the three months ended March 31, 2011, weighted average diluted shares outstanding would have been 96,067.

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

The following table sets forth the calculation of basic and diluted pro forma net income per common share for the year ended December 31, 2010:

	Year Ended
	December 31, 2010
	Basic	Diluted

Pro forma net income (in thousands of U.S. dollars)	$955,456	$955,456

Weighted average common shares outstanding (in thousands):
Historical Transatlantic	64,092	64,930
Adjustment for shares of Transatlantic common stock purchased by Allied World pursuant to the merger agreement	(45)	(45)

Adjusted Transatlantic weighted average common shares outstanding	64,047	64,885
Exchange ratio	0.88	0.88

Exchange ratio adjusted Transatlantic	56,361	57,099
Historical Allied World	46,491	49,913
Allied World stock-based compensation vesting at closing of the merger	173	33

Pro forma	103,025	107,045

Pro forma net income per common share (in U.S. dollars)	$9.27	$8.93

Note 4 —	Debt

The historical and pro forma debt of Transatlantic and Allied World is summarized as follows:

	As of March 31, 2011
	Historical	Historical
	Transatlantic	Allied World	Pro Forma
	(In millions of U.S. Dollars)

5.75% Debt due December 14, 2015	$665.3	$—	$665.3
8.00% Debt due November 30, 2039	340.4	—	340.4
7.50% Debt due August 1, 2016	—	499.1	558.6
5.50% Debt due November 1, 2020	—	298.7	297.6

	$1,005.7	$797.8	$1,861.9

Notes to the Pro Forma Condensed
Consolidated Financial Information — (Continued)

Note 5 —	Book Value per Common Share

The following table sets forth the calculation of book value per share as of March 31, 2011. The pro forma number of common shares outstanding was determined as if the shares issued, pursuant to the merger, had been issued and outstanding as of March 31, 2011.

	As of March 31, 2011
	Historical
	Transatlantic	Allied World	Pro Forma

Shareholders’ equity (in thousands of U.S. dollars)	$4,041,373	$2,950,953	$6,744,799

Common shares outstanding (in thousands):
Historical Transatlantic	62,476		62,476

Adjustment for shares of Transatlantic common stock purchased by Allied World pursuant to the merger agreement			(45)

Adjusted Transatlantic common stock outstanding			62,431
Exchange ratio			0.88

Exchange ratio adjusted Transatlantic			54,939
Historical Allied World		37,900	37,900

Allied World stock-based compensation vesting at closing of the merger			172

Pro forma			93,011

Book value per common share (in U.S. dollars)	$64.69	$77.86	$72.52

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Allied World shares are listed for trading on the NYSE under the symbol “AWH.” Shares of Transatlantic common stock are listed for trading on the NYSE under the symbol “TRH.” The following table sets forth the closing sales prices per Allied World share and Transatlantic common stock, on an actual and equivalent per share basis, on the NYSE, on the following dates:

•	June 10, 2011, the last full trading day prior to the public announcement of the merger, and

•	, 2011, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

Transatlantic
			Transatlantic	Equivalent Per
	Allied World shares		Common Stock	Share(1)

June 10, 2011		$58.07	$44.01	$51.10
, 2011	$		$	$

(1)	The equivalent per share data for Transatlantic common stock has been determined by multiplying the market price of one Allied World share on each of the dates by the exchange ratio of 0.88.

The following table sets forth, for the periods indicated, the high and low sales prices per Allied World share and share of Transatlantic common stock on the NYSE composite transaction reporting system, respectively. For current price information, you should consult publicly available sources.

	Transatlantic				Allied World
Calendar Period	High		Low		High		Low

Year ended December 31, 2008
First Quarter		$73.76		$62.06		$50.24		$38.29
Second Quarter		$69.62		$56.47		$46.82		$39.08
Third Quarter		$66.95		$51.90		$42.93		$34.67
Fourth Quarter		$57.25		$30.17		$40.60		$21.00
Year ended December 31, 2009
First Quarter		$40.52		$26.16		$42.68		$32.23
Second Quarter		$46.83		$34.92		$41.32		$35.43
Third Quarter		$51.36		$41.48		$49.76		$39.93
Fourth Quarter		$56.42		$49.01		$49.31		$44.32
Year ended December 31, 2010
First Quarter		$54.25		$46.67		$47.05		$43.77
Second Quarter		$53.39		$44.08		$47.96		$40.60
Third Quarter		$51.50		$46.05		$57.25		$44.42
Fourth Quarter		$54.08		$49.68		$61.24		$54.53
Year ending December 31, 2011
First Quarter		$52.68		$46.17		$63.95		$57.67
Second Quarter		$51.23		$43.85		$65.70		$53.70
Third Quarter (through , 2011)	$		$		$		$

DESCRIPTION OF ALLIED WORLD SHARE CAPITAL

The following discussion is a summary of the terms of the capital stock of Allied World and should be read in conjunction with the section entitled “Comparison of Rights of TransAllied Shareholders and Transatlantic Stockholders” beginning on page 168. This summary is not meant to be complete and is qualified in its entirety by reference to the Swiss Federal Code of Obligations (the “Swiss Code”) and to the Allied World Articles and the organizational regulations of Allied World. You are urged to read those documents carefully. Copies of the Allied World Articles and organizational regulations of Allied World are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183.

Authorized Share Capital

The share capital of Allied World as registered with the Swiss Commercial Register of the canton of Zug, Switzerland amounts to CHF 597,019,530, divided into 39,801,302 Allied World shares (Namenaktien) with a par value of CHF 15.00 per share and the participation capital of Allied World amounts to CHF 3,035,100 and is divided into 202,340 registered participation certificates with a par value of CHF 15.00 per participation certificate, fully paid-in. As of July 22, 2011, there were 38,077,329 Allied World shares outstanding (excluding treasury shares) and 43,860 participation certificates. Only Allied World registered shares (Namenaktien) will be issued in the merger.

The Allied World board of directors is authorized to issue new voting shares at any time during the two-year period ending on November 30, 2012 and thereby increase the share capital, without further shareholder approval, by a maximum amount of 20% of the share capital registered in the Swiss Commercial Register or 7,960,260 Allied World shares, par value CHF 15.00 per share. After the expiration of the initial two-year period, and each subsequent two-year period, authorized share capital will be available to the Allied World board of directors for issuance of additional Allied World shares only if the authorization is reapproved by shareholders. The Allied World Articles provide for conditional capital that allows the Allied World board of directors to authorize the issuance of up to 7,200,000 of additional Allied World shares without obtaining additional shareholder approval as follows: (i) up to a maximum amount not exceeding CHF 15,000,000 (which is equivalent to 1,000,000 Allied World shares) in connection with the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by Allied World or by subsidiaries of Allied World, including convertible debt instruments; (ii) up to a maximum amount not exceeding CHF 63,000,000 (which is equivalent to 4,200,000 Allied World shares) in connection with the exercise of option rights granted to any employee of Allied World or a subsidiary, and any consultant, director or other person providing services to Allied World or a subsidiary; or (iii) up to a maximum amount not exceeding CHF 30,000,000 (which is equivalent to 2,000,000 Allied World shares) in connection with the exercise of the shareholder warrant previously granted at the time of Allied World’s formation to AIG.

Other Classes or Series of Shares

The board of directors may not create shares with increased voting powers (i.e., super voting shares) or preferred stock (Vorzugsaktien). To create super-voting shares (Vorzugsaktien), a resolution of the general meeting passed by a qualified majority of at least 66 2/3% of the votes and a majority of the par value of the voting shares represented at the general meeting is required.

Voting Rights

Pursuant to the Allied World Articles, each Allied World voting share conveys the right to one vote. The Allied World Articles limit the voting rights of Allied World shares that are “controlled shares” of a shareholder to one vote less than 10% of the total voting rights of Allied World’s share capital as registered with the Swiss Commercial Register. Controlled shares of a shareholder consist of shares owned by the shareholder (i) directly or (ii) by application of certain constructive ownership rules. These rules are derived from constructive ownership rules contained in the Code relating to “controlled foreign corporation” status but are broader than the Code in that the Code distinguishes in some respects between U.S. and non-U.S. persons, while Swiss law would not support rules that discriminate based on citizenship or residence. The Allied World board of directors may waive this restriction.

The Allied World Articles also contain a provision regarding voting rights that is customary for Swiss companies and provides that, to be able to exercise voting rights, holders of shares must apply to Allied World for enrollment in the Allied World share register (Aktienregister) as shareholders with voting rights. Registered holders of shares may obtain the form of declaration from Continental Stock Transfer & Trust Company, Allied World’s transfer agent. If an Allied World shareholder fails to register as a shareholder with voting rights, such shareholder may not participate in or vote at Allied World general shareholders’ meetings but will be entitled to dividends, preemptive rights and liquidation proceeds. Only Allied World shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting. The Allied World board of directors may record nominees who hold shares in their own name, but for the account of third parties, as shareholders of record in Allied World’s share register. Beneficial owners of shares who hold shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

Pursuant to the Allied World Articles, Allied World shareholders generally pass resolutions and make elections at the general meeting by the affirmative vote of a simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots are disregarded for purposes of establishing the majority).

Supermajority Voting

The Swiss Code and/or the Allied World Articles require the affirmative vote of at least 66 2/3% of the voting rights and a majority of the par value of the voting shares, in each case as represented at a general meeting where two or more persons at the meeting representing in person or by proxy more than 50% of Allied World total outstanding registered shares throughout the meeting, to approve the following matters:

•	a change of the purpose of Allied World;

•	the creation of shares with privileged voting rights;

•	the restriction on the transferability of voting shares or non-voting shares;

•	an increase of capital, authorized or subject to a condition;

•	an increase of capital out of equity against contributions in kind, or for the purpose of acquisition of assets and the granting of special benefits;

•	the limitation or withdrawal of preemptive rights;

•	a change in the domicile of Allied World;

•	the liquidation of Allied World;

•	the alleviating or withdrawal of restrictions upon the transfer of Allied World shares or Allied World non-voting shares;

•	the conversion of voting shares into bearer shares and vice versa as well as the conversion of Allied World non-voting shares into Allied World shares;

•	the dismissal of any member of the Allied World board of directors according to Article 705, paragraph 1 of the Swiss Code; and

•	any alteration or amendment of articles 8, 14, 15 or 16 of the Allied World Articles, which relate to the voting rights of shareholders of Allied World.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-

out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company — in such a merger, an affirmative vote of 90% of the outstanding voting shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of its assets” by Allied World. The merger will not have to be approved with a supermajority as it does not qualify as a statutory merger pursuant to the provisions of the Merger Act. However, the ordinary capital increase requires the affirmative vote of at least 66 2/3% of the voting rights and a majority of the par value of the voting shares, in each case, as represented at a shareholders meeting, since the increase of capital is out of equity (capital reserves).

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least 66 2/3% of the voting shares and a majority of the par value of the voting shares, each as represented at the general meeting of shareholders vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

•	a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities (in addition to the current shareholdings).

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction. Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as Allied World, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding voting shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of its assets” by Allied World may require a resolution of the general meeting of shareholders passed by holders of at least 66 2/3% of the voting rights and a majority of the par value of the voting shares, each as represented at the general meeting of shareholders.

Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Quorum

Under Swiss law, there is no mandatory quorum requirement unless set forth in a company’s articles of association (although certain actions by shareholders require the approval of a specified percentage of all voting shares, whether or not such shares are actually voted, which has the practical effect of a quorum requirement). The Allied World Articles provide for a quorum requirement the presence of two or more persons at the meeting representing in person or by proxy more than 50% of Allied World’s total outstanding Allied World shares throughout the meeting.

Dividends and Other Payments to Shareholders

Under Swiss law, dividends may be paid out only if Allied World has sufficient distributable profits from previous fiscal years or if Allied World has freely distributable reserves, each as will be presented on Allied World’s audited statutory financial statements prepared in accordance with Swiss law. Payments out of the share and participation capital (in other words, the aggregate par value of Allied World’s share and participation capital) in the form of dividends are not allowed; however, payments out of share and participation capital may be made by way of a capital reduction to achieve a similar result as the payment of dividends. The affirmative vote of shareholders holding a majority of the votes cast at a shareholder meeting must approve reserve reclassifications and distributions of dividends. The Allied World board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. In addition, Allied World shareholders may propose dividends without any dividend proposal by the Allied World board of directors. Under Swiss law, upon satisfaction of all legal requirements (including shareholder approval of a par value reduction), Allied World is required to submit an application to the Swiss Commercial Register to register each applicable par value reduction. Without effective registration of the applicable par value reduction with the Swiss Commercial Register, Allied World will not be able to proceed with the payment of any installment of any dividend.

Under Swiss law, if the Allied World general capital reserves amount to less than 20% of the share and participation capital recorded in the Swiss Commercial Register (i.e., 20% of the aggregate par value of Allied World’s capital), then at least 5% of Allied World’s annual profit must be retained as general reserves. Swiss law permits Allied World to accrue additional general reserves. In addition, Allied World is required to create a special reserve on its audited statutory financial statements in the amount of the purchase price of voting shares and Allied World non-voting shares that Allied World or any of its subsidiaries repurchase, which amount may not be used for dividends.

Swiss companies generally must maintain separate audited statutory financial statements for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Amounts available for the return of capital as indicated on Allied World’s audited statutory financial statements may be materially different from amounts reflected in Allied World’s consolidated GAAP financial statements. Allied World’s auditor must confirm that a dividend proposal made to shareholders complies with Swiss law and the Allied World Articles.

Allied World is required under Swiss law to declare any dividends and other capital distributions in Swiss francs. Allied World makes dividend payments to holders of its common shares in U.S. dollars. Continental Stock Transfer & Trust Company, Allied World’s transfer agent, will be responsible for paying the U.S. dollars to registered holders of Allied World shares and Allied World non-voting shares, less amounts subject to withholding for taxes. As a result, Allied World shareholders are exposed to fluctuations in the U.S. dollar — Swiss franc exchange rate between the date used for purposes of calculating the Swiss franc amount of any proposed dividend or par value reduction and the relevant payment date.

Pursuant to Swiss law, dividend payments, but not payments to shareholders in the form of a return of capital, are subject to Swiss withholding taxes. Any dividend payments remain subject to Swiss withholding tax, imposed on the gross amount at the current rate of 35%. The withholding tax must be borne by the shareholder. Swiss resident beneficiaries of taxable dividends are entitled to full subsequent relief of the withholding tax, either through a tax refund or through a credit against their income tax liability, if such recipients are the beneficial owners of the shares at the time such dividend payment is made and they duly report the gross income in their tax returns or financial statements used for tax purposes, as the case may be, and if there is no tax avoidance. Non-Swiss resident beneficiaries of dividends may be entitled to a partial or full refund of the withholding tax in accordance with any applicable double taxation convention between Switzerland and the beneficiary’s country of tax residence.

Any reduction of Allied World share capital recorded in the Swiss Commercial Register requires the approval of Allied World shareholders holding a majority of the shares represented at the general shareholders’ meeting. A special audit report must confirm that creditors’ claims remain fully covered despite the reduction in share capital recorded in the Swiss Commercial Register. Upon approval of the capital reduction by the general meeting of Allied World shareholders, the Allied World board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. Reduction of share and participation capital requires that Allied World’s net assets still exceed the share and participation capital and statutory reserves after a par value reduction payment to the shareholders has been made.

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code, if new Allied World shares or non-voting shares are being issued, the existing shareholders or holders of non-voting shares in Allied World will generally have preemptive rights in relation to such Allied World shares or Allied World non-voting shares or rights in proportion to the respective par values of their holdings. In the context of an ordinary capital increase resolved by the general meeting of Allied World shareholders, the shareholders may by a qualified majority of at least 66 2/3% of the votes and a majority of the par value of the voting shares represented at a general meeting resolve to withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders approves the creation of authorized or conditional capital, it can thereby also delegate the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of directors. The Allied World Articles provide for this delegation with respect to Allied World’s authorized and conditional share capital in certain circumstances, including in the case of a merger or acquisition and the other circumstances described below.

Rights with Respect to Authorized Share Capital

The Allied World board of directors is authorized to withdraw or limit preemptive rights with respect to the issuance of shares from authorized capital if the issuances are made for the purpose of:

•	mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and other investment projects (including by way of private placements);

•	improving the regulatory capital position of Allied World or its subsidiaries (including by way of private placements);

•	broadening the shareholder constituency;

•	the participation of employees; or

•	exchanging Allied World non-voting shares as well as a buy-back of Allied World non-voting shares in exchange for Allied World shares out of authorized share capital.

Rights with Respect to Conditional Share Capital

In connection with the issuance of bonds, notes or similar instruments convertible into or exercisable or exchangeable for Allied World shares, Allied World shareholders do not have preemptive rights, and the Allied World board of directors is authorized to withdraw or limit the advance subscription rights of shareholders with respect to new bonds, notes or similar instruments if the issuance is for purposes of the financing or refinancing of the acquisition of an enterprise or business or part thereof or new investments planned by Allied World, or for the issuance of convertible bonds and warrants in international capital markets or through a private placement. If the advance subscription rights are withdrawn or limited:

•	the instruments have to be placed at market conditions;

•	the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights; and

•	the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued. Preemptive rights are excluded with respect to the conditional share capital created for a shareholder warrant previously granted to AIG at the time of Allied World’s formation.

The preemptive rights of shareholders are excluded with respect to issuances of new registered shares out of conditional share capital under an equity-based incentive plan to directors, employees, contractors or other persons providing services to Allied World or one of its subsidiaries or affiliates.

Participation Certificates

The Allied World Articles provide for participation capital amounting to CHF 3,035,100 or 202,340 Allied World non-voting shares.

The Allied World non-voting shares have the same entitlement to dividends and liquidation distributions as the voting shares of Allied World. The Allied World Articles further provide that if the share capital and the participation capital are increased at the same time and in the same proportion, shareholders may subscribe only to Allied World shares and participants only to Allied World non-voting shares. The Swiss Code states that if only the participation capital or only the share capital is increased or if one is increased more than the other, preemptive rights are to be allocated in such a way that both shareholders and participants maintain their participation in the same proportion as before. Preemptive rights of the participants (be it on Allied World non-voting shares or Allied World shares) can be limited or withdrawn in accordance with the same criteria and conditions as are applicable to the voting shares.

Holders of Allied World non-voting shares are not entitled to attend or vote at the general meeting and may not exercise the shareholder rights associated therewith (e.g., right to request the convocation of a shareholders meeting, right to speak and/or make a motion at the shareholders meeting). As a matter of Swiss law, however, holders of Allied World non-voting shares have the following rights:

•	right to orientation on the invitation to shareholders meetings;

•	similar to shareholders, rights to request access or information on corporate matters;

•	right to make a motion to appoint a special commissioner;

•	right to be informed about the resolutions of the shareholders meetings; and

•	right to initiate certain legal proceedings (e.g., challenge of shareholders resolutions and (limited rights under Swiss law) board resolutions, dissolution of the company, appointment of special commissioner and directors’ liability law suits).

The Allied World Articles provide that upon resolution of the general meeting and with the approval of the holders of Allied World non-voting shares, all or any portion of such holders’ Allied World non-voting shares may be converted into Allied World shares, at any time.

Some holders of Allied World non-voting shares may also hold a put right that enables them to require Allied World to issue voting shares of Allied World (to them or their third party designees) on a one-for-one basis in exchange for their Allied World non-voting shares. Allied World holds treasury shares for this purpose.

According to the Swiss Code, resolutions limiting the rights of the holders of Allied World non-voting shares afforded by law or the Allied World Articles require an affirmative resolution by an extraordinary general meeting of holders of Allied World non-voting shares.

New Shares

The new Allied World shares to be issued as merger consideration will be issued by way of an ordinary capital increase to be approved at the Allied World Special Shareholder Meeting. With respect to such issuance of Allied World shares, the pre-emptive rights of the existing shareholders will have to be excluded by resolution at the Allied World Special Shareholder Meeting. The contributions for the new registered shares will be paid by converting existing reserves (Kapitalreserven) into share capital.

The new Allied World shares to be issued as merger consideration will be issued, after the approval of the shareholders of Allied World have been obtained as contemplated in this joint proxy statement/prospectus, according to the resolution of the Allied World board of directors implementing the share capital increase in one multiple share document (Globalurkunde). This multiple share document will be deposited with a depository (Verwahrungsstelle), which will log in the Allied World shares reflected by the multiple share document to one or several securities accounts and thus create shares in book-entry form (Bucheffekten).

Antitakeover Provisions

The Allied World Articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Allied World board of directors and in the policies formulated by the Allied World board of directors, and may have the effect of discouraging actual or threatened changes of control by limiting certain actions that may be taken by a potential acquiror prior to its having obtained sufficient control to adopt a special resolution amending the Allied World Articles.

The Allied World Articles provide that the Allied World board of directors is divided into three classes serving staggered three-year terms. Under the Swiss Code, directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of the Swiss Code and the Allied World Articles. The Allied World Articles provide that a decision of the shareholders at a general meeting to remove a director requires the vote of shareholders holding 66 2/3% of the voting rights and a majority of the par value of the voting shares, each as represented at a general meeting.

The Allied World Articles include an authorized share capital, according to which the board of directors is authorized, at any time during a maximum two-year period, to issue a number of voting shares up to 20% of the share capital registered in the Swiss Commercial Register and to limit or withdraw the preemptive rights of the existing shareholders in various circumstances.

The Allied World Articles include a provision that permits the board of directors to refuse the registration of a shareholder as shareholder with voting rights in the share register if, and to the extent, such shareholder owns or otherwise controls alone or together with others 10% of the total voting rights of Allied World share capital as registered with the Swiss Commercial Register or if such shareholder refuses to confirm to the company that it has acquired the voting shares for its own account and benefit.

In addition, pursuant to the Allied World Articles, shareholders whose “controlled shares” (as defined in the Allied World Articles) represent 10% or more of the total voting shares of Allied World are limited to voting one vote less than 10% of the total voting rights of Allied World’s share capital as registered with the Swiss Commercial Register, which could make it more difficult for a third party to acquire Allied World without the consent of the Allied World board of directors.

Liquidation Rights

Under Swiss law, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of shares held, subject to Swiss withholding tax requirements.

No Redemption; Repurchase

Allied World shares are not subject to redemption by Allied World. In addition, the Swiss Code limits a corporation’s ability to hold or repurchase its own common shares. Allied World and its subsidiaries may only repurchase shares to the extent that sufficient freely distributable reserves (including contributed surplus) are available, as described under “Dividends and Other Payments to Shareholders.” The aggregate par value of Allied World shares held by Allied World and its subsidiaries may not exceed 10% of share capital registered in the Swiss Commercial Register. Allied World may repurchase common shares beyond the statutory limit of 10%, however, if shareholders pass a resolution at a general shareholders’ meeting authorizing the Allied World board of directors to repurchase common shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any common shares repurchased pursuant to such an authorization will then be cancelled at the next general shareholders’ meeting upon the approval of shareholders holding a majority of the common shares represented at the general meeting. Repurchased common shares held by Allied World or its subsidiaries do not carry any rights to vote at a general shareholders’ meeting but are entitled to the economic benefits generally associated with the shares.

Stock Exchange Listing

Allied World shares are traded on the New York Stock Exchange under the symbol “AWH.”

No Sinking Fund

The Allied World shares have no sinking fund provisions.

Transfer; Transfer Agent

Allied World has not imposed any restrictions applicable to the transfer of Allied World shares. The transfer agent for the Allied World shares is Continental Stock Transfer & Trust Company.

COMPARISON OF RIGHTS OF TRANSALLIED SHAREHOLDERS AND
TRANSATLANTIC STOCKHOLDERS

The rights of Allied World shareholders are currently governed by the Swiss Code, the Allied World Articles and the organizational regulations of Allied World. The rights of Transatlantic stockholders are currently governed by the DGCL, the Transatlantic charter, and the Transatlantic bylaws. Pursuant to the terms of the merger agreement, Transatlantic stockholders will be entitled to receive Allied World shares and, upon completion of the merger, their rights will be governed by the Swiss Code and the TransAllied Articles and TransAllied organizational regulations, once adopted.

This section of the joint proxy statement/prospectus describes the material differences between the rights of TransAllied shareholders and Transatlantic stockholders.

This section does not include a complete description of all differences among the rights of TransAllied shareholders and Transatlantic stockholders, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the Swiss Code and the DGCL, as well as the TransAllied Articles and the TransAllied organizational regulations and the Transatlantic charter and Transatlantic bylaws. You are also urged to read the section entitled “The Merger — Board of Directors and Management Following the Merger,” which describes certain items regarding the board of directors and management of TransAllied that will be reflected in the TransAllied organizational regulations. Copies of the Allied World Articles and organizational regulations and the Transatlantic charter and Transatlantic bylaws are filed as exhibits to the reports of Allied World and Transatlantic incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 183.

TransAllied Group Holdings, AG	Transatlantic

Authorized Capital Shares	The authorized share capital of TransAllied will consist of common shares with a nominal value of CHF 15.00 (as may be adjusted in connection with the payment of dividends by virtue of a par value reduction as approved by the shareholders) per share and the conditional share capital will consist of a total of common shares with a nominal value of CHF 15.00 per share. The participation capital of TransAllied amounts to CHF 3,035,100 and is divided into 202,340 registered participation certificates with a par value of CHF 15.00 per participation certificate (as may be adjusted in connection with the payment of dividends by virtue of a par value reduction as approved by the shareholders).
The aggregated number of shares which Transatlantic is authorized to issue is 210,000,000, consisting of (i) 10,000,000 shares of preferred stock, par value $1.00 per share, and (ii) 200,000,000 shares of common stock, par value $1.00 per share.

As of July 22, 2011, the Transatlantic record date, Transatlantic had issued and outstanding 62,488,896 shares of common stock and no shares of preferred stock.

Pursuant to Swiss law, dividend payments out of earnings and similar payments are subject to Swiss withholding tax. Dividend payments in the form of a return of

	TransAllied Group Holdings, AG	Transatlantic

capital by reducing the par value of the underlying shares are not subject to Swiss withholding tax.

Voting Rights	Under the TransAllied Articles, each holder of a common share shall be entitled to one vote for each common share registered in his or her name in the TransAllied share register (Aktienregister). Participation certificates are not entitled to any votes. “Controlled Shares” voting rights will be limited, in the aggregate, to a voting power of approximately 10% pursuant to a formula specified in the TransAllied Articles. Controlled Shares are defined generally to include all shares of TransAllied directly, indirectly or constructively owned or beneficially owned by any person or group of persons.	Under the Transatlantic charter, each holder of common stock shall be entitled to one vote for each share of common stock standing in his or her name on the stock transfer books of Transatlantic. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of Transatlantic, all voting rights of Transatlantic shall be vested in the common stock.

Supermajority Voting	The Swiss Code and the TransAllied Articles require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of TransAllied shares, each as represented at a general meeting, to approve the following matters:

•     a change in TransAllied’s purpose;

•   the creation of shares with privileged voting rights;

•   the restriction on transferability of TransAllied shares or TransAllied non-voting shares;

•   an increase of capital, authorized or subject to a condition;

•   an increase in the share capital out of equity through a contribution in kind or for an acquisition of assets, or a grant of special benefits;

•   the limitation or withdrawal of preemptive rights;

	• the alleviating or withdrawal of	Under the Transatlantic by-laws, the affirmative vote of the holders of a majority of the outstanding shares of Transatlantic stock is all that is required for certain transactions that by applicable law must be submitted to shareholders for their approval, such as, a merger, the sale of substantially all of Transatlantic’s assets, an amendment to the Transatlantic charter or a proposal to dissolve Transatlantic.

	TransAllied Group Holdings, AG	Transatlantic

restrictions upon the transfer of voting shares or TransAllied non-voting shares;

•     the dismissal of any member of the TransAllied board according to Article 705, paragraph 1 of the Swiss Code;

•   a change in TransAllied’s domicile;

•   the conversion of TransAllied shares into bearer shares and vice versa and the conversion of TransAllied non- voting shares into TransAllied shares;

•   any alteration or amendment of articles 8, 14, 15 or 16 of the TransAllied Articles, which relate to the voting rights of shareholders TransAllied; and

•   TransAllied’s liquidation.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on the Merger Act, including a merger, demerger or conversion of a corporation, other than a cash-out or certain squeeze-out mergers (in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company) where an affirmative vote of 90% of the outstanding common shares is required. Swiss Law also may impose this supermajority voting requirement in connection with the sale of “all or substantially all of its assets.”

Number of Directors	The TransAllied Articles provide that the TransAllied board shall consist of no less than three and no more than thirteen members. The shareholders have an exclusive right to change the size of the TransAllied board by amending the Articles of Association. TransAllied will have 11 directors initially.	The Transatlantic bylaws provide that the number of directors will not be less than three nor more than twelve, which number may be fixed from time to time by the Transatlantic board of directors. Under the Transatlantic charter, only the Transatlantic board of directors may change the size of

	TransAllied Group Holdings, AG	Transatlantic

the Transatlantic board of directors. The size of Transatlantic’s board is currently fixed at seven directors and there are currently seven directors serving on the Transatlantic board of directors.

Classification of Directors	Under the TransAllied Articles, TransAllied the board of directors is divided into three classes of directors, Class I, Class II and Class III, each of approximately equal size. Each year the TransAllied board shall be renewed by rotation, to the extent possible in equal numbers and in such manner that, after a period of three years, all members will have been subject to re-election. The TransAllied board shall establish the order of rotation, whereas the first term of some members may be less than three years.	The Transatlantic board of directors is not divided into classes. Each director is elected at the annual meeting of stockholders, to hold office until the next annual meeting and until his or her respective successor is duly elected and qualified or until his or her prior death, resignation or removal.

Election of Directors	Under the TransAllied Articles, a vote of a simple majority of the votes cast at a general meeting of the shareholders, is required to elect the directors to succeed those whose terms expire (whereby abstentions, broker non- votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).	Under the Transatlantic bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to the nominee at any meeting at which directors are to be elected at which a quorum is present; provided, however, that the directors shall be elected by a plurality of votes cast on an election that is contested. An election is deemed to be contested if as of a date that is 14 days in advance of the filing date of Transatlantic’s proxy statement for the relevant meeting with the SEC, the number of nominees exceeds the number of directors to be elected.

For purposes of the foregoing, a majority of votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee.

Vacancies on the Board of Directors	Under the Swiss Code, a shareholder vote is required to fill	Under the Transatlantic bylaws, if the office of any director becomes

	TransAllied Group Holdings, AG	Transatlantic

	vacancies on the TransAllied board.	vacant, by reason of death, resignation or removal, the directors remaining in office, although less than a quorum, may fill the vacancy by the affirmative vote of a majority of such remaining directors.

A Transatlantic director elected to fill a vacancy shall serve for the unexpired term of his predecessor in office. Any directorship filled by reason of an increase in the number of directors may be filled by election at a regular meeting or a special meeting of the Transatlantic board of directors or stockholders of Transatlantic, called for that purpose.

Removal of Directors	Under the Swiss Code and the TransAllied Articles, only the shareholders may remove a director, and they may do so with or without cause by the affirmative vote of at least 66 2/3% of the voting rights and a majority of the par value of TransAllied shares, at a shareholders’ meeting where such removal was properly set on the agenda.	Under the Transatlantic charter, a director may be removed from office with or without cause, and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding capital stock of Transatlantic entitled to vote in respect thereof.

Amendment of Charter Documents	Under the Swiss Code and the TransAllied Articles, only the shareholders, acting at the general shareholders’ meeting, have the power to amend the TransAllied Articles. A resolution of the general shareholders’ meeting passed by at least 66 2/3% of the represented share votes and the majority of the represented shares par value is required to amend those sections of the TransAllied Articles pertaining to the share register, matters requiring a supermajority vote, the voting rights of shares, matters relating to resolutions of the shareholders, restrictions on transferability and shareholder proxies. To amend other sections requires passage of a	Under the Transatlantic charter, Transatlantic has reserved the right to amend the Transatlantic charter. However, the DGCL provides that any amendment to the certificate of incorporation of a Delaware corporation shall be approved by the Transatlantic board of directors, by an affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

As permitted by the Transatlantic charter, the Transatlantic board of directors may determine the preferences, limitations, and relative rights of preferred stock

	TransAllied Group Holdings, AG	Transatlantic

	shareholder resolution upon a majority of the votes cast.	prior to issuance by adopting a resolution or resolutions without stockholder approval. For more information on Transatlantic preferred stock, see the section of this chart entitled “Preferred Shares” on page 178.

Amendment to Organizational Regulations or Bylaws	Under the TransAllied Articles, the TransAllied board may amend, by majority vote, the organizational regulations at any time without the approval of the shareholders. Under Swiss law, shareholders may not pass or amend organizational regulations but may pass resolutions amending the TransAllied Articles to effectively supersede certain provisions in the TransAllied organizational resolutions, provided that this does not violate the separation of responsibilities.	Under the Transatlantic charter, the Transatlantic board of directors may amend the Transatlantic bylaws without the approval of the stockholders of Transatlantic in any manner that is not inconsistent with the DGCL or the Transatlantic charter. In addition, under the Transatlantic bylaws, either of the board of directors, by majority vote, or the stockholders, by the affirmative vote of holders of record of at least a majority of the combined voting power of all of the outstanding capital stock entitled to vote thereon, may amend or repeal the bylaws of Transatlantic.

Extraordinary Shareholder Meetings	Under the TransAllied Articles, extraordinary general shareholders’ meetings may be called by resolution of the shareholders at a general shareholders’ meeting, the auditors or the TransAllied board, or by shareholders with voting power representing at least 10% of the share capital.	Under the Transatlantic bylaws, a special meeting of stockholders for any purpose or purposes may be called by (i) the Transatlantic board of directors, the chairman of the board of directors, the lead director (as appointed under the Transatlantic bylaws), the president or a committee of the Transatlantic board of directors given such power or (ii) the secretary of Transatlantic, upon the request in writing of stockholders holding of record at least 25% of the voting power of the outstanding shares of capital stock of Transatlantic entitled to vote at such meeting.

Nomination of Directors and Shareholder Proposals	Under the Swiss Code, nominations of persons for election to the TransAllied board may be made at any time prior to, or at, the general shareholders’ meeting, provided that the election of	Under the Transatlantic bylaws, for nominations of directors and other proposals properly brought before an annual meeting of stockholders by a stockholder, timely notice must be given. In general, to be considered timely, a stockholder’s

TransAllied Group Holdings, AG	Transatlantic

directors is a matter that has been included in the agenda.

Pursuant to the Swiss Code, any shareholder or group of shareholders holding voting shares representing either an aggregate par value of CHF 1 million or 10% of the share capital registered in the commercial register may request that an item be included on the agenda for the general meeting. Under the TransAllied Articles, such request must be in writing and submitted to the chairman up to 60 days before the date of the meeting. Once included on the agenda, under the Swiss Code, no prior notice is required to bring motions related to that item.	notice must be received by Transatlantic’s secretary at the principal office of Transatlantic not later than the close of business on the 90th day nor earlier than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting or in the case of the special meeting, not later than the close of the 10th business day following the day on which notice of the special meeting was mailed or public announcement thereof was made, whichever occurs first.

Limitation of Liability of Directors	Under the Swiss Code, a limitation of directors’ liability is not possible. However, the general meeting of shareholders may pass a resolution discharging the directors from certain limited actions under certain conditions. Consequently, TransAllied’s Articles and the TransAllied organizational regulations contain no provisions limiting the personal liability of directors.	The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to the corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care.

However, the law does not permit any limitation of the liability of a director for:

•     breaching the duty of loyalty to the corporation or its stockholders;

•   failing to act in good faith;

•   obtaining an improper personal benefit from the corporation; or

•   paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Under the Transatlantic charter, to the fullest extent permitted by Delaware law, a director of Transatlantic shall not be liable to Transatlantic or its stockholders for monetary damages for breach of fiduciary duty as a director. However, if the DGCL is amended

TransAllied Group Holdings, AG	Transatlantic

so that it eliminates or further limits the personal liability of directors, then liability of a director of Transatlantic with respect to actions taken prior to such DGCL amendment shall be eliminated or limited to the fullest extent provided by the DGCL, as so amended.

Indemnification of Directors and Officers	The TransAllied Articles provide that TransAllied shall indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the TransAllied board and officers out of the assets of TransAllied from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of TransAllied; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed with intent or gross negligence.

Additionally, TransAllied shall advance court costs and attorney’s fees to the members of the board of directors and officers, except in cases where TransAllied itself is plaintiff. TransAllied may however recover such advanced cost if a court or another competent authority holds that the member of the TransAllied board or the officer in question has breached its duties to TransAllied.	Under the Transatlantic bylaws, Transatlantic shall indemnify, to the full extent of the law, any person made or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Transatlantic or serves or served at the request of Transatlantic as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such a proceeding, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Transatlantic, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Such rights shall be contract rights and shall include the right to be paid by Transatlantic expenses incurred in defending any action, suit or proceeding in advance of its final disposition, provided that such person shall repay all amounts advanced if it is ultimately determined that such person is not entitled to

	TransAllied Group Holdings, AG	Transatlantic

indemnification under the Transatlantic bylaws.

Preemptive Rights	Under the Swiss Code, TransAllied shareholders are generally entitled to preemptive rights in relation to new shares or rights in proportion to the par value that the new shares bear to the par value of shares outstanding before a new issuance. These preemptive rights, however, are limited under the Swiss Code and the TransAllied Articles. Under the TransAllied Articles, shareholders with the affirmative vote of shareholders holding 66 2/3% of the voting rights and a majority of the par value of the shares, each as represented at the general shareholders’ meeting, may withdraw or limit the preemptive rights for valid reasons, such as a merger or acquisition. In addition, a general shareholders’ meeting that approves the creation of authorized or conditional share capital thereby may delegate the decision whether to withdraw or limit the preemptive or advance subscription rights for valid reasons to the TransAllied board.	Under the Transatlantic charter, the holders of common stock and preferred stock are not entitled to preemptive or other similar subscription rights to purchase any of Transatlantic’s securities.

Dividends	Under the Swiss Code and the TransAllied Articles, TransAllied shareholders are entitled to receive, from funds legally available for the payment thereof, pro rata dividends as and when declared. Under Swiss law, dividends may be paid out only if a corporation has sufficient distributable profits from previous fiscal years or if a corporation has freely distributable reserves, which may include contributed surplus.	Under the Transatlantic bylaws, subject to the express terms of any outstanding series of preferred stock, the Transatlantic board of directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of Transatlantic as and when they deem expedient.

Under the Swiss Code and the TransAllied Articles, the board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. The affirmative vote of

	TransAllied Group Holdings, AG	Transatlantic

shareholders holding a majority of shares represented at a general meeting must approve distributions of dividends.

Under Swiss law, dividend payments out of earnings and similar payments are subject to Swiss withholding tax. Dividend payments in the form of a return of capital by reducing the par value are not subject to Swiss withholding tax. Until at least TransAllied’s Annual Shareholder Meeting in 2012, TransAllied intends to make further payments to shareholders in the form of reductions to registered share capital.

Mergers and Consolidations, Generally	Business combinations and other such transactions that are binding on all shareholders of TransAllied are governed by the Merger Act. As described above under “Supermajority Voting,” a statutory merger or demerger requires that at least 66 2/3% of the shares and a majority of the par value of the shares, each as represented at the general shareholders’ meeting, vote in favor of the transaction.	Under the DGCL, the vote of the holders of a majority of the outstanding shares of Transatlantic common stock is required to approve a business combination, unless the Transatlantic board of directors conditions the submission of the business combination on receipt of a greater vote.

Restrictions on Business Combinations with Interested Shareholders	Under the Swiss Code, there generally is no prohibition of business combinations with interested shareholders. However, the TransAllied Articles provides that no individual or legal entity may, directly or through Constructive Ownership (as defined in Article 14 of the TransAllied Articles) or otherwise control voting rights with respect to 10% or more of the registered share capital recorded in the Swiss Commercial Register, unless otherwise approved by the TransAllied board.	The DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” owning 15% or more of the corporation’s voting stock for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. Transatlantic has not opted out of Section 203 in the Transatlantic charter and is therefore governed by the terms of this provision of the DGCL.

Appraisal Rights	For business combinations effected in the form of a statutory merger	Under Delaware law, in certain situations, appraisal rights may be

	TransAllied Group Holdings, AG	Transatlantic

	or de-merger, the Merger Act provides that, if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.	available in connection with a merger or a consolidation. Appraisal rights are not available under Delaware law to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under Delaware law to holders of shares of any class of or series of stock which is either:

•     listed on a national securities exchange; or

•   held of record by more than 2,000 stockholders.

Notwithstanding the above, appraisal rights shall be available to those stockholders who are required by the terms of the agreement of merger or consolidation to accept for that stock anything other than:

•   shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

•   shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders;

•   cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs; or

• any combination of the items listed above.

Preferred Shares	“Blank check” preferred stock, which generally allows a	Under the Transatlantic charter, Transatlantic has 10,000,000

TransAllied Group Holdings, AG	Transatlantic

company’s board of directors to determine the preferences, limitations and relative rights of an unissued class of preferred stock, is not a recognized concept under Swiss law. Therefore, the TransAllied’s board of directors may create shares with a liquidation preference or dividend preference only upon the approval of a majority of the voting rights represented at a general meeting. Similarly, the TransAllied board may only create shares with preferential voting rights with the approval of at least 66 2/3% of the voting rights and a majority of the par value of the shares represented at a general shareholders’ meeting. To date, no such shares have been created.	authorized shares of “blank check” preferred stock, par value $1.00. As such, the Transatlantic board of directors may determine the preferences, limitations, and relative rights of this preferred stock by adopting resolutions fixing the same. Such a determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, convertibility, distribution and preference on dissolution or otherwise. To date, Transatlantic has no preferred stock issued and outstanding.

LEGAL MATTERS

The validity of the Allied World shares to be issued pursuant to the merger will be passed upon by Baker & McKenzie Zurich, Swiss counsel to Allied World.

EXPERTS

Allied World

The consolidated financial statements and related financial statement schedules of Allied World incorporated herein by reference from Allied World’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Allied World’s internal control over financial reporting have been audited by Deloitte & Touche Ltd., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference which (1) expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to Note 2 to the consolidated financial statements, where Allied World has disclosed its change of method of accounting for other-than-temporary impairments of debt securities as of April 1, 2009 due to the required adoption of new FASB guidance and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements and financial statement schedules have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Transatlantic

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Allied World

Allied World held its Annual Shareholder Meeting on May 5, 2011.

Submission of an Additional Item for the Proxy Statement Related to the Annual Shareholder Meeting in 2012

If an Allied World shareholder wishes to submit a proposal to be considered for inclusion in the proxy materials for Allied World’s Annual Shareholder Meeting in 2012 or propose a nominee for the Allied World board of directors, please send such proposal to the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. Under the rules of the SEC, proposals must be received by no later than November 16, 2011 to be eligible for inclusion in the proxy statement and form of proxy for Allied World’s Annual Shareholder Meeting in 2012.

Under Swiss law, one or more shareholders of record owning Allied World shares with an aggregate par value of CHF 1 million or more can request that an item be put on the agenda of a shareholders meeting. The request must be made at least 60 days prior to the shareholders meeting and sent to the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. However, any such requests received after November 16, 2011 may not be eligible for inclusion in Allied World’s proxy statement and form of proxy for Allied World’s Annual Shareholder Meeting in 2012.

Submission of an Additional Item for the Agenda at an Annual Shareholder Meeting

Under Swiss law, one or more shareholders of record owning Allied World shares with an aggregate par value of CHF 1 million or more can request that an item be put on the agenda of a shareholders meeting. If an Allied World shareholder wishes to submit a proposal to Allied World’s Annual Shareholder Meeting in 2012 without including such proposal in the proxy statement for that meeting, that proposal must be made at least 60 days prior to the shareholders meeting and sent to the Allied World Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. In that case, the proxies solicited by the Allied World board of directors will confer discretionary authority on the persons named in the accompanying form of proxy to vote on that proposal as they see fit.

Transatlantic

Transatlantic held its 2011 annual meeting of stockholders on May 26, 2011.

It is not expected that Transatlantic will hold an annual meeting of stockholders for 2012 unless the merger is not completed. Proposals intended to be presented at the 2012 Transatlantic annual meeting, and included in the proxy statement, should be sent to the Transatlantic Corporate Secretary at 80 Pine Street, New York, New York 10005 and must be received by December 10, 2011. In addition, under Transatlantic’s bylaws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by Transatlantic generally not less than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s annual meeting. To be in proper written form, a stockholder’s notice must contain the specific information required by the Transatlantic’s bylaws. A copy of the Transatlantic bylaws, which describes the advance notice procedures, can be obtained from the Transatlantic Corporate Secretary.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified in the preceding paragraph. Each of Transatlantic and Allied World will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Allied World Assurance Company Holdings, AG, Attention: Corporate Secretary, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, 441-278-5400 or to Transatlantic Holdings, Inc. Attention: Investor Relations, 80 Pine Street, New York, New York 10005, 212-365-2200.

OTHER MATTERS

Other Matters Presented at the Special Meetings

As of the date of this joint proxy statement/prospectus, neither the Allied World board of directors nor the Transatlantic board of directors knows of any matters that will be presented for consideration at either the Allied World Special Shareholder Meeting or the Transatlantic Special Shareholder Meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either the Allied World Special Shareholder Meeting or the Transatlantic Special Shareholder Meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of Special Shareholder Meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Allied World and Transatlantic each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Allied World and Transatlantic, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the Allied World and the Transatlantic websites for more information about Allied World and Transatlantic, respectively. Allied World’s website is www.awac.com. Transatlantic’s website is www.transre.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Allied World has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Allied World shares to be issued to Transatlantic stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Allied World and Allied World shares. The rules and regulations of the SEC allow Allied World and Transatlantic to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Allied World and Transatlantic to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Allied World has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Allied World, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed March 1, 2011.

•	Proxy Statement on Schedule 14A filed March 17, 2011.

•	Sections entitled “Summary — Tax Considerations” and “Material Tax Considerations” of the Proxy Statement on Schedule 14A filed October 14, 2010.

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 filed May 10, 2011.

•	Current Reports on Form 8-K or 8-K/A, filed January 5, 2011, February 3, 2011, April 22, 2011, May 11, 2011, June 13, 2011, June 14, 2011, June 15, 2011, July 13, 2011, July 18, 2011, July 20, 2011, July 25, 2011, July 26, 2011, July 28, 2011, July 29, 2011 and August 1, 2011.

•	The description of the Allied World shares contained in Allied World’s registration statements on Form 8-A/A (SEC File No. 001-32938) filed with the SEC under Section 12 of the Exchange Act on December 1, 2010.

In addition, Allied World incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Allied World Special Shareholder Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Allied World will provide you with copies of these documents, without charge, upon written or oral request to:

Allied World Assurance Company Holdings, AG
Lindenstrasse 8, 6340 Baar
Zug, Switzerland
(441) 278-5400
Attn.: Corporate Secretary

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Transatlantic has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Transatlantic its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on February 22, 2011.

•	Proxy Statement on Schedule 14A filed April 8, 2011.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 filed on May 4, 2011.

•	Current Reports on Form 8-K, filed March 29, 2011, May 20, 2011, June 1, 2011, June 13, 2011 (both filings), June 15, 2011, July 7, 2011, July 13, 2011 (both filings), July 20, 2011, July 25, 2011, July 28, 2011 and July 29, 2011.

In addition, Transatlantic incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Transatlantic Special Shareholder Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Transatlantic will provide you with copies of these documents, without charge, upon written or oral request to:

Transatlantic Holdings, Inc.
80 Pine Street
New York, New York 10005
(212) 365-2200

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated          , 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Allied World shareholders or Transatlantic stockholders nor the issuance by Allied World of Allied World shares pursuant to the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Allied World and Transatlantic made to the other in the merger agreement. Representations and warranties made by Allied World, Transatlantic and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide public disclosure regarding their terms and conditions as required by U.S. federal securities laws, and not to provide any other factual information regarding Allied World, Transatlantic or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG,
GO SUB, LLC
AND
TRANSATLANTIC HOLDINGS, INC.
DATED AS OF JUNE 12, 2011

A-i

A-ii

A-iii

Page

9.7	Entire Agreement; No Third-Party Beneficiaries	A-69
9.8	Governing Law	A-69
9.9	Assignment; Successors; Tax Treatment	A-69
9.10	Specific Enforcement	A-69
9.11	Submission to Jurisdiction	A-70
9.12	Waiver of Jury Trial	A-70
9.13	No Presumption Against Drafting Party	A-70
9.14	Publicity	A-70
Annex A Defined Terms		A-72
Exhibit A Certificate of Incorporation of the Surviving Corporation
Exhibit B Bylaws of the Surviving Corporation
Exhibit C Restated Articles of Association of Allied World
Exhibit D Amended and Restated Organizational Regulations of Allied World

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 12, 2011, is by and among Allied World Assurance Company Holdings, AG, a corporation limited by shares organized under the laws of Switzerland (“Allied World”), GO Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Allied World (“Merger Sub”), and Transatlantic Holdings, Inc., a Delaware corporation (“Transatlantic”).

WHEREAS, the respective Boards of Directors of Allied World and Transatlantic deem it advisable and in the best interests of each corporation and its respective stockholders that Allied World and Transatlantic engage in a business combination in order to advance the long-term strategic business interests of each of Allied World and Transatlantic;

WHEREAS, the respective Boards of Directors of Allied World and Transatlantic have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger in accordance with the applicable provisions of Delaware Law;

WHEREAS, the respective Boards of Directors of Allied World and Transatlantic and the sole member of Merger Sub have approved and declared advisable this Agreement and the Merger, and determined that the terms of this Agreement and the Merger are in the respective best interests of Allied World, Transatlantic or Merger Sub, as the case may be, and the stockholders of Allied World and Transatlantic and the sole member of Merger Sub; and

WHEREAS, Allied World, Transatlantic and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.1  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), on the Closing Date, Merger Sub shall be merged with and into Transatlantic (the “Merger”). At the Effective Time, the separate limited liability company existence of Merger Sub shall cease and Transatlantic shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, Transatlantic shall become a wholly owned subsidiary of Allied World.

1.2  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 at 10:00 a.m., Eastern time, as promptly as practicable (but in no event later than the second Business Day) following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Allied World and Transatlantic. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file (i) with the Secretary of State of the State of Delaware, the certificate of merger relating to the Merger (the “Certificate of Merger”) and (ii) with the appropriate Swiss Governmental Entity, the Restated Articles, in each case in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Delaware Law and the Laws of Switzerland, as applicable, and, as soon as practicable on or after the Closing Date, shall make all other filings required under applicable Law in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Allied World and Transatlantic shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). The Restated Articles shall be filed with the appropriate Swiss Governmental Entity immediately prior to the filing of the Certificate of Merger and shall become effective at the Effective Time.

1.4  Effects.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law.

1.5  Certificates of Incorporation and Bylaws.

(a) Surviving Corporation Certificate of Incorporation and Bylaws.  The certificate of incorporation of Transatlantic, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Transatlantic shall be amended and restated at the Effective Time to read in the form of Exhibit B and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Allied World Articles of Association.  Subject to receipt of the Allied World Articles Amendment Stockholder Approval, the Allied World Articles (as in effect immediately prior to the Effective Time) shall be amended and restated (the “Allied World Articles Amendment”) as of the Effective Time to read in the form of Exhibit C (the “Restated Articles”) and, as so amended and restated, such articles of association shall be the articles of association of Allied World until thereafter changed or amended as provided therein or by applicable Law. The Restated Articles shall provide, among other things, that the name of Allied World shall be changed at the Effective Time to “TransAllied Group Holdings, AG.”

(c) Allied World Organizational Regulations.  The organizational regulations of Allied World shall be amended and restated as of the Effective Time to read in the form of Exhibit D and, as so amended and restated, such organizational regulations shall be the organizational regulations of Allied World until thereafter changed or amended as provided therein or by applicable Law.

ARTICLE II.

EFFECT ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

2.1  Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Allied World, Transatlantic, Merger Sub or the holder of any shares of Transatlantic Common Stock or any limited liability company interest of Merger Sub:

(i) Limited Liability Company Interest of Merger Sub.  The sole limited liability company interest of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one hundred (100) fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii) Cancellation of Certain Stock.  Each share of common stock, par value $1.00 per share, of Transatlantic (the “Transatlantic Common Stock”), issued and outstanding immediately prior to the Effective Time that is owned by Transatlantic or its Subsidiaries and each share of Transatlantic Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Allied World, Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Transatlantic Common Stock.  Subject to Section 2.2(e), each share of Transatlantic Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii)), shall be converted into the right to receive

0.88 (the ratio of such number to 1, the “Exchange Ratio”) validly issued, fully paid and nonassessable registered ordinary shares, par value CHF 15.00 per share (as may be adjusted in connection with the payment of dividends by virtue of a par value reduction, as approved by Allied World’s shareholders at its 2011 annual general meeting), of Allied World (the “Allied World Shares” and, such Allied World Shares into which shares of Transatlantic Common Stock are converted pursuant to this Section 2.1(a)(iii), together with any cash paid in lieu of fractional shares pursuant to Section 2.2(e), the “Merger Consideration”). All shares of Transatlantic Common Stock converted pursuant to this Section 2.1(a)(iii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares of Transatlantic Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such shares of Transatlantic Common Stock in accordance with Section 2.2(c), without interest.

(b) Certain Adjustments.  If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Allied World Capital Stock or Transatlantic Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Allied World Capital Stock and the holders of Transatlantic Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.2   Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Allied World and Transatlantic shall appoint a commercial bank or trust company to be mutually agreed upon to act as exchange agent (the “Exchange Agent”) for the purpose of exchanging (i) certificates that immediately prior to the Effective Time evidenced shares of Transatlantic Common Stock (“Certificates”) or (ii) uncertificated shares of Transatlantic Common Stock represented by book-entry (“Book-Entry Shares”), in each case, for the applicable Merger Consideration pursuant to an exchange agent agreement. Allied World shall deposit, or shall cause to be deposited, with the Exchange Agent at or prior to the Effective Time, (x) evidence of Allied World Shares in book-entry form issuable pursuant to Section 2.1 (and/or certificates representing such shares, at Allied World’s election), and (y) cash sufficient for payment in lieu of fractional Allied World Shares pursuant to Section 2.2(e). Allied World shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any dividends or distributions to which holders of shares of Transatlantic Common Stock may be entitled pursuant to Section 2.2(c). All such Allied World Shares and cash deposited with the Exchange Agent pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Allied World shall cause the Exchange Agent to mail to each holder of Certificates or Book-Entry Shares whose shares were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (A) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to Allied World and Transatlantic and shall specify that the delivery shall be effected, and risk of loss and title in respect of the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions to effect the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c). Upon proper surrender of a Certificate or Book-Entry Share to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) Allied World Shares representing that number of whole Allied World Shares that such holder has the right to receive in respect of the aggregate number of shares of Transatlantic Common Stock previously represented by such Certificate or Book-Entry Share pursuant to Section 2.1 and (y) a check representing cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.2(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(c). Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder of such Certificate or Book-Entry Share has the right to receive in respect thereof pursuant to Section 2.1 (and cash in respect of any dividends or other distributions pursuant to Section 2.2(c)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.

(c) Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Allied World Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Allied World Shares deliverable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Allied World Share that such holder has the right to receive pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole Allied World Shares that such holder has the right to receive pursuant to Section 2.1(a)(iii) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole Allied World Shares that such holder has the right to receive pursuant to Section 2.1(a)(iii).

(d) No Further Ownership Rights in Transatlantic Common Stock.  The Allied World Shares delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Transatlantic Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Transatlantic Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Transatlantic other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(c), without interest, and (ii) the stock transfer books of Transatlantic shall be closed with respect to all shares of Transatlantic Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Transatlantic Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Transatlantic Common Stock are presented to the Surviving Corporation, Allied World or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.  No fractional Allied World Shares shall be issued in connection with the Merger, no certificates or scrip representing fractional Allied World Shares shall be delivered upon the conversion of Transatlantic Common Stock pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Allied World Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Transatlantic Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of an Allied World Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Allied World Shares on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source mutually selected by Allied World and Transatlantic) on the first trading day immediately following the date on which the Effective Time occurs.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Allied World, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this

Article II shall thereafter look only to Allied World for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II.

(g) No Liability.  None of Allied World, Transatlantic, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Allied World on a daily basis, provided that, subject to Section 2.2(g), no such investment or losses will affect the cash payable to holders of Certificates or Book-Entry Shares. Any interest or other amounts received with respect to such investments shall be paid to Allied World.

(i) Withholding Rights.  Each of Allied World and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate or Book-Entry Share pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction or withholding was made.

(j) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Allied World or the Exchange Agent, the posting by such Person of a bond in such amount as Allied World or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(g), Allied World) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

2.3  Transatlantic Stock Options and Other Equity Awards.

(a) Prior to the Effective Time, the Board of Directors of Transatlantic (the “Transatlantic Board”) (or, if appropriate, the committee thereof administering the Transatlantic Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Transatlantic Stock Options to provide that, at the Effective Time, each Transatlantic Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Transatlantic Stock Option (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant Transatlantic Stock Plan or in the related award document by reason of the transactions contemplated hereby), a number of Allied World Shares (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Transatlantic Common Stock subject to such Transatlantic Stock Option multiplied by (y) the Exchange Ratio, at an exercise price per Allied World Share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Transatlantic Common Stock subject to such Transatlantic Stock Option divided by (y) the Exchange Ratio (each, a “Transatlantic Rollover Option”); provided, however, that in the case of any option to which Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”), applies by reason of its qualification under either Section 422 or 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code and such adjustment shall in all events comply with the requirements of Section 409A of the Code;

(ii) adjust the terms of all outstanding Transatlantic Stock-Based Awards (other than Transatlantic Stock Options) to provide that, at the Effective Time, such Transatlantic Stock-Based Awards outstanding immediately prior to the Effective Time shall be converted into Allied World Shares or other compensatory awards denominated in Allied World Shares subject to a risk of forfeiture to, or right of repurchase by, Allied World (each, a “Converted Transatlantic Stock-Based Award”), with the same terms and conditions as were applicable under such Transatlantic Stock-Based Awards (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant Transatlantic Stock Plan or in the related award document by reason of the transactions contemplated hereby), and each holder of Transatlantic Stock-Based Awards shall be entitled to receive a number of Converted Transatlantic Stock-Based Awards equal to the product of (x) the number of Transatlantic Stock-Based Awards held by such holder immediately prior to the Effective Time and (y) the Exchange Ratio;

(iii) adjust the performance goals for, or convert, all Converted Transatlantic Stock-Based Awards that vest based on the achievement of performance criteria in the manner agreed to by Transatlantic and Allied World within 15 Business Days following the date hereof (or such later time as may be agreed to by the parties) to appropriately reflect the Merger with respect to performance periods that have not ended prior to the Effective Time;

(iv) make such other changes to the Transatlantic Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Allied World, which shall not be unreasonably withheld, conditioned or delayed); and

(v) ensure that, after the Effective Time, no Transatlantic Stock Options or Transatlantic Stock-Based Awards may be granted under any Transatlantic Stock Plans and that from and after the Effective Time awards under the Transatlantic Stock Plans shall be granted with respect to Allied World Shares.

(b) At the Effective Time, and subject to compliance by Transatlantic with Section 2.3(a), Allied World shall assume all the obligations of Transatlantic under the Transatlantic Stock Plans, each outstanding Transatlantic Stock Option, each outstanding Transatlantic Stock-Based Award and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Allied World shall deliver to the holders of outstanding Transatlantic Stock Options and Transatlantic Stock-Based Awards notices explaining the adjustments being made to such Transatlantic Stock Options and Transatlantic Stock-Based Awards in connection with the transactions contemplated by this Section 2.3, and the agreements evidencing the grants of such Transatlantic Stock Options and Transatlantic Stock-Based Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

(c) Allied World shall take all corporate action necessary to reserve for issuance a sufficient number of Allied World Shares for delivery upon exercise of the Transatlantic Rollover Options and Converted Transatlantic Stock-Based Awards assumed in accordance with this Section 2.3. As soon as reasonably practicable after the Effective Time, Allied World shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Allied World Shares subject to such Transatlantic Rollover Options and Converted Transatlantic Stock-Based Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Allied World is subject to the reporting requirements pursuant to Section 13 or 15(d) of the Exchange Act and such Transatlantic Rollover Options and Converted Transatlantic Stock-Based Awards remain outstanding.

2.4  Further Assurances.  If, at any time before or after the Effective Time, Allied World or Transatlantic reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Allied World, Merger Sub, Transatlantic, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ALLIED WORLD AND MERGER SUB

Except as (x) disclosed in the Allied World SEC Documents filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) at least one (1) Business Day prior to the date of this Agreement (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) set forth in the disclosure letter delivered by Allied World to Transatlantic on or prior to the date of this Agreement (the “Allied World Disclosure Schedule”), Allied World and Merger Sub, jointly and severally, represent and warrant to Transatlantic as set forth in this Article III. For purposes of the representations and warranties of Allied World and Merger Sub contained herein, disclosure in any section of the Allied World Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Allied World to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Allied World Disclosure Schedule or other document delivered by Allied World pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. For purposes of this Article III, references to “Allied World” that relate to a time period prior to December 1, 2010 shall, for the time period prior to December 1, 2010, refer to Allied World Assurance Company Holdings, Ltd, an exempted company incorporated in Bermuda (the “Prior Allied World Parent”) and its Subsidiaries.

3.1  Corporate Organization.

(a) Allied World.

(i) Allied World (i) is a stock corporation duly organized, validly existing and in good standing under the laws of Switzerland, (ii) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign stock corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect.

(ii) True and complete copies of the Articles of Association of Allied World, as amended through, and as in effect as of, the date of this Agreement (the “Allied World Articles”), and the Organizational Regulations of Allied World, as amended through, and as in effect as of, the date of this Agreement (the “Allied World Bylaws”), have previously been made available to Transatlantic.

(iii) Each Allied World Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect.

(b) Merger Sub.

(i) True and complete copies of the certificate of formation and limited liability company operating agreement of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Transatlantic.

(ii) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. The sole issued and outstanding limited liability company interest of Merger Sub is duly issued, fully paid and nonassessable and is owned directly or indirectly by Allied World, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”).

3.2  Capitalization.

(a) Authorized and Issued Shares.

(i) As of the close of business on June 9, 2011 (the “Measurement Date”), the share capital of Allied World amounts to (A) CHF 568,483,965, divided into 37,898,931 fully paid-in Allied World Shares in accordance with Articles 3a of the Allied World Articles plus (B) CHF 28,535,565, divided into 1,902,371 fully paid-in Allied World Shares in accordance with Articles 3a of the Allied World Articles that were held as treasury shares. In addition to the issued and paid up share capital, as of the Measurement Date, there exists (i) an authorized share capital of CHF 119,403,900, divided into 7,960,260 Allied World Shares, allowing the Board of Directors of Allied World (the “Allied World Board”) to issue additional Allied World Shares without the approval of Allied World’s shareholders in accordance with Article 6 of the Allied World Articles, (ii) a conditional capital of CHF 15,000,000, divided into 1,000,000 Allied World Shares, payable in full, that can be issued by Allied World from time to time in connection with the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by Allied World or its Subsidiaries, including convertible debt instruments in accordance with Article 4 of the Allied World Articles, (iii) a conditional capital of CHF 63,000,000, divided into 4,200,000 Allied World Shares that can be issued by Allied World from time to time in connection with the exercise of option rights granted to any employee of Allied World or of an Allied World Subsidiary, any consultant, director or other person providing services to Allied World or an Allied World Subsidiary in accordance with Article 5 of the Allied World Articles and (iv) a conditional capital of CHF 30,000,000, divided into 2,000,000 Allied World Shares, payable in full, that can be issued by Allied World in connection with the exercise of shareholder warrants granted to American International Group, Inc. in accordance with Article 5a of the Allied World Articles. Section 3.2 of the Allied World Disclosure Schedule contains a complete and correct list, as of the Measurement Date, of each outstanding Allied World Stock Option and Allied World RSU, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of Allied World Shares subject thereto and each Allied World Stock Plan.

(ii) As of the Measurement Date, the participation capital of Allied World amounts to CHF 3,035,100 and is divided into 202,340 fully paid-in participation certificates with a par value of CHF 15.00 per participation certificate (a “Participation Certificate”) in accordance with Article 3b of the Allied World Articles.

(iii) As of the date of this Agreement, except for this Agreement, Allied World Stock Options and Allied World RSUs, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Allied World or any Allied World Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Allied World or any Allied World Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Allied World Stock Options and Allied World Stock-Based Awards, there are not any outstanding obligations of Allied World or any of the Allied World Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Allied World or any Allied World Subsidiary. Neither Allied World nor any of the Allied World Subsidiaries is party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Allied World. All outstanding shares of capital stock of Allied World have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid. Except with respect to the Share Issuance and as set forth in the Allied World Articles, the consummation of the Merger and the other transactions contemplated hereby or taken in contemplation of this Agreement will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of Allied World, whether by law or otherwise. As of the date on which the Allied World Shares to be issued under the Share Issuance will be issued, the preferential subscription rights of Allied World’s shareholders will have been validly withdrawn and the Allied World Shares to be issued under the Share Issuance will have been validly issued in accordance with the Allied World Articles and Swiss Law, subject only to the Allied World Share Issuance Stockholder Approval. With respect to the Allied World Stock Options, (A) each grant of an Allied World Stock Option was duly authorized no later than the date on which the grant of such Allied World Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Allied World Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the shareholders of Allied World by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (B) each such grant was made in accordance with the terms of the applicable Allied World Stock Plan, the Exchange Act and all other applicable Law, including the rules of the NYSE, (C) the per share exercise price of each Allied World Stock Option was not less than the fair market value of an Allied World Share on the applicable Grant Date, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Allied World and disclosed in Allied World’s filings with the SEC in accordance with the Exchange Act and all other applicable Laws, and (E) no amendments, modifications or other changes have been made to any such grants after the Grant Date.

(b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Allied World having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X promulgated by the SEC) of Allied World and of each Allied World P/C Subsidiary are owned by Allied World, directly or indirectly, free and clear of any material Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the Allied World Subsidiaries, as of the date of this Agreement, Allied World does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, (i) “Subsidiary,” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (A) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (ii) the term “Subsidiaries” means more than one such Subsidiary, and (iii) the terms “Allied World Subsidiary” and “Transatlantic Subsidiary” will mean any direct or indirect Subsidiary of Allied World or Transatlantic, respectively.

3.3  Corporate Authorization.

(a) Allied World has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject to obtaining the Allied World Requisite Stockholder Vote. The execution, delivery and performance by Allied World of this Agreement and the consummation by Allied World of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Allied World Board. The Allied World Board has, by resolutions duly adopted, unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Allied World and its stockholders, has approved and adopted this Agreement and the plan of merger herein providing for the Merger, upon the terms and subject to the conditions set forth herein, approved the execution, delivery and performance by Allied World of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and resolved, subject to Section 5.5, to recommend approval of each of the matters constituting the Allied World Requisite Stockholder Vote by the stockholders of Allied World (such recommendation, the “Allied World Board Recommendation”) and that such matters and recommendation be submitted for consideration at a duly held meeting of the stockholders of Allied World for a vote for such purposes (the “Allied World Stockholders Meeting”). Except (i) solely in the case of the Allied World Articles Amendment, for the adoption of the Allied World Articles Amendment at a meeting where holders of at least 50% of the total outstanding Allied World Shares are represented and voting, the affirmative vote of 50% of the holders of the Allied World Shares voting at such meeting entitled to vote on such adoption (the “Allied World Articles Amendment Stockholder Approval”) and (ii) solely in the case of the Share Issuance, (A) for approval of the Share Issuance, including the exclusion of all preferential subscription rights to which holders of Allied World Shares may be entitled as a result of the transactions contemplated hereby, at a meeting where holders of at least 50% of the total outstanding Allied World Shares are represented and voting, the affirmative vote of holders representing at least two-thirds of the Allied World Shares voting at such meeting entitled to vote on such issuance (the “Allied World Share Issuance Stockholder Approval” and, together with the Allied World Articles Amendment Stockholder Approval, the “Allied World Requisite Stockholder Vote”) and (B) for a resolution of the Allied World Board for the ascertainment of the Share Issuance, no other corporate proceedings on the part of Allied World or any other vote by the holders of any class or series of capital stock of Allied World are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger and the Restated Articles, as required by applicable Law).

(b) This Agreement has been duly executed and delivered by Allied World and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Allied World, enforceable against Allied World in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”).

(c) Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the sole member of Merger Sub. The sole member of Merger Sub has determined that this Agreement and the transactions contemplated hereby are in the best interests of Merger Sub and its sole member and has approved this Agreement. No other limited liability company proceeding on the part of Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger and the Restated Articles, as required by applicable Law). This Agreement has been duly executed and delivered by Merger Sub and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.4  Governmental Authorization.  The execution, delivery and performance by each of Allied World and Merger Sub of this Agreement and the consummation by each of Allied World and Merger Sub of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Allied World is qualified to do business, (b) the filing of the Restated Articles with the appropriate Swiss Governmental Entities, (c) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Antitrust Law, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, (e) compliance with any applicable requirements of the NYSE, (f) approvals or filings under all applicable Insurance Laws as set forth in Section 3.4 of the Allied World Disclosure Schedule (the “Allied World Insurance Approvals”), (g) the Transatlantic Insurance Approvals (assuming the accuracy and completeness of Section 4.4(f)), (h) those consents, approvals or filings as may be required as a result of the business or identity of Transatlantic or any of its Affiliates (assuming the accuracy and completeness of Section 4.4(f)) and (i) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.5  Non-Contravention.  The execution, delivery and performance by each of Allied World and Merger Sub of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) assuming (solely in the case of the Allied World Articles Amendment and the Share Issuance) that the Allied World Requisite Stockholder Vote is obtained, violate or conflict with or result in any breach of any provision of the Organizational Documents of Allied World or any of its Subsidiaries; (b) assuming receipt of the Allied World Requisite Stockholder Vote and compliance with the matters referred to in Section 3.4 and Section 4.4 (and assuming the accuracy and completeness of Section 4.4(f)), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Allied World or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Allied World Benefit Plan, or Allied World Material Contract; or (d) subject to the receipt of the Transatlantic Insurance Approvals (and assuming the accuracy and completeness of Section 4.4(f)), result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Allied World or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.6  Allied World SEC Filings, Etc.

(a) Allied World has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Allied World with the SEC since January 1, 2008 (together with any documents furnished during such period by Allied World to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Allied World SEC Documents”). Each of the Allied World SEC Documents, as amended prior to the date of this Agreement, complied (and each Allied World SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Allied World SEC Documents, and none of the Allied World SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Allied World SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Allied World, there are no material unresolved comments received from the SEC staff with respect to the Allied World SEC Documents on or prior to the date hereof. To the knowledge of Allied World, none of the Allied World SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b) Allied World maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Allied World (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Allied World in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Allied World in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Allied World, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Allied World of Allied World’s internal control over financial reporting, to its auditors and the audit committee of the Allied World Board (A) all significant deficiencies and material weaknesses in the design or operation of Allied World’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Allied World’s internal control over financial reporting. Allied World has made available to Transatlantic true and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to Allied World’s independent auditors and the audit committee of the Allied World Board since January 1, 2008.

(c) Neither Allied World nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Allied World and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Allied World or any of its Subsidiaries in the Allied World SEC Documents.

(d) Allied World is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Allied World.

(e) Neither Allied World nor any Allied World Subsidiary, nor, to the knowledge of Allied World, any director, officer, agent, employee or Affiliate of Allied World or any Allied World Subsidiary is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Allied World or any Allied World Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal. There is no current, pending, or, to the knowledge of Allied World, threatened charges, proceedings, investigations, audits, or complaints against Allied World or any Allied World Subsidiary or, to the knowledge of Allied World, any director, officer, agent, employee or Affiliate of Allied World with respect to the FCPA or any other anti-corruption Law or regulation.

3.7  Allied World Financial Statements.  The consolidated financial statements (including all related notes thereto) of Allied World included in the Allied World SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of Allied World and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) and were prepared, in all material respects, in accordance with, and complied, in all material respects, with GAAP during the periods involved (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

3.8  Form S-4.  The information supplied or to be supplied by Allied World or Merger Sub specifically for inclusion in the registration statement on Form S-4 to be filed by Allied World in connection with the Share Issuance (the “Form S-4”) shall not, at the time that the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Allied World or Merger Sub with respect to statements made therein based on information supplied by or on behalf of Transatlantic specifically for inclusion in the Form S-4. The Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Allied World and at the time of the Allied World Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Allied World or Merger Sub with respect to statements made therein based on information supplied by or on behalf of Transatlantic specifically for inclusion in the Joint Proxy Statement/Prospectus.

3.9  Absence of Certain Changes or Events.

(a) Since December 31, 2010, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, an Allied World Material Adverse Effect.

(b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from December 31, 2010 through the date of this Agreement, Allied World and the Allied World Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

3.10  No Undisclosed Material Liabilities.  There are no material liabilities or obligations of Allied World or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Allied World and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Allied World’s consolidated balance sheet as of March 31, 2011 included in the Allied World SEC Documents or in the notes thereto and (b) liabilities or obligations that were incurred since March 31, 2011 in the ordinary course of business consistent with past practice.

3.11  Compliance with Laws.

(a) Since January 1, 2008, (i) the business and operations of Allied World and its Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) Allied World has complied with the applicable listing and corporate governance rules and regulations of the NYSE except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) All of the Allied World Permits of each Allied World P/C Subsidiary conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Allied World or any Allied World Subsidiary is subject before a Governmental Entity that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Allied World Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) There is no proceeding to which Allied World or any Allied World Subsidiary is subject before any Governmental Entity pending or threatened in writing regarding whether any of the Allied World Subsidiaries has violated any applicable Laws (including Insurance Laws), nor, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against Allied World or any Allied World Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Allied World and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2008, each Allied World P/C Subsidiary has timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed by it with any applicable Insurance Regulator or such failure to file has been remedied.

3.12  Litigation.  There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, Injunction, notice of violation or other proceeding pending against or threatened in writing against Allied World, Merger Sub or any of their respective Subsidiaries or pending against or threatened in writing against any present or former officer, director or employee of Allied World or any Allied World Subsidiary in connection with which Allied World or any Allied World Subsidiary has an indemnification obligation, before any Governmental Entity (other than insurance and reinsurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Allied World and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against Allied World or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to Allied World and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

3.13  Title to Properties; Absence of Liens.  Section 3.13 of the Allied World Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, and all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Allied World or any of its Subsidiaries (collectively, the “Allied World Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Allied World Real Property Leases”). Allied World has delivered or otherwise made available to Transatlantic true, correct and complete copies of the Allied World Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. Each of the Allied World Real Property Leases is in full force and effect. Allied World or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Allied World Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Allied World nor any of its Subsidiaries owns any real property or any interests in real property.

3.14  Opinion of Financial Advisor.  The Allied World Board has received an opinion from Deutsche Bank Securities Inc. (“DB”), dated as of the date of this Agreement and addressed to the Allied World Board to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Allied World. Allied World has been authorized by DB to include such opinion in its entirety in the Joint Proxy Statement/Prospectus.

3.15  Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Allied World or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) Allied World and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Allied World SEC Documents and on the Allied World Statutory Statements.

(c) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Allied World or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency.

(d) Allied World and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Allied World and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e) Neither Allied World nor any of its Subsidiaries is liable for any Taxes of any Person (other than Allied World and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

(f) Neither Allied World nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(g) Neither Allied World nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Allied World nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h) Neither Allied World nor any of its Subsidiaries has been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction.

(i) Neither Allied World nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

3.16  Employee Benefit Plans.

(a) Section 3.16(a) of the Allied World Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), multiemployer plans within the meaning of ERISA Section 3(37), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of Allied World or its Subsidiaries has any present or future right to benefits or Allied World or its Subsidiaries has had or has any present or future liability (each, an “Allied World Benefit Plan”). With respect to each such Allied World Benefit Plan, Allied World has made available to Transatlantic a true and complete copy of such Allied World Benefit Plan, if written, or a description of the material terms of such Allied World Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, Insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the Internal Revenue Service (the “IRS”) or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Allied World Benefit Plan and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.

(b) (i) Each Allied World Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each of Allied World and its Subsidiaries has performed all material obligations required to be performed by it under any Allied World Benefit Plan and, to the knowledge of Allied World, is not in any material respect in default under or in violation of any Allied World Benefit Plan and (iii) no action (other than claims for benefits in the ordinary course) is pending or threatened in writing with respect to any Allied World Benefit Plan by any current or former employee, officer or director of Allied World or any of its Subsidiaries that would reasonably be expected to have an Allied World Material Adverse Effect.

(c) Each Allied World Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the knowledge of Allied World, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Allied World Benefit Plan or the exempt status of any such trust.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Allied World or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Allied World under Section 4001 of ERISA or Section 414 of the Code (an “Allied World ERISA Affiliate”). Allied World and its Subsidiaries have no liability (contingent or direct) with respect to any multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an Allied World ERISA Affiliate) and no such liability is reasonably expected to be incurred by Allied World or its Subsidiaries. No notices have been required to be sent to participants and beneficiaries or to the Pension Benefit Guaranty Corporation (the “PBGC”) under Section 302 of ERISA or Section 412 or Section 430 of the Code.

(e) All material contributions required to be made under each Allied World Benefit Plan, as of the date hereof, have been timely made. Neither any Allied World Benefit Plan nor any single-employer plan of an Allied World ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. It is not reasonably anticipated that any Allied World Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA). Allied World has no liability pursuant to Section 4069 of ERISA.

(f) Neither Allied World nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Allied World or its Subsidiaries, except as required by applicable Law. Allied World has reserved the right to amend, terminate or modify at any time all Allied World Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(g) Any arrangement of Allied World or any of its Subsidiaries that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A through December 31, 2008, and all arrangements of Allied World or any of its Subsidiaries that are subject to Section 409A, provide for payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A, in each case except as would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect. Neither Allied World nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(h) Except as set forth in Section 3.16(h) of the Allied World Disclosure Schedule, the consummation of the transactions contemplated hereby to which each of Allied World and Merger Sub is a party, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of Allied World or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Allied World Benefit Plan or impose any restrictions or limitations on Allied World’s rights to administer, amend or terminate any Allied World Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.17  Employees, Labor Matters.

(a) Neither Allied World nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of Allied World, attempting to represent any employees of Allied World or any of its Subsidiaries in their capacity as such.

(b) Since January 1, 2008, there has not occurred or been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Allied World or any of its Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or threatened in writing with respect to any employee of Allied World or any of its Subsidiaries.

(c) Allied World and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where noncompliance would not reasonably be expected to result in an Allied World Material Adverse Effect.

3.18  Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect, (a) neither Allied World nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; and (b) no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Allied World, any Allied World Subsidiary or any predecessors in interest that are reasonably likely to result in any cost, liability or obligation of Allied World or any Allied World Subsidiary under any applicable Environmental Law.

3.19  Intellectual Property.

(a) Each of Allied World and its Subsidiaries owns or otherwise has a valid and enforceable license or right to use material Intellectual Property used in the respective businesses of Allied World and each of its Subsidiaries as currently conducted; and all patents and all registrations for trademarks, service marks and copyrights owned by Allied World or its Subsidiaries are valid and subsisting, except to the extent Allied World or its Subsidiaries have determined to abandon such patents or registrations for trademarks, service marks and copyrights in the exercise of their reasonable business judgment.

(b) There are no claims pending or threatened in writing by any Person alleging that Allied World or its Subsidiaries or their respective businesses as conducted on the date of this Agreement infringes the Intellectual Property of any Person, which, if determined or resolved adversely against Allied World or any Allied World Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Allied World and its Subsidiaries, taken as a whole. To the knowledge of Allied World, no Person is infringing the Intellectual Property owned by Allied World or any of its Subsidiaries, which infringement would, individually or in the aggregate, reasonably be expected to be material to Allied World and its Subsidiaries, taken as a whole.

(c) Allied World and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are sufficient to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; and (ii) the security, confidentiality and integrity of all confidential or proprietary data, except, in each case, which would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect. Neither Allied World nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Allied World nor any of its Subsidiaries has notified customers or employees of any information security breach. Allied World and its Subsidiaries take reasonable steps to protect their material trade secrets and none of such trade secrets have been disclosed to any Person except pursuant to written and enforceable confidentiality obligations.

3.20  Allied World Material Contracts.

(a) Allied World has made available to Transatlantic a true and complete copy of each Contract to which Allied World or any of its Subsidiaries is a party as of the date of this Agreement or by which Allied World, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which: (i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC (each, an “Allied World Material Contract”); (ii) contains covenants of Allied World or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area; (iii) pursuant to which Allied World or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Allied World or any of its Subsidiaries); (iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Allied World or any of its Subsidiaries in excess of ten million dollars ($10,000,000); or (v) evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of Allied World in excess of ten million dollars ($10,000,000).

(b) Each Allied World Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than Allied World or any of its Subsidiaries) a valid and binding obligation of Allied World or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent it has previously expired or terminated in accordance with their terms and (ii) for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect. Neither Allied World nor any of its Subsidiaries nor, to the knowledge of Allied World, any other party to any Allied World Material Contract is in breach of or in default under any Allied World Material Contract, and, to the knowledge of Allied World, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither Allied World nor any of its Subsidiaries has received any claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect.

3.21  Brokers’ and Finders’ Fees.  Except for DB, the fees and expenses of which will be paid by Allied World, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Allied World, Merger Sub or any of their respective Subsidiaries who is entitled to any fee or commission from Allied World, Merger Sub or any of their respective Subsidiaries in connection with the transactions to which Allied World is a party contemplated hereby.

3.22  Takeover Laws.  No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Allied World or Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.

3.23  Affiliate Transactions.  There are no transactions, agreements, arrangements or understandings between (i) Allied World or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Allied World, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.24  Insurance Subsidiaries.  Each Allied World Subsidiary that conducts the business of insurance or reinsurance (each, an “Allied World P/C Subsidiary”) is (i) duly licensed or authorized as an insurance or reinsurance company, as applicable, in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance in each other jurisdiction where it is required to be so licensed, authorized or eligible in order to conduct its business as currently conducted; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction where it writes each line of insurance or reinsurance reported as being written in the Allied World Statutory Statements. Each jurisdiction in which any Allied World P/C Subsidiary is domiciled or commercially domiciled or otherwise licensed, authorized or eligible with respect to the conduct of the business of insurance or reinsurance is set forth in Section 3.24 of the Allied World Disclosure Schedule.

3.25  Statutory Statements; Examinations.

(a) Since January 1, 2008, each of the Allied World P/C Subsidiaries has timely filed or submitted all material annual and, to the extent applicable Law requires, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which it is licensed, authorized or eligible on forms prescribed or permitted by such authority (as filed through the date hereof and thereafter, collectively, the “Allied World Statutory Statements”), except, in each case, as has been cured or resolved to the satisfaction of such insurance regulatory authority without imposition of any material penalty.

(b) Allied World has delivered or made available to Transatlantic, to the extent permitted by applicable Law, true and complete copies of all annual Allied World Statutory Statements filed with Governmental Entities for each of the Allied World P/C Subsidiaries for the periods beginning January 1, 2008, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority. Financial statements included in the Allied World Statutory Statements were prepared in conformity with applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Allied World P/C Subsidiary, and present fairly in all material respects the statutory financial position of the relevant Allied World P/C Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders’ equity, as applicable) of such Allied World P/C Subsidiary for the respective periods then ended. The Allied World Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the knowledge of Allied World, orally) by any Governmental Entity with respect to any of the Allied World Statutory Statements that have not been cured or otherwise resolved to the satisfaction of such Governmental Entity. The statutory balance sheets and income statements included in the annual Allied World Statutory Statements have been audited by Allied World’s independent auditors, and Allied World has delivered or made available to Transatlantic true and complete copies of all audit opinions related thereto for the periods beginning January 1, 2008 through the date hereof, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of such Allied World P/C Subsidiary. Except as is indicated therein, all assets that are reflected on the Allied World Statutory Statements comply in all material respects with all applicable Insurance Laws regulating the investments of the Allied World P/C Subsidiaries and all applicable Insurance Laws with respect to admitted assets. The financial statements included in the Allied World Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, the applicable Allied World P/C Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept) on such Allied World Statutory Statements.

(c) Allied World has delivered or made available to Transatlantic, to the extent permitted by applicable Law, true and complete copies of all examination reports (and has notified the other party of any pending examinations) of any insurance regulatory authorities received by it on or after January 1, 2008 through the date hereof relating to the Allied World P/C Subsidiaries. Except as set forth in Section 3.25(c) of the Allied World Disclosure Schedule, all material deficiencies or violations noted in the examination reports have been resolved to the reasonable satisfaction of the insurance regulatory authority that noted such deficiencies or violations.

(d) Section 3.25(d) of the Allied World Disclosure Schedule sets forth a true and complete list of permitted practices under SAP that are used in any of the Allied World Statutory Statements of any Allied World P/C Subsidiary.

3.26  Agreements with Regulators.  Except as required by Insurance Laws and the insurance and reinsurance licenses maintained by the Allied World P/C Subsidiaries or as set forth in Section 3.26 of the Allied World Disclosure Schedule, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or any of its subsidiaries or to which Allied World or any Allied World Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, neither has Allied World nor any Allied World Subsidiary adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to Allied World or any Allied World Subsidiary, which (a) limit the ability of Allied World or any Allied World P/C Subsidiary to issue or enter into Insurance Contracts, Allied World Reinsurance Contracts or other material reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements; (b) require any divestiture of any investment of any Allied World Subsidiary; (c) in any manner relate to the ability of any Allied World Subsidiary to pay dividends; (d) require any investment of any Allied World P/C Subsidiary to be treated as non-admitted assets (or the local equivalent); or (e) otherwise restrict the conduct of business of Allied World or any Allied World Subsidiary, nor has it been advised in writing by any Governmental Entity that it is contemplating any such undertakings.

3.27  Reinsurance and Retrocession.

(a) As of the date of this Agreement, all material reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements pursuant to which any Allied World P/C Subsidiary is the cedent (the “Allied World Reinsurance Contracts”) are, and after the consummation of the transactions contemplated hereby will continue to be, valid and binding obligations of Allied World and the Allied World Subsidiaries (to the extent they are parties thereto or bound thereby) and, to Allied World’s knowledge, each other party thereto, in accordance with their terms and are in full force and effect, and Allied World and the Allied World Subsidiaries (to the extent they are party thereto or bound thereby) and, to Allied World’s knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Allied World Reinsurance Contract. Neither Allied World nor any of the Allied World Subsidiaries has received notice, nor does it have knowledge, of any violation or default in respect of any material obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Allied World Reinsurance Contract. Since January 1, 2008, (i) neither Allied World nor the Allied World Subsidiaries have received any written notice from any party to an Allied World Reinsurance Contract that any amount of reinsurance ceded by Allied World or such Allied World Subsidiary to such counterparty will be uncollectible or otherwise defaulted upon; (ii) to Allied World’s knowledge, no party to an Allied World Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (iii) to Allied World’s knowledge, the financial condition of any party to an Allied World Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated; (iv) there are no material disputes under any Allied World Reinsurance Contract other than disputes in the ordinary course for which adequate loss reserves have been established; and (v) Allied World’s relevant Allied World P/C Subsidiary is entitled under any applicable Law and applicable SAP to take full credit in its Allied World Statutory Statements for all amounts recoverable by it pursuant to any Allied World Reinsurance Contract and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in the Allied World Statutory Statements, except for such events or circumstances as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Allied World and its Subsidiaries, taken as a whole.

(b) Except for such events or circumstances as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Allied World and its Subsidiaries, taken as a whole, with respect to any Allied World Reinsurance Contract for which an Allied World P/C Subsidiary as ceding insurer thereto is taking credit on its most recent Allied World Statutory Statements, to its knowledge, from and after January 1, 2008 (i) there has been no separate written or oral agreement between such Allied World P/C Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Allied World Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Allied World Reinsurance Contract; (ii) for each such Allied World Reinsurance Contract entered into, renewed or amended on or after January 1, 2008, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of Statement of Statutory Accounting Principles (SSAP) No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Entities for such Allied World P/C Subsidiary; (iii) the Allied World P/C Subsidiary that is a party thereto, and to its knowledge, any other party thereto, complies and has complied from and after January 1, 2008 with any applicable requirements set forth in SSAP No. 62; and (iv) such Allied World P/C Subsidiary has and has had since January 1, 2008 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

3.28  Rating Agency.  Since December 31, 2010, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Allied World P/C Subsidiary or, to the knowledge of Allied World, stated to Allied World that it is considering lowering any rating assigned to any Allied World P/C Subsidiary or placing any Allied World P/C Subsidiary on an “under review” status. As of the date of this Agreement, each U.S Allied World P/C Subsidiary has the A.M. Best Company rating set forth in Section 3.28 of the Allied World Disclosure Schedule.

3.29  Reserves.

(a) The insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Allied World P/C Subsidiary contained in its Allied World Statutory Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (ii) satisfied the requirements of all applicable Insurance Laws in all material respects.

(b) Allied World has made available to Transatlantic true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2008, with respect to the Allied World P/C Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of a similar nature covering any Allied World P/C Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. The information and data furnished by Allied World and the Allied World Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

3.30  Risk-Based Capital.  Allied World has made available to Transatlantic true and complete copies of all analyses and reports submitted by Allied World to any insurance regulatory authority during the past twenty-four (24) months relating to risk-based capital calculations (“Allied World Risk-Based Capital Reports”). The Allied World Risk-Based Capital Reports were true and accurate in all material respects at the time of submission.

3.31  Insurance Issued by the Allied World P/C Subsidiaries.

(a) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Allied World P/C Subsidiary in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by Law, on forms filed with and approved by all applicable insurance departments, or not objected to by any such insurance department within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Law, have been filed with and approved by all applicable insurance departments or were not objected to by any such insurance department within any period provided for objection. All such premium rates comply with applicable Laws and are within the amount permitted by such Laws. Each of Allied World and each of the Allied World Subsidiaries is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable Laws, all applicable orders and directives of all insurance regulatory authorities and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing and sale of Insurance Contracts. All Insurance Contracts due and payable by or on behalf of any Allied World P/C Subsidiary have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which Allied World believes there is a reasonable basis to contest payment.

(b) There are no unpaid claims or assessments made against any Allied World P/C Subsidiary by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.

(c) All underwriting, management and administration agreements entered into by any Allied World P/C Subsidiary are, to the extent required by Law, in forms acceptable to all applicable insurance departments or have been filed with and approved by all applicable insurance departments or were not objected to by any such insurance department within any period provided for objection.

(d) All advertising, promotional, sales and solicitation materials and all product illustrations used by any Allied World P/C Subsidiary or any agent, broker, intermediary, manager or producer employed or engaged by any Allied World P/C Subsidiary of any Allied World P/C Subsidiary are in material compliance with applicable Laws.

(e) Since December 31, 2010, (i) salaried employees of Allied World and the Allied World Subsidiaries and, to the knowledge of Allied World, each other Person, who, in each of the foregoing cases, is performing the duties of insurance producer or reinsurance intermediary for Allied World and the Allied World Subsidiaries (collectively, “Allied World Agents”), at the time such Allied World Agent wrote, sold or produced business for or on behalf of Allied World or any Allied World Subsidiary that requires a license, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Allied World Agent wrote, sold or produced business, and to the knowledge of Allied World, no Allied World Agent is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or solicitation of insurance or other business for or on behalf of Allied World or any Allied World Subsidiary, except for such failures to be so licensed or such violations which have been cured, which have been resolved or settled through agreements with the applicable Governmental Entity, or which are barred by an applicable statute of limitations, and (ii) each of the agency agreements and appointments between the Allied World Agents and Allied World and any Allied World Subsidiary, is valid and binding and in full force and effect in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to have an Allied World Material Adverse Effect. As of the date of this Agreement, no Allied World Agent individually accounting for 1% or more of the total gross premiums of all Allied World Subsidiaries for the year ended December 31, 2010 has notified Allied World or any Allied World Subsidiary that such Allied World Agent will be unable in any material respect or unwilling to continue its relationship as an Allied World Agent with Allied World or any Allied World Subsidiary within twelve (12) months after the date hereof.

3.32  Other Allied World Insurance Business.  Neither Allied World nor any of its Subsidiaries nor any of their respective salaried employees is performing the duties of insurance producer or reinsurance intermediary for any Person that is not an Affiliate of Allied World.

3.33  Redomestication.  The contribution in kind, scheme of arrangement and related transactions pursuant to which Allied World became the ultimate parent of the Prior Allied World Parent on December 1, 2010 (the “Redomestication”) were conducted in material compliance with all applicable Laws. The Prior Allied World Parent, Allied World and the other parties to the Redomestication had all necessary corporate power and authority to effect the Redomestication.

3.34  No Other Representations and Warranties; Disclaimer.

(a) Except for the representations and warranties made by Allied World and Merger Sub in this Article III, neither Allied World, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Allied World, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Allied World and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Allied World and Merger Sub in this Article III, neither Allied World, Merger Sub nor any other Person makes or has made any representation or warranty to Transatlantic or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Allied World, Merger Sub, any of their respective Subsidiaries or their respective businesses or operations, or (ii) any oral or written information presented to Transatlantic or any of its Affiliates or Representatives in the course of its due diligence investigation of Allied World and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Allied World and Merger Sub acknowledge and agree that neither Transatlantic nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Transatlantic in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Transatlantic furnished or made available to Allied World, Merger Sub, or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, Allied World and Merger Sub acknowledge and agree that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Allied World, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF TRANSATLANTIC

Except as (x) disclosed in the Transatlantic SEC Documents filed with or furnished to the SEC at least one (1) Business Day prior to the date of this Agreement (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) set forth in the disclosure letter delivered by Transatlantic to Allied World on or prior to the date of this Agreement (the “Transatlantic Disclosure Schedule”), Transatlantic represents and warrants to Allied World as set forth in this Article IV. For purposes of the representations and warranties of Transatlantic contained herein, disclosure in any section of the Transatlantic Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Transatlantic to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Transatlantic Disclosure Schedule or other document delivered by Transatlantic pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

4.1  Corporate Organization.

(a) Transatlantic (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect.

(b) True and complete copies of the Certificate of Incorporation of Transatlantic, as amended through, and as in effect as of, the date of this Agreement (the “Transatlantic Charter”), and the Bylaws of Transatlantic, as amended through, and as in effect as of, the date of this Agreement (the “Transatlantic Bylaws”), have previously been made available to Allied World.

(c) Each Transatlantic Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect.

4.2  Capitalization.

(a) Authorized and Issued Shares.

(i) As of the date of this Agreement, the authorized capital stock of Transatlantic consists of 200,000,000 shares of Transatlantic Common Stock and 10,000,000 shares of preferred stock of Transatlantic, par value $1.00 (the “Transatlantic Preferred Stock”). As of the Measurement Date, (i) 62,475,513 shares of Transatlantic Common Stock and no shares of Transatlantic Preferred Stock were issued and outstanding, (ii) 5,362,800 shares of Transatlantic Common Stock were held in treasury, (iii) 2,082,687 shares of Transatlantic Common Stock were subject to outstanding Transatlantic RSUs, (iv) 2,024,855 shares of Transatlantic Common Stock were subject to outstanding Transatlantic Stock Options (of which Transatlantic Stock Options to purchase an aggregate of 1,975,480 shares of Transatlantic Common Stock were exercisable), (v) no shares of Transatlantic Common Stock were subject to outstanding Transatlantic Restricted Shares and (vi) no shares of Transatlantic Common Stock were subject to Transatlantic SARs. Section 4.2 of the Transatlantic Disclosure Schedule contains a complete and correct list, as of the Measurement Date, of each outstanding Transatlantic Stock Option, each outstanding Transatlantic RSU, each outstanding Transatlantic Restricted Share and each outstanding Transatlantic SAR, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of shares of Transatlantic Common Stock subject thereto and each Transatlantic Stock Plan.

(ii) As of the date of this Agreement, except for this Agreement, Transatlantic Stock Options, Transatlantic RSUs, Transatlantic Restricted Shares, and Transatlantic SARs, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Transatlantic or any Transatlantic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Transatlantic or any Transatlantic Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Transatlantic Stock Options and Transatlantic Stock-Based Awards,

there are not any outstanding obligations of Transatlantic or any of the Transatlantic Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Transatlantic or any Transatlantic Subsidiary. Neither Transatlantic nor any of the Transatlantic Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Transatlantic. All outstanding shares of capital stock of Transatlantic have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid. The consummation of the Merger and the other transactions contemplated hereby or taken in contemplation of this Agreement will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of Transatlantic, whether by law or otherwise. With respect to the Transatlantic Stock Options, (A) each grant of a Transatlantic Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Transatlantic Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of Transatlantic by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (B) each such grant was made in accordance with the terms of the applicable Transatlantic Stock Plan, the Exchange Act and all other applicable Law, including the rules of the NYSE, (C) the per share exercise price of each Transatlantic Stock Option was not less than the fair market value of a share of Transatlantic Common Stock on the applicable Grant Date, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Transatlantic and disclosed in Transatlantic’s filings with the SEC in accordance with the Exchange Act and all other applicable Laws, and (E) no amendments, modifications or other changes have been made to any such grants after the Grant Date.

(b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Transatlantic having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X promulgated by the SEC) of Transatlantic and of each Transatlantic P/C Subsidiary are owned by Transatlantic, directly or indirectly, free and clear of any material Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the Transatlantic Subsidiaries, as of the date of this Agreement, Transatlantic does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.3  Corporate Authorization.

(a) Transatlantic has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject to obtaining the Transatlantic Requisite Stockholder Vote. The execution, delivery and performance by Transatlantic of this Agreement and the consummation by Transatlantic of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Transatlantic Board. The Transatlantic Board has, by resolutions duly adopted, unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Transatlantic and its stockholders, has approved and adopted this Agreement and the plan of merger herein providing for the Merger, upon the terms and subject to the conditions set forth herein, approved the execution, delivery and performance by Transatlantic of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and has resolved, subject to Section 5.5, to recommend approval of each of the matters constituting the Transatlantic Requisite Stockholder Vote by the stockholders of Transatlantic (such recommendation, the “Transatlantic Board

Recommendation”) and that such matters and recommendation be submitted for consideration at a duly held meeting of the stockholders of Transatlantic for a vote for such purposes (the “Transatlantic Stockholders Meeting”). Except solely in the case of the Merger, for the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Transatlantic Common Stock (the “Transatlantic Requisite Stockholder Vote”), no other corporate proceedings on the part of Transatlantic or any other vote by the holders of any class or series of capital stock of Transatlantic are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger and the Restated Articles, as required by applicable Law).

(b) This Agreement has been duly executed and delivered by Transatlantic and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Transatlantic, enforceable against Transatlantic in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.4  Governmental Authorization.  The execution, delivery and performance by Transatlantic of this Agreement and the consummation by Transatlantic of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Transatlantic is qualified to do business, (b) the filing of the Restated Articles with the appropriate Swiss Governmental Entities, (c) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, (e) compliance with any applicable requirements of the NYSE, (f) approvals or filings under all applicable Insurance Laws as set forth in Section 4.4 of the Transatlantic Disclosure Schedule (the “Transatlantic Insurance Approvals”), (g) the Allied World Insurance Approvals (assuming the accuracy and completeness of Section 3.4(f)), (h) those consents, approvals or filings as may be required as a result of the business or identity of Allied World or any of its Affiliates (assuming the accuracy and completeness of Section 3.4(f)) and (i) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.5  Non-Contravention.  The execution, delivery and performance by Transatlantic of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Organizational Documents of Transatlantic or any of its Subsidiaries; (b) assuming receipt of the Transatlantic Requisite Stockholder Vote and compliance with the matters referred to in Section 3.4 and Section 4.4 (and assuming the accuracy and completeness of Section 3.4(f)), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Transatlantic or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Transatlantic Benefit Plan, or Transatlantic Material Contract; or (d) subject to the receipt of the Transatlantic Insurance Approvals (and assuming the accuracy and completeness of Section 3.4(f)), result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Transatlantic or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.6  Transatlantic SEC Filings, Etc.

(a) Transatlantic has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Transatlantic with the SEC since January 1, 2008 (together with any documents furnished during such period by Transatlantic to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the

SEC subsequent to the date hereof, collectively, the “Transatlantic SEC Documents”). Each of the Transatlantic SEC Documents, as amended prior to the date of this Agreement, complied (and each Transatlantic SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Transatlantic SEC Documents, and none of the Transatlantic SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to the Transatlantic SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Transatlantic, there are no material unresolved comments received from the SEC staff with respect to the Transatlantic SEC Documents on or prior to the date hereof. To the knowledge of Transatlantic, none of the Transatlantic SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b) Transatlantic maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Transatlantic (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Transatlantic in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Transatlantic in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Transatlantic, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Transatlantic of Transatlantic’s internal control over financial reporting, to its auditors and the audit committee of the Transatlantic Board (A) all significant deficiencies and material weaknesses in the design or operation of Transatlantic’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Transatlantic’s internal control over financial reporting. Transatlantic has made available to Allied World true and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to Transatlantic’s independent auditors and the audit committee of the Transatlantic Board since January 1, 2008.

(c) Neither Transatlantic nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Transatlantic and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Transatlantic or any of its Subsidiaries in the Transatlantic SEC Documents.

(d) Transatlantic is in compliance in all material respects with (i) the provisions of SOX and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Transatlantic.

(e) Neither Transatlantic nor any Transatlantic Subsidiary, nor, to the knowledge of Transatlantic, any director, officer, agent, employee or Affiliate of Transatlantic or any Transatlantic Subsidiary is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Transatlantic or any Transatlantic Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal. There is no current, pending, or, to the knowledge of Transatlantic, threatened charges, proceedings, investigations, audits, or complaints against Transatlantic or any Transatlantic Subsidiary or, to the knowledge of Transatlantic, any director, officer, agent, employee or Affiliate of Transatlantic with respect to the FCPA or any other anti-corruption Law or regulation.

4.7  Transatlantic Financial Statements.  The consolidated financial statements (including all related notes thereto) of Transatlantic included in the Transatlantic SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of Transatlantic and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) and were prepared, in all material respects, in accordance with, and complied, in all material respects, with GAAP during the periods involved (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

4.8  Form S-4.  The information supplied or to be supplied by Transatlantic specifically for inclusion in the Form S-4 shall not, at the time that the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Transatlantic with respect to statements made therein based on information supplied by or on behalf of Allied World or Merger Sub specifically for inclusion in the Form S-4. The Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Transatlantic and at the time of the Transatlantic Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Transatlantic with respect to statements made therein based on information supplied by or on behalf of Allied World or Merger Sub specifically for inclusion in the Joint Proxy Statement/Prospectus.

4.9  Absence of Certain Changes or Events.

(a) Since December 31, 2010, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Transatlantic Material Adverse Effect.

(b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from December 31, 2010 through the date of this Agreement, Transatlantic and the Transatlantic Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

4.10  No Undisclosed Material Liabilities.  There are no material liabilities or obligations of Transatlantic or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Transatlantic and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Transatlantic’s consolidated balance sheet as of March 31, 2011 included in the Transatlantic SEC Documents or in the notes thereto and (b) liabilities or obligations that were incurred since March 31, 2011 in the ordinary course of business consistent with past practice.

4.11  Compliance with Laws.

(a) Since January 1, 2008, (i) the business and operations of Transatlantic and its Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) Transatlantic has complied with the applicable listing and corporate governance rules and regulations of the NYSE except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) All of the Transatlantic Permits of each Transatlantic P/C Subsidiary conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Transatlantic or any Transatlantic Subsidiary is subject before a Governmental Entity that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Transatlantic Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) There is no proceeding to which Transatlantic or any Transatlantic Subsidiary is subject before any Governmental Entity pending or threatened in writing regarding whether any of the Transatlantic Subsidiaries has violated any applicable Laws (including Insurance Laws), nor, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against Transatlantic or any Transatlantic Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2008, each Transatlantic P/C Subsidiary has timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed by it with any applicable Insurance Regulator or such failure to file has been remedied.

4.12  Litigation.  There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, Injunction, notice of violation or other proceeding pending against or threatened in writing against Transatlantic or any of its Subsidiaries or pending against or threatened in writing against any present or former officer, director or employee of Transatlantic or any Transatlantic Subsidiary in connection with which Transatlantic or any Transatlantic Subsidiary has an indemnification obligation, before any Governmental Entity (other than insurance and reinsurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against Transatlantic or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

4.13  Title to Properties; Absence of Liens.  Section 4.13 of the Transatlantic Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, and all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Transatlantic or any of its Subsidiaries (collectively, the “Transatlantic Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Transatlantic Real Property Leases”). Transatlantic has delivered or otherwise made available to Allied World true, correct and complete copies of the Transatlantic Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. Each of the Transatlantic Real Property Leases is in full force and effect. Transatlantic or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Transatlantic Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Transatlantic nor any of its Subsidiaries owns any real property or any interests in real property.

4.14  Opinion of Financial Advisor.  The Transatlantic Board has received the opinion of Moelis & Co. LLC (“Moelis”), dated as of the date of this Agreement and addressed to the Transatlantic Board, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Transatlantic Common Stock (the “Moelis Fairness Opinion”). Transatlantic has been authorized by Moelis to permit the inclusion of the Moelis Fairness Opinion and references thereto in the Joint Proxy Statement/Prospectus, subject to prior review and consent by Moelis.

4.15  Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Transatlantic or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) Transatlantic and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Transatlantic SEC Documents and on the Transatlantic Statutory Statements.

(c) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Transatlantic or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency.

(d) Transatlantic and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Transatlantic and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e) Neither Transatlantic nor any of its Subsidiaries is liable for any Taxes of any Person (other than Transatlantic and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

(f) Neither Transatlantic nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(g) Neither Transatlantic nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Transatlantic nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h) Neither Transatlantic nor any of its Subsidiaries has been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction.

(i) Neither Transatlantic nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

4.16  Employee Benefit Plans.

(a) Section 4.16(a) of the Transatlantic Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), multiemployer plans within the meaning of ERISA Section 3(37), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of Transatlantic or its Subsidiaries has any present or future right to benefits or Transatlantic or its Subsidiaries has had or has any present or future liability (each, a “Transatlantic Benefit Plan”). With respect to each such Transatlantic Benefit Plan, Transatlantic has made available to Allied World a true and complete copy of such Transatlantic Benefit Plan, if written, or a description of the material terms of such Transatlantic Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, Insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Transatlantic Benefit Plan and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.

(b) (i) Each Transatlantic Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each of Transatlantic and its Subsidiaries has performed all material obligations required to be performed by it under any Transatlantic Benefit Plan and, to the knowledge of Transatlantic, is not in any material respect in default under or in violation of any Transatlantic Benefit Plan and (iii) no action (other than claims for benefits in the ordinary course) is pending or threatened in writing with respect to any Transatlantic Benefit Plan by any current or former employee, officer or director of Transatlantic or any of its Subsidiaries that would reasonably be expected to have a Transatlantic Material Adverse Effect.

(c) Each Transatlantic Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the knowledge of Transatlantic, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Transatlantic Benefit Plan or the exempt status of any such trust.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Transatlantic or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Transatlantic under Section 4001 of ERISA or Section 414 of the Code (a “Transatlantic ERISA Affiliate”). Transatlantic and its Subsidiaries have no liability (contingent or direct) with respect to any multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Transatlantic ERISA Affiliate) and no such liability is reasonably expected to be incurred by Transatlantic or its Subsidiaries. No notices have been required to be sent to participants and beneficiaries or to the PBGC under Section 302 of ERISA or Section 412 or Section 430 of the Code.

(e) All material contributions required to be made under each Transatlantic Benefit Plan, as of the date hereof, have been timely made. Neither any Transatlantic Benefit Plan nor any single-employer plan of a Transatlantic ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. It is not reasonably anticipated that any Transatlantic Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA). Transatlantic has no liability pursuant to Section 4069 of ERISA.

(f) Neither Transatlantic nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Transatlantic or its Subsidiaries, except as required by applicable Law. Transatlantic has reserved the right to amend, terminate or modify at any time all Transatlantic Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(g) Any arrangement of Transatlantic or any of its Subsidiaries that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A through December 31, 2008, and all arrangements of Transatlantic or any of its Subsidiaries that are subject to Section 409A, provide for payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect. Neither Transatlantic nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(h) Except as set forth in Section 4.16(h) of the Transatlantic Disclosure Schedule, the consummation of the transactions contemplated hereby to which Transatlantic is a party, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of Transatlantic or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Transatlantic Benefit Plan or impose any restrictions or limitations on Transatlantic’s rights to administer, amend or terminate any Transatlantic Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

4.17  Employees, Labor Matters.

(a) Neither Transatlantic nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of Transatlantic, attempting to represent any employees of Transatlantic or any of its Subsidiaries in their capacity as such.

(b) Since January 1, 2008, there has not occurred or been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Transatlantic or any of its Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or threatened in writing with respect to any employee of Transatlantic or any of its Subsidiaries.

(c) Transatlantic and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where noncompliance would not reasonably be expected to result in a Transatlantic Material Adverse Effect.

4.18  Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect, (a) neither Transatlantic nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Transatlantic, any Transatlantic Subsidiary or any predecessors in interest that are reasonably likely to result in any cost, liability or obligation of Transatlantic or any Transatlantic Subsidiary under any applicable Environmental Law.

4.19  Intellectual Property.

(a) Each of Transatlantic and its Subsidiaries owns or otherwise has a valid and enforceable license or right to use material Intellectual Property used in the respective businesses of Transatlantic and each of its Subsidiaries as currently conducted; and all patents and all registrations for trademarks, service marks and copyrights owned by Transatlantic or its Subsidiaries are valid and subsisting, except to the extent Transatlantic or its Subsidiaries have determined to abandon such patents or registrations for trademarks, service marks and copyrights in the exercise of their reasonable business judgment.

(b) There are no claims pending or threatened in writing by any Person alleging that Transatlantic or its Subsidiaries or their respective businesses as conducted on the date of this Agreement infringes the Intellectual Property of any Person, which, if determined or resolved adversely against Transatlantic or any Transatlantic Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole. To the knowledge of Transatlantic, no Person is infringing the Intellectual Property owned by Transatlantic or any of its Subsidiaries, which infringement would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole.

(c) Transatlantic and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are sufficient to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; and (ii) the security, confidentiality and integrity of all confidential or proprietary data, except, in each case, which would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect. Neither Transatlantic nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Transatlantic nor any of its Subsidiaries has notified customers or employees of any information security breach. Transatlantic and its Subsidiaries take reasonable steps to protect their material trade secrets and none of such trade secrets have been disclosed to any Person except pursuant to written and enforceable confidentiality obligations.

4.20  Transatlantic Material Contracts.

(a) Transatlantic has made available to Allied World a true and complete copy of each Contract to which Transatlantic or any of its Subsidiaries is a party as of the date of this Agreement or by which Transatlantic, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which: (i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC (each, a “Transatlantic Material Contract”); (ii) contains covenants of Transatlantic or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area; (iii) pursuant to which Transatlantic or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Transatlantic or any of its Subsidiaries); (iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Transatlantic or any of its Subsidiaries in excess of ten million dollars ($10,000,000); or (v) evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of Transatlantic in excess of ten million dollars ($10,000,000).

(b) Each Transatlantic Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than Transatlantic or any of its Subsidiaries) a valid and binding obligation of Transatlantic or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent it has previously expired or terminated in accordance with their terms and (ii) for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect. Neither Transatlantic nor any of its Subsidiaries nor, to the knowledge of Transatlantic, any other party to any Transatlantic Material Contract is in breach of or in default under any Transatlantic Material Contract, and, to the knowledge of Transatlantic, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither Transatlantic nor any of its Subsidiaries has received any claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect.

4.21  Brokers’ and Finders’ Fees.  Except for Moelis and Goldman Sachs & Co., the fees and expenses of which will be paid by Transatlantic, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Transatlantic or any of its Subsidiaries who is entitled to any fee or commission from Transatlantic or any of its Subsidiaries in connection with the transactions to which Transatlantic is a party contemplated hereby.

4.22  Takeover Laws.  No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Transatlantic being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.

4.23  Affiliate Transactions.  There are no transactions, agreements, arrangements or understandings between (i) Transatlantic or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Transatlantic, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

4.24  Insurance Subsidiaries.  Each Transatlantic Subsidiary that conducts the business of reinsurance (each, a “Transatlantic P/C Subsidiary”) is (i) duly licensed or authorized as a reinsurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of reinsurance in each other jurisdiction where it is required to be so licensed, authorized or eligible in order to conduct its business as currently conducted; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction where it writes each line of reinsurance reported as being written in the Transatlantic Statutory Statements. Each jurisdiction in which any Transatlantic P/C Subsidiary is domiciled or commercially domiciled or otherwise licensed, authorized or eligible with respect to the conduct of the business of reinsurance is set forth in Section 4.24 of the Transatlantic Disclosure Schedule.

4.25  Statutory Statements; Examinations.

(a) Since January 1, 2008, each of the Transatlantic P/C Subsidiaries has timely filed or submitted all material annual and, to the extent applicable Law requires, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which it is licensed, authorized or eligible on forms prescribed or permitted by such authority (as filed through the date hereof and thereafter, collectively, the “Transatlantic Statutory Statements”), except, in each case, as has been cured or resolved to the satisfaction of such insurance regulatory authority without imposition of any material penalty.

(b) Transatlantic has delivered or made available to Allied World, to the extent permitted by applicable Law, true and complete copies of all annual Transatlantic Statutory Statements filed with Governmental Entities for each of the Transatlantic P/C Subsidiaries for the periods beginning January 1, 2008, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority. Financial statements included in the Transatlantic Statutory Statements were prepared in conformity with applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Transatlantic P/C Subsidiary, and present fairly in all material respects the statutory financial position of the relevant Transatlantic P/C Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders’ equity, as applicable) of such Transatlantic P/C Subsidiary for the respective periods then ended. The Transatlantic Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the knowledge of Transatlantic, orally) by any Governmental Entity with respect to any of the Transatlantic Statutory Statements that have not been cured or otherwise resolved to the satisfaction of such Governmental Entity. The statutory balance sheets and income statements included in the annual Transatlantic Statutory Statements have been audited by Transatlantic’s independent auditors, and Transatlantic has delivered or made available to Allied World true and complete copies of all audit opinions related thereto for the periods beginning January 1, 2008 through the date hereof, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of such Transatlantic P/C Subsidiary. Except as is indicated therein, all assets that are reflected on the Transatlantic Statutory Statements comply in all material respects with all applicable Insurance Laws regulating the investments of Transatlantic P/C Subsidiaries and all applicable Insurance Laws with respect to admitted assets. The financial statements included in the Transatlantic Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, the applicable Transatlantic P/C Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept) on such Transatlantic Statutory Statements.

(c) Transatlantic has delivered or made available to Allied World, to the extent permitted by applicable Law, true and complete copies of all examination reports (and has notified the other party of any pending examinations) of any insurance regulatory authorities received by it on or after January 1, 2008 through the date hereof relating to the Transatlantic P/C Subsidiaries. Except as set forth in Section 4.25(c) of the Transatlantic Disclosure Schedule, all material deficiencies or violations noted in the examination reports have been resolved to the reasonable satisfaction of the insurance regulatory authority that noted such deficiencies or violations.

(d) Section 4.25(d) of the Transatlantic Disclosure Schedule sets forth a true and complete list of permitted practices under SAP that are used in any of the Transatlantic Statutory Statements of any Transatlantic P/C Subsidiary.

4.26  Agreements with Regulators.  Except as required by Insurance Laws and the reinsurance licenses maintained by the Transatlantic P/C Subsidiaries or as set forth in Section 4.26 of the Transatlantic Disclosure Schedule, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or any of its subsidiaries or to which Transatlantic or any Transatlantic Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, neither has Transatlantic nor any Transatlantic Subsidiary adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to Transatlantic or any Transatlantic Subsidiary, which (a) limit the ability of Transatlantic or any Transatlantic P/C Subsidiary to issue or enter into Transatlantic Reinsurance Contracts or other material reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements; (b) require any divestiture of any investment of any Transatlantic Subsidiary; (c) in any manner relate to the ability of any Transatlantic Subsidiary to pay dividends; (d) require any investment of any Transatlantic P/C Subsidiary to be treated as non-admitted assets (or the local equivalent); or (e) otherwise restrict the conduct of business of Transatlantic or any Transatlantic Subsidiary, nor has it been advised in writing by any Governmental Entity that it is contemplating any such undertakings.

4.27  Reinsurance and Retrocession.

(a) As of the date of this Agreement, all material reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements pursuant to which any Transatlantic P/C Subsidiary is the cedent (the “Transatlantic Reinsurance Contracts”) are, and after the consummation of the transactions contemplated hereby will continue to be, valid and binding obligations of Transatlantic and the Transatlantic Subsidiaries (to the extent they are parties thereto or bound thereby) and, to Transatlantic’s knowledge, each other party thereto, in accordance with their terms and are in full force and effect, and Transatlantic and the Transatlantic Subsidiaries (to the extent they are party thereto or bound thereby) and, to Transatlantic’s knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Transatlantic Reinsurance Contract. Neither Transatlantic nor any of the Transatlantic Subsidiaries has received notice, nor does it have knowledge, of any violation or default in respect of any material obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Transatlantic Reinsurance Contract. Since January 1, 2008, (i) neither Transatlantic nor the Transatlantic Subsidiaries have received any written notice from any party to a Transatlantic Reinsurance Contract that any amount of reinsurance ceded by Transatlantic or such Transatlantic Subsidiary to such counterparty will be uncollectible or otherwise defaulted upon; (ii) to Transatlantic’s knowledge, no party to a Transatlantic Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (iii) to Transatlantic’s knowledge, the financial condition of any party to a Transatlantic Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated; (iv) there are no material disputes under any Transatlantic Reinsurance Contract other than disputes in the ordinary course for which adequate loss reserves have been established; and (v) Transatlantic’s relevant Transatlantic P/C Subsidiary is entitled under any applicable Law and applicable SAP to take full credit in its Transatlantic Statutory Statements for all amounts recoverable by it pursuant to any Transatlantic Reinsurance Contract and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in the Transatlantic Statutory Statements, except for such events or circumstances as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Transatlantic and its Subsidiaries, taken as a whole.

(b) Except for such events or circumstances as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Allied World and its Subsidiaries, taken as a whole, with respect to any Transatlantic Reinsurance Contract for which a Transatlantic P/C Subsidiary as ceding insurer thereto is taking credit on its most recent Transatlantic Statutory Statements, to its knowledge, from and after January 1, 2008 (i) there has been no separate written or oral agreement between such Transatlantic P/C Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Transatlantic Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Transatlantic Reinsurance Contract; (ii) for each such Transatlantic Reinsurance Contract entered into, renewed or amended on or after January 1, 2008, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Entities for such Transatlantic P/C Subsidiary; (iii) the Transatlantic P/C Subsidiary that is a party thereto, and to its knowledge, any other party thereto, complies and has complied from and after January 1, 2008 with any applicable requirements set forth in SSAP No. 62; and (iv) such Transatlantic P/C Subsidiary has and has had since January 1, 2008 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

4.28  Rating Agency.  Since December 31, 2010, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Transatlantic P/C Subsidiary or, to the knowledge of Transatlantic, stated to Transatlantic that it is considering lowering any rating assigned to any Transatlantic P/C Subsidiary or placing any Transatlantic P/C Subsidiary on an “under review” status, except as set forth in Section 4.28 of the Transatlantic Disclosure Schedule. As of the date of this Agreement, each U.S. Transatlantic P/C Subsidiary has the A.M. Best Company rating set forth in Section 4.28 of the Transatlantic Disclosure Schedule.

4.29  Reserves.

(a) The insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Transatlantic P/C Subsidiary contained in its Transatlantic Statutory Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (ii) satisfied the requirements of all applicable Insurance Laws in all material respects.

(b) Transatlantic has made available to Allied World true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2008, with respect to the Transatlantic P/C Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of a similar nature covering any Transatlantic P/C Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. The information and data furnished by Transatlantic and the Transatlantic Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

4.30  Risk-Based Capital.  Transatlantic has made available to Allied World true and complete copies of all analyses and reports submitted by Transatlantic to any insurance regulatory authority during the past twenty-four (24) months relating to risk-based capital calculations (“Transatlantic Risk-Based Capital Reports”). The Transatlantic Risk-Based Capital Reports were true and accurate in all material respects at the time of submission.

4.31  Transatlantic Insurance Business.

(a) All underwriting, management and administration agreements entered into by any Transatlantic P/C Subsidiary are, to the extent required by Law, in forms acceptable to all applicable insurance departments or have been filed with and approved by all applicable insurance departments or were not objected to by any such insurance department within any period provided for objection.

(b) Since December 31, 2010, (i) salaried employees of Transatlantic and the Transatlantic Subsidiaries and, to the knowledge of Transatlantic, each other Person, who, in each of the foregoing cases, is performing the duties of reinsurance intermediary for Transatlantic and the Transatlantic Subsidiaries (collectively, “Transatlantic Agents”), at the time such Transatlantic Agent wrote, sold or produced business for or on behalf of Transatlantic or any Transatlantic Subsidiary that requires a license, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Transatlantic Agent wrote, sold or produced business, and to the knowledge of Transatlantic, no Transatlantic Agent is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or solicitation of insurance or other business for or on behalf of Transatlantic or any Transatlantic Subsidiary, except for such failures to be so licensed or such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Entity, or which are barred by an applicable statute of limitations, and (ii) each of the agency agreements and appointments between the Transatlantic Agents, including as subagents under Transatlantic’s affiliated insurance agency, and Transatlantic and any Transatlantic Subsidiary, is valid and binding and in full force and effect in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect. As of the date of this Agreement, no Transatlantic Agent individually accounting for 1% or more of the total gross premiums of all Transatlantic Subsidiaries for the year ended December 31, 2010 has notified Transatlantic or any Transatlantic Subsidiary that such Transatlantic Agent will be unable in any material respect or unwilling to continue its relationship as a Transatlantic Agent with Transatlantic or any Transatlantic Subsidiary within twelve (12) months after the date hereof.

4.32  Other Transatlantic Insurance Business.  Since December 31, 2010, (i) each Transatlantic Subsidiary and the salaried employees of Transatlantic and the Transatlantic Subsidiaries, who, in each of the foregoing cases, is performing the duties of insurance producer or reinsurance intermediary for any Person that is not an Affiliate of Transatlantic (collectively, “Transatlantic Insurance Intermediaries”), at the time such Transatlantic Insurance Intermediaries wrote, sold or produced business for or on behalf of any Person that is not an Affiliate of Transatlantic that requires a license, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Transatlantic Insurance Intermediary wrote, sold or produced, and to the knowledge of Transatlantic, no Transatlantic Insurance Intermediary is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale or production for or on behalf of any Person that is not an Affiliate of Transatlantic, except for such failures to be so licensed or such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Entity, or which are barred by an applicable statute of limitations, and (ii) each of the agency agreements and appointments between the Transatlantic Insurance Intermediary and any such Person that is not an Affiliate of Transatlantic, is valid and binding and in full force and effect in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect.

4.33  No Other Representations and Warranties; Disclaimer.

(a) Except for the representations and warranties made by Transatlantic in this Article IV, neither Transatlantic nor any other Person makes any express or implied representation or warranty with respect to Transatlantic or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Transatlantic hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Transatlantic in this Article IV, neither Transatlantic nor any other Person makes or has made any representation or warranty to Allied World, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Transatlantic, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Allied World, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of Transatlantic, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Transatlantic acknowledges and agrees that neither Allied World, Merger Sub, nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Allied World and Merger Sub in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Allied World or Merger Sub furnished or made available to Transatlantic or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, Transatlantic acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Transatlantic or any of its Affiliates or Representatives.

ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including by Section 5.2 or Section 5.3 below, as applicable), except as specifically set forth in Section 5.1 of the Allied World Disclosure Schedule or Section 5.1 of the Transatlantic Disclosure Schedule, as applicable, and except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), each of Allied World and Transatlantic shall, and shall cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either Allied World or Transatlantic to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.1, (i) neither party will take any action prohibited by Section 5.2 or Section 5.3, as applicable, in order to satisfy such party’s obligations under this Section 5.1 and (ii) each party shall be deemed not to have failed to satisfy its obligations under this Section 5.1 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.2 or Section 5.3, as applicable.

5.2  Allied World Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Allied World Disclosure Schedule and except as required by Law or the rules and regulations of the SEC or the NYSE or as expressly contemplated or permitted by this Agreement, Allied World will not, and will not permit any of the Allied World Subsidiaries to, without the prior written consent of Transatlantic (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of Allied World to Allied World or to any of Allied World’s other direct or indirect wholly owned Subsidiaries (to the extent that any such dividends do not result in any Subsidiary of Allied World breaching or otherwise violating any applicable regulatory capital requirements or becoming subject to any additional regulatory oversight or reporting requirements) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Allied World’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Allied World’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Allied World or any wholly owned Subsidiary of Allied World of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of Allied World;

(c) (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any Allied World Shares, Equity Equivalents or shares of capital stock of any Allied World Subsidiary, other than the issuance of (A) any Allied World Shares upon the exercise of Allied World Stock-Based Awards that are outstanding on the date of this Agreement in accordance with the terms of the Allied World Stock Plans on the date of this Agreement and (B) any capital stock of any Allied World Subsidiary to Allied World or any other Allied World Subsidiary or (ii) amend any term of any Allied World Shares or Equity Equivalent (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.2(d) of the Allied World Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,500,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of Allied World and its Subsidiaries in a manner that is consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(f) sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Allied World’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing, other than (i) in bona fide transactions, on arm’s-length terms in the ordinary course of business consistent with past practice, including in respect of letter of credit facilities and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(g) other than in connection with actions permitted by Section 5.2(d) or Section 5.2(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Allied World;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, (ii) guarantees relating to business written by any wholly owned Subsidiary (whether directly or indirectly) of Allied World in the ordinary course of Allied World’s and its Subsidiaries’ insurance or reinsurance business consistent with past practice and (iii) draw-downs pursuant to existing credit facilities and letters of credit in support of Allied World’s and its Subsidiaries’ insurance or reinsurance business consistent with past practice;

(i) (i) with respect to any director, officer or employee of Allied World or any of its Subsidiaries whose annual base salary exceeds $275,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement; provided, that Allied World may, to the extent appropriate, adjust the performance goals for, or convert, all Allied World Stock Options and Allied World Stock-Based Awards that vest upon the achievement of performance criteria in the manner agreed to by Transatlantic and Allied World within 15 Business Days following the date hereof (or such later time as may be agreed to by the parties) to appropriately reflect the Merger with respect to performance periods that will not have ended prior to the Effective Time, or (iv) increase compensation, bonus or other benefits payable to any employee of Allied World or any of its Subsidiaries, except, with respect to any director, officer or employee of Allied World or any of its Subsidiaries whose annual base salary does not exceed $275,000, for increases in the ordinary course of business consistent with past practice;

(j) change Allied World’s methods of accounting, except as required by concurrent changes in GAAP or SAP, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Allied World or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $1,000,000, (ii) arising from ordinary course claims for insurance or reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to Allied World’s normal claims handling process consistent with past practice or (iii) where the amount paid in settlement does not exceed the amount reserved for such claim in the financial statements set forth in the Allied World SEC Documents;

(l) (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(m) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Allied World Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Allied World Material Contract, or enter into any Contract or agreement that would have been an Allied World Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Allied World or any material Allied World Subsidiary (other than the Merger); and

(o) agree, resolve or commit to (i) do any action restricted by this Section 5.2 or (ii) accept any restriction that would prevent Allied World or any of its Subsidiaries from taking any action required by this Section 5.2.

5.3  Transatlantic Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Transatlantic Disclosure Schedule and except as required by Law or the rules and regulations of the SEC or the NYSE or as expressly contemplated or permitted by this Agreement, Transatlantic will not, and will not permit any of the Transatlantic Subsidiaries to, without the prior written consent of Allied World (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of Transatlantic to Transatlantic or to any of Transatlantic’s other direct or indirect wholly owned Subsidiaries (to the extent that any such dividends do not result in any Subsidiary of Transatlantic breaching or otherwise violating any applicable regulatory capital requirements or becoming subject to any additional regulatory oversight or reporting requirements) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Transatlantic’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Transatlantic’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Transatlantic or any wholly owned Subsidiary of Transatlantic of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of Transatlantic;

(c) (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any shares of any Transatlantic Common Stock, Equity Equivalents or capital stock of any Transatlantic Subsidiary, other than the issuance of (A) any shares of Transatlantic Common Stock upon the exercise of Transatlantic Stock-Based Awards that are outstanding on the date of this Agreement in accordance with the terms of Transatlantic Stock Plans on the date of this Agreement and (B) any capital stock of any Transatlantic Subsidiary to Transatlantic or any other Subsidiary of Transatlantic or (ii) amend any term of any Transatlantic Common Stock or Equity Equivalent (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.3(d) of the Transatlantic Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,500,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of Transatlantic and its Subsidiaries in a manner that is consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(f) sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Transatlantic’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing other than (i) in bona fide transactions, on arm’s-length terms in the ordinary course of business consistent with past practice, including in respect of letter of credit facilities and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(g) other than in connection with actions permitted by Section 5.3(d) or Section 5.3(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Transatlantic;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, (ii) guarantees relating to business written by any wholly owned Subsidiary (whether directly or indirectly) of Transatlantic in the ordinary course of Transatlantic’s and its Subsidiaries’ reinsurance business consistent with past practice and (iii) draw-downs pursuant to existing credit facilities and letters of credit in support of Transatlantic’s and its Subsidiaries’ reinsurance business consistent with past practice;

(i) (i) with respect to any director, officer or employee of Transatlantic or any of its Subsidiaries whose annual base salary exceeds $275,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of Transatlantic or any of its Subsidiaries, except, with respect to any director, officer or employee of Transatlantic or any of its Subsidiaries whose annual base salary does not exceed $275,000, for increases in the ordinary course of business consistent with past practice;

(j) change Transatlantic’s methods of accounting, except as required by concurrent changes in GAAP or SAP, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Transatlantic or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $1,000,000, (ii) arising from ordinary course claims for reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to Transatlantic’s normal claims handling process consistent with past practice or (iii) where the amount paid in settlement does not exceed the amount reserved for such claim in the financial statements set forth in the Transatlantic SEC Documents;

(l) (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(m) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Transatlantic Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Transatlantic Material Contract, or enter into any Contract or agreement that would have been a Transatlantic Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Transatlantic or any material Transatlantic Subsidiary (other than the Merger); and

(o) agree, resolve or commit to (i) do any action restricted by this Section 5.3 or (ii) accept any restriction that would prevent Transatlantic or any of its Subsidiaries from taking any action required by this Section 5.3.

5.4  Control of Other Party’s Business.  Nothing contained in this Agreement will give Allied World, directly or indirectly, the right to control Transatlantic or any of the Transatlantic Subsidiaries or direct the business or operations of Transatlantic or any of the Transatlantic Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give Transatlantic, directly or indirectly, the right to control Allied World or any of the Allied World Subsidiaries or direct the business or operations of Allied World or any of the Allied World Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Allied World and Transatlantic will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Transatlantic or Allied World in violation of any applicable Law.

5.5  No Solicitation.

(a) Allied World shall not, and shall cause the Allied World Subsidiaries and each officer or director of Allied World or any Allied World Subsidiary not to, and shall use its reasonable best efforts to cause each controlled Affiliate and any employee, agent, consultant or representative (including any financial or legal advisor or other representative) of Allied World, any of the Allied World Subsidiaries or any such controlled Affiliate not to, and on becoming aware of it, shall use its best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding, or that would reasonably be expected to lead to, any merger, share exchange, amalgamation, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Allied World or any of the Allied World Subsidiaries that, if consummated, would constitute a Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Allied World Acquisition Proposal”), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Person in connection with, any Allied World Acquisition Proposal or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any Allied World Acquisition Proposal (an “Allied World Acquisition Agreement”).

(b) Transatlantic shall not, and shall cause the Transatlantic Subsidiaries and each officer or director of Transatlantic or any Transatlantic Subsidiary not to, and shall use its reasonable best efforts to cause each controlled Affiliate and any employee, agent, consultant or representative (including any financial or legal advisor or other representative) of Transatlantic, any of the Transatlantic Subsidiaries or any such controlled Affiliate not to, and on becoming aware of it, shall use its best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding, or that would reasonably be expected to lead to, any merger, share exchange, amalgamation, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Transatlantic or any of the Transatlantic Subsidiaries that, if consummated, would constitute a Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Transatlantic Acquisition Proposal” and, together with any Allied World Acquisition Proposal, each an “Acquisition Proposal”), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Person in connection with, any Transatlantic Acquisition Proposal or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any Transatlantic Acquisition Proposal (a “Transatlantic Acquisition Agreement”).

(c) As used in this Agreement, “Competing Transaction” means, with respect to Allied World or Transatlantic, as the case may be (for this purpose, the “Target Party”), any of (i) a transaction, including any tender offer, exchange offer or share exchange, pursuant to which any third Person (or group) other than the other party to this Agreement (the “Non-Target Party”) or such third Person’s Affiliates, or the stockholders of such third Person, directly or indirectly, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of common stock or ordinary shares, as applicable, of the Target Party or of the outstanding voting power of the Target Party (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or ordinary shares or other securities representing such voting power), whether from the Target Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, amalgamation, consolidation or business combination pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) party thereto, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 10% or more of the outstanding shares of common stock or ordinary shares, as applicable, or the outstanding voting power of the Target Party, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (iii) a recapitalization of Target Party or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (ii) involving the Target Party or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) party thereto, or its stockholders, beneficially owns or would beneficially own 10% or more of the outstanding shares of common stock or ordinary shares, as applicable, or the outstanding voting power of the Target Party or such Subsidiary or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof or (iv) any transaction pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) directly or indirectly (including by way of merger, consolidation, share exchange, amalgamation, other business combination, partnership, joint venture or otherwise) acquires or would acquire control of assets (including for this purpose the equity securities of, or other ownership interest in, Subsidiaries of the Target Party and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Target Party) of the Target Party or any of its Subsidiaries representing 10% or more of consolidated revenues, net income, or EBITDA for the last 12 full calendar months or the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that no transaction involving solely the acquisition of capital stock or assets of any Allied World Subsidiary by Allied World, or of any Transatlantic Subsidiary by Transatlantic, will be deemed to be a Competing Transaction. Wherever the term “group” is used in this Agreement, it is used as defined in Rule 13d-3 under the Exchange Act.

(d) The Target Party shall notify the Non-Target Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any inquiry or request for non-public information relating to the Target Party or any of its Subsidiaries or for access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that is reasonably likely to lead to or contemplate an Acquisition Proposal. Such notice to the Non-Target Party shall be made orally and in writing and shall indicate the identity of the Person or Persons making the Acquisition Proposal or inquiry or requesting non-public information or access to the properties, books or records of the Target Party or any of its Subsidiaries, and a copy of the Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms of any such Acquisition Proposal, inquiry or request or modification or amendment to an Acquisition Proposal. The Target Party shall (i) keep the Non-Target Party fully informed, on a current basis, of any material changes in the status of, and any material changes or modifications in the terms of, any such Acquisition Proposal, inquiry or request and, if requested by the Non-Target Party, counsel for the Target Party shall consult with counsel for the Non-Target Party once per day, at mutually agreeable times, regarding such status and any such changes or modifications, and (ii) provide to the Non-Target Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Target Party from any third party in connection with any Acquisition Proposal or sent or provided by the Target Party to any third party in connection with any Acquisition Proposal; provided, however, that any material written material or material correspondence shall be sent or provided pursuant to clause (ii) within 24 hours after receipt or delivery thereof. Neither Allied World nor Transatlantic shall enter into any agreement on or after the date hereof that would prevent such party from providing any information required by this Section 5.5 to the other party.

(e) Notwithstanding anything to the contrary in this Section 5.5, at any time prior to obtaining the Allied World Requisite Stockholder Vote or the Transatlantic Requisite Stockholder Vote, as applicable, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, and only with, a Person (and its representatives) who has made a bona fide written Acquisition Proposal that was not solicited on or after the date of this Agreement and that did not otherwise result from a breach of Section 5.5(a) or Section 5.5(b), as applicable, if the Target Party’s Board of Directors (the “Target Board”) has (i) determined in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to enter into discussions regarding the Acquisition Proposal would result in a breach of its fiduciary duties under applicable Law, (ii) provided at least three Business Days’ notice to the Non-Target Party of its intent to furnish information to or enter into discussions with such Person in accordance with this Section 5.5(e), and (iii) obtained from such Person an executed confidentiality agreement containing terms that are determined in good faith by the Target Party to be substantially similar to and not less favorable to the Target Party, in the aggregate, than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement). Unless such information has been previously provided to the Non-Target Party, all information that is provided by the Target Party to the Person making such Acquisition Proposal shall be provided to the Non-Target Party. During the three Business Day period set forth in clause (ii), the Non-Target Party shall have the right to make a presentation to the Target Board.

(f) As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made by a third Person (or group of Persons) (and not obtained in breach of this Agreement, including, without limitation, this Section 5.5) to consummate a merger, amalgamation, consolidation, business combination or other similar transaction involving the Target Party pursuant to which the stockholders of the Target Party immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock or ordinary shares, as applicable, of, or less than 50% of the outstanding voting power of, the Target Party, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof that the Target Board (after consultation with its outside legal counsel and its financial advisor or advisors) determines in good faith to be more favorable to the Target Party’s stockholders than the Merger, taking into account all relevant factors, including value and other financial considerations, legal and regulatory considerations and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the Merger proposed by the Non-Target Party in response to such Superior Proposal.

(g) Except as permitted by this Section 5.5(g), neither the Target Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to the Non-Target Party) the approval, recommendation or declaration of advisability by the Target Board or any such committee of this Agreement, the Restated Articles and the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.5(g)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Target Party to enter into, or resolve, agree or propose publicly to do so with respect to, any Allied World Acquisition Agreement (in the case of Allied World) or Transatlantic Acquisition Agreement (in the case of Transatlantic) (other than a confidentiality agreement as referred to in Section 5.5(e)). Notwithstanding anything to the contrary in this Section 5.5, at any time prior to obtaining the Allied World Requisite Stockholder Vote (in the case of Allied World) or the Transatlantic Requisite Stockholder Vote (in the case of Transatlantic) the Target Board may, if the Target Board determines in good faith that the failure to do so would result in a breach of its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Non-Target Party pursuant to this Section 5.5(g), make an Adverse Recommendation Change; provided, however, that the Target Party may not make an Adverse Recommendation Change, unless (1) the Target Party promptly notifies the Non-Target Party in writing at least three Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making any Acquisition Proposal, and contemporaneously furnishing a copy of any relevant Allied World Acquisition Agreement (in the case of Allied World) or Transatlantic Acquisition Agreement (in the case of Transatlantic) and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquisition Proposal shall require a new written notice by the Target Party and a new three Business Day period) and (2) prior to the expiration of such three Business Day period, in the case of an Acquisition Proposal, the Non-Target Party does not make a proposal to adjust the terms and conditions of this Agreement that the Target Board determines in good faith to be at least as favorable as the Acquisition Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 6.6, such that the Target Board determines such action is no longer required by its fiduciary duties to the stockholders of the Target Party under applicable Law. During the three Business Day period prior to its effecting an Adverse Recommendation Change, the Target Party shall, and shall cause its financial and legal advisors to, negotiate with the Non-Target Party in good faith (to the extent the Non-Target Party seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Non-Target Party. The Target Party shall not submit to the vote of its stockholders any Acquisition Proposal, or, except as permitted herein, propose to do so.

(h) (i) Nothing contained in this Section 5.5 shall prohibit the Target Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Allied World Board or the Transatlantic Board may determine (after consultation with counsel) that it or Allied World or Transatlantic, as applicable, is required to make under applicable Law shall constitute a violation of this Agreement; provided, however, that in any event neither the Allied World Board nor the Transatlantic Board shall make an Adverse Recommendation Change except in accordance with Section 5.5(g).  Any disclosure by the Target Party relating to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change by the Target Party, unless the Target Board reaffirms its recommendation and declaration of advisability with respect to this Agreement in such disclosure.

(i) Each of Allied World and Transatlantic and their respective Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party to this Agreement) conducted heretofore with respect to any Acquisition Proposal, and shall use reasonable best efforts to cause all Persons, other than the other party hereto, who have been furnished confidential information regarding such party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement promptly to return or destroy such information.

(j) It is understood that any violation of the restrictions set forth in this Section 5.5 by any director, officer, employee, controlled Affiliate, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries or controlled Affiliates shall be deemed to be a breach of this Section 5.5 by such party.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1  Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) Transatlantic and Allied World shall jointly prepare and shall use their reasonable best efforts to cause to be filed with the SEC, as promptly as practicable, and in no event later than 40 Business Days following the date of this Agreement, a joint proxy statement and the Form S-4, in which the joint proxy statement will be included as a prospectus (the “Joint Proxy Statement/Prospectus”), and each of Transatlantic and Allied World shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Allied World and Transatlantic shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other party to be included therein. Each of Allied World and Transatlantic shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus and shall provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each of Allied World and Transatlantic shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Allied World and Transatlantic (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Each of Allied World and Transatlantic shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of Allied World Shares constituting Merger Consideration for offering or sale in any jurisdiction, and each of Allied World and Transatlantic shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Allied World shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger, the issuance of the Merger Consideration and the issuance of Allied World Shares under the Transatlantic Stock Plans. Transatlantic shall furnish all information concerning Transatlantic and the holders of the Transatlantic Common Stock and rights to acquire Transatlantic Common Stock pursuant to the Transatlantic Stock Plans as may be reasonably requested in connection with any such action.

(b) If, prior to the Effective Time, any event occurs with respect to Transatlantic or any Transatlantic Subsidiary, or any change occurs with respect to other information supplied by Transatlantic for inclusion in the Joint Proxy Statement/Prospectus or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, Transatlantic shall promptly notify Allied World of such event, and Transatlantic and Allied World shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Transatlantic’s stockholders and Allied World’s stockholders. Nothing in this Section 6.1(b) shall limit the obligations of any party under Section 6.1(a).

(c) If, prior to the Effective Time, any event occurs with respect to Allied World or any Allied World Subsidiary, or any change occurs with respect to other information supplied by Allied World for inclusion in the Joint Proxy Statement/Prospectus or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, Allied World shall promptly notify Transatlantic of such event, and Allied World and Transatlantic shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Transatlantic’s stockholders and Allied World’s stockholders. Nothing in this Section 6.1(c) shall limit the obligations of any party under Section 6.1(a).

(d) Transatlantic shall, as soon as practicable, but in no event more than five (5) Business Days, following the effectiveness of the Form S-4 under the Securities Act, duly call, give notice of, and as soon as practicable convene and hold the Transatlantic Stockholders Meeting, which shall be held concurrently with the Allied World Stockholders Meeting. Transatlantic shall use its reasonable best efforts to (i) cause the Joint Proxy Statement/Prospectus to be mailed to Transatlantic’s stockholders and to hold the Transatlantic

Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (ii) solicit the Transatlantic Requisite Stockholder Vote. Transatlantic shall, through the Transatlantic Board, recommend to its stockholders that they give the Transatlantic Requisite Stockholder Vote and shall include such recommendation in the Joint Proxy Statement/Prospectus, except to the extent that the Transatlantic Board shall have made an Adverse Recommendation Change as permitted by Section 5.5(g). Transatlantic agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Transatlantic of any Competing Transaction or by the making of any Adverse Recommendation Change by the Transatlantic Board.

(e) Allied World shall, as soon as practicable, but in no event more than five (5) Business Days, following the effectiveness of the Form S-4 under the Securities Act, duly call, give notice of, and as soon as practicable convene and hold the Allied World Stockholders Meeting, which shall be held concurrently with the Transatlantic Stockholders Meeting. Allied World shall use its reasonable best efforts to (i) cause the Joint Proxy Statement/Prospectus to be mailed to Allied World’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Allied World Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) solicit the Allied World Requisite Stockholder Vote. Allied World shall, through the Allied World Board, recommend to its stockholders that they give the Allied World Requisite Stockholder Vote and shall include such recommendation in the Joint Proxy Statement/Prospectus, except to the extent that the Allied World Board shall have made an Adverse Recommendation Change as permitted by Section 5.5(g). Allied World agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Allied World of any Competing Transaction or by the making of any Adverse Recommendation Change by the Allied World Board.

6.2  Access to Information; Confidentiality.  Upon reasonable notice and subject to applicable Law, each of Transatlantic and Allied World shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, each of Transatlantic and Allied World shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or Insurance Laws (other than such documents that such party is not permitted to disclose under applicable Law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure), (ii) the disclosure of which would violate any Law or fiduciary duty (provided that the withholding party shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (iii) that is subject to any attorney-client privilege (provided that the withholding party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). Furthermore, the parties acknowledge that with respect to the “Sensitive Information” (as defined in the Confidentiality Agreement), the Confidentiality Agreement imposes additional restrictions as to the manner in which such information will be exchanged by the parties. Without limiting the generality of the foregoing, each of Allied World and Transatlantic shall, within two Business Days of a request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act. All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreement, dated March 27, 2011, between Allied World and Transatlantic (as supplemented and amended from time to time, the “Confidentiality Agreement”). No investigation pursuant to this Section 6.2 or information provided, made available or delivered to Transatlantic or Allied World pursuant to this Section 6.2 or otherwise shall affect any representations or warranties of Allied World or Transatlantic or conditions or rights of Allied World or Transatlantic contained in this Agreement.

6.3  Required Actions.

(a) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that nothing in this Section 6.3 shall prohibit either party from taking any action expressly contemplated by Section 5.5.

(b) In connection with and without limiting Section 6.3(a), subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities, including those required to satisfy the conditions set forth in Section 7.1(d) and Section 7.1(f), so as to enable the Closing to occur as soon as reasonably practicable. To the extent necessary in order to accomplish the foregoing, Allied World and Transatlantic shall jointly propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the holding separate, sale, divestiture or any other disposition of, or prohibition or limitation on, (A) the ownership or operation by Allied World, Transatlantic or any of their respective Subsidiaries of any portion of the business, properties or assets of Allied World, Transatlantic or any of their respective Subsidiaries, (B) the ability of Allied World to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Allied World Subsidiaries or Transatlantic or the Transatlantic Subsidiaries, including the right to vote, or (C) Allied World or any of its Subsidiaries effectively controlling the business or operations of Allied World and the Allied World Subsidiaries or Transatlantic and the Transatlantic Subsidiaries; provided, however, that neither Transatlantic nor Allied World shall be required pursuant to this Section 6.3(b) to propose, commit to or effect any action that is not conditioned upon the consummation of the Merger. If the actions taken by Transatlantic and Allied World pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.1(d) and Section 7.1(f) being satisfied, then each of Transatlantic and Allied World shall jointly (to the extent practicable) initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action or proceeding by any Governmental Entity or other Person to challenge, prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement and (ii) take such action as is necessary to overturn any regulatory action or proceeding by any Governmental Entity or other Person to challenge or block, in whole or in part, consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity or other Person in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Injunction or other prohibition resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.1(d) or Section 7.1(f) not to be satisfied, provided that Transatlantic and Allied World shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing.

(c) In connection with and without limiting the generality of the foregoing, each of Transatlantic and Allied World shall:

(i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement (but in any event, with respect to clause (A) below, within fifteen (15) Business Days following the date of this Agreement), (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, (B) any required filings under the Antitrust Laws of Brazil and Italy within fifteen (15) Business Days following the date of this Agreement, and (C) all other necessary registrations, declarations, notices and filings relating to the Merger with any other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws, including in those jurisdictions set forth in Section 7.1(d) of the Allied World Disclosure Schedule and Section 7.1(d) of the Transatlantic Disclosure Schedule under the heading “Antitrust Approvals”;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.3(b);

(iii) keep the other apprised of the status of its filings, registrations and submissions with any Governmental Entity and give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.3(b)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with, any such registration, declaration, notice, filing or communication;

(iv) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters;

(v) without limiting the generality of Section 6.3(c)(iv), (A) use its reasonable best efforts to achieve Substantial Compliance as promptly as practicable with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Sect. 18a(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”), (B) certify Substantial Compliance with any Second Request as promptly as practicable after the date of such Second Request, but in no event later than December 15, 2011, (C) take all actions necessary to assert, defend and support its certification of Substantial Compliance with such Second Request and (D) not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the other parties hereto, which consent may be withheld in the sole discretion of the non-requesting party; and

(vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.3(c)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(d) Transatlantic shall give prompt notice to Allied World, and Allied World shall give prompt notice to Transatlantic, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, that a failure to comply with this Section 6.3(d) will not constitute the failure of any condition set forth in Article VII to be satisfied, unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

(e) Immediately following the execution and delivery of this Agreement by each of the parties hereto, Allied World, as sole stockholder of Merger Sub, will adopt this Agreement.

(f) Each of Transatlantic and Allied World shall use its reasonable best efforts to cause the Allied World Shares which constitute Merger Consideration to be listed on the NYSE as of the Effective Time.

6.4  Actions with Respect to Certain Existing Indebtedness.

(a) Allied World Credit Facilities.  Prior to the Effective Time, Allied World shall either (i) terminate the Allied World Secured Credit Facility and Allied World Unsecured Credit Facility or (ii) use its commercially reasonable efforts to obtain, on or before the Effective Time, the necessary consents (the “Requisite Lender Consents”) of lenders party to (A) the Allied World Secured Credit Facility and (B) the Allied World Unsecured Credit Facility, in each case, to allow the Allied World Secured Credit Facility and the Allied World Unsecured Credit Facility, as applicable, to remain in effect after the Effective Time with no default or event of default thereunder resulting from the Merger or the consummation of the other transactions contemplated hereby, with no (x) reduction of the outstanding amounts or lending or other financing commitments thereunder or (y) shortening of any maturity thereunder; provided, however, that nothing contained in this Section 6.4(a) shall permit or require Allied World to accept any terms or conditions with respect to the Allied World Secured Credit Facility or Allied World Unsecured Credit Facility, as applicable, that are not commercially reasonable (giving effect to the then-current economic environment). If applicable, Allied World shall deliver to Transatlantic drafts of all agreements to be entered into with its lenders in connection with obtaining the Requisite Lender Consents and shall keep Transatlantic informed in all material respects of the status of Allied World’s efforts to obtain the Requisite Lender Consents. Transatlantic shall use commercially reasonable efforts to cooperate with Allied World to obtain the Requisite Lender Consents to the extent reasonably requested by Allied World.

(b) Supplemental Indenture.  To the extent required, concurrently with the Closing, Allied World shall cause the Surviving Corporation to (i) issue and cause to be executed by the requisite parties a supplemental indenture (the “Supplemental Indenture”) pursuant to Section 901(1) of that certain Indenture, dated as of December 14, 2005, between Transatlantic and The Bank of New York, as supplemented by the First Supplemental Indenture, dated as of December 14, 2005, between Transatlantic and The Bank of New York and the Second Supplemental Indenture, dated as of November 23, 2009, between Transatlantic and The Bank of New York Mellon (as supplemented, the “Transatlantic Indenture”) and (ii) comply with the applicable provisions of the Transatlantic Indenture, including the delivery of any opinion of counsel required thereunder.

6.5  Indemnification and Directors and Officers Insurance.

(a) Allied World agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Transatlantic and the Transatlantic Subsidiaries (each, an “Indemnified Party”) shall be assumed by Allied World and shall survive the Merger and continue in full force and effect in accordance with their terms.

(b) At or prior to the Effective Time, Allied World shall purchase a “tail” directors’ and officers’ liability insurance policy for Transatlantic, the Transatlantic Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Transatlantic, in a form reasonably acceptable to Transatlantic, that shall provide Transatlantic, the Transatlantic Subsidiaries and such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Transatlantic; provided, however, that in no event shall Allied World be required to expend for such policy an amount in excess of 250% of the annual aggregate premiums currently paid by Allied World for such insurance (the “Maximum Premium”). Allied World shall maintain such policy in full force and effect, and continue to honor the obligations thereunder. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Allied World will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c) The provisions of this Section 6.5 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. Allied World shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.5 (subject to reimbursement if the Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.5(a)).

(d) If Allied World or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Allied World, as the case may be, will assume the obligations set forth in this Section 6.5.

6.6  Fees and Expenses.

(a) Except as provided in this Section 6.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense; provided, however, that Allied World and Transatlantic shall share equally (i) all fees and expenses in relation to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement/Prospectus and (ii) any filing fees required in connection with the Merger pursuant to the HSR Act or any other Antitrust Law, other than, in the case of clause (i) or clause (ii), attorneys’ and accountants’ and expert fees and other costs and expenses.

(b) In the event that this Agreement is terminated:

(i) by Allied World pursuant to Section 8.1(f); or

(ii) by Transatlantic pursuant to Section 8.1(g),

then, the non-terminating party shall reimburse the terminating party for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of such terminating party in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Expense Reimbursement”), up to a maximum amount of $35,000,000; provided that in the event this Agreement is terminated by Allied World pursuant to Section 8.1(f) on account of a breach of Section 5.5 or Section 6.1(d) or by Transatlantic pursuant to Section 8.1(g) on account of a breach of Section 5.5 or Section 6.1(e), then the non-terminating party shall, in addition to the Expense Reimbursement, pay the terminating party a fee equal to the Alternate Termination Fee; provided, further that the payment by either party of the Expense Reimbursement and/or the Alternate Termination Fee pursuant to this Section 6.6(b) shall not relieve such party of any subsequent obligation to pay the Termination Fee pursuant to Section 6.6(e)(iv) or Section 6.6(f)(iv), as applicable, except to the extent set-off of such amounts is permitted as indicated in the last sentence of Section 6.6(e) or Section 6.6(f), as applicable. The fees provided for in this Section 6.6(b) shall be paid by wire transfer of same day funds to an account designated by the recipient thereof within two Business Days after such termination.

(c) In the event that this Agreement is terminated by Transatlantic or Allied World pursuant to Section 8.1(d), then, Transatlantic will pay Allied World (x) a fee equal to $35,000,000 (the “Alternate Termination Fee”) and (y) the Expense Reimbursement, by wire transfer of same day funds to an account designated by Allied World, within two Business Days after such termination; provided that (i) if Transatlantic or Allied World shall have the right to terminate this Agreement pursuant to Section 8.1(c), no such Alternate Termination Fee or Expense Reimbursement shall be due or payable and (ii) the payment by Transatlantic of the Alternate Termination Fee or Expense Reimbursement pursuant to this Section 6.6(c) shall not relieve Transatlantic of any subsequent obligation to pay the Termination Fee pursuant to Section 6.6(e)(ii), except to the extent set-off of such amounts is permitted as indicated in the last sentence of Section 6.6(e).

(d) In the event that this Agreement is terminated by Transatlantic or Allied World pursuant to Section 8.1(c), then, Allied World will pay Transatlantic (x) the Alternate Termination Fee and (y) the Expense Reimbursement, by wire transfer of same day funds to an account designated by Transatlantic, within two Business Days after such termination; provided that (i) if Transatlantic or Allied World shall have the right to terminate this Agreement pursuant to Section 8.1(d), no such Alternate Termination Fee or Expense Reimbursement shall be due or payable and (ii) the payment by Allied World of the Alternate Termination Fee or Expense Reimbursement pursuant to this Section 6.6(d) shall not relieve Allied World of any subsequent obligation to pay the Termination Fee pursuant to Section 6.6(f)(ii), except to the extent set-off of such amounts is permitted as indicated in the last sentence of Section 6.6(f).

(e) In the event that this Agreement is terminated:

(i) by Allied World pursuant to Section 8.1(h);

(ii) by Transatlantic or Allied World pursuant to Section 8.1(d) and (x) a proposal for a Competing Transaction has been made to Transatlantic or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the Transatlantic Stockholders Meeting, and (y) within twelve (12) months after such termination, Transatlantic or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (ii), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%;

(iii) by Transatlantic or Allied World pursuant to Section 8.1(e) and (x) a proposal for a Competing Transaction has been made to Transatlantic or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the End Date, (y) the Transatlantic Stockholders Meeting did not occur at least five Business Days prior to the End Date and (z) within twelve (12) months after such termination, Transatlantic or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (iii), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%; or

(iv) by Allied World pursuant to Section 8.1(f) and (x) a proposal for a Competing Transaction has been made to Transatlantic or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the date of termination (except in the event of a termination on account of a breach of Section 5.5 or Section 6.1(d), in which case a proposal for the Competing Transaction may be made or the intention to make such a proposal may be publicly announced or otherwise publicly known prior to or after the date of termination) and (y) within twelve (12) months after such termination, Transatlantic or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (iv), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%, then, Transatlantic will pay Allied World a fee equal to $115,000,000 (the “Termination Fee”), less the amount of any Expense Reimbursement and/or Alternate Termination Fee previously paid by Transatlantic to Allied World, by wire transfer of same day funds to an account designated by Allied

World, in the case of a termination referred to in Section 6.6(e)(ii), Section 6.6(e)(iii) or Section 6.6(e)(iv), upon the execution of the definitive agreement, and in the case of a termination by Allied World referred to in Section 6.6(e)(i), within two Business Days after such termination.

(f) In the event that this Agreement is terminated:

(i) by Transatlantic pursuant to Section 8.1(i);

(ii) by Allied World or Transatlantic pursuant to Section 8.1(c) and (x) a proposal for a Competing Transaction has been made to Allied World or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the Allied World Stockholders Meeting, and (y) within twelve (12) months after such termination, Allied World or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (ii), unless a Competing Transaction described in clauses (x) and (y) is made and consummated by the same Person (or any controlled Affiliate thereof), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%;

(iii) by Allied World or Transatlantic pursuant to Section 8.1(e) and (x) a proposal for a Competing Transaction has been made to Allied World or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the End Date, (y) the Allied World Stockholders Meeting did not occur at least five Business Days prior to the End Date and (z) within twelve (12) months after such termination, Allied World or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (iii), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%; or

(iv) by Transatlantic pursuant to Section 8.1(g) and (x) a proposal for a Competing Transaction has been made to Allied World or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the date of termination (except in the event of a termination on account of a breach of Section 5.5 or Section 6.1(e), in which case a proposal for the Competing Transaction may be made or the intention to make such a proposal may be publicly announced or otherwise publicly known prior to or after the date of termination) and (y) within twelve (12) months after such termination, Allied World or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (iv), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%, then, Allied World will pay Transatlantic the Termination Fee, less the amount of any Expense Reimbursement and/or Alternate Termination Fee previously paid by Allied World to Transatlantic, by wire transfer of same day funds to an account designated by Transatlantic, in the case of a termination referred to in Section 6.6(f)(ii), Section 6.6(f)(iii) or Section 6.6(f)(iv), upon the execution of the definitive agreement, and in the case of a termination by Transatlantic referred to in Section 6.6(f)(i), within two Business Days after such termination.

(g) Each party acknowledges that the agreements contained in this Section 6.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 6.6 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the non-paying party for the amounts set forth in this Section 6.6, the non-paying party will pay to the other party interest, from the date such payment was required to be made, on the amounts set forth in this Section 6.6 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points. The parties acknowledge and agree that the neither the Termination Fee nor the Alternate Termination Fee shall constitute either a penalty or liquidated damages, and the right of a party to receive, or the receipt of, the Termination Fee or the Alternate Termination Fee, as applicable, shall not limit or otherwise affect such party’s right to specific performance as provided in Section 9.10, such party’s rights as set forth in Section 8.2 or Section 9.7 or any other remedies that may be available for breaches of this Agreement, including breaches of Section 5.5 of this Agreement.

6.7  Transaction Litigation.  Transatlantic shall give Allied World the opportunity to participate in the defense or settlement of any stockholder litigation against Transatlantic and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Allied World, which consent shall not be unreasonably withheld, conditioned or delayed. Allied World shall give Transatlantic the opportunity to participate in the defense or settlement of any stockholder litigation against Allied World and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Transatlantic, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Allied World and Transatlantic in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

6.8  Section 16 Matters.  Prior to the Effective Time, Allied World, Transatlantic and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Transatlantic Common Stock (including derivative securities with respect to Transatlantic Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Transatlantic immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Allied World Shares (including derivative securities with respect to Allied World Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Allied World to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9  Governance Matters.

(a) Board of Directors.  Allied World shall take all necessary action to cause, effective at the Effective Time, (i) the size of the Allied World Board to be increased so as to consist of 11 members and (ii) the Allied World Board to be comprised of (A) four Independent Transatlantic Directors, (B) Mr. Richard S. Press (or if he is not a member of the Transatlantic Board immediately prior to the Effective Time, another Independent Transatlantic Director), (C) Mr. Michael C. Sapnar (or if he is not a member of the Transatlantic Board immediately prior to the Effective Time, another director of Transatlantic immediately prior to the Effective Time selected by Transatlantic), (D) four Independent Allied World Directors, and (E) Mr. Scott A. Carmilani (or if he is not a member of the Allied World Board immediately prior to the Effective Time, another director of Allied World immediately prior to the Effective Time selected by Allied World), with the six members set forth in clauses (A) through (C) and the five members set forth in clauses (D) and (E), respectively, to be divided into the three (3) classes of Allied World directors as nearly equal as possible (Class I, Class II and Class III), as set forth on Section 6.9(a) of the Transatlantic Disclosure Schedule (the “Reconstituted Allied World Board”).

(b) Allied World Board Written Consent.  At the Effective Time, Allied World and Transatlantic shall take all necessary action to cause the Reconstituted Allied World Board to deliver a duly executed written consent which shall approve the following (the “Reconstituted Allied World Board Written Consent”):

(i) the election of Mr. Press as non-executive Chairman of the Reconstituted Allied World Board for a one-year term, unless he is not a member of the Transatlantic Board immediately prior to the Effective Time, in which case the non-executive Chairman to be elected for such one-year term shall be another Independent Transatlantic Director;

(ii) the continuation of Mr. Carmilani as the President and Chief Executive Officer of Allied World, unless he is not the President and Chief Executive Officer of Allied World immediately prior to the Effective Time;

(iii) the appointment of Mr. Sapnar to serve as the President and Chief Executive Officer of Global Reinsurance of Allied World, unless he is not the Chief Operating Officer of Transatlantic immediately prior to the Effective Time;

(iv) the appointment of the persons listed on Section 6.9(b)(iv) of the Transatlantic Disclosure Schedule to the indicated positions and offices of Allied World set forth opposite their names, unless, with respect to a person listed on Section 6.9(b)(iv) of the Transatlantic Disclosure Schedule, such person is not an officer of either Transatlantic or Allied World, as the case may be, immediately prior the Effective Time;

(v) that the Allied World Board have six board committees: the Audit Committee, the Compensation Committee, the Enterprise Risk Committee, the Executive Committee, the Investment Committee and the Nominating & Corporate Governance Committee;

(vi) that, for a period of one year from the Closing Date, the Executive Committee shall be comprised of Mr. Carmilani (or if he is not a member of the Allied World Board immediately prior to the Effective Time, another member of the Allied World Board selected by Allied World prior to the Effective Time), one Independent Allied World Director selected by Allied World prior to the Effective Time, and two Independent Transatlantic Directors selected by Transatlantic prior to the Effective Time, and be chaired by Mr. Carmilani (or if he is not a member of the Allied World Board immediately prior to the Effective Time, another Independent Allied World Director selected by Allied World prior to the Effective Time);

(vii) that, for a period of one year from the Closing Date, each of the Investment Committee and Nominating & Corporate Governance Committee shall be comprised of two Independent Allied World Directors selected by Allied World prior to the Effective Time and two Independent Transatlantic Directors selected by Transatlantic prior to the Effective Time, and be chaired by one of the Independent Allied World Directors selected by Allied World prior to the Effective Time;

(viii) that, for a period of one year from the Closing Date, each of the Audit Committee, Compensation Committee and Enterprise Risk Committee shall be comprised of two Independent Allied World Directors selected by Allied World prior to the Effective Time and two Independent Transatlantic Directors selected by Transatlantic prior to the Effective Time, and be chaired by one of the Independent Transatlantic Directors selected by Transatlantic prior to the Effective Time;

(ix) that in connection with the annual general meeting of Allied World’s shareholders in 2012, the Reconstituted Allied World Board shall propose to increase the size of the Allied World Board by one member and shall nominate for election at such meeting, a new director to fill the resulting vacancy, who shall become the non-executive Chairman of the Allied World Board effective as of the first anniversary of the Closing Date; and that such person nominated for election at such meeting shall (A) have been approved by the Reconstituted Allied World Board, (B) have been recommended by the Nominating &

Governance Committee of the Reconstituted Allied World Board, (C) have substantial insurance industry expertise, and (D) not have been a member of the Transatlantic Board or the Allied World Board immediately prior to the date of this Agreement; and further that Allied World shall duly call, give notice of, convene and hold its annual general meeting of shareholders in 2012 no later than June 30, 2012; and

(x) the adoption of the organizational regulations in the form of Exhibit D hereto as the organizational regulations of Allied World, effective as of the Effective Time.

(c) Non-Executive Chairman.  Mr. Press has delivered to Allied World, simultaneously with the date hereof, an executed letter in the form set forth on Section 6.9(c) of the Transatlantic Disclosure Schedule.

(d) Transatlantic Chief Executive Officer.  Robert F. Orlich will retire as President and Chief Executive Officer of Transatlantic immediately prior to the Effective Time.

(e) Headquarters.  Following the Effective Time, the corporate headquarters for Allied World will be in Zug, Switzerland.

(f) Vesting.  Any Independent Transatlantic Director or Independent Allied World Director who ceases to be a director of the Reconstituted Allied World Board prior to the end of his or her term shall have immediate vesting of all of his or her unvested Allied World Stock-Based Awards.

6.10  Retention Program and Employee Waivers.  Prior to the Effective Time, Allied World shall use its reasonable best efforts to deliver to Transatlantic agreements, in form and substance reasonably satisfactory to Transatlantic, executed by each person listed on Schedule 6.10 of the Allied World Disclosure Schedule, providing that (a) any change in status or reduction of duties directly resulting from the transactions contemplated by this Agreement shall not constitute “good reason” for purposes of determining each such person’s entitlement to severance benefits or the acceleration of any vesting or other rights, and (b) the transactions contemplated by this Agreement will not, standing alone, result in the acceleration of any vesting or other rights for each such person; provided, that in the event that the waiver of any “nonqualified deferred compensation” (as defined in Section 409A of the Code) would result in the imposition of any penalty tax pursuant to Section 409A of the Code, such waiver shall not be effective unless the Reconstituted Allied World Board, in its sole discretion, provides for a gross-up of any such penalty taxes incurred by such person as a result of such waiver. Transatlantic and Allied World agree to use their reasonable best efforts to, (A) within 15 Business Days of the date hereof, individually (after consultation with the other, but each on terms and in amounts determined in its sole discretion) implement a retention program to assure the continued employment of certain key employees of Transatlantic and Allied World, as the case may be, which retention program may provide for, among other things, (i) a guarantee to such key employees of a continued level of compensation for a time period following the Closing, (ii) a retention award, that may be cash or stock-based, that will vest over a time period following the Closing, and (iii) a waiver, to the extent applicable, by such key employees to certain rights they may have to severance benefits or the acceleration of any vesting or other rights as a result of the transactions contemplated hereby and the integration of Allied World and Transatlantic after the Closing, and (B) prior to the Closing, jointly develop an approach to the use of employment agreements that will be substantially consistent for the senior management of the combined company.

6.11  Transatlantic Common Stock Purchase.  On or immediately following the date hereof, Allied World shall enter into a binding contract (the “Stock Purchase Contract”) with a third party broker to purchase a total of 45,000 shares of Transatlantic Common Stock in the open market for Allied World’s account (the “Transatlantic Common Stock Purchase”). The Transatlantic Common Stock Purchase will begin on the second trading day following the receipt of both the Allied World Requisite Stockholder Vote and the Transatlantic Requisite Stockholder Vote, and, if necessary, will continue on each of the two subsequent trading days thereafter, under the ordinary principles of best execution at the then-prevailing market price. Allied World shall not revoke, amend, grant a waiver or otherwise modify the terms of the Stock Purchase Contract, without the prior written consent of Transatlantic (not to be unreasonably withheld, delayed or conditioned).

6.12  Cantonal Tax Ruling.  Allied World shall use reasonable best efforts in obtaining, and Transatlantic shall use reasonable best efforts in supporting Allied World in obtaining, on behalf of Allied

World, prior to the Effective Time, a tax ruling from the Cantonal Tax Administration of the Canton of Zug providing that the Merger does not result in income Taxes for Allied World (and, in particular, the recording of the newly issued Allied World Shares in the Merger is not subject to income Taxes) (the “Cantonal Tax Ruling”). Allied World shall promptly provide Transatlantic with all information and documents necessary in connection with obtaining the Cantonal Tax Ruling and in furtherance thereof shall promptly inform Transatlantic of any developments which may affect the ruling process.

6.13  Commercial Register Ruling.  Allied World shall use reasonable best efforts in obtaining, and Transatlantic shall use reasonable best efforts in supporting Allied World in obtaining, on behalf of Allied World, prior to the Effective Time, a ruling from the Commercial Register of the Canton of Zug confirming that the Commercial Register will register a capital increase of Allied World (the “Commercial Register Ruling”). Allied World shall promptly provide Transatlantic with all information and documents necessary in connection with obtaining the Commercial Register Ruling and in furtherance thereof shall promptly inform Transatlantic of any developments which may affect the ruling process.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) Allied World Requisite Stockholder Vote.  The Allied World Requisite Stockholder Vote shall have been obtained.

(b) Transatlantic Requisite Stockholder Vote.  The Transatlantic Requisite Stockholder Vote shall have been obtained.

(c) Listing.  The Allied World Shares to be issued in the Merger and in respect of Transatlantic Rollover Options and Converted Transatlantic Stock-Based Awards, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(d) Regulatory Approvals.  (i) Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated; (ii) all consents of Governmental Entities set forth in Section 7.1(d) of the Allied World Disclosure Schedule and Section 7.1(d) of the Transatlantic Disclosure Schedule shall have been obtained and shall be in full force and effect at the Closing; and (iii) all filings with Governmental Entities set forth in Section 7.1(d) of the Allied World Disclosure Schedule and Section 7.1(d) of the Transatlantic Disclosure Schedule shall have been made and any applicable waiting period thereunder shall have expired or been terminated, as the case may be (all such expirations, terminations, consents and filings collectively, the “Requisite Regulatory Approvals”). All other consents of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, including under applicable Antitrust Laws and Insurance Laws, shall have been obtained, shall have been made or shall have terminated or expired, as the case may be, except where the failure to obtain or make such consents or filings, or the failure of such waiting periods to terminate or expire, would not reasonably be expected to be materially adverse to Allied World and its Subsidiaries and Transatlantic and its Subsidiaries, taken as a whole (after giving effect to the Merger).

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

(f) No Injunctions or Restraints.  No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent Injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing, the consummation of the Merger and the transactions contemplated by this Agreement.

(g) Governance Matters.  The Allied World Board Election Stockholder Approval shall have been obtained and not revoked and the Reconstituted Allied World Board Written Consent shall have been duly and fully executed, shall be in full force and effect and shall have been delivered to the corporate secretary of Allied World.

(h) Commercial Register Ruling.  The Commercial Register Ruling shall have been obtained.

(i) Transatlantic Common Stock Purchase.  The Transatlantic Common Stock Purchase shall have been consummated.

7.2  Conditions to Obligations of Allied World.  The obligation of Allied World to effect the Merger is also subject to the satisfaction, or waiver by Allied World, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of Transatlantic set forth in Section 4.2, Section 4.3 and Section 4.21 of this Agreement shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Transatlantic set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Transatlantic Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Transatlantic Material Adverse Effect, and Allied World shall have received a certificate signed on behalf of Transatlantic by the Chief Executive Officer or the Chief Financial Officer of Transatlantic to the foregoing effects.

(b) Performance of Obligations of Transatlantic.  Transatlantic shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Allied World shall have received a certificate signed on behalf of Transatlantic by the Chief Executive Officer or the Chief Financial Officer of Transatlantic to such effect.

7.3  Conditions to Obligations of Transatlantic.  The obligation of Transatlantic to effect the Merger is also subject to the satisfaction, or waiver by Transatlantic, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of Allied World set forth in Section 3.2, Section 3.3 and Section 3.21 of this Agreement shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Allied World set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Allied World Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, an Allied World Material Adverse Effect, and Transatlantic shall have received a certificate signed on behalf of Allied World by the Chief Executive Officer or the Chief Financial Officer of Allied World to the foregoing effects.

(b) Performance of Obligations of Allied World.  Allied World shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Transatlantic shall have received a certificate signed on behalf of Allied World by the Chief Executive Officer or the Chief Financial Officer of Allied World to such effect.

ARTICLE VIII.

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Allied World Requisite Stockholder Vote or the Transatlantic Requisite Stockholder Vote, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual consent of Allied World and Transatlantic in a written instrument, if the Board of Directors of each so determines;

(b) by either the Allied World Board or the Transatlantic Board, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 8.1(b) if such party’s breach of its obligations under this Agreement proximately contributed to the occurrence of such Order;

(c) by either the Allied World Board or the Transatlantic Board, if the Allied World Stockholder Requisite Vote shall not have been obtained at an Allied World Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(d) by either the Allied World Board or the Transatlantic Board, if the Transatlantic Stockholder Requisite Vote shall not have been obtained at a Transatlantic Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(e) by either the Allied World Board or the Transatlantic Board, if the Merger shall not have been consummated on or before January 31, 2012, subject to extension by the mutual agreement of Allied World and Transatlantic (the “End Date”); provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(e) if such party’s breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the End Date;

(f) by the Allied World Board, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Transatlantic, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b), unless such failure is reasonably capable of being cured, and Transatlantic is continuing to use its reasonable best efforts to cure such failure, by the End Date;

(g) by the Transatlantic Board, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Allied World, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or (b), unless such failure is reasonably capable of being cured, and Allied World is continuing to use its reasonable best efforts to cure such failure, by the End Date;

(h) by the Allied World Board, in the event of an Adverse Recommendation Change by Transatlantic; or

(i) by the Transatlantic Board, in the event of an Adverse Recommendation Change by Allied World.

8.2  Effect of Termination.  In the event of termination of this Agreement by either Allied World or Transatlantic in accordance with Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Allied World, Merger Sub, Transatlantic, any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that Section 3.21, Section 4.21, Section 6.6, and Article IX (other than Section 9.14) shall survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty or any willful breach of any covenant contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3  Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by Allied World, Merger Sub and Transatlantic, by action taken or authorized by their respective Boards of Directors, at any time before or after the Transatlantic Requisite Stockholder Vote or the Allied World Requisite Stockholder Vote; provided, however, that after the Transatlantic Requisite Stockholder Vote or the Allied World Requisite Stockholder Vote has been obtained, there may not be, without further approval of the stockholders of Transatlantic or Allied World, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Transatlantic Common Stock, or which by applicable Law otherwise requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4  Extension; Waiver.  At any time prior to the Effective Time, Allied World (on behalf of itself and Merger Sub) and Transatlantic may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.

GENERAL PROVISIONS

9.1  Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Allied World or Merger Sub, to:

Allied World Assurance Company Holdings, AG
Lindenstrasse 8
6340 Baar, Zug
Switzerland
Phone: 41-41-768-1080
Facsimile: (441) 295-5753
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Phone: (212) 728-8000
Facsimile: (212) 728-9763
Attention: Steven A. Seidman, Esq.
                   Jeffrey Hochman, Esq.

(b) if to Transatlantic, to:

Transatlantic Holdings, Inc.
80 Pine Street
New York, New York 10005
Phone: (212) 365-2200
Facsimile: (212) 365-2360
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Phone: (212) 351-4000
Facsimile: (212) 351-4035
Attention: Lois Herzeca, Esq.

9.3  Definitions.  Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of this Agreement set forth next to such terms on Annex A hereto. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Allied World Board Election Stockholder Approval” means the election of all the members of the Allied World Board specified in Section 6.9(a) at the Allied World Stockholders Meeting with the affirmative vote of at least 50% of the votes cast at a meeting where holders of at least 50% of the total outstanding Allied World Shares are represented and voting.

“Allied World Capital Stock” means the Allied World Shares and the Participation Certificates.

“Allied World Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Allied World and the Allied World Subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from (i) the execution, delivery and announcement of this Agreement and the transactions contemplated hereby, including (x) any loss of, or adverse change in, the relationship of Allied World or any Allied World Subsidiary with its customers, employees, brokers, agents or other producers, suppliers, financing sources, business partners or regulators caused by the identity of Transatlantic or any Transatlantic Subsidiary as a party to the transactions contemplated by this Agreement or (y) compliance with the terms of this Agreement, (ii) changes in economic, market, business, regulatory or political conditions generally in the United States, Bermuda, Switzerland or any other jurisdiction in which Allied World and the Allied World Subsidiaries operate or in the United States or global financial markets, (iii) changes, circumstances or events generally affecting the property and casualty insurance or reinsurance industry in the geographic areas in which Allied World and the Allied World Subsidiaries operate, (iv) changes, circumstances or events resulting in liabilities under property catastrophe insurance agreements to which Allied World or any Allied World Subsidiary is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster, (v) the commencement, occurrence, continuation of any war or armed hostilities, (vi) changes in any Law following the date hereof, (vii) changes in GAAP or SAP following the date hereof (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance

Commissioners and the Financial Accounting Standards Board, (viii) any change or announcement of a potential change in Allied World’s or any Allied World Subsidiaries’ credit or claims paying rating or A.M. Best Company rating or the ratings of any of Allied World or any Allied World Subsidiaries’ businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (viii) has resulted in, or contributed to, an Allied World Material Adverse Effect), (ix) a suspension in trading or a change in the trading prices of Allied World Capital Stock (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (ix) has resulted in, or contributed to, an Allied World Material Adverse Effect), (x) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any state of facts, circumstances, events or effects underlying a failure described in this clause (x) has resulted in, or contributed to, an Allied World Material Adverse Effect), or (xi) any action or failure to act expressly required to be taken by a party pursuant to the terms of this Agreement, except in the case of the foregoing clauses (ii), (iii), (iv), and (v) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on Allied World and the Allied World Subsidiaries taken as a whole relative to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas to those in which Allied World and the Allied World Subsidiaries operate, and/or (B) the ability of such party to perform its obligations under this Agreement.

“Allied World Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate Allied World and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.

“Allied World RSU” means the restricted stock units and performance units of Allied World issued pursuant to the Allied World Stock Plans.

“Allied World Secured Credit Facility” means that certain Credit Agreement, dated as of November 27, 2007, as amended by the First Amendment to Credit Agreement dated as of February 25, 2010 and the Second Amendment to Credit Agreement dated as of November 30, 2010, among the Prior Allied World Parent, Allied World Assurance Company, Ltd, Allied World, the Lenders party thereto, Bank of America, N.A. and Wells Fargo Bank, National Association.

“Allied World Stock-Based Award” means Allied World Shares and other compensatory awards denominated in Allied World Shares subject to a risk of forfeiture to, or right of repurchase by, Allied World, including, for the avoidance of doubt, Allied World RSUs, Allied World Stock Options, performance-based awards granted under the Allied World Stock Plans and rights to subscribe for Allied World Shares under Allied World’s 2008 Amended and Restated Employee Share Purchase Plan.

“Allied World Stock Option” means any option to purchase Allied World Shares granted under any Allied World Stock Plan.

“Allied World Stock Plans” means the equity-based compensation plans identified in Section 9.3 of the Allied World Disclosure Schedule.

“Allied World Unsecured Credit Facility” means that certain Credit Agreement, dated as of November 27, 2007, as amended by the First Amendment to Credit Agreement dated as of February 25, 2010 and the Second Amendment to Credit Agreement dated as of November 30, 2010, among the Prior Allied World Parent, Allied World Assurance Company, Ltd, Allied World, the Lenders party thereto, Bank of America, N.A. and Wells Fargo Bank, National Association.

“Antitrust Law” means the HSR Act and the Laws of Turkey, Germany, United Kingdom, Portugal, Spain, Israel, Taiwan, Australia, New Zealand, Canada, Brazil, Italy, and Saudi Arabia that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Antitrust Law shall include the European Community Council Regulation No. 139/2004 if the parties agree to filing a request to the European Commission to assert exclusive jurisdiction over the approval of the Merger within the European Union in lieu of separate EU Member State filings, and that filing request is not opposed by any of the applicable Member States.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or Zug, Switzerland.

“Contract” means all oral or written contracts, agreements, commitments, arrangements, leases and other instruments to which any Person is a party.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, Order, ordinance, decree, Injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

“Equity Equivalents” of any Person means (x) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of such Person, (y) any warrants or options or other rights to acquire from such Person, or any other obligation of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other equity interests in such Person or (z) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forfeitures and Cashless Settlements” by any Person means (x) the forfeiture or satisfaction of Stock-Based Awards of such Person, (y) the acceptance by such Person of shares of common stock of such Person as payment for the exercise price of Stock Options of such Person and (z) the acceptance by such Person of shares of common stock of such Person for withholding Taxes incurred in connection with the exercise of Stock Options of such Person or the vesting or satisfaction of Stock-Based Awards of such Person, in each case, in accordance with past practice of such Person and the terms of the applicable award agreements.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any insurance regulatory authority, any self-regulatory authority, or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.

“Independent Director” of any corporation means a director of such corporation who qualifies as an independent director under the listing standards of the principal market on which the common stock of such corporation is listed or quoted for trading and does not possess an interest in any transaction for which disclosure would be required pursuant to Rule 404(a) of Regulation S-K.

“Independent Allied World Director” means each of the Independent Directors of Allied World serving as a director of Allied World immediately prior to the Effective Time who is selected by Allied World to serve as a director of Allied World immediately following the Effective Time.

“Independent Transatlantic Director” means each of the Independent Directors of Transatlantic serving as a director of Transatlantic immediately prior to the Effective Time who is selected by Transatlantic to serve as a director of Allied World immediately following the Effective Time.

“Injunction” means any Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition.

“Insurance Law” means all Laws, rules and regulations applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Entities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Regulators” means all Governmental Entities regulating the business of insurance under the Insurance Laws.

“Intellectual Property” means: (a) trademarks, service marks, logos, trade names and trade dress, and all goodwill associated with the foregoing, (b) domain names, (c) copyrights, copyrightable works, software and computer programs, (d) patents, inventions, discoveries, proprietary methods and processes, (e) trade secrets, (f) know-how, (g) proprietary information, (h) all registrations and applications for registration of any of the foregoing, and (i) all similar proprietary rights.

“knowledge of Allied World” or “knowledge” when used in reference to Allied World means the actual knowledge of those individuals listed in Section 9.3 of the Allied World Disclosure Schedule.

“knowledge of Transatlantic” or “knowledge” when used in reference to Transatlantic means the actual knowledge of those individuals listed in Section 9.3 of the Transatlantic Disclosure Schedule.

“Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

“Order” means any order, writ, Injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Organizational Documents” means, with respect to any Person, its articles of incorporation, memorandum of association, bylaws or other similar organizational documents.

“Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (d) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business on a basis consistent with past practice which is not yet due or payable or which is being contested in good faith by appropriate proceedings, (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report and that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (g) transfer restrictions imposed by applicable securities laws and (h) Liens listed in Section 9.3 of the Allied World Disclosure Schedule or Section 9.3 of the Transatlantic Disclosure Schedule, as applicable.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Representatives” means, with respect to any party, collectively, each of such party’s Subsidiaries, each of such party’s and its Subsidiaries’ respective officers, directors and employees, investment bankers, financial advisors, attorneys, accountants or other advisor, agent, consultant, representative of such party or any of its controlled Affiliates.

“SAP” means statutory accounting principals prescribed or permitted by the domiciliary state insurance department of the applicable Allied World P/C Subsidiary or Transatlantic P/C Subsidiary, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance” means the issuance pursuant to the Form S-4 by Allied World of Allied World Shares as Merger Consideration.

“Stock-Based Awards” means the Transatlantic Stock-Based Awards and the Allied World Stock-Based Awards.

“Stock Options” means the Transatlantic Stock Options and the Allied World Stock Options.

“Substantial Compliance” means “substantial compliance” as such term is used in the HSR Act.

“Tax” means all income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental and windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, additions to tax, and any penalties.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes Allied World or any of its Subsidiaries, or Transatlantic or any of its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Transatlantic Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Transatlantic and the Transatlantic Subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from (i) the execution, delivery and announcement of this Agreement and the transactions contemplated hereby, including (x) any loss of, or adverse change in, the relationship of Transatlantic or any Transatlantic Subsidiary with its customers, employees, brokers, agents or other producers, suppliers, financing sources, business partners or regulators caused by the identity of Allied World or any Allied World Subsidiary as a party to the transactions contemplated by this Agreement or (y) compliance with the terms of this Agreement, (ii) changes in economic, market, business, regulatory or political conditions generally in the United States or any other jurisdiction in which Transatlantic or any Transatlantic Subsidiary operates or in the United States or global financial markets, (iii) changes, circumstances or events generally affecting the property and casualty reinsurance industry in the geographic areas in which Transatlantic and the Transatlantic Subsidiaries operate, (iv) changes, circumstances or events resulting in liabilities under property catastrophe reinsurance agreements to which Transatlantic or any Transatlantic Subsidiary is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster, (v) the commencement, occurrence, continuation of any war or armed hostilities, (vi) changes in any Law following the date hereof, (vii) changes in GAAP or SAP following the date hereof (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board, (viii) any change or announcement of a potential change in Transatlantic’s or any Transatlantic Subsidiaries’ credit or claims paying rating or A.M. Best Company rating or the ratings of any of Transatlantic or any Transatlantic Subsidiaries’ businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (viii) has resulted in, or contributed to, a Transatlantic Material Adverse Effect), (ix) a suspension of trading or a change in the trading prices of Transatlantic Common Stock (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (ix) has resulted in, or contributed to, a Transatlantic Material Adverse Effect), (x) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any state of facts, circumstances, events or effects underlying a failure described in this clause (x) has resulted in, or contributed to, a Transatlantic Material Adverse Effect), or (xi) any action or failure to act expressly required to be taken by a party pursuant to the terms of this Agreement, except in the case of the foregoing clauses (ii), (iii), (iv), and (v) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on Transatlantic and the Transatlantic Subsidiaries taken as a whole relative to other companies of similar size operating in the property and casualty reinsurance industry in similar geographic areas to those in which Transatlantic and the Transatlantic Subsidiaries operate, and/or (B) the ability of such party to perform its obligations under this Agreement.

“Transatlantic Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate Transatlantic and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.

“Transatlantic Restricted Shares” means the restricted stock of Transatlantic issued pursuant to the Transatlantic Stock Plans.

“Transatlantic RSU” means the restricted stock units of Transatlantic issued pursuant to the Transatlantic Stock Plans.

“Transatlantic SAR” means the stock appreciation rights of Transatlantic issued pursuant to the Transatlantic Stock Plans.

“Transatlantic Stock-Based Award” means shares of Transatlantic Common Stock and other compensatory awards denominated in shares of Transatlantic Common Stock subject to a risk of forfeiture to, or right of repurchase by, Transatlantic, including, for the avoidance of doubt, all Transatlantic Restricted Shares, Transatlantic RSUs, Transatlantic SARs, and Transatlantic Stock Options.

“Transatlantic Stock Option” means any option to purchase Transatlantic Common Stock granted under any Transatlantic Stock Plan.

“Transatlantic Stock Plans” means the equity-based compensation plans identified in Section 9.3 of the Transatlantic Disclosure Schedule.

9.4  Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. All references to “dollars” or “$” or “US$” in this Agreement refer to the lawful currency of the United States and all references to “CHF” in this Agreement refer to the lawful currency of Switzerland. The words “made available” shall include, without limitation, those documents or information made available in an electronic dataroom or website or in a physical dataroom, in each case, to which the intended recipient or its representatives had access, or such item was otherwise available on the SEC’s public website (www.sec.gov).

9.5  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.6  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.

9.7  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits and Annexes hereto), taken together with the Transatlantic Disclosure Schedule and the Allied World Disclosure Schedule, and the Confidentiality Agreement, (a) constitute the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies other than as specifically provided in Section 6.5.

9.8  Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

9.9  Assignment; Successors; Tax Treatment.

(a) Except as provided in Section 9.9(b), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(b) It is contemplated that Merger Sub will be owned by a corporate subsidiary (“Newco Holdings”) that is itself wholly-owned by Allied World at least in part through one or more other wholly-owned corporate subsidiaries. Allied World may assign its obligations to deliver Allied World Shares and cash set forth in Section 2.2(a) to Newco Holdings. Any such assignment shall not relieve Allied World of its obligations under this Agreement.

(c) The parties intend the Merger to be treated for United States federal income Tax purposes as a fully taxable purchase of Transatlantic Common Stock by Newco Holdings and not qualify as a reorganization within the meaning of Section 368(a) of the Code (without regard to Section 367 of the Code) and to file all U.S. Tax Returns consistent with such treatment.

9.10  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 9.10 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.11  Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.12  Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.13  No Presumption Against Drafting Party.  Each of Allied World, Merger Sub and Transatlantic acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

9.14  Publicity.  Except (a) with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 9.14 or any communications plan or strategy previously agreed on by the parties, Allied World and Transatlantic shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by the parties (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 9.14. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

IN WITNESS WHEREOF, Allied World, Transatlantic and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

By:	/s/ Scott A. Carmilani Name: Scott A. Carmilani

Title:	President and Chief Executive Officer

By:	/s/ Wesley D. Dupont Name: Wesley D. Dupont

Title:	Executive Vice President, General Counsel
and Corporate Secretary

GO SUB, LLC

By:	Ocean Holdings (U.S.) Inc., its Sole and Managing Member

By:	/s/ Wesley D. Dupont Name: Wesley D. Dupont

Title:	Secretary

TRANSATLANTIC HOLDINGS, INC.

By:	/s/ Gary A. Schwartz Name: Gary A. Schwartz

Title:	Senior Vice President and General Counsel

ANNEX A

DEFINED TERMS

Section
Defined Term	Number

Acquisition Proposal	5.5(b)
Adverse Recommendation Change	5.5(g)
Affiliate	9.3
Agreement	Preamble
Allied World	Preamble
Allied World Acquisition Agreement	5.5(a)
Allied World Acquisition Proposal	5.5(a)
Allied World Agents	3.31(e)
Allied World Articles	3.1(a)(ii)
Allied World Articles Amendment	1.5(b)
Allied World Articles Amendment Stockholder Approval	3.3(a)
Allied World Benefit Plan	3.16(a)
Allied World Board	3.2(a)(i)
Allied World Board Election Stockholder Approval	9.3
Allied World Board Recommendation	3.3(a)
Allied World Bylaws	3.1(a)(ii)
Allied World Capital Stock	9.3
Allied World Disclosure Schedule	Article III
Allied World Equity Award Shares	3.2(a)(i)
Allied World ERISA Affiliate	3.16(d)
Allied World Insurance Approvals	3.4
Allied World Leased Real Properties	3.13
Allied World Material Adverse Effect	9.3
Allied World Material Contract	3.20(a)
Allied World Measurement Shares	3.2(a)(i)
Allied World Outstanding Shares	3.2(a)(i)
Allied World P/C Subsidiary	3.24
Allied World Permits	9.3
Allied World Real Property Leases	3.13
Allied World Reinsurance Contracts	3.27(a)
Allied World Requisite Stockholder Vote	3.3(a)
Allied World Risk-Based Capital Reports	3.30
Allied World RSU	9.3
Allied World SEC Documents	3.6(a)
Allied World Secured Credit Facility	9.3
Allied World Share Issuance Stockholder Approval	3.3(a)
Allied World Shares	2.1(a)(iii)
Allied World Statutory Statements	3.25(a)
Allied World Stock Option	9.3

Section
Defined Term	Number

Allied World Stock Plans	9.3
Allied World Stock-Based Award	9.3
Allied World Stockholders Meeting	3.3(a)
Allied World Subsidiary	3.2(c)
Allied World Unsecured Credit Facility	9.3
Alternate Termination Fee	6.6(c)
Antitrust Law	9.3
Bankruptcy and Equity Exception	3.3(b)
Book-Entry Shares	2.2(a)
Business Day	9.3
Certificate of Merger	1.3
Certificates	2.2(a)
Closing	1.2
Closing Date	1.2
Code	2.3(a)(i)
Commercial Register Ruling	6.13
Competing Transaction	5.5(c)
Confidentiality Agreement	6.2
Contract	9.3
Converted Transatlantic Stock-Based Award	2.3(a)(ii)
DB	3.14
Delaware Law	1.1
Effective Time	1.3
End Date	8.1(e)
Environmental Law	9.3
Equity Equivalents	9.3
ERISA	3.16(a)
Exchange Act	9.3
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(iii)
Expense Reimbursement	6.6(b)
FCPA	3.6(e)
Forfeitures and Cashless Settlement	9.3
Form S-4	3.8
GAAP	9.3
Governmental Entity	9.3
Grant Date	3.2(a)(iii)
HSR Act	3.4
Indemnified Party	6.5(a)
Independent Director	9.3

Section
Defined Term	Number

Independent Allied World Director	9.3
Independent Transatlantic Director	9.3
Injunction	9.3
Insurance Contracts	3.31(a)
Insurance Law	9.3
Insurance Regulators	9.3
Intellectual Property	9.3
IRS	3.16(a)
Joint Proxy Statement/Prospectus	6.1(a)
knowledge of Allied World	9.3
knowledge of Transatlantic	9.3
Law	9.3
Liens	3.1(b)(ii)
Maximum Premium	6.5(b)
Measurement Date	3.2(a)(i)
Merger	1.1
Merger Consideration	2.1(a)(iii)
Merger Sub	Preamble
Merger Sub Common Stock	2.1(a)(i)
Merger Sub Member Approval	3.3(a)
Moelis	4.14
Moelis Fairness Opinion	4.14
Newco Holdings	9.9(b)
Non-Target Party	5.5(c)
NYSE	2.2(e)
Order	9.3
Organizational Documents	9.3
Participation Certificate	3.2(a)(ii)
Partner Agent	9.3
Partner Agent Agreement	9.3
PBGC	3.16(d)
Permitted Liens	9.3
Person	9.3
Prior Allied World Parent	Article III
Reconstituted Allied World Board	6.9(a)
Reconstituted Allied World Board Written Consent	6.9(b)
Redomestication	3.33
Representatives	9.3
Requisite Lender Consents	6.4(a)
Requisite Regulatory Approvals	7.1(d)
Restated Articles	1.5(b)

Section
Defined Term	Number

SAP	9.3
SEC	Article III
Second Request	6.3(c)(v)
Securities Act	9.3
Share Issuance	9.3
SOX	3.6(d)
Stock Options	9.3
Stock-Based Awards	9.3
Subsidiaries	3.2(c)
Subsidiary	3.2(c)
Substantial Compliance	9.3
Superior Proposal	5.5(f)
Supplemental Indenture	6.4(b)
Surviving Corporation	1.1
Target Board	5.5(e)
Target Party	5.5(c)
Tax	9.3
Tax Return	9.3
Taxing Authority	9.3
Termination Fee	6.6(e)
Transatlantic	Preamble
Transatlantic Acquisition Agreement	5.5(b)
Transatlantic Acquisition Proposal	5.5(b)
Transatlantic Agents	4.31(b)
Transatlantic Benefit Plan	4.16(a)
Transatlantic Board	2.3(a)
Transatlantic Board Recommendation	4.3(a)
Transatlantic Bylaws	4.1(b)
Transatlantic Charter	4.1(b)
Transatlantic Common Stock	2.1(a)(ii)
Transatlantic Disclosure Schedule	Article IV
Transatlantic ERISA Affiliate	4.16(d)
Transatlantic Indenture	6.4(b)
Transatlantic Insurance Approvals	4.4
Transatlantic Insurance Intermediaries	4.32
Transatlantic Leased Real Properties	4.13
Transatlantic Material Adverse Effect	9.3
Transatlantic Material Contract	4.20(a)
Transatlantic P/C Subsidiary	4.24
Transatlantic Permits	9.3
Transatlantic Preferred Stock	4.2(a)(i)

Section
Defined Term	Number

Transatlantic Real Property Leases	4.13
Transatlantic Reinsurance Contracts	4.27(a)
Transatlantic Requisite Stockholder Vote	4.3(a)
Transatlantic Restricted Shares	9.3
Transatlantic Risk-Based Capital Reports	4.30
Transatlantic Rollover Option	2.3(a)(i)
Transatlantic RSU	9.3
Transatlantic SAR	9.3
Transatlantic SEC Documents	4.6(a)
Transatlantic Statutory Statements	4.25(a)
Transatlantic Stock Option	9.3
Transatlantic Stock Plans	9.3
Transatlantic Stock-Based Award	9.3
Transatlantic Stockholders Meeting	4.3(a)
Transatlantic Subsidiary	3.2(c)

Annex B

Board of Directors
Allied World Assurance Company Holdings, AG
Lindenstrasse 8
6340 Baar
Zug, Switzerland

June 12, 2011

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Allied World Assurance Company Holdings, AG (“Parent”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), to be entered into among Parent, GO Sub, LLC, a subsidiary of Parent (“Merger Sub”), and Transatlantic Holdings, Inc. (the “Company”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company or Parent) will be converted into the right to receive 0.88 ordinary shares (the “Exchange Ratio”), par value CHF15.00 per share (as may be adjusted in connection with the par value reduction as approved by Parent’s shareholders at Parent’s 2011 annual general meeting) (the “Parent Shares”), of Parent.

You have requested our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to Parent.

In connection with our role as financial advisor to the Board of Directors of Parent, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and Parent, including certain statutory statements filed by the insurance subsidiaries of both the Company and Parent. We also reviewed certain internal analyses, financial forecasts and other information relating to the Company and Parent prepared by management of the Company and Parent, respectively, and certain analyses and financial forecasts relating to the Company prepared by management of Parent. We have also reviewed certain reports regarding the Company’s reserves for losses and loss adjustment expenses prepared for Parent by third party actuaries. We have also held discussions with certain senior officers and other representatives and advisors of the Company and Parent regarding the businesses and prospects of the Company and Parent, respectively, and of Parent after giving effect to the Transaction, including certain cost savings and operating synergies jointly projected by the managements of the Company and Parent to result from the Transaction. In addition, Deutsche Bank has reviewed the reported prices and trading activity for both the Parent Shares and the Company Common Stock, and, (i) to the extent publicly available, compared certain financial and stock market information for Parent and the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (ii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which we deemed relevant, (iii) reviewed a draft dated June 10, 2011 of the Merger Agreement, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including, without limitation, any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by Parent to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Parent as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Parent and its advisors with respect to such issues. In particular, we have assumed, with your permission, that the Company will be the acquirer in the Transaction for accounting purposes. We also are not experts in the evaluation of reserves for losses and loss adjustment expenses and were not requested to, and we did not, make any actuarial determinations or evaluations or attempt to evaluate actuarial assumptions. We made no analysis of, and express no view with respect to, the adequacy of the Company’s or Parent’s loss and loss adjustment expense reserves. Representatives of Parent have informed us, and we have further assumed, that the final terms of the Merger Agreement will not differ materially from the terms set forth in the drafts we have reviewed.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors of Parent in connection with and for the purposes of its evaluation of the Transaction and is not a recommendation to the stockholders of Parent as to how they should vote with respect to the Transaction, the amendment of Parent’s Articles of Association or the issuance of Parent Shares in the Transaction, in each case as contemplated by the Merger Agreement. This opinion is limited to the fairness, from a financial point of view of the Exchange Ratio to Parent and does not address any other terms of the Transaction or the Merger Agreement, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Parent, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by Parent to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. This opinion does not in any manner address the prices at which Parent’s ordinary shares or other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Parent in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. Parent has also agreed to reimburse Deutsche Bank for

B-2

its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Parent, the Company or their respective affiliates for which it has received compensation, including having acted as a book-running manager in a public offering of senior notes by Parent, acting as a lender of Parent’s senior credit facility and acting as an asset manager for certain investment portfolios of the Company. DB Group may also provide investment and commercial banking services to Parent the Company and their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent and the Company (or their respective affiliates) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. In addition, as of the date hereof, Deutsche Bank and affiliates own approximately 250,000 shares of Company Common Stock.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Parent.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced in full in any proxy or information statement required by the Securities and Exchange Commission to be mailed by the Company to its stockholders in connection with the Transaction.

Very truly yours,

/s/  DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.

B-3

Annex C

Board of Directors
Transatlantic Holdings, Inc.
80 Pine Street
New York, New York 10005
Members of the Board of Directors:

June 12, 2011

You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $1.00 per share (the “Company Common Stock”), of Transatlantic Holdings, Inc. (the “Company”) of the Exchange Ratio (as defined below) pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 12, 2011 (the “Agreement”) to be entered into by the Company, Allied World Assurance Company Holdings, AG (“Allied World”) and GO Sub, LLC, a wholly-owned subsidiary of Allied World (the “Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive 0.880 (the “Exchange Ratio”) ordinary shares, par value CHF 15.00 per share, of Allied World (the “Allied World Shares”).

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Our affiliates, employees, officers and partners may at any time own securities of the Company and Allied World.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. We express no opinion as to what the value of Allied World Shares will be when issued pursuant to the Transaction or the prices at which such Allied World Shares will trade in the future. We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Exchange Ratio. In rendering this opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined. We have also assumed, at your direction, that at the closing of the Transaction the Allied World Shares to be issued to Company stockholders pursuant to the Agreement will be listed on the NYSE. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction with the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and Allied World that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company; (iii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of Allied World, furnished to us by Allied World; (iv) conducted discussions with members of senior management and representatives of the Company and Allied World concerning the matters described in clauses (i) — (iii) of this paragraph, as well as their respective businesses and prospects before and after giving effect to the Transaction; (v) reviewed publicly available financial and stock market data, including valuation multiples, for the Company and Allied World and compared them with those of certain other companies in lines of business that we deemed relevant; (vi) compared the proposed financial terms of the

Transaction with the financial terms of certain other transactions that we deemed relevant; (vii) reviewed a draft of the Agreement dated June 11, 2011; (viii) participated in certain discussions and negotiations among representatives of the Company and Allied World and their financial and legal advisors and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Allied World, nor have we been furnished with any such evaluation or appraisal. We are not experts in the evaluation of reserves for insurance losses and loss adjustment expenses, and we have not made an independent evaluation of the adequacy of reserves of the Company or Allied World. In that regard, with your consent, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustment expense reserves of, the value of redundant reserves to, or the ability to achieve reserve releases by, the Company or Allied World. We have not been requested, and we have not undertaken, to make any independent valuation of the Company’s pending arbitration matters concerning American International Group, Inc. and certain of its subsidiaries, and for purposes of our analysis we have, at your direction, assumed the Company will obtain a recovery in the amount and at the time estimated by Company management. In addition, with respect to the forecasted financial information referred to above, we have assumed at your direction that it has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Allied World as to the future performance of their respective companies and that such future financial results will be achieved at the times and in the amounts projected by management of the Company and Allied World.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or Allied World or on the expected benefits of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction and may not be disclosed to any person without our prior written consent. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Company Common Stock.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/  MOELIS & COMPANY LLC
MOELIS & COMPANY LLC

C-2

Annex D

STATUTEN		ARTICLES OF ASSOCIATION
der		of
TransAllied Group Holdings, Ltd		TransAllied Group Holdings, Ltd
TransAllied Group Holdings, AG		TransAllied Group Holdings, AG

I. Firma, Sitz und Zweck der Gesellschaft		I. Name, Domicile and Purpose of the Company

Artikel 1 Firma, Sitz und Dauer der Gesellschaft		Article 1 Corporate Name, Registered Office and Duration

Unter der Firma		Under the corporate name

TransAllied Group Holdings, Ltd		TransAllied Group Holdings, Ltd
TransAllied Group Holdings, AG		TransAllied Group Holdings, AG

besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Baar. Die Dauer der Gesellschaft ist unbeschränkt.		a Company exists pursuant to Article 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) having its registered office in Baar. The duration of the Company is unlimited.

Artikel 2 Zweck		Article 2 Purpose

a)	Hauptzweck der Gesellschaft ist der Erwerb, das Halten und der Verkauf von Beteiligungen an Unternehmen, insbesondere, jedoch nicht ausschliesslich, solcher der Direkt- und Rückversicherungsbranche.	a)	The main purpose of the Company is to acquire, hold, manage and to sell equity participations, including in insurance and reinsurance companies as well as in other companies.

	Die Gesellschaft kann Finanz- und Management-Transaktionen ausführen. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.		The Company may carry out finance and management transactions and set up branches and subsidiaries in Switzerland and abroad.

	Die Gesellschaft kann im In- und Ausland Grundstücke erwerben, halten und veräussern.		The Company may acquire, hold and sell real estate in Switzerland and abroad.

b)	Die Gesellschaft kann alle Geschäfte tätigen, die geeignet sind, den Zweck der Gesellschaft zu fördern und mit dem Zweck im Zusammenhang stehen.	b)	The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.

II. Aktienkapital und Aktien Partizipationskapital		II. Share Capital and Shares, Participation Capital

Artikel 3a Aktienkapital		Article 3a Share Capital

a)	Das Aktienkapital der Gesellschaft beträgt CHF [ ] und ist eingeteilt in [ ] auf den Namen lautende Aktien im Nennwert von CHF 15.00 je Aktie. Das Aktienkapital ist vollständig liberiert.	a)	The share capital of the Company amounts to CHF [ ] and is divided into [ ] registered shares with a par value of CHF 15.00 per share. The share capital is fully paid-in.

b)	Auf Beschluss der Generalversammlung können jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umgewandelt werden.	b)	Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time.

Artikel 3b Partizipationskapital		Article 3b Participation Capital

a)	Das Partizipationskapital der Gesellschaft beträgt CHF 3’035’100 und ist eingeteilt in 202’340 Partizipationsscheine lautend auf den Namen im Nennwert von CHF 15.00 je Partizipationsschein. Das Partizipationskapital ist vollständig liberiert.	a)	The participation capital of the Company amounts to CHF 3,035,100 and is divided into 202,340 registered participation certificates with a par value of CHF 15.00 per participation certificate. The participation capital is fully paid-in.

b)	Partizipationsscheine haben dieselben Rechte auf Dividenden und einen Liquidationsanteil wie Namenaktien.

Partizipationsscheine haben keine Stimm- oder andere Mitwirkungsrechte in der Generalversammlung.

Wird das Aktienkapital und das Partizipationskapital gleichzeitig im gleichen Verhältnis erhöht, haben die Aktionäre nur Bezugsrechte auf Aktien und die Partizipanten nur auf Partizipationsscheine. Bezugsrechte und Vorwegzeichnungsrechte von Partizipanten sind ausgeschlossen, wenn und soweit diese Rechte der Aktionäre ausgeschlossen werden.	b)	The participation certificates have the same entitlement to dividends and liquidation distributions as the registered shares.

Participation certificates have no voting or other participation rights in the General Meeting of Shareholders.

If the share capital and the participation capital are increased at the same time and in the same proportion, shareholders may subscribe only to shares and participants only to participation certificates. Pre-emptive and advance subscription rights of participants are excluded, if and to the extent such rights of the shareholders are excluded.

	Änderungen dieses Artikels 3b lit. b) bedürfen der Zustimmung der absoluten Mehrheit der an der Partizipantenversammlung vertretenen Partizipationsscheine.		Any amendment to this Article 3b paragraph b) requires the consent of the participants holding the absolute majority of the participation certificates represented at a meeting of the participants.

c)	Auf Beschluss der Generalversammlung können jederzeit Partizipationsscheine in Namenaktien umgewandelt werden, wobei diese Umwandlung (sowie die Änderung dieses Artikles 3b lit. c)) nur mit Zustimmung der Partizipanten, welche die absolute Mehrheit der an der Partizipantenversammlung vertretenen Partizipationsscheine halten, zulässig ist. Eine solche Umwandlung bedarf einer Herabsetzung des Partizipationskapitals unter gleichzeitiger Erhöhung des Aktienkapitals.	c)	Upon resolution of the General Meeting of Shareholders, all or any portion of the participation certificates may be converted into registered shares, at any time, whereby any such conversion (as well as any amendment to this Article 3b paragraph c)) requires the consent of the participants holding the absolute majority of the participation certificates represented at a meeting of the participants. Any such conversion requires a decrease of the participation capital with a simultaneous increase of the share capital.

d)	Die Gesellschaft ist im Rahmen des gesetzlich Zulässigen berechtigt, mit Partizipanten Vereinbarungen über den Rückkauf der Partizipationsscheine, insbesondere Andienungsrechte (Put Optionen) der Partizipanten, im Austausch gegen Bargeld oder Namenaktien (aus dem Eigenbestand oder Namenaktien aus genehmigtem Kapital) im Verhältnis 1:1 zu vereinbaren.	d)	As far as legally admissible the Company has, at any time, the right to buy back, in particular by granting put rights, all or any portion of the participation certificates in exchange for cash, registered shares out of the treasury shares or registered shares out of authorized share capital at an exchange ratio of 1:1.

e)	Den Partizipanten wird, gleichzeitig mit und in der gleichen Form wie den Aktionären, die Einberufung der Generalversammlung zusammen mit den Verhandlungsgegenständen und den Anträgen des Verwaltungsrats sowie derjeniger Aktionäre, welche die Traktandierung oder die Durchführung einer Generalversammlung verlangt haben, bekannt gegeben. Jeder Beschluss der Generalversammlung ist unverzüglich am Gesellschaftssitz und allfälligen eingetragenen Zweigniederlassungen zur Einsicht der Partizipanten aufzulegen. Die Partizipanten sind in der Bekanntgabe darauf hinzuweisen.	e)	The summon of a General Meeting of Shareholders shall be notified to the participants, together with the matters on the agenda and the proposals of the Board of Directors and of those shareholders who have demanded that a meeting be called or that matters be included in the agenda, on the same date and in the same manner as notified to the shareholders. Each resolution of the General Meeting of Shareholders shall promptly be made available for inspection by the participants at the Company’s registered office and registered branch offices (if any). The participants shall be informed thereof in the notice.

Artikel 4 Bedingtes Aktienkapital für Anleihensobligationen und ähnliche Instrumente der Fremdfinanzierung		Article 4 Conditional Share Capital for Bonds and Similar Debt Instruments

a)	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 15’000’000 durch Ausgabe von höchstens 1’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 15.00 je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.	a)	The share capital of the Company shall be increased by an amount not exceeding CHF 15,000,000 through the issue of a maximum of 1,000,000 registered shares, payable in full, each with a par value of CHF 15.00 through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

b)	Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre und, soweit vorhanden, dasjenige der Partizipanten in Bezug auf neue Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen kann durch Beschluss des Verwaltungsrats zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen oder Beteiligungen, von durch die Gesellschaft geplanten neuen Investitionen oder bei der Emission von Options- und Wandelanleihen über internationale Kapitalmärkte sowie im Rahmen von Privatplatzierungen. Der Ausschluss des Vorwegszeichnungsrechts ist ausschliesslich unter folgenden kumulativen Bedingungen zulässig: (1) Die Instrumente müssen zu Marktkonditionen emittiert werden, (2) die Frist, innerhalb welcher die Options- und Wandelrechte ausgeübt werden können, darf ab Zeitpunkt der Emission des betreffenden Instruments bei Optionsrechten 10 Jahre und bei Wandelrechten 20 Jahre nicht überschreiten und (3) der Umwandlungs- oder Ausübungspreis für die neuen Aktien hat mindestens dem Marktpreis zum Zeitpunkt der Emission des betreffenden Instruments zu entsprechen.	b)	Shareholders’ pre-emptive rights are excluded with respect to these shares. Shareholders’ advance subscription rights and, if existing, such rights of participants with regard to new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

c)	Der Erwerb von Namenaktien durch Ausübung von Wandel- und Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.	c)	The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 5 Bedingtes Aktienkapital für Mitarbeiterbeteiligungen		Article 5 Conditional Share Capital for Employee Benefit Plans

a)	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [ ] durch Ausgabe von höchstens [ ] vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 15.00 je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.	a)	The share capital of the Company shall be increased by an amount not exceeding CHF [ ] through the issue from time to time of a maximum of [ ] registered shares, payable in full, each with a par value of CHF 15.00, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director or other person providing services to the Company or a subsidiary.

b)	Bezüglich dieser Aktien ist das Bezugsrecht der Aktionäre ausgeschlossen. Neue Aktien dieser Art können unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Konditionen, inkl. den Preis der Aktien.	b)	Shareholders’ pre-emptive rights shall be excluded with regard to the issuance of these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

c)	Der Erwerb von Namenaktien im Zusammenhang mit Mitarbeiterbeteiligungen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.	c)	The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 5a Bedingtes Kapital für bestehende Aktionärsoptionen		Article 5a Conditional Capital for Existing Shareholder Warrants

a)	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 30’000’000 durch Ausgabe von höchstens 2’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 15.00 je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche American International Group, Inc. eingeräumt wurden.	a)	The share capital of the Company shall be increased by an amount not exceeding CHF 30,000,000, through the issue from time to time of a maximum of 2,000,000 registered shares payable in full, each with a par value of CHF 15.00, in connection with the exercise of shareholder warrants granted to American International Group, Inc.

b)	Bezüglich dieser Aktien ist das Bezugsrecht der Aktionäre bzw. Partizipanten ausgeschlossen. Neue Aktien dieser Art können zum oder unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Konditionen, inkl. den Ausgabepreis der Aktien.	b)	Shareholders’ and participants’ pre-emptive rights shall be excluded with regard to the issuance of these shares. These new registered shares may be issued at a price equal to or below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

c)	Der Erwerb von Namenaktien im Zusammenhang mit Aktionärsoptionen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.	c)	The acquisition of registered shares in connection with the shareholder warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken		Article 6 Authorized Share Capital for General Purposes

a)	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis [ ] im Maximalbetrag von CHF [ ] durch Ausgabe von höchstens [ ] vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 15.00 je Aktie zu erhöhen.	a)	The Board of Directors is authorized to increase the share capital from time to time and at any time until [two years from special meeting date] by an amount not exceeding CHF [ ] through the issue of up to [ ] fully paid up registered shares with a par value of CHF 15.00 each.

b)	Erhöhungen auf dem Weg der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der Ausgabebetrag, die Art der Einlage, der Zeitpunkt der Dividendenberechtigung sowie die Zuweisung nicht ausgeübter Bezugsrechte werden durch den Verwaltungsrat bestimmt.	b)	Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non exercised pre-emptive rights shall be determined by the Board of Directors.

c)	Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen und diese Dritten zuzuweisen, wenn die neu auszugebenden Aktien zu folgenden Zwecken verwendet werden: (1) Fusionen, Übernahmen von Unternehmen oder Beteiligungen, Finanzierungen und Refinanzierungen solcher Fusionen und Übernahmen sowie anderweitige Investitionsvorhaben (unter Einschluss von Privatplatzierungen), (2) Stärkung der regulatorischen Kapitalbasis der Gesellschaft oder ihrer Tochtergesellschaften (unter Einschluss von Privatplatzierungen), (3) zur Erweiterung des Aktionariats, (4) zum Zwecke der Mitarbeiterbeteiligung oder (5) zum Umtausch von Partizipationsscheinen sowie zum Rückkauf von Partizipationsscheinen gemäss Artikel 3b lit. d) der Statuten im Austausch gegen Namenaktien aus genehmigtem Kapital.	c)	The Board of Directors is authorized to exclude the pre-emptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements); (2) improving the regulatory capital position of the company or its subsidiaries (including by way of private placements); (3) broadening the shareholder constituency; (4) the participation of employees; or (5) an exchange of participation certificates as well as a buy-back of participation certificates in exchange of registered shares according to Article 3b paragraph d) of the Articles of Association out of authorized share capital.

d)	Die Zeichnung sowie der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.	d)	The subscription as well as the acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 7 Form der Aktien, Bucheffekten		Article 7 Form of Shares, Intermediated Securities

a)	Die Gesellschaft kann ihre Namenaktien in der Form von Einzelurkunden, Globalurkunden oder Wertrechte ausgeben und jederzeit ohne Genehmigung der Aktionare eine bestehende Form in eine andere Form von Namenaktien umwandeln. Ein Aktionär oder eine Aktionärin hat keinen Anspruch auf Umwandlung seiner oder ihrer Namenaktien in eine andere Form oder auf Druck und Auslieferung von Urkunden. Mit der Zustimmung des Aktionärs oder der Aktionärin kann die Gesellschaft ausgestellte Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren. Jeder Aktionar und jede Aktionarin können jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm oder ihr gemass Aktienregister gehaltenen Namenaktien verlangen.	a)	The Company may issue its registered shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of registered shares at any time and without the approval of the shareholders. A shareholder has no entitlement to demand a conversion of the form of the registered shares or the printing and delivery of share certificates. With the consent of the shareholder, the Company may cancel issued certificates which are returned to it without replacement. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register of the Company.

b)	Die Gesellschaft kann für die Namenaktien Bucheffekten schaffen. Die Übertragung von Bucheffekten und die Bestellung von Sicherheiten an Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Die Gesellschaft kann als Bucheffekten ausgestaltete Namenaktien aus dem entsprechenden Verwahrungssystem zurückziehen.	b)	The Company may create intermediated securities for the registered shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Intermediary-Held Securities Act. The Company may withdraw registered shares issued as intermediary-held securities from the respective custody system.

c)	Die Übertragung von Namenaktien, einschliesslich der daraus entspringenden Rechte, richtet sich nach dem anwendbaren Recht und diesen Statuten. Eine Übertragung durch Zession bedarf zusätzlich der Anzeige an die Gesellschaft; die Bank, welche abgetretene Namenaktien für die Aktionäre verwaltet, kann von der Gesellschaft über die erfolgte Zession benachrichtigt werden. Die Übertragungen unterliegen den Beschränkungen von Artikel 8 der Statuten.	c)	Transfers of registered shares and the rights arising therefrom are subject to the applicable law and these Articles of Association. A transfer by way of assignment, in addition, requires notice of the assignment to the Company; the bank which handles the book entries of the assigned registered shares on behalf of the shareholders may be notified by the Company of such assignment. Transfers are subject to the limitations of Article 8 of the Articles of Association.

d)	Für den Fall, dass die Gesellschaft Aktienzertifikate druckt und ausgibt, müssen die Aktienzertifikate die Unterschrift von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss Mitglied des Verwaltungsrats sein. Faksimile-Unterschriften sind erlaubt.	d)	If the Company prints and issues share certificates, such share certificates shall bear the signature of two duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.

e)	Die vorstehenden Bestimmungen dieses Artikels 7 der Statuten gelten mutatis mutandis auch für Partizipationsscheine.	e)	The foregoing provisions of this Article 7 of the Articles of Association apply mutatis mutandis to participation certificates.

Artikel 8 Aktienregister, Partizipationsscheinregister und Beschränkungen der Übertragbarkeit		Article 8 Share Register, Participation Certificate Register and Transfer Restrictions

a)	Für die Namenaktien und die Partizipationsscheine wird je ein Register (Aktienbuch oder Partizipationsscheinregister) geführt. Darin werden die Eigentümer und Nutzniesser mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Sitz) eingetragen.	a)	Registered shares and participation certificates are registered in a register (share register and participation certificate register, respectively). The name of the owner or the usufructuary shall be entered in either the share register or the participation certificate register with his/her name, address, domicile and citizenship (domicile in case of legal entities).

b)	Zur Eintragung ins Aktienbuch als Aktionär mit Stimmrecht ist die Zustimmung des Verwaltungsrats notwendig. Die Eintragung als Aktionär mit Stimmrecht kann in den in Artikel 8 lit. c), e), f) und g) der Statuten festgehaltenen Fällen abgelehnt werden. Lehnt der Verwaltungsrat die Eintragung des Erwerbers als Aktionär mit Stimmrecht ab, benachrichtigt er diesen innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Erwerber werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in der Generalversammlung als nicht vertreten. Diese Regelung gilt mutatis mutandis auch für Partizipationsscheine bzw. die Eintragung im Partizipationsscheinregister.	b)	Entry in the share register of registered shares with voting rights is subject to the approval of the Board of Directors. Entry of registered shares with voting rights may be refused based on the grounds set out in Article 8 paragraph c), e), f) and g) of the Articles of Association. If the Board of Directors refuses to register the acquirer as shareholder with voting rights it shall notify the acquirer of such refusal within 20 days upon receipt of the application. Non-recognized acquirers shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented in the General Meeting of Shareholders.

c)	Eine natürliche oder juristische Person wird in dem Umfang nicht als Aktionärin mit Stimmrecht im Aktienbuch eingetragen, in welchem die von ihr direkt oder indirekt im Sinne von Artikel 14 der Statuten gehaltene oder sonstwie kontrollierte Beteiligung 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals beträgt. Dabei gelten Personen, die durch Absprache, Kapital, Stimmkraft, Leitung, Syndikat oder auf andere Weise miteinander verbunden sind, als eine Person. Im Umfang, in welchem eine derartige Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.	c)	No individual or legal entity may, directly or through Constructive Ownership (as defined in Article 14 of the Articles of Association below) or otherwise control voting rights with respect to 10% or more of the registered share capital recorded in the Commercial Register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

d)	[reserviert]	d)	[reserved]

e)	Die oben erwähnte 10% Limite gilt auch bei der Zeichnung oder dem Erwerb von Aktien, welche mittels Ausübung von Options- oder Wandelrechten aus Namen- oder Inhaberpapieren oder sonstigen von der Gesellschaft oder Dritten ausgestellten Wertpapieren oder welche mittels Ausübung von erworbenen Bezugsrechten aus Namen- oder Inhaberaktien gezeichnet oder erworben werden oder welche durch Umwandlung von Partizipationsscheinen in Namenaktien gemäss Artikel 3b lit. c) der Statuten ausgegeben werden. Im Umfang, in welchem eine daraus resultierende Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.	e)	The limit of 10% of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased pre-emptive rights arising from either registered or bearer shares or which arise out of the conversion of participation certificates into registered shares according to Article 3b paragraph c) of the Articles of Association. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

f)	Der Verwaltungsrat verweigert die Eintragung ins Aktienbuch als Aktionär mit Stimmrecht oder entscheidet über die Löschung eines bereits eingetragenen Aktionärs mit Stimmrecht aus dem Aktienbuch, wenn der Erwerber auf sein Verlangen hin nicht ausdrücklich erklärt, dass er die Aktien im eigenen Namen und auf eigene Rechnung erworben hat.	f)	The Board of Directors shall reject entry of registered shares with voting rights in the share register or shall decide on their cancellation when the acquirer or shareholder upon request does not expressly state that he/she has acquired or holds the shares in his/her own name and for his/her own account.

g)	Der Verwaltungsrat verweigert die Eintragung natürlicher und juristischer Personen, welche Namenaktien für Dritte halten und dies schriftlich gegenüber der Gesellschaft erklären, als Treuhänder/Nominees mit unbeschränktem Stimmrecht ins Aktienbuch oder entscheidet über die Löschung aus dem Aktienbuch, wenn sie sich nicht dazu verpflichten, gegenüber der Gesellschaft auf deren schriftliches Verlangen hin jederzeit die Namen, Adressen und Beteiligungsquoten derjenigen Personen offenzulegen, für welche sie die Namenaktien halten.	g)	The Board of Directors shall reject entry of individuals and legal entities who hold registered shares for third parties and state this in writing to the Company, as nominees in the share register with voting rights without limitation or shall decide on their cancellation when the nominee does not undertake the obligation to disclose at any time to the Company at its written request the names, addresses and share holdings of each person for whom such nominee is holding shares.

h)	Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den obgenannten Beschränkungen (Artikel 8 lit. c), e), f) und g) der Statuten) genehmigen. Sodann kann der Verwaltungsrat nach Anhörung der betroffenen Personen deren Eintragungen im Aktienbuch als Aktionäre rückwirkend streichen, wenn diese durch falsche Angaben zustande gekommen sind oder wenn die betroffene Person die Auskunft gemäss Artikel 8 lit. f) der Statuten verweigert.	h)	The Board of Directors may in special cases approve exceptions to the above regulations (Article 8 paragraph c), e), f) and g) of the Articles of Association). The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information and/or to delete entries in case the respective person refuses to make the disclosers according to Article 8 paragraph f) of the Articles of Association.

i)	Solange ein Erwerber nicht Aktionär mit Stimmrecht im Sinne von Artikel 8 der Statuten geworden ist, kann er weder die entsprechenden Stimmrechte noch die weiteren mit diesem in Zusammenhang stehenden Rechte wahrnehmen.	i)	Until an acquirer becomes a shareholder with voting rights for the shares in accordance with this Article 8 of the Articles of Association, he/she may neither exercise the voting rights connected with the shares nor other rights associated with the voting rights.

III. Organisation		III. Organization

A. Die Generalversammlung		A. The General Meeting of Shareholders

Artikel 9 Befugnisse		Article 9 Authorities

Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:		The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

1.	die Festsetzung und Änderung der Statuten;	1.	to adopt and amend the Articles of Association;

2.	die Wahl der Mitglieder des Verwaltungsrats und der Revisionsstelle;	2.	to elect and remove the members of the Board of Directors and the Auditors;

3.	die Genehmigung des Jahresberichts, der Jahresrechnung und der Konzernrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;	3.	to approve the statutory required annual report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

4.	die Entlastung der Mitglieder des Verwaltungsrats; und	4.	to grant discharge to the members of the Board of Directors; and

5.	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder welche ihr vom Verwaltungsrat vorgelegt werden.	5.	to pass resolutions regarding items which are reserved to the General Meeting of Shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors.

Artikel 10 Generalversammlungen sowie deren Einberufung		Article 10 Meetings and Convening the Meeting

a)	Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Zeitpunkt und Ort, welcher im In- oder Ausland sein kann, werden durch den Verwaltungsrat bestimmt.	a)	The ordinary General Meeting of Shareholders shall be held annually within six months after the close of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

b)	Ausserordentliche Generalversammlungen werden gemäss den gesetzlichen Bestimmungen durch Beschluss der Generalversammlung, durch die Revisionsstelle oder den Verwaltungsrat einberufen. Ausserdem müssen ausserordentliche Generalversammlungen einberufen werden, wenn stimmberechtigte Aktionäre, welche zusammen mindestens 10% des Aktienkapitals vertreten, es verlangen.	b)	Extraordinary General Meetings of Shareholders may be called in accordance with statutory provisions by resolution of the General Meeting of Shareholders, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital.

Artikel 11 Einladung		Article 11 Notice

Die Einladung erfolgt mindestens 20 Tage vor der Versammlung durch Publikation im Schweizerischen Handelsamtsblatt (SHAB).		Notice of the General Meeting of Shareholders shall be given by publication in the Swiss Official Gazette of Commerce (SOGC) at least 20 days before the date of the meeting.

Artikel 12 Traktanden		Article 12 Agenda

a)	Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	a)	The Board of Directors shall state the matters on the agenda.

b)	Ein oder mehrere mit Stimmrecht eingetragene Aktionäre können, gemäss den gesetzlichen Bestimmungen, vom Verwaltungsrat die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Begehren um Traktandierung ist schriftlich unter Angabe der Verhandlungsgegenstände und der Anträge an den Präsidenten des Verwaltungsrats mindestens 60 Tage vor der Generalversammlung einzureichen.	b)	One or more registered shareholders may in compliance with the legal requirements demand that matters be included in the agenda. Such demands shall be in writing and shall specify the items and the proposals and has to be submitted to the Chairman up to 60 days before the date of the meeting.

c)	Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen, welche auch nicht im Zusammenhang mit einem gehörig traktandierten Verhandlungsgegenstand stehen, können keine Beschlüsse gefasst werden, ausser in den gesetzlich vorgesehenen Fällen.	c)	No resolution shall be passed on matters proposed only at the General Meeting of Shareholders and which have no bearing on any of the proposed items of the agenda, apart from those exceptions permitted by law.

d)	In der Einberufung der Versammlung werden die Traktanden und die Anträge des Verwaltungsrats sowie derjenigen Aktionäre bekanntgegeben, welche die Traktandierung oder die Durchführung einer Generalversammlung verlangt haben.	d)	The notice of the meeting shall state the matters on the agenda and the proposals of the Board of Directors and of those shareholders who have demanded that a meeting be called or that matters be included in the agenda.

Artikel 13 Vorsitz und Protokoll		Article 13 Chair, Minutes

a)	Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrats, bei dessen Verhinderung ein anderes vom Verwaltungsrat bezeichnetes Mitglied des Verwaltungsrats oder ein anderer von der Generalversammlung für den betreffenden Tag bezeichneter Vorsitzender.	a)	The General Meeting of Shareholders shall be chaired by the Chairman, or, in his absence, by another member of the Board of Directors, or by another Chairman elected for that day by the General Meeting of Shareholders.

b)	Der Vorsitzende bezeichnet einen Protokollführer sowie die Stimmenzähler, welche keine Aktionäre sein müssen.	b)	The Chairman designates a Secretary for the minutes as well as the scrutinizers who need not be shareholders.

c)	Der Verwaltungsrat ist verantwortlich für die Protokollführung. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.	c)	The Board of Directors is responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretary.

Artikel 14 Stimmrecht und Vertreter		Article 14 Voting Rights and Shareholders Proxies

a)	Jede Aktie berechtigt, unter Vorbehalt der Einschränkungen gemäss Artikel 8 der Statuten und Artikel 14 lit. b) und c) untenstehend, zu einer Stimme. Jeder stimmberechtigte Aktionär kann seine Aktien durch eine andere von ihm schriftlich bevollmächtigte Person vertreten lassen, welche kein Aktionär sein muss.	a)	Each share is entitled to one vote subject to the provisions of Article 8 of the Articles of Association and Article 14 paragraph b) and c) below. Each shareholder may be represented at the General Meeting of Shareholders by another person who is authorized by a written proxy and who does not need to be a shareholder.

b)	Ungeachtet lit. a) vorstehend gilt Folgendes: Sobald und solange eine natürliche oder juristische Person Namenaktien entsprechend 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft kontrolliert, ist diese bei ordentlichen oder ausserordentlichen Generalversammlungen maximal zu den gemäss nachfolgender Formel zu eruierenden Stimmen (abgerundet auf die nächst tiefere, runde Zahl) berechtigt:	b)	Notwithstanding paragraph a) above, if and so long as there are Controlled Shares representing 10% or more of the registered share capital recorded in the Commercial Register, regardless of the identity of the holder thereof, such Controlled Shares shall be entitled to cast votes at any General Meeting of Shareholders or Extraordinary General Meeting of Shareholders in the aggregate equal to the number (rounded down to the nearest whole number) obtained from the following formula:

	[(T ÷ 100) x 10] − 1		[(T ÷ 100) x 10] − 1

	Wobei gilt: “T” ist gleich der Gesamtanzahl der Stimmrechte, welche auf dem im Handelsregister eingetragenen gesamten Aktienkapital der Gesellschaft verliehen werden.		Where: “T” is the aggregate number of votes conferred by all the registered share capital recorded in the Commercial Register.

c)	Als “kontrolliert” im Sinne dieser Statuten gilt die Gesamtheit der einer stimmberechtigten Klasse angehörenden Aktien der Gesellschaft, welche von einer Person:	c)	For purposes of these Articles, “Controlled Shares” means all shares of the Company, of all classes entitled to vote owned by a person in the aggregate whether:

	(aa) direkt, als auch		(aa) directly or

	(bb) ndirekt, definiert aufgrund der nachfolgenden Zuordnungskriterien, gehalten werden:		(bb) due to Constructive Ownership, defined as ownership deemed to exist after application of the following rules of ownership attribution:

	(i) Zuordnung aufgrund einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Trust oder eines Nachlasses.		(i) Attribution from any partnership, estate, trust, or corporation.

	Mit Ausnahme der Regelung in Unterabsatz (D) untenstehend:		Except as provided in subparagraph (D) below:

(A)	Aktien, welche direkt oder indirekt von oder für einer/eine Personengesellschaft (Partnership) oder einem/einen Nachlass gehalten werden, gelten als anteilsmässig von den betreffenden Partnern oder Begünstigten gehalten.	(A)	Shares owned, directly or indirectly, by or for a partnership or estate shall be considered as owned proportionately by its partners or beneficiaries.

(B)	Aktien, welche direkt oder indirekt von oder für einem/einen Trust gehalten werden, gelten als von den Begünstigten dieses Trusts im Verhältnis ihres rechnungsmässigen Anteils gehalten; allerdings gelten Aktien, welche direkt oder indirekt von oder für einem/einen Teil eines Trusts gehalten werden, der gemäss den anwendbaren Steuergesetzen (einschliesslich US Bundeseinkommenssteuerrechts) einer Person gehört, als von dieser Person gehalten gelten. Im hier verwendeten Sinne wird unter einem Trust, wenn vom Verwaltungsrat so bestimmt, nicht auch ein Trust verstanden, der in den Vereinigten Staaten oder einer anderen Jurisdiktion gegründet oder organisiert ist und der Teil eines von der US Bundeseinkommenssteuer bzw. von den Steuern der betreffenden anderen Jurisdiktionen befreiten Aktienvergütungs-, Renten- oder Gewinnbeteiligungsplans eines Mitarbeiters ist, welcher ausschliesslich dem Zweck der Begünstigung von Mitarbeitern oder deren Begünstigten dient.	(B)	Shares owned, directly or indirectly by or for a trust shall be considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries in such trust; provided, however, that shares owned, directly or indirectly, by or for any portion of a trust of which a person is considered to be the owner by applicable tax laws, including for U.S. federal income tax purposes, shall be considered owned by such person. For purposes of the foregoing, if so determined by the Board of Directors, a trust shall not include a trust created or organized in the United States or any other jurisdiction and forming part of a stock bonus, pension or profit sharing plan of an employer for the exclusive benefit of employees or their beneficiaries that is exempt from U.S. federal income taxation respectively from applicable taxes of such other jurisdiction.

(C)	Wenn eine Person direkt oder indirekt wertmässig mit 10% oder mehr an einer Gesellschaft beteiligt ist oder die Anteile für diese Person gehalten werden, so gelten die der Gesellschaft direkt oder indirekt gehörenden Aktien als von dieser Person gehalten, dies im Verhältnis des Werts der dieser Person gehörenden Aktien zum Gesamtwert aller Aktien der Gesellschaft.	(C)	If 10% or more in value of the shares in a corporation is owned directly or indirectly, by or for any person, such person shall be considered as owning the shares owned, directly or indirectly, by or for such corporation, in that proportion which the value of the shares which such person so owns bears to the value of all the shares in such corporation.

	(D)	Wenn mehr als 50% der Stimmrechte aller stimmberechtigten Aktienklassen einer Gesellschaft von einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Nachlass oder einem Trust direkt oder indirekt gehalten werden, so werden Betreffenden im Rahmen dieses Unterabsatzes (i) sämtliche Stimmrechte der betreffenden Gesellschaft zugerechnet.		(D)	For purposes of this subparagraph (i), if a partnership, estate, trust, or corporation owns, directly or indirectly, more than 50% of the total combined voting power of all classes of shares entitled to vote in a corporation, it shall be considered as owning all the shares entitled to vote.

(ii)	Zuordnung bei Personengesellschaften (Partnerships) oder anderen Gesellschaften, bei einem Nachlass oder einem Trust:		(ii)	Attribution to partnerships, estates, trusts, and corporations:

	(A)	Aktien, welche direkt oder indirekt von oder für einem/einen Partner oder einem/einen Berechtigten eines Nachlasses gehalten werden, gelten als von der betreffenden Personengesellschaft (Partnership) oder vom betreffenden Nachlass gehalten.		(A)	Shares owned, directly or indirectly, by or for a partner or a beneficiary of an estate shall be considered as owned by the partnership or estate.

(B)	Aktien, welche direkt oder indirekt von oder für einem/einen Begünstigten eines Trusts gehalten werden, gelten als vom Trust gehalten, sofern der Anspruch des Begünstigten am Trust nicht lediglich geringer und ungewisser Natur ist (remote contingent interest); vorausgesetzt aber, dass direkt oder indirekt einer Person gehörende Aktien, welche gemäss den anwendbaren Steuergesetzen (einschliesslich US Bundeseinkommenssteuer) Eigentümerin eines Trustanteils ist, als vom Trust gehalten gelten. Ein ungewisser Anspruch eines Begünstigten eines Trusts ist im Rahmen des voranstehenden Satzes gering, wenn unter grösstmöglicher Ausschöpfung des Ermessensbereichs des Trustees zugunsten dieses Begünstigten, der rechnungsmässige Wert des Anspruchs 5% oder weniger des Trustvermögens ausmacht. Unter einem Trust im Sinne des Unterabsatzes (B) wird, wenn vom Verwaltungsrat so bestimmt, nicht auch ein Trust verstanden, der in den Vereinigten Staaten oder einer anderen Jurisdiktion gegründet oder organisiert ist und der Teil eines von der US Bundeseinkommenssteuer bzw. von den Steuern der betreffenden anderen Jurisdiktionen befreiten Aktienvergütungs-, Renten- oder Gewinnbeteiligungsplans eines Mitarbeiters ist, welcher ausschliesslich dem Zweck der Begünstigung von Mitarbeitern oder deren Begünstigten dient.	(B)	Shares owned, directly or indirectly, by or for a beneficiary of a trust shall be considered as owned by the trust, unless such beneficiary’s interest in the trust is a remote contingent interest; provided, however, that shares owned, directly or indirectly, by or for a person who is considered the owner of any portion of a trust by applicable tax laws, including for U.S. federal income tax purposes, shall be considered owned by the trust. For purposes of the preceding sentence, a contingent interest of a beneficiary in a trust shall be considered remote if, under the maximum exercise of discretion by the trustee in favour of such beneficiary, the value of such interest, computed actuarially, is 5% or less of the value of the trust property. For purposes of this subparagraph (B), if so determined by the Board of Directors, a trust shall not include a trust created or organized in the United States or any other jurisdiction and forming part of a stock bonus, pension or profit sharing plan of an employer for the exclusive benefit of employees or their beneficiaries that is exempt from U.S. federal income taxation respectively from applicable taxes of such other jurisdiction.

	(C)	Wenn eine Person direkt oder indirekt wertmässig mit 50% oder mehr an einer Gesellschaft beteiligt ist oder die Anteile für diese Person gehalten werden, so gelten die der Gesellschaft direkt oder indirekt gehörenden Aktien als von dieser Person gehalten; allerdings ist die vorangehende Bestimmung nicht anwendbar, wenn sie aufgrund des Haltens eigener Aktien durch die Gesellschaft zur Anwendung käme.		(C)	If 50% or more in value of the shares in a corporation is owned, directly or indirectly, by or for any person, such corporation shall be considered as owning the shares owned, directly or indirectly, by or for such person; provided, however, the foregoing rule shall not be applied so as to consider a corporation as owning its own shares.

(iii)	Kontrollvereinbarungen. Wenn einer Person aufgrund einer Vereinbarung, eines Vertrages, einer Übereinkunft oder einer sonstigen Beziehung betreffend eine oder mehrere Aktien der Gesellschaft ganz oder anteilsmässig (A) Einfluss auf Stimmrechte zukommt (einschliesslich das Recht zur Ausübung oder zur Bestimmung der Ausübung des Stimmrechts an diesen Aktien); und/oder (B) Einfluss auf die Verfügungsberechtigung dieser Aktien zukommt (einschliesslich das Recht, diese Aktien zu veräussern oder die Veräusserung anzuordnen), so gelten diese Aktien als von der betreffenden Person gehalten.		(iii)	Control arrangements. If a person through any arrangement, contract, understanding, relationship, or otherwise regarding one or more shares of the Company has or shares (A) voting power which includes the power to vote, or to direct the voting of, such share; and/or (B) investment power which includes the power to dispose, or to direct the disposition of, such share(s), such share(s) shall be considered as owned by such person.

(iv)	Optionsrechte, Wandelrechte oder ähnliche Rechte. Wenn eine Person ein Recht hat, eine oder mehrere Aktien zu erwerben, einschliesslich (A) durch Ausübung eines Options-, Wandel- oder eines ähnlichen Rechts, (B) durch Wandlung einer Sicherheit; (C) durch die Möglichkeit, einen Trust, ein Vermögensverwaltungskonto oder eine ähnliche Vereinbarung für nichtig zu erklären; oder (D) durch die automatische Aufhebung eines Trusts, eines Vermögensverwaltungskontos oder einer ähnlichen Vereinbarung, so gelten diese Aktien als von der betreffenden Person gehalten. Als Option, mit welcher Aktien erworben werden können, gelten in diesem Sinne Optionsrechte (und jede einzelne einer Serie von Optionen), mit denen erstgenannte Option erhalten werden kann.		(iv)	Options, warrants or similar rights. If any person has a right to acquire one or more shares, including (A) by way of an option, warrant or similar right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement, such shares shall be considered as owned by such person. For this purpose, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such shares.

(v)	Familienmitglieder. Eine natürliche Person hält ihre Aktien direkt oder indirekt von oder für (A) ihren oder seine Ehepartner/in (ausgenommen Ehepartner, die rechtlich aufgrund eines Scheidungsurteils oder einer Verfügung zum Getrenntleben [separate maintenance] getrennt sind); und (B) ihre oder seine Kinder, Enkel und Eltern. Ein im Rechtssinne adoptiertes Kind gilt im Sinne dieses Unterabsatzes (v) als Kind der betreffenden natürlichen Person.	(v)	Members of a family. An individual shall be considered as owning the shares owned, directly or indirectly by or for (A) his or her spouse (other than a spouse who is legally separated from the individual under a decree of divorce or separate maintenance); and (B) his or her children, grandchildren and parents. For purposes of this subparagraph (v), a legally adopted child of an individual shall be treated as a child of such individual by blood.

(vi)	Keine Umgehung. Wenn eine Person Trusts, Vollmachten, übrige Vertretungsberechtigungen oder sonstige vertragliche Abreden errichtet oder benutzt in der Absicht, die wirtschaftliche Berechtigung an den Aktien zu verdecken oder die Fälligkeit einer wirtschaftlichen Berechtigung an den Aktien, die sich gemäss einem Plan oder Programm ergeben würde, verhindert, um die Bestimmungen dieser Statuten zu umgehen, so gelten die Aktien als von dieser Person gehalten.	(vi)	No circumvention. If a person creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association, such shares shall be considered as owned by such person.

(vii)	Anwendbarkeitsbestimmungen. Im Rahmen der obenstehenden Unterabsätze (i) — (vi) dieses Artikels 14 lit. c) (bb) gilt folgendes:	(vii)	Rules of application. For purposes of subparagraphs (i) to (vi) of this subparagraph (bb) of subparagraph c) of Article 14, the following shall apply:

(A)	Aktien, die indirekt von einer Person gemäss den Unterabsätzen (i), (ii), (iii), (iv), (v) und (vi) gehalten werden, gelten im Rahmen der Anwendung dieser Unterabsätze als tatsächlich dieser Person gehörend; allerdings sollen (I) Aktien, die indirekt von einer natürlichen Person gemäss Unterabsatz (v) obenstehend gehalten werden, nicht in der Weise von ihm oder ihr als gehalten gelten, dass unter (nochmaliger) Anwendung von Unterabsatz (v) der/die entsprechend andere als indirekt berechtigt gilt; (II) Aktien, die gemäss Unterabsatz (ii) obenstehend indirekt von einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Nachlass oder Trust gehalten werden, nicht in der Weise als gehalten gelten, dass unter Anwendung von Unterabsatz (i) obenstehend (betreffend Zuordnung an einen Partner, Begünstigten, Eigentümer oder Gesellschafter einer Personengesellschaft (Partnership) oder anderen Gesellschaft, eines Nachlasses oder Trusts) der/die entsprechend andere als indirekt berechtigt gilt; und (III) Aktien, die als von einer natürlichen Person gemäss den Unterabsätzen (iv) oder (v) obenstehend gehalten gelten, von ihm oder ihr als gemäss Unterabsatz (iv) gehalten gelten.	(A)	Shares constructively owned by a person by reasons of the application of subparagraphs (i), (ii), (iii), (iv), (v) and (vi) shall, for purposes of applying such subparagraphs, be considered as actually owned by such person; provided, however, that (I) shares constructively owned by an individual by reason of the application of subparagraph (v) above shall not be considered as owned by him or her for purposes of again applying such subparagraph (v) in order to make another the constructive owner of such shares; (II) shares constructively owned by a partnership, estate, trust or corporation by reason of the application of subparagraph (ii) above shall not be considered as owned by it for purposes of applying subparagraph (i) above (relating to attribution to a partner, beneficiary, owner or shareholder from a partnership, estate, trust or corporation) in order to make another the constructive owner of such shares; and (III) if shares may be considered as owned by an individual under subparagraphs (iv) or (v) above, such shares shall be considered as owned by him or her under subparagraph (iv).

(B)	Aktien, welche aufgrund mehrerer Bestimmungen gemäss den Unterabsätzen (i) — (v) dieses Artikels 14 lit. c) (bb) gehalten werden oder von mehreren Personen, sollen gemäss derjenigen Regel zugeordnet werden, welche der betreffenden Person/den betreffenden Personen den höchsten Prozentsatz an Aktien zuweist.	(B)	For purposes of any one determination, shares which may be owned under more than one of the rules of subparagraphs (i) through (v) above of subparagraph (bb) of subparagraph c) of Article 14, or by more than one person, shall be owned under that attribution rule which imputes to the person, or persons, concerned the largest total percentage of such shares.

d)	[reserviert]	d)	[reserved]

e)	Der Verwaltungsrat hat das Recht, die Bestimmungen dieses Artikels 14 auszulegen, die Berechtigung von natürlichen und juristischen Personen an Aktien der Gesellschaft zur Sicherstellung der Umsetzung der Bestimmungen dieses Artikels 14 festzulegen sowie letzte Berichtigungen (welche er nach den Umständen für gerecht und vernünftig hält) an der Gesamtzahl der mit den Aktien verbundenen Stimmen vorzunehmen, um sicherzustellen, dass keine Person gesamthaft direkt oder indirekt 10% oder mehr der gesamten Stimmkraft aller stimmberechtigten Aktienklassen erhält. Bei der Auslegung kann der Verwaltungsrat Gesetze, Reglemente und übrige Bestimmungen sowie Rechtsprechung aus dem In- und Ausland beiziehen, welche diesem Artikel 14 grundsätzlich ähnlich sind.	e)	The Board of Directors shall have the authority to interpret the provisions of this Article 14 and to determine the ownership of shares by any individual or entity so as to fully implement the provisions of this Article 14 and to make such final adjustments to the aggregate number of votes attaching to any shares that they consider fair and reasonable in all the circumstances to ensure that no Person will have in the aggregate direct or Constructive Ownership of 10% or more of the total combined voting power of all classes of shares entitled to vote. In so interpreting this Article 14, the Board of Directors may look to laws, rules, regulations and court decisions (including of countries outside of Switzerland) having language substantially similar to this Article 14.

f)	Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den vorerwähnten Stimmrechtsbeschränkungen gewähren.	f)	The Board of Directors may in special cases allow exceptions from this limitation on voting rights.

Artikel 15 Beschlüsse		Article 15 Resolutions

a)	Die Generalversammlung ist beschlussfähig, wenn zwei oder mehr Personen, welche als Aktionäre oder Stimmrechtsvertreter mindestens fünfzig Prozent (50%) der gesamten ausstehenden Aktien (entsprechend den im Handelsregister eingetragenen Aktien minus den von der Gesellschaft direkt oder indirekt gehaltenen eigenen Aktien) vertreten, während der Generalversammlung anwesend sind. Falls die Gesellschaft einen Aktionär hat, genügt die Anwesenheit eines Aktionärs oder Stimmrechtsvertreters, um ein gültiges Quorum zu erstellen.	a)	The General Meeting of Shareholders can validly pass resolutions if two or more persons present in person and representing in person or by proxy in excess of fifty percent (50%) of the total issued and outstanding shares (being the total number of issued shares as registered in the commercial register minus shares held in treasury) are present throughout the meeting; provided, that if the Company shall at any time have only one shareholder, one shareholder present in person or by proxy shall constitute a quorum.

b)	Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder diese Statuten nichts anderes vorsehen, mit der einfachen Mehrheit der abgegebenen Stimmen (wobei Enthaltungen, sog. Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).	b)	Unless otherwise required by law or the Articles of Association, the General Meeting of Shareholders shall pass its resolutions and carry out its elections with the simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).

c)	Der Vorsitzende bestimmt das Abstimmungsverfahren. Erfolgen die Wahlen nicht elektronisch, haben sie mittels Stimmzettel zu erfolgen, wenn mindestens 50 anwesende Aktionäre dies per Handzeichen verlangen. Die Weisungserteilung durch die Aktionäre an ihre an der Versammlung anwesenden Vertreter via Internet oder Telefon kann durch den Vorsitzenden gestattet werden.		c)	The Chairman of the General Meeting of Shareholders shall determine the voting procedure. Provided that the voting is not done electronically, voting shall be by ballot if more than 50 of the shareholders present so demand by a show of hands. The Chairman may permit the shareholders to give their instructions by means of the internet or telephone to their representatives who are present at the meeting.

Artikel 16 Quorum			Article 16 Quorums

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:			A resolution of the General Meeting of Shareholders passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:

1.	die in Artikel 704 Absatz 1 OR aufgeführten Geschäfte, d.h. für:		1.	the cases listed in Article 704 paragraph 1 CO, i.e.:

	(a)	die Änderung des Gesellschaftszwecks;		(a)	the change of the company purpose;

	(b)	die Einführung von Stimmrechtsaktien;		(b)	the creation of shares with privileged voting rights;

	(c)	die Beschränkung der Übertragbarkeit von Namenaktien oder Partizipationsscheinen;		(c)	the restriction of the transferability of registered shares or participation certificates;

	(d)	eine genehmigte oder bedingte Kapitalerhöhung;		(d)	an increase of capital, authorized or subject to a condition;

	(e)	die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;		(e)	an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;

	(f)	die Einschränkung oder Aufhebung des Bezugsrechts;		(f)	the limitation or withdrawal of pre-emptive rights;

	(g)	die Verlegung des Sitzes der Gesellschaft;		(g)	the change of the domicile of the Company;

	(h)	die Auflösung der Gesellschaft.		(h)	the liquidation of the Company.

2.	Fusion, Spaltung und Umwandlung der Gesellschaft (zwingende gesetzliche Bestimmungen vorbehalten);		2.	the merger, de-merger or conversion of the Company (subject to mandatory law);

3.	die Lockerung und die Aufhebung von Übertragungsbeschränkungen der Namenaktien oder Partizipationsscheine;		3.	the alleviating or withdrawal of restrictions upon the transfer of registered shares or participation certificates;

4.	die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt sowie die Umwandlung von Partizipationsscheinen in Aktien;		4.	the conversion of registered shares into bearer shares and vice versa as well as the conversion of participation certificates into shares;

5.	die Abberufung von Mitgliedern des Verwaltungsrats im Sinne von Artikel 705 Absatz 1 OR; und		5.	the dismissal of any member of the Board of Directors according to Article 705 paragraph 1 CO; and

6.	die Änderung oder Aufhebung der Artikel 8, 14, 15 und 16 der Statuten.	6.	the amendment or elimination of the provisions of Article 8, Article 14 and Article 15 of the Articles of Association as well as those contained in this Article 16.

B. Der Verwaltungsrat		B. The Board of Directors

Artikel 17 Wahl, Konstituierung und Entschädigung		Article 17 Election, Constitution and Indemnification

a)	Der Verwaltungsrat besteht aus wenigstens 3 und höchstens 13 Mitgliedern. Die Amtsdauer des Verwaltungsrats beträgt drei Jahre. Die erste Amtsdauer wird für jedes Mitglied bei der ersten Wahl durch den Verwaltungsrat so festgelegt, dass jedes Jahr eine gleiche Anzahl Verwaltungsräte neu bzw. wiedergewählt werden müssen und spätestens nach drei Jahren sämtliche Mitglieder des Verwaltungsrats sich einer Wiederwahl haben stellen müssen. Der Verwaltungsrat bestimmt die Reihenfolge der Wiederwahl, wobei die erste Amtszeit einzelner Mitglieder des Verwaltungsrats weniger als drei Jahre betragen wird. Diesbezüglich ist unter einem Jahr der Zeitraum zwischen zwei ordentlichen, aufeinanderfolgenden Generalversammlungen zu verstehen. Im Falle einer Zu- oder Abnahme der Anzahl der Mitglieder des Verwaltungsrats, bestimmt der Verwaltungsrat die neue Reihenfolge der Wiederwahlen. Infolgedessen kann die Amtsdauer einzelner Mitglieder des Verwaltungsrats weniger als drei Jahre betragen. Die Amtsdauer läuft mit dem Tag der nächsten ordentlichen Generalversammlung ab, vorbehältlich vorgängigen Rücktritts oder Abwahl. Wenn vor Ablauf dieser Amtsdauer Verwaltungsräte ersetzt werden, läuft die Amtsdauer der neu hinzu gewählten Mitglieder mit der ordentlichen Amtsdauer ihrer Vorgänger ab.	a)	The Board of Directors shall consist of a minimum of three and a maximum of thirteen members. The term shall be three years. Each year the Board of Directors shall be renewed by rotation, to the extent possible in equal numbers and in such manner that, after a period of three years, all members will have been subject to re-election. The Board of Directors shall establish the order of rotation, whereas the first term of some members may be less than three years. In this regard, one year shall mean the period between two ordinary General Meetings of Shareholders. In the event of increase or a decrease in the number of Directors, the Board of Directors shall establish a new order of rotation. In this context the terms of office of some members may be less than three years. The term of office of a member of the Board of Directors shall, subject to prior resignation or removal, expire upon the day of the next ordinary General Meeting of Shareholders. Newly-appointed members shall complete the term of office of their predecessors.

	Die Mitglieder des Verwaltungsrats können wiedergewählt werden.		Members of the Board of Directors may be re-elected.

b)	Der Verwaltungsrat konstituiert sich selber. Der Verwaltungsrat wählt seinen Präsidenten sowie einen Vizepräsidenten. Er bezeichnet einen Sekretär; dieser braucht nicht dem Verwaltungsrat anzugehören. Die Organisation des Verwaltungsrats wird im Organisationsregelement festgelegt. Der Vorsitzende hat den Stichentscheid.	b)	The Board of Directors shall constitute itself. It appoints its Chairman, a Vice-Chairman and a Secretary who does not need to be a member of the Board of Directors. The Organization of the Board of Directors is provided for in the Organizational Regulations. The Chairman shall have the casting vote.

c)	Die Mitglieder des Verwaltungsrats erhalten für ihre Tätigkeit eine Entschädigung, deren Höhe vom Verwaltungsrat festgelegt wird. Die Mitglieder des Verwaltungsrats sind ebenfalls berechtigt, an Mitarbeiterbeteiligungsprogrammen der Gesellschaft teilzunehmen.	c)	Members of the Board of Directors shall receive compensation for their work in an amount to be determined by the Board. They may also participate in the Company’s employee benefit plans.

d)	Soweit es das Gesetz zulässt, werden die Mitglieder des Verwaltungsrats sowie der Geschäftsleitung aus dem Gesellschaftsvermögen schadlos gehalten für Forderungen, Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstehen bzw. gegen diese erhoben werden, es sei denn, ein rechtskräftiger Entscheid eines Gerichts oder einer anderen Behörde stelle fest, dass die betreffende Person die obgenannten Auslagen und Verpflichtungen aufgrund einer vorsätzlichen oder grobfahrlässigen Pflichtverletzung verursacht hat.	d)	The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the Board of Directors and officers out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of the Company; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgement or decree not subject to appeal, to have committed with intent or gross negligence.

	Unabhängig von vorstehender Bestimmung schiesst die Gesellschaft den Mitgliedern des Verwaltungsrats sowie der Geschäftsleitung die im Zusammenhang mit oben erwähnten Angelegenheiten entstehenden Gerichts- und Anwaltskosten vor. Ausgenommen sind jene Fälle, in denen die Gesellschaft selbst gegen die betreffenden Personen vorgeht. Die Gesellschaft kann die aufgewendeten Auslagen zurückfordern, wenn ein Gericht oder eine andere zuständige Behörde rechtskräftig feststellt, dass die betreffende Person gegenüber der Gesellschaft eine Pflichtverletzung begangen hat.		Without limiting the foregoing paragraph, the Company shall advance court costs and attorney’s fees to the members of the Board of Directors and officers, except in cases where the Company itself is plaintiff. The Company may however recover such advanced cost if a court or another competent authority holds that the member of the Board of Directors or the officer in question has breached its duties to the Company.

Artikel 18 Oberleitung und -aufsicht, Delegation		Article 18 Ultimate Direction, Delegation

a)	Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder Organisationsreglement einem anderen Organ zugewiesen sind.	a)	The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or the regulations.

b)	Der Verwaltungsrat kann aus seiner Mitte Ausschüssen bestellen oder einzelne Mitglieder bestimmen, welche mit der Vorbereitung und/oder Ausführung seiner Beschlüsse oder der Überwachung bestimmter Geschäfte betraut sind. Der Verwaltungsrat erlässt hierzu die notwendigen organisatorischen Weisungen. Mit Ausnahme der unübertragbaren Befugnisse kann der Verwaltungsrat die Geschäftsführung ganz oder teilweise an einzelne Mitglieder, an einen Ausschuss oder an Dritte, welche keine Aktionäre zu sein brauchen, übertragen. Ebenso kann der Verwaltungsrat vorgenannten Personen die Befugnis erteilen, im Namen der Gesellschaft zu zeichnen. Der Verwaltungsrat erlässt hierzu die notwendigen Organisationsreglemente und erstellt die erforderlichen Vertragsdokumente.		b)	The Board of Directors may delegate preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the Board of Directors. The organizational regulations will be defined by the Board of Directors. While reserving its non-transferable powers, the Board of Directors may further delegate the management of the business or parts thereof and representation of the Company to one or more persons, members of the Board of Directors or others who need not be shareholders. The Board of Directors shall record all such arrangements in a set of regulations for the Company and set up the necessary contractual framework.

Artikel 19 Aufgaben			Article 19 Duties

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:			The Board of Directors has the following non-transferable and inalienable duties:

	1.	die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;		1.	to ultimately manage the Company and issue the necessary directives;

	2.	die Festlegung der Organisation;		2.	to determine the organization;

	3.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;		3.	to organize the accounting, the financial control, as well as the financial planning if necessary for the administration of the Company;

	4.	die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen, sowie die Erteilung der Zeichnungsberechtigungen;		4.	to appoint and remove the persons entrusted with the management and representation of the Company and to grant signatory power;

	5.	die Oberaufsicht über die mit der Geschäftsführung und der Vertretung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;		5.	to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

	6.	die Erstellung des Geschäftsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;		6.	to issue the business report, as well as the preparation of the General Meeting of Shareholders and to implement the latter’s resolutions;

	7.	die Benachrichtigung des Richters im Falle der Überschuldung;		7.	to inform the judge in the event of over-indebtedness;

	8.	die Beschlussfassung über die nachträgliche Liberierung von nicht vollständig liberierten Aktien;		8.	to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

	9.	die Beschlussfassung über die Feststellung von Kapitalerhöhungen und die entsprechenden Statutenänderungen; und		9.	to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby; and

	10.	die Überwachung der Fachkenntnisse der Spezialrevisionsstelle in den Fällen, in denen das Gesetz den Einsatz einer solchen vorsieht.		10.	to examine the professional qualifications of the specially qualified Auditors in the cases in which the law foresees the use of such Auditors.

C. Revisionsstelle und Spezialrevisionsstelle			C. Auditors and Special Auditor

Artikel 20 Amtsdauer, Befugnisse und Pflichten			Article 20 Term, Powers and Duties

a)	Die Revisionsstelle wird von der Generalversammlung gewählt. Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.		a)	The Auditors shall be elected by the General Meeting of Shareholders and shall have the powers and duties vested in them by law.

b)	Die Generalversammlung kann eine Spezialrevisionsstelle ernennen, welche die vom Gesetz bei Kapitalerhöhungen durch Sacheinlage oder Verrechnung verlangten Prüfungsbestätigungen abgibt.		b)	The General Meeting of Shareholders may appoint a special auditing firm entrusted with the examinations required by applicable law in connection with capital increases against contribution in kind or set-off.

c)	Die Amtsdauer der Revisionsstelle und (falls eingesetzt) der Spezialrevisionsstelle beträgt ein Jahr. Die Amtsdauer beginnt mit dem Tag der Wahl und endet mit der ersten darauffolgenden ordentlichen Generalversammlung.		c)	The term of office of the Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first annual ordinary General Meeting of Shareholders following their election.

IV. Liquidation			IV. Liquidation

Artikel 21 Auflösung und Liquidation			Article 21 Dissolution and Liquidation

a)	Die Generalversammlung kann jederzeit in Übereinstimmung mit den gesetzlichen und statutarischen Bestimmungen die Auflösung und die Liquidation der Gesellschaft beschliessen.		a)	The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

b)	Die Liquidation wird durch den Verwaltungsrat besorgt, sofern sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird.		b)	The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.

c)	Die Liquidation ist gemäss Artikel 742 ff. OR durchzuführen. Dabei können die Liquidatoren über das Vermögen der Gesellschaft (einschliesslich Immobilien) durch privaten Rechtsakt verfügen.		c)	The liquidation of the Company shall take place in accordance with Article 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

d)	Das Vermögen der aufgelösten Gesellschaft wird nach Tilgung ihrer Schulden unter die Aktionäre nach Massgabe der einbezahlten Beträge verteilt.		d)	After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

V. Mitteilungen und Sprache der Statuten		V. Notices and Language of the Articles of Association

Artikel 22 Mitteilungen und Bekanntmachungen		Article 22 Communications and Announcements

a)	Das Schweizerische Handelsamtsblatt ist das offizielle Publikationsmittel der Gesellschaft.	a)	The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

b)	Mitteilungen der Gesellschaft an die Aktionäre oder Partizipanten sowie andere Bekanntmachungen erfolgen durch Publikation im Schweizerischen Handelsamtsblatt.	b)	Invitations to shareholders or participants and other communications of the Company shall be published in the Swiss Official Gazette of Commerce.

Artikel 23 Sprache der Statuten		Article 23 Language of the Articles of Association

Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.		In the event of deviations between the German version of these Articles of Association and any version in another language, the German authentic text prevails.

VI. Übergangsbestimmungen		VI. Transitional Provisions

Artikel 24 Sacheinlage		Article 24 Contribution in Kind

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 30. November 2010 gemäss einem Sacheinlagevertrag von 30. November 2010 (“Sacheinlagevertrag”) in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 26. November 2010 zum Umstrukturierungsplan (“Scheme of Arrangement”) vom 18. November 2010 zwischen der Allied World Assurance Company Holdings, Ltd, einer Gesellschaft mit beschränkter Haftung gemäss Bermuda Recht mit Sitz in Bermuda und Kotierung am New York Stock Exchange (“Allied World Bermuda”), und ihren Aktionären, der von den Aktionären der Allied World Bermuda genehmigt wurde, alle 39’794’636 Aktien mit Stimmrecht der Allied World Bermuda, welche einen Wert von insgesamt CHF 2’337’536’918.64 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft insgesamt 39’794’636 voll einbezahlte Namenaktien mit einem Nennwert von insgesamt CHF 596’919’540 aus an die Allied World Bermuda, die (1) in Bezug auf 38’313’836 Namenaktien der Gesellschaft, mit einem Nennwert von je CHF 15.00, als indirekte Stellvertreterin für die Aktionäre aller Aktien mit Stimmrechten der Allied World Bermuda, die bei Handelsschluss an der New York Stock Exchange (NYSE) am 30. November 2010 (“Stichzeitpunkt”) ausgegeben sind, und (2) in Bezug auf 1’480’800 Namenaktien der Gesellschaft, mit einem Nennwert von je CHF 15.00, im eigenen Namen und auf eigene Rechnung handelt. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Namenaktien und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 1’740’617’378.64 den Reserven der Gesellschaft zu.		In connection with (1) the capital increase, dated November 30, 2010, and in accordance with (2) a contribution in kind agreement (“Contribution in Kind Agreement”), dated November 30, 2010, in connection with the order issued by the Supreme Court of Bermuda on November 26, 2010 sanctioning the scheme of arrangement (“Scheme of Arrangement”) dated November 18, 2010, by and between Allied World Assurance Company Holdings, Ltd, an exempted company with limited liability under the laws of Bermuda, with a registered office in Bermuda and with common shares listed on the New York Stock Exchange (“Allied World Bermuda”), and Allied World Bermuda’s shareholders, all of the 39,794,636 voting common shares of Allied World Bermuda (total value of CHF 2,337,536,918.64) have been acquired by the Company. As consideration for this contribution in kind, the Company has issued a total of 39,794,636 fully paid-in registered shares with a total par value of CHF 596,919,540 to Allied World Bermuda, which acts (i) in relation to 38,313,836 registered shares of the Company, each with a par value of CHF 15.00, as nominee for the account of the holders of all Allied World Bermuda voting common shares outstanding as of the close of trading on the New York Stock Exchange on November 30, 2010 (“Record Date”), and (ii) in relation to 1,480,800 registered shares of the Company, each with a par value of CHF 15.00, in its own name and account. The surplus of the difference between the aggregate par value of the issued registered shares and the total value of the contribution in kind, in the amount of CHF 1,740,617,378.64, is allocated to the reserves of the Company.

Die Gesellschaft übernimmt bei der Schaffung des Partizipationskapitals vom 30. November 2010 gemäss den Sacheinlagevertrag in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 26. November 2010 zum Scheme of Arrangement vom 18. November 2010, alle 202’340 Aktien ohne Stimmrecht der Allied World Bermuda, welche einen Wert von insgesamt CHF 11’885’451.60 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft insgesamt 202’340 voll einbezahlte Namenpartizipationsscheine mit einem Nennwert von insgesamt CHF 3’035’100 aus an die Allied World Bermuda, die als indirekte Stellvertreterin für die Aktionäre aller Aktien ohne Stimmrecht der Allied World Bermuda, die zum Stichzeitpunkt ausgegeben sind, handelt. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Namenpartizipationsscheine und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 8’850’351.60 den Reserven der Gesellschaft zu.	In connection with (1) the creation of the participation capital, dated November 30, 2010, and in accordance with (2) the Contribution in Kind Agreement in connection with the order issued by the Supreme Court of Bermuda on November 26, 2010 sanctioning the Scheme of Arrangement dated November 18, 2010, all of the 202,340 non-voting common shares of Allied World Bermuda (total value of CHF 11,885,451.60) have been acquired by the Company. As consideration for this contribution in kind, the Company issues 202,340 fully paid-in registered participation certificates with a total par value of CHF 3,035,100 to Allied World Bermuda, which acts as nominee for the account of the holders of all non-voting common shares of Allied World Bermuda outstanding as of the close of trading on the New York Stock Exchange on the Record Date. The surplus of the difference between the aggregate par value of the issued registered participation certificates and the total value of the contribution in kind, in the amount of CHF 8,850,351.60, is allocated to the reserves of the Company.

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Annex E

TRANSALLIED GROUP HOLDINGS, AG

FOURTH AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN

ARTICLE I GENERAL		E-1
1.1	Purpose	E-1
1.2	Definitions of Certain Terms	E-1
1.3	Administration	E-2
1.4	Persons Eligible for Awards	E-3
1.5	Types of Awards Under Plan	E-3
1.6	Registered Shares Available for Awards	E-3

ARTICLE II AWARDS UNDER THE PLAN		E-4
2.1	Agreements Evidencing Awards	E-4
2.2	No Rights as a Shareholder	E-4
2.3	Grant of Restricted Registered Shares	E-5
2.4	Grant of Restricted Stock Units	E-5
2.5	Grant of Dividend Equivalent Rights	E-5
2.6	Other Stock-Based Awards	E-5
2.7	Performance-Based Awards	E-5
2.8	Certain Restrictions	E-6

ARTICLE III MISCELLANEOUS		E-6
3.1	Amendment of the Plan	E-6
3.2	Confidentiality	E-6
3.3	Tax Withholding	E-6
3.4	Required Consents and Legends	E-6
3.5	Nonassignability; No Hedging	E-7
3.6	Successor Entity	E-7
3.7	Right of Discharge Reserved	E-7
3.8	Nature of Payments	E-7
3.9	Non-Uniform Determinations	E-8
3.10	Other Payments or Awards	E-8
3.11	Plan Headings	E-8
3.12	Termination of Plan	E-8
3.13	Governing Law; Venue	E-8
3.14	Severability; Entire Agreement	E-8
3.15	Waiver of Claims	E-8
3.16	No Third Party Beneficiaries	E-9
3.17	Successors and Assigns of TransAllied	E-9
3.18	Date of Adoption and Approval of Shareholders	E-9
3.19	Section 409A	E-9

TRANSALLIED GROUP HOLDINGS, AG

FOURTH AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN

ARTICLE I

GENERAL

1.1  Purpose

The purpose of the TransAllied Group Holdings, AG Fourth Amended and Restated 2004 Stock Incentive Plan is to attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Company, to compensate them for their contributions to the long-term growth and profits of the Company, and to encourage them to acquire a proprietary interest in the success of the Company.

1.2  Definitions of Certain Terms

“AWARD” means an award made pursuant to the Plan.

“AWARD AGREEMENT” means the written document by which each Award is evidenced.

“BOARD” means the Board of Directors of TransAllied.

“CERTIFICATE” means a share certificate (or other appropriate document or evidence of ownership) representing Registered Shares of TransAllied.

“COMMITTEE” has the meaning set forth in Section 1.3.1.

“COMPANY” means TransAllied and its subsidiaries.

“COVERED PERSON” has the meaning set forth in Section 1.3.3.

“EMPLOYMENT” means a grantee’s performance of services for the Company, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

“PERFORMANCE GOAL” means, for a Performance Period, a performance goal established by the Committee for such Performance Period based on Performance Measures selected by the Committee. The Performance Goals must be substantially uncertain to be attained at the time they are established and established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. The Committee is authorized to make adjustments in the Performance Goals in recognition of unusual or nonrecurring events affecting the Company, any affiliate, or the financial statements of the Company or any affiliate, or of changes in applicable laws, rules, rulings, regulations, or other requirements of any governmental body or securities exchange or inter-dealer quotation system, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that any such adjustment does not constitute impermissible discretion under Section 162(m).

“PERFORMANCE MEASURES” means, with respect to a Section 162(m) Award, one or more of the following performance metrics, which may be applied with respect to an individual grantee based on the attainment of specific levels of performance of the Company and/or one or more subsidiaries, affiliates, divisions, operational or business units, product lines, brands, business segments, administrative departments or any combination of the foregoing and which may be measured on an absolute, adjusted or relative basis: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share;

(vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders.

“PERFORMANCE PERIOD” means a period established by the Committee at the time any Section 162(m) Award is granted (or at any time thereafter so long as such period is established within the time allowed under Section 162(m)) during which any Performance Measures with respect to such Award are to be achieved.

“PLAN” means the TransAllied Group Holdings, AG Fourth Amended and Restated 2004 Stock Incentive Plan, as described herein and as hereafter amended from time to time, which amends and restates the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan.

“REGISTERED SHARES” mean the registered shares of TransAllied.

“SECTION 162(m)” means Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and the rules, regulations and official guidance issued thereunder.

“SECTION 162(m) AWARD” means any Award that is intended to qualify and in fact qualifies for the performance-based compensation exemption to the application of the $1 million deduction limit under Section 162(m).

“SECTION 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the rules, regulations and official guidance issued thereunder.

“TRANSALLIED” means TransAllied Group Holdings, AG or a successor entity contemplated by Section 3.6.

1.3  Administration

1.3.1 Except as otherwise provided herein, the Plan shall be administered by a committee (the “Committee”) of the Board to be drawn solely from members of the Board, which shall be composed of not less than two “outside directors” (within the meaning of Section 162(m)). If at any time such a committee has not been so designated or is not acting, the Board shall constitute the Committee. Any action by the Board with respect to a Section 162(m) Award will be made only by members of the Board who are outside directors to the extent required by and in compliance with Section 162(m). The Committee is authorized, subject to the provisions of the Plan and applicable law, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all grantees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, subject to approval by the Board to the extent required by applicable law, to determine the persons who shall receive Awards, the time when Awards shall be granted, the terms of such Awards and the number of Registered Shares, if any, which shall be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the authority, in its absolute discretion, subject to approval by the Board to the extent required by applicable law, to (i) amend any outstanding Award Agreement in any respect, whether or not the rights of the grantee of such Award are adversely affected, including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions, or reflect a change in the grantee’s circumstances; and (ii) determine whether, to what extent and under what circumstances and method or methods (A) Awards may be (1) settled in cash, Registered Shares, other securities, other Awards or other property or (2) canceled, forfeited or suspended, (B) Registered Shares, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee and (C) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards (including grants to members of the Board who are not employees of the Company) or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein.

1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its powers, responsibilities or duties, but only to the extent in accordance with applicable law, including Section 162(m), to the extent applicable.

1.3.3 No member of the Board or the Committee or any employee of the Company (each such person a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by TransAllied against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken or any determination made in good faith under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with TransAllied’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that TransAllied shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once TransAllied gives notice of its intent to assume the defense, TransAllied shall have sole control over such defense with counsel of TransAllied’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions or determinations of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s fraud or dishonesty. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under TransAllied’s Articles of Association or Organizational Regulations, as a matter of law, or otherwise, or any other power that TransAllied may have to indemnify such persons or hold them harmless.

1.4  Persons Eligible for Awards

Awards under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other individuals who may perform services for the Company, as the Committee may select.

1.5  Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) restricted stock, (b) restricted stock units, (c) dividend equivalent rights and (d) other equity-based or equity-related Awards that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company. TransAllied, however, will not grant stock options pursuant to the Plan.

1.6  Registered Shares Available for Awards

1.6.1 Subject to adjustment as provided in Section 1.6.2 hereof, the maximum number of shares that may be issued under the Plan is four million (4,000,000) Registered Shares. Such Registered Shares may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by TransAllied. If any Award shall expire, terminate or otherwise lapse, in whole or in part, any Registered Shares subject to such Award (or portion thereof) shall again be available for issuance under the Plan. Any Registered Shares delivered by TransAllied, any Registered Shares with respect to which Awards are made by TransAllied and any Registered Shares with respect to which TransAllied becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan.

1.6.2 The Committee shall adjust the number of Registered Shares authorized pursuant to Section 1.6.1 and 1.6.3 and the terms of the Plan and any outstanding Awards (including, without limitation, the number of Registered Shares covered by each outstanding Award, the type of property to which the Award is subject, the exercise or strike price of any Award and any applicable performance measures under any Award (including without limitation, Performance Measures and Performance Goals), in each case, in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to grantees of Awards, for any increase or decrease in the number of issued Registered Shares resulting from a recapitalization, stock split, stock dividend, combination or exchange of Registered Shares, merger, amalgamation, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of TransAllied. After any adjustment made pursuant to this Section 1.6.2, the number of Registered Shares subject to each outstanding Award shall be rounded down to the nearest whole number. Notwithstanding the foregoing, in the event of (i) a merger, amalgamation or consolidation involving TransAllied in which TransAllied is not the surviving corporation; (ii) a merger, amalgamation or consolidation involving TransAllied in which TransAllied is the surviving corporation but the holders of shares of Registered Shares receive securities of another corporation and/or other property, including cash; (iii) a the sale of greater than fifty percent (50%) of the securities of TransAllied entitled to vote in the election of directors to the Board; or (iv) the reorganization or liquidation of TransAllied (each, a “Corporate Event”), in lieu of providing the adjustment set forth above, the Committee may, in its discretion, provide that all outstanding Awards shall terminate as of the consummation of such Corporate Event, and either (x) accelerate the vesting of, and cause all vesting restrictions to lapse on, all outstanding Awards to a date at least ten days prior to the date of such Corporate Event, or (y) provide that holders of Awards will receive a payment in respect of cancellation of their Awards based on the amount of the per share consideration being paid for the Registered Shares in connection with such Corporate Event. Payments to holders pursuant to the preceding sentence shall be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of an Award to receive property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Registered Shares covered by the Award at such time. Notwithstanding anything herein to the contrary, an adjustment to a Section 162(m) Award under this Section 1.6.2 may not be made in a manner that would cause the modified award to result in a loss of deduction under Section 162(m), unless the Committee determines that such adjustment is desirable notwithstanding such loss of deduction.

1.6.3 There shall be no limit on the amount of cash, securities (other than Registered Shares as provided in this Section 1.6) or other property that may be delivered pursuant to the Plan or any Award; provided, however, that during any time that the Company is subject to Section 162(m), the maximum number of Registered Shares with respect to which Awards may be granted to any individual in any one year shall not exceed the maximum number of Registered Shares authorized for issue hereunder, as such number may change from time to time.

ARTICLE II

AWARDS UNDER THE PLAN

2.1  Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by a written document that shall contain such provisions and conditions as the Committee deems appropriate. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2  No Rights as a Shareholder

No grantee of an Award shall have any of the rights of a shareholder of TransAllied with respect to Registered Shares subject to such Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Registered Shares, other securities or other property) for which the record date is prior to the date such shares are delivered.

2.3  Grant of Restricted Registered Shares

The Committee may grant or offer for sale restricted Registered Shares in such amounts and subject to Section 2.8 and such terms and conditions as the Committee shall determine. Upon the delivery of such shares, the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to Section 2.8 and any other restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted Registered Shares, such Certificate may be registered in the name of the grantee but may be held by TransAllied or its designated agent until the time the restrictions lapse.

2.4  Grant of Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to Section 2.8 and such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of TransAllied until delivery of Registered Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the grantee of each restricted stock unit not previously forfeited or terminated shall receive one Registered Share, or cash, securities or other property equal in value to a Registered Share or a combination thereof as specified by the Committee.

2.5  Grant of Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the Registered Shares covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of TransAllied until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in Registered Shares or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.6  Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted Registered Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may entail the transfer of actual Registered Shares to Award recipients, or payment in cash or otherwise of amounts based on the value of Registered Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.7  Performance-Based Awards

The Committee shall have authority to designate Awards as performance-based, the attainment of which shall be based on the achievement of performance goals during performance periods. In order for a performance-based Award to be a Section 162(m) Award, the Committee shall establish in writing (including approved minutes of the Committee), within the first 90 days of a Performance Period (or, if applicable, within the maximum period allowed under Section 162(m)), (i) which grantees will be eligible to receive Section 162(m) Awards in respect of such Performance Period, (ii) the types of Awards to be issued, (iii) the Performance Measure(s) to be used to establish the Performance Goal(s), (iv) the objective Performance Goals that must be met with respect to such Performance Period, and (v) any other terms and conditions that the Committee deems appropriate and consistent with this Plan and the requirements of Section 162(m).

In addition to such other limitations as may be established by the Committee, a grantee shall be eligible to receive payment in respect of a Section 162(m) Award only to the extent that, following the completion of the Performance Period, the Committee shall have met to review and shall have certified in writing (including approved minutes of the Committee) whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so met, to calculate and certify in writing the amount of the Section 162(m)

Awards earned for the Performance Period. The Committee shall then determine the amount of each grantee’s Section 162(m) Award for the Performance Period and, in so doing, may apply discretion to eliminate or reduce the amount of a Section 162(m) Award, if and when it deems appropriate; provided that the exercise of such discretion would not cause the Section 162(m) Award to fail to be “qualified performance-based compensation” under Section 162(m). The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Measures specified in the Award Agreement. Except as otherwise provided by the Committee in an Award Agreement, the performance-based Awards are intended to constitute short term deferrals within the meaning of Section 409A.

2.8  Certain Restrictions

In the case of an Award in the form of restricted stock or restricted stock units, at least one year must elapse before the delivery or payment of Registered Shares, cash or other property, except in the case of (i) termination of employment due to death, disability, retirement at or after age 65 or change of control; or (ii) an Award that the Committee determines is performance based.

ARTICLE III

MISCELLANEOUS

3.1  Amendment of the Plan

3.1.1 Unless otherwise provided in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any grantee of an Award.

3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law or stock exchange listing requirement.

3.2  Confidentiality

In consideration of the grantee’s acceptance of any Award, the grantee hereby agrees to keep confidential the existence of, and any information concerning, any dispute arising in connection with any Award, the Plan and any related matters, except that the grantee may disclose information concerning such dispute to the court that is considering such dispute or to the grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

3.3  Tax Withholding

As a condition to the delivery of any Registered Shares pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan or (b) the Committee shall be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.4  Required Consents and Legends

3.4.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Registered Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the

Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.4.2 The term “consent” as used in this Section 3.4 with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States; (b) or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made; (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency; and (d) any and all consents required by the Committee. Nothing herein shall require TransAllied to list, register or qualify the Registered Shares on any securities exchange.

3.5  Nonassignability; No Hedging

Except to the extent otherwise expressly provided in the applicable Award Agreement or determined by the Committee, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 3.5 shall be null and void and any Award which is hedged in any manner shall immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.6  Successor Entity

Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, amalgamation, consolidation, mandatory share exchange or other similar business combination of TransAllied with or into any other entity or any transaction in which another person or entity acquires all of the issued and outstanding Registered Shares of TransAllied, or all or substantially all of the assets of TransAllied, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

3.7  Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continued Employment by the Company or affect any right that the Company may have to terminate such Employment.

3.8  Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Registered Shares, cash, securities or other property under the Plan shall be in consideration of services performed or to be performed for the Company by the grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a grantee by the Company. Only whole Registered Shares shall be delivered under the Plan. Awards shall, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares shall be rounded down to the nearest whole share and any such fractional shares shall be forfeited.

3.8.2 All such grants and deliveries shall constitute a special discretionary incentive payment to the grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the grantee, unless the Company specifically provides otherwise.

3.9  Non-Uniform Determinations

The Committee’s determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a grantee’s Employment has been terminated for purposes of the Plan.

3.10  Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11  Plan Headings

The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12  Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan shall terminate on [          , 2021], and provided further, that all Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13  Governing Law; Venue

THIS PLAN SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. IN CONSIDERATION OF THE GRANTEE’S ACCEPTANCE OF THE ISSUANCE OF ANY AWARD, THE GRANTEE HEREBY EXPRESSLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE COURTS OF SWITZERLAND WITH RESPECT TO ANY SUIT OR CLAIM INSTITUTED BY THE COMPANY OR THE GRANTEE RELATING TO THIS PLAN OR THE AWARD.

3.14  Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.15  Waiver of Claims

Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, TransAllied or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.16  No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than TransAllied and the grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.3 shall inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.17  Successors and Assigns of TransAllied

The terms of this Plan shall be binding upon and inure to the benefit of TransAllied and any successor entity contemplated by Section 3.6.

3.18  Date of Adoption and Approval of Shareholders

This Plan, as amended, was adopted by the Board on June 12, 2011, subject to the closing of the merger transaction between Allied World Assurance Company Holdings, AG and Transatlantic Holdings, Inc., whereafter Allied World Assurance Company Holdings, AG shall be renamed TransAllied, and approval of the shareholders of the Company at a General Meeting of Shareholders on [          ].

3.19  Section 409A

The Plan and all Awards granted hereunder are intended to be exempt from the provisions of Section 409A. To the extent that any Awards, payments or benefits provided hereunder are considered deferred compensation subject to Section 409A, the Company intends for this Plan and all Awards to comply with the standards for nonqualified deferred compensation established by Section 409A. All provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company reserves the right to amend Awards granted hereunder to cause such Awards to comply with or be exempt from Section 409A.

* * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of the Allied World Articles.

The Allied World Articles provide that Allied World shall indemnify and hold harmless, to the fullest extent permitted by Swiss law, each of the members of the Allied World board of directors and officers out of the assets of Allied World from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of Allied World; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed with intent or gross negligence.

Without limiting the foregoing paragraph, Allied World shall advance court costs and attorney’s fees to the members of the Allied World board of directors and officers, except in cases where Allied World itself is plaintiff. Allied World may, however, recover such advanced cost if a court or another competent authority holds that the member of the Allied World board of directors or the officer in question has breached its duties to Allied World.

Allied World may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Allied World or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Allied World would have the power to indemnify such person against such expense, liability or loss.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
No.	Document

2.1	Agreement and Plan of Merger, dated as of June 12, 2011, among Allied World, Transatlantic and Merger Sub (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
3.1	Articles of Association of Allied World (incorporated herein by reference to the Current Report on Form 8-K of Allied World Assurance Company Holdings, AG filed with the SEC on August 1, 2011)
3.2	Allied World Organizational Resolutions (incorporated herein by reference to the Registration Statement on Form 8-A12B/A of Allied World Assurance Company Holdings, AG filed with the SEC on December 1, 2010)
5.1	Opinion of Baker & McKenzie as to the validity of the shares of Allied World Assurance Company Holdings, AG common stock to be issued in the merger†
23.1	Consent of Baker & McKenzie (included in Exhibit 5.1 to the joint proxy/prospectus forming a part of this Registration Statement)†
23.2	Consent of Independent Registered Public Accounting Firm of Allied World Assurance Company Holdings, AG, Deloitte & Touche Ltd.
23.3	Consent of Independent Registered Public Accounting Firm of Transatlantic Holdings, Inc., Pricewaterhouse Coopers LLP
24.1	Power of Attorney*
99.1	Consent of Deutsche Bank Securities Inc.
99.2	Consent of Moelis & Company LLC
99.3	Consent of Richard S. Press*
99.4	Consent of Michael C. Sapnar*
99.5	Consent of Stephen P. Bradley
99.6	Consent of John L. McCarthy
99.7	Consent of Ian H. Chippendale
99.8	Consent of John G. Foos
99.9	Form of Proxy Cards of Allied World Assurance Company Holdings, AG
99.10	Form of Proxy Card of Transatlantic Holdings, Inc.

†	To be filed by amendment

*	Previously filed

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zug, Country of Switzerland, on August 5, 2011.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

By:	/s/ Scott A. Carmilani
Name:     Scott A. Carmilani

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Carmilani Scott A. Carmilani	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 5, 2011

/s/ Joan H. Dillard Joan H. Dillard	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2011

* Barbara T. Alexander	Director	August 5, 2011

* James F. Duffy	Director	August 5, 2011

* Bart Friedman	Vice Chairman of the Board	August 5, 2011

* Scott Hunter	Director	August 5, 2011

* Mark R. Patterson	Director	August 5, 2011

* Patrick de Saint-Aignan	Director	August 5, 2011

* Samuel J. Weinhoff	Director	August 5, 2011

* Puglisi & Associates	Authorized Representative in the United States	August 5, 2011

* By:	/s/ Wesley D. Dupont
Wesley D. Dupont
Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Document

2.1	Agreement and Plan of Merger, dated as of June 12, 2011, among Allied World, Transatlantic and Merger Sub (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
3.1	Articles of Association of Allied World (incorporated herein by reference to the Current Report on Form 8-K of Allied World Assurance Company Holdings, AG filed with the SEC on August 1, 2011)
3.2	Allied World Organizational Resolutions (incorporated herein by reference to the Registration Statement on Form 8-A12B/A of Allied World Assurance Company Holdings, AG filed with the SEC on December 1, 2010)
5.1	Opinion of Baker & McKenzie as to the validity of the shares of Allied World Assurance Company Holdings, AG common stock to be issued in the merger†
23.1	Consent of Baker & McKenzie (included in Exhibit 5.1 to the joint proxy/prospectus forming a part of this Registration Statement)†
23.2	Consent of Independent Registered Public Accounting Firm of Allied World Assurance Company Holdings, AG, Deloitte & Touche Ltd.
23.3	Consent of Independent Registered Public Accounting Firm of Transatlantic Holdings, Inc., Pricewaterhouse Coopers LLP
24.1	Power of Attorney*
99.1	Consent of Deutsche Bank Securities Inc.
99.2	Consent of Moelis & Company LLC
99.3	Consent of Richard S. Press*
99.4	Consent of Michael C. Sapnar*
99.5	Consent of Stephen P. Bradley
99.6	Consent of John L. McCarthy
99.7	Consent of Ian H. Chippendale
99.8	Consent of John G. Foos
99.9	Form of Proxy Cards of Allied World Assurance Company Holdings, AG
99.10	Form of Proxy Card of Transatlantic Holdings, Inc.

†	To be filed by amendment

*	Previously filed